                                                  PURSUANT TO RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-36519

PROSPECTUS
FRONTIERVISION HOLDINGS, L.P.
FRONTIERVISION HOLDINGS CAPITAL CORPORATION
[LOGO OF FRONTIERVISION HOLDINGS, L.P. APPEARS HERE]
$237,650,000
11 7/8% Senior Discount Notes due 2007

ISSUE PRICE: 63.118%
This Prospectus relates to offers and sales by First Union Capital Markets Corp. of 11 7/8% Senior Discount Notes due 2007 (the "Exchange Notes") which are being issued by FrontierVision Holdings, L.P., a Delaware limited partner-ship ("Holdings" or the "Company"), and FrontierVision Holdings Capital Corpo-ration, a Delaware corporation ("Holdings Capital") which is a wholly owned subsidiary of Holdings. The Exchange Notes are the joint and several obliga-tions of Holdings and Holdings Capital (collectively, the "Issuers"). The Ex-change Notes are being issued in a publicly registered exchange offer in ex-change for 11 7/8% Senior Discount Notes due 2007 with terms substantially identical to the Exchange Notes (the "Old Notes," and collectively with the Ex-change Notes, the "Notes").

The Notes mature on September 15, 2007, unless previously redeemed. The Notes were issued and sold at a price of $631.18 per $1,000 original Principal Amount at Maturity (as defined), representing a yield to maturity of 11 7/8% (computed on a semiannual bond-equivalent basis). Unless the Issuers have previously made the Cash Interest Election (as defined), the Notes will not accrue cash inter-est until September 15, 2001. Cash interest on the Notes will accrue at a rate of 11 7/8% per annum and will be payable on a semiannual basis on each March 15 and September 15, commencing on the earlier of the Interest Payment Date (as defined) following the Cash Interest Election or March 15, 2002. The Notes are not redeemable prior to September 15, 2001, except as set forth below. The Notes will be redeemable at the option of the Issuers, in whole or in part, at any time on or after September 15, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date. In addition, prior to September 15, 2000, the Issuers may redeem up to 35% of the Principal Amount at Maturity of the Notes with the net cash proceeds received from one or more Public Equity Offerings or Strategic Equity Investments (as such terms are defined) at a redemption price of 111.875% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the redemption date; pro-vided, however, that at least 65% in aggregate Principal Amount at Maturity of the Notes originally issued remains outstanding immediately after any such re-demption.

Upon a Change of Control (as defined), the Issuers will be required to make an offer to purchase all outstanding Notes at 101% of the principal amount there-of, together with accrued and unpaid interest to the purchase date.

The Notes will be general unsecured obligations of the Issuers and will rank pari passu in right of payment to all existing and future unsecured indebted-ness of the Issuers, other than indebtedness that by its terms is expressly subordinated in right and priority of payment to the Notes. Holdings has no other outstanding indebtedness that is senior in right of payment to the Notes. However, since Holdings is a holding company and conducts its business through subsidiaries, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables) of Hold-ings' subsidiaries, as well as effectively subordinated to future secured debt of Holdings. At June 30, 1997, as adjusted to give effect to the Offering and the Acquisitions (as defined), such subsidiaries had approximately $604.4 mil-lion of indebtedness (including $395.8 million of indebtedness under the New Credit Facility (as defined), which will be secured by substantially all of the assets of Holdings). The Notes mature on September 15, 2007, unless previously redeemed. No subsidiary of Holdings or any other party is guaranteeing the per-formance of the Issuers' obligations under the Notes. Holdings Capital is a wholly-owned subsidiary of Holdings that was formed solely for the purpose of serving as a co-issuer of the Notes. Holdings Capital has nominal assets and does not conduct any operations.

SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE AC-CURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

First Union Capital Markets Corp. is acquring the Exchange Notes as a result of market-making activities or other trading activities. This Prospectus has been prepared for and is to be used by First Union Capital Markets Corp. in connec-tion with offers and sales of the Exchange Notes related to market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. First Union Capital Markets Corp. may act as principal or agent in such transactions. See "Plan of Distribution."

FIRST UNION CAPITAL MARKETS CORP.

November 12, 1997

                               TABLE OF CONTENTS

                                                                       PAGE
Prospectus Summary...................................................    2
Risk Factors.........................................................   16
Use of Proceeds......................................................   22
Capitalization.......................................................   23
Selected Financial and Operating Data of the Company.................   24
Pro Forma Financial Data.............................................   26
Management's Discussion and Analysis of Financial Condition and
 Results of Operations...............................................   32
Business.............................................................   41
Legislation and Regulation...........................................   55
Management...........................................................   62

                                                                       PAGE
Certain Relationships and Related Transactions........................  66
Principal Security Holders............................................  67
The Partnership Agreements............................................  68
Description of Other Indebtedness.....................................  71
The Exchange Offer....................................................  77
Description of the Notes..............................................  85
Certain Federal Income Tax Considerations............................. 111
Plan of Distribution.................................................. 116
Legal Matters......................................................... 117
Experts............................................................... 117
Available Information................................................. 118
Glossary.............................................................. 119
Index to Financial Statements......................................... F-1

               DISCLOSURE REGARDING FORWARDING-LOOKING STATEMENTS

THIS PROSPECTUS INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUD-ING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE "PROSPECTUS SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OP-ERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE ISSUERS' FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATE-MENTS. ALTHOUGH THE ISSUERS BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE ISSUERS' EXPECTATIONS ("CAU-TIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMI-TATION IN CONJUNCTION WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPEC-TUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE ISSUERS OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed infor-mation and financial statements and notes thereto appearing elsewhere in this Prospectus. As used in this Prospectus, "Holdings" refers to FrontierVision Holdings, L.P., a Delaware limited partnership which is a newly organized hold-ing company. Holdings was recently formed to be an issuer of the Notes and ac-quired directly or indirectly all of the outstanding partnership interests in FVOP immediately prior to the issuance of the Old Notes (the "Formation Trans-action"). All information contained in this Prospectus gives effect, unless otherwise noted, to the formation of Holdings and the Formation Transaction. "FVOP" refers to FrontierVision Operating Partners, L.P., a Delaware limited partnership which directly owns and operates cable television systems. "Hold-ings Capital" refers to FrontierVision Holdings Capital Corporation, a Delaware corporation which is a wholly owned subsidiary of Holdings formed to be an is-suer of the Notes and which has no assets and does not conduct any operations. "FVOP Capital" refers to FrontierVision Capital Corporation, a Delaware corpo-ration which is a wholly owned subsidiary of FVOP; and "FVOP Inc." refers to FrontierVision Operating Partners, Inc., a Delaware corporation which is a wholly owned subsidiary of Holdings. "FVP" or the "General Partner" refers to FrontierVision Partners, L.P., a Delaware limited partnership which owns di-rectly and indirectly all of the partnership interests of Holdings. See "--Own-ership Structure." As used herein, the "Company" or "FrontierVision" refers collectively to Holdings, Holdings Capital, FVOP, FVOP Inc. and FVOP Capital. As used in this Prospectus, the term "Acquisition Systems" includes, among other systems, the cable television systems acquired from an affiliate of Phoe-nix Cable on August 29, 1997, from Blue Ridge Cablesystems, L.P. on September 3, 1997 and from affiliates of Cablevision Systems Corporation on October 31, 1997, and the term "Acquisitions" includes the purchase of such systems. See "Glossary" for the definitions of certain terms used herein.

                                  THE COMPANY

FrontierVision was organized in 1995 to own, operate and develop cable televi-sion systems in small and medium-sized suburban and exurban communities in geo-graphically concentrated operating clusters. The Company has established three primary operating clusters--New England, Ohio and Kentucky--with a fourth, smaller group of cable television systems in the Southeast. Since closing its first acquisition in November 1995, the Company has completed 15 acquisitions and expects to achieve its initial acquisition objective of acquiring at least 500,000 subscribers in operating clusters serving 100,000 or more subscribers by December 31, 1997. In meeting its growth objective, the Company has taken advantage of a market opportunity to acquire cable properties in small to medi-um-sized communities at historically attractive values. FrontierVision is cur-rently one of the 25 largest multiple system cable operators ("MSOs") in the United States; the cable television systems owned by the Company on June 30, 1997 (the "Existing Systems") passed approximately 559,300 homes in 12 states and served approximately 390,350 basic subscribers as of such date.

Recently, the Company has begun to exploit a new market opportunity to acquire larger cable systems which are contiguous or in close proximity to the Existing Systems. The Company expects this strategy will enable it to further consoli-date its market areas, increase subscriber density within its operating clus-ters and achieve economies of scale and operating efficiencies. These acquisi-tion opportunities are primarily presented by larger MSOs, which the Company believes are divesting or trading "non-core" systems in an effort to concen-trate their own geographic clusters in larger urban and suburban markets. The Company has entered into agreements or has substantially completed negotiations to acquire, for an aggregate purchase price of approximately $323.2 million (subject to adjustment), additional systems (the "Acquisition Systems") which passed approximately 250,800 homes and served approximately 175,150 basic sub-scribers as of June 30, 1997. The Acquisition Systems primarily consist of cer-tain significant cable television systems to be acquired from affiliates of Ca-blevision Systems Corporation ("Cablevision"), Tele-Communications, Inc. ("TCI") and Cox Communications, Inc. ("Cox"). As of June 30, 1997, the Cablevi-sion systems served approximately 53,400 subscribers in Maine, the TCI systems served approximately 14,900 subscribers in New Hampshire and 7,200 subscribers in Vermont and the Cox systems served approximately 87,550 subscribers in Ohio.

The Company is currently the second largest MSO in Kentucky, and, after giving pro forma effect to the purchase of the Acquisition Systems, as of June 30, 1997, the Company would be the largest MSO in Maine and one of the top five MSOs in Ohio. In the Southeast, the Company has accumulated attractive systems which it expects either to consolidate with subsequent system acquisitions, trade for systems within the Company's primary operating regions or divest at favorable prices. As of June 30, 1997, after giving pro forma effect to the purchase of the Acquisition Systems (the "Acquisitions"), the Company's cable television systems passed approximately 810,100 homes and served approximately 565,500 ba-sic subscribers, representing a basic penetration level of 69.8%. On such a pro forma basis, for the six months ended June 30, 1997 and for the year ended De-cember 31, 1996, the Company had revenues of approximately $102.5 million and $198.1 million, respectively, and EBITDA (as defined) of approximately $47.4 million and $93.9 million, respectively.

Through continued acquisitions and internal growth, the Company seeks to own and operate cable systems serving at least 750,000 subscribers in geographi-cally concentrated clusters, each of which serves at least 150,000 subscribers. By continuing to focus on increasing subscriber density within its operating clusters through selective acquisitions, integrating and streamlining business operations, and making significant investment and improvements in technical plant, the Company believes it can further enhance the operational and finan-cial performance of its cable systems as well as effectively position the prop-erties for the development of existing and new cable and broadband telecommuni-cations services.

                               BUSINESS STRATEGY

The Company's objective is to increase its subscriber base and operating cash flow through selective acquisitions of cable television systems that can be in-tegrated with the Company's Existing Systems and to enhance enterprise value through operating improvements and revenue growth. To achieve its objective, the Company pursues the following business strategies:

TARGET CLUSTERS IN SMALL AND MEDIUM-SIZED MARKETS. The Company has acquired contiguous clusters of cable television systems serving small and medium-sized suburban and exurban markets which are generally within 50 to 100 miles of larger urban and suburban communities. The Company believes that such markets have many of the beneficial attributes of larger urban and suburban markets, including moderate to high household growth, economic stability, attractive subscriber demographics and favorable potential for additional clustering. Moreover, in such markets, the Company believes that (i) it will face less di-rect competition given the lower population densities and higher costs per sub-scriber of installing cable service; (ii) it will maintain higher subscriber penetration levels and lower customer turnover based on fewer competing enter-tainment alternatives; and (iii) its overhead and operating costs will gener-ally be lower than similar costs incurred in larger markets.

GROW THROUGH STRATEGIC AND OPPORTUNISTIC ACQUISITIONS. In seeking to become the consolidator of cable television systems within its targeted geographic areas, the Company has systematically implemented a focused acquisition and consolida-tion strategy within its three primary operating clusters of New England, Ohio and Kentucky and its systems group in the Southeast. Recently, the Company has significantly increased the size and scale of its operating clusters by enter-ing into agreements to acquire larger cable systems deemed "non-core" by larger MSOs. The Company will also continue to pursue "fill-in" acquisitions of smaller systems in its operating clusters. The Company believes that such ac-quisition targets will have diminished strategic value to other prospective buyers given the Company's geographic prominence in these regions. Consequent-ly, the Company believes these acquisition targets can be purchased at favora-ble prices.

IMPLEMENT OPERATING EFFICIENCIES AND INCREASE OPERATING CASH FLOW THROUGH RE-GIONAL CONSOLIDATION. Upon acquiring a system, FrontierVision implements exten-sive management, operational and technical changes designed to improve operat-ing efficiencies and increase operating cash flow. By centralizing and upgrad-ing customer support functions, the Company has begun to reduce administrative costs and better manage and train employees, while providing a higher level of customer service than was previously provided by smaller, dispersed offices. Within the Existing Systems and Acquisition Systems, the Company plans to con-solidate up to 58 customer service and sales offices into five regional service centers and 17 local payment offices. The Company also seeks to reduce techni-cal operating costs and capital expenditures by consolidating headend facili-ties. In the Existing Systems and the Acquisition Systems, the Company plans to eliminate over 40% of the 249 headends. By serving more subscribers from a sin-gle distribution point, FrontierVision has begun to decrease ongoing technical maintenance expenses, improve system reliability and enhance cost-efficiencies in adding new channels and services.

PROMOTE AND EXPAND SERVICE OFFERINGS. Because many of the Company's customers received limited service offerings prior to acquisition, the Company believes that a significant opportunity exists to increase service revenue by increasing the programming and pricing options available to its customers. Towards this end, the Company has created new basic and premium packages and launched sev-eral lower priced premium channels such as Disney, Starz! and Encore. The

Company also aggressively promotes and expands services to add and retain cus-tomers and increase revenue per customer. The Company employs a coordinated ar-ray of marketing techniques, including direct door-to-door sales, telemarketing, direct mail, print and broadcast advertising, flyers and billing inserts and cross-channel promotion. In April 1997, the Company established a centralized, in-house telemarketing center initially focusing on telemarketing premium service packages to its customers in Ohio and Maine. The Company is also actively engaged in sales audit programs targeted at its markets with low cable penetration. As systems are consolidated and technically enhanced, the Company will also continue to expand addressability, which is currently only available in systems serving 36.9% of the Company's subscribers, and seek to increase revenues derived from pay-per-view movies and events, as well as new pay services such as interactive video games. In addition, with the expanded advertising market delivery afforded by larger, contiguous system clusters, the Company plans to intensify local spot advertising sales efforts, which gener-ated only $0.64 per subscriber per month in the second quarter of 1997.

STRATEGICALLY UPGRADE SYSTEMS. The Company will selectively upgrade its cable systems to increase channel capacities, enhance signal quality and improve technical reliability. The Company believes that such technical upgrades will not only enhance the potential for increasing revenues, but also will improve customer and community relations and further solidify the Company's incumbent position as the preeminent local provider of video services. Over the next five years, the Company intends to establish a technical platform of 400 MHz to 550 MHz (54 to 78 analog channels) in most of its systems and 750 MHz (110 analog channels) in its larger markets. Subsequent to this upgrade plan, approximately two-thirds of the Company's subscribers will be served by systems with 550 MHz to 750 MHz plant. Over the same period, the Company plans to invest substantial amounts in addressable converters. Given the scope of its engineering activi-ties, the Company is in the process of hiring in-house construction and techni-cal management personnel to improve efficiencies and expedite the completion of engineering projects. The Company continually monitors and evaluates new tech-nological developments to anticipate the introduction of new services and pro-gram delivery capabilities, such as the Headend-in-the-Sky ("HITS") digital programming system and cable Internet access. As a result, the Company may de-termine to reallocate the investment of its capital in order to deploy such technology and to make optimal use of its assets.

POSITION THE SYSTEMS FOR BROADBAND SERVICES. By implementing a hybrid fiber optic/coaxial cable design ("HFC") across the majority of its cable plant, the Company will effectively position itself for the introduction of new broadband video, voice and data services. Given its fiber-rich local infrastructure and the expanded bandwidth provided by coaxial cable, the Company believes it will enjoy distinct advantages over competitive service providers, which include higher speed, increased capacity, greater selectivity and better technical re-liability. The Company's full service broadband HFC networks will enable it to offer a wide range of new services that include video applications such as dig-ital programming, regional advertising insertion and interactive video games, as well as telecommunications and data services such as cable Internet access, virtual LAN applications, high speed point-to-point data transmission and com-petitive telephone access. In addition, the Company is initiating limited beta tests of digital programming systems and cable modems to assess the viability of a more widespread roll-out.

FOCUS ON THE CUSTOMER. FrontierVision continually seeks to provide superior customer service and improve programming and service choices for its subscrib-ers. By centralizing customer service at the regional level, all functions that directly impact subscribers, including sales and marketing, customer service and administration and technical support, are implemented as close to the cus-tomer as possible. In addition, as a result of its consolidation efforts, the Company has been able to enhance its customer service by increasing hours of operation for its customer service functions, better coordinating technical service and installation calls, speeding responsiveness to customer inquiries and standardizing maintenance procedures. While centralizing and improving cus-tomer service, the Company has opened local payment and technical offices to maintain its local presence and visibility within its communities. In addition, as part of the Company's plans to upgrade its acquired cable systems, FrontierVision regularly evaluates the programming packages, pricing options and add-on services available to its customers.

                THE EXISTING SYSTEMS AND THE ACQUISITION SYSTEMS

The following table illustrates certain subscriber and operating statistics for the Existing Systems and the Acquisition Systems as of June 30, 1997:

                         ---------------------------------------------------------
                                                                      AVG. MONTHLY
                                                                       REVENUE PER
                           HOMES       BASIC       BASIC     PREMIUM         BASIC
                          PASSED SUBSCRIBERS PENETRATION PENETRATION SUBSCRIBER(1)
                         ------- ----------- ----------- ----------- -------------
Existing Systems(2):
  New England...........  95,675      68,350       71.4%       35.3%        $30.58
  Ohio.................. 201,100     140,225       69.7%       47.5%         31.41
  Kentucky.............. 167,800     124,925       74.5%       38.1%         32.36
  Southeast.............  94,725      56,850       60.0%       46.0%         27.66
                         -------    --------     -------     -------     ---------
    Total Existing
     Systems............ 559,300     390,350       69.8%       42.1%         30.99
Acquisition Systems(3):
  Cablevision...........  89,400      53,400       59.7%       59.8%         29.47
  TCI...................  28,450      22,100       77.7%       37.3%         33.07
  Cox................... 116,450      87,550       75.2%       66.9%         32.89
  Other.................  16,500      12,100       73.3%       28.7%         27.53
                         -------    --------     -------     -------     ---------
    Total Acquisition
     Systems............ 250,800     175,150       69.8%       58.4%         31.50
                         -------    --------     -------     -------     ---------
    Total Systems....... 810,100     565,500       69.8%       47.2%        $31.15
                         =======    ========     =======     =======     =========

--------------
(1) Average monthly revenue per basic subscriber equals revenue for the month ended June 30, 1997 divided by the number of basic subscribers as of the end of such period.
(2) The cable television systems owned by the Company as of June 30, 1997. See "Business--Development of the Systems."
(3) The Acquisition Systems primarily include systems to be acquired from Ca-blevision, TCI and Cox. See "--The Acquisition Systems."

                            THE ACQUISITION SYSTEMS

Cablevision Systems. The Company has purchased from Cablevision systems (the "Cablevision Systems") serving approximately 53,400 subscribers as of June 30, 1997 in Maine for approximately $78.2 million. The Company intends to operate the Cablevision Systems as part of its New England cluster. The Cablevision Systems primarily serve the cities of Bangor and Lewiston, Maine and outlying communities from four headend facilities. Bangor and Lewiston, respectively, are the second and third largest cities in Maine. The Cablevision Systems are contiguous to certain of the Existing Systems which served approximately 19,000 subscribers as of June 30, 1997. Up to 18 headend facilities serving these Ex-isting Systems are expected to be interconnected as part of the Company's over-all upgrade plan, resulting in approximately 70,000 subscribers being served by two headend facilities.

TCI New England Systems. The Company has entered into an agreement with TCI to acquire systems (the "TCI New England Systems") serving approximately 22,100 subscribers as of June 30, 1997 in Vermont and New Hampshire for $34.5 million. The Company intends to operate the TCI New England Systems as part of its New England cluster. The New Hampshire systems are located in communities within 60 miles of Concord, the state capital. The Lebanon, New Hampshire system will be-come the Company's largest system in the state. The Vermont systems are located north and northeast of Burlington, the state's largest city, and will establish the Company's presence in Vermont.

Cox Central Ohio Systems. The Company has entered into an agreement with Cox to acquire systems (the "Cox Central Ohio Systems") serving approximately 87,550 subscribers as of June 30, 1997 in Central Ohio for $193.0 million. The nine systems are located primarily in communities between Columbus and Akron, Ohio and are contiguous to eight of the Existing Systems which served approximately 8,000 subscribers as of June 30, 1997. The acquisition of the Cox Central Ohio Systems, which will be operated as part of the Company's Ohio cluster, will significantly expand the Company's presence in central Ohio and increase the average system size in the Company's Ohio cluster.

Other Acquisitions. In addition to the acquisition of the Cablevision Systems, the TCI New England Systems and the Cox Central Ohio Systems, the Company re-cently has entered into agreements to acquire systems serving approximately 12,100 subscribers as of June 30, 1997 for $17.5 million. On August 29, 1997, the Company purchased from an affiliate of Phoenix Cable ("Phoenix") a system (the "Phoenix Michigan System") serving approximately 7,600 subscribers as of June 30, 1997 in southeast Michigan for $13.5 million, which the Company in-tends to operate as part of its Ohio cluster. In addition, on September 3, 1997, the Company purchased from SRW, Inc.'s Blue Ridge Cablesystems, L.P. ("Blue Ridge") systems (the "Blue Ridge Systems") serving approximately 4,500 subscribers as of June 30, 1997 in northwest North Carolina and eastern Tennes-see for $4.0 million, which the Company intends to operate as part of its Southeast systems.

In addition to the purchase price for the Acquisition Systems of $323.2 mil-lion, the Company anticipates spending approximately $2.0 million in transac-tion costs and accruing for approximately $0.5 million of restructuring costs. The Company's purchase of each of the Acquisition Systems is subject to, among other things, the satisfaction of customary closing conditions and the receipt of certain third-party or governmental approvals, including the consent of franchising authorities, and, in certain cases, the ultimate purchase price may be adjusted if the systems have met, or failed to meet, certain operating and subscriber benchmarks. Although there can be no assurances that such closing conditions will be satisfied or that any of these transactions will be consum-mated, it is anticipated that these acquisitions will be completed in the fourth quarter of 1997. See "Risk Factors--Risks Relating to Acquisition Strat-egy."

The Company believes that other acquisition opportunities exist, and the Com-pany is continuously engaged in discussions with other cable television system owners and operators to explore such potential opportunities. Some of these po-tential opportunities may involve systems serving substantial numbers of sub-scribers. Although the Company does not currently have definitive agreements to acquire systems other than those described herein, the Company has entered into non-binding letters of intent to acquire additional systems serving approxi-mately 37,900 subscribers located primarily in Ohio for aggregate consideration of approximately $65.9 million. The Company intends to continue the process of negotiating definitive asset purchase agreements for these systems and to pur-sue, on an opportunistic basis, additional strategic acquisitions, joint ven-ture arrangements and smaller "fill-in" acquisitions within its existing oper-ating clusters to enhance further their operational and financial performance.

                              RECENT DEVELOPMENTS

The Company estimates that revenues for the three months ended September 30, 1997 will be approximately $36.7 million, compared with $18.7 million for the same period in 1996. EBITDA (as defined) for the three months ended September 30, 1997 is anticipated to be approximately $17.3 million, compared with $8.0 million for the corresponding period in the prior year. Growth in revenue and EBITDA (as defined) is principally attributable to acquisitions over the twelve months ended September 30, 1997. See "Summary Financial and Operating Data of the Company."

                              OWNERSHIP STRUCTURE

Holdings has been formed to be an issuer of the Notes. All of the outstanding interests of Holdings are held directly or indirectly by FVP and, immediately prior to the issuance of the Old Notes, Holdings acquired directly or indi-rectly all of the outstanding interests of FVOP in connection with the Forma-tion Transaction. Upon consummation of the Formation Transaction, Holdings be-came successor to, and owner of, all of FVP's interests in FVOP. Prior to the Formation Transaction, Holdings had nominal assets and liabilities and no oper-ations. After the Formation Transaction, FVP currently has substantially no as-sets other than its interests in Holdings and no operations other than in con-nection with its ownership of such interests. Holdings Capital is a wholly-owned subsidiary of Holdings that was formed solely for the purpose of serving as a co-issuer of the Notes. Holdings Capital has nominal assets and does not conduct any operations. The following chart illustrates the ownership structure of the Company (shaded portions indicate the Issuers):

                              [CHART APPEARS HERE]

The Company's headquarters are located at 1777 South Harrison Street, Suite P-200, Denver, Colorado 80210, its telephone number is (303) 757-1588 and its e-mail address is InvestorRel@FVP.com.

                                  THE OFFERING

OLD NOTES....................  The Old Notes were sold by the Issuers on Sep-
                               tember 19, 1997 to the Initial Purchasers pur-suant to a Purchase Agreement, dated September 16, 1997 (the "Purchase Agreement"), among the Issuers and the Initial Purchasers. The Initial Purchasers subsequently placed the Old Notes with (i) qualified institutional buyers pursu-ant to Rule 144A under the Securities Act and
                               (ii) qualified buyers outside the United States in reliance upon Regulation S under the Securi-ties Act.

REGISTRATION RIGHTS
AGREEMENT....................  Pursuant to the Purchase Agreement, the Issuers
                               and the Initial Purchasers entered into a Reg-istration Rights Agreement, dated as of Septem-ber 19, 1997 (the "Registration Rights Agree-ment"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights, which terminate upon the con-summation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED...........  $237,650,000 aggregate original Principal
                               Amount at Maturity of 11 7/8% Senior Discount Notes due 2007 (the "Exchange Notes"); provided that if the Issuers make the Cash Interest Election, the Principal Amount at Maturity of the Exchange Notes will be the Accreted Value thereof as of the Interest Payment Date (as de-fined) on which the Cash Interest Election is made.

THE EXCHANGE OFFER...........  $1,000 original Principal Amount at Maturity of
                               Exchange Notes in exchange for each $1,000 original Principal Amount at Maturity of Old Notes. As of the date hereof, $237,650,000 ag-gregate original Principal Amount at Maturity of Old Notes are outstanding. The Issuers will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                               Based upon interpretations by the staff of the Commission set forth in certain no-action let-ters issued to third parties (including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); and Shearman & Sterling, SEC No-Action Letter (July 2, 1993)), the Issuers believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for re-sale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securi-ties Act, provided that such Exchange Notes are acquired in the ordinary course of such hold-er's business and that at the time of the con-summation of the Exchange Offer such holder has no arrangement or understanding with any person to participate in the distribution of such Ex-change Notes.

                               Any Participating Broker-Dealer that acquired Old Notes for its own account may be a statu-tory underwriter. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must ac-knowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospec-tus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospec-tus, as it may be amended or supplemented from time to time, may be used by any person subject to the prospectus delivery requirements of the Securities Act (other than an Excluded Partici-pating Broker Dealer). The Issuers have agreed that, for a period of up to 180 days, they will use their reasonable best efforts to keep the Exchange Offer Registration Statement effective and to amend and supplement this Prospectus in order to permit this Prospectus to be lawfully delivered by all persons subject to the pro-spectus delivery requirements of the Securities Act (provided that, as set forth in the Letter of Transmittal, such persons shall have ex-pressed that they may be subject to such re-quirements and have undertaken to use their reasonable best efforts to notify Holdings when they are no longer subject to such require-ments). See "Plan of Distribution."

                               Any holder who is an "affiliate" of the Issuers (within the meaning of Rule 405 under the Secu-rities Act), who does not acquire the Exchange Notes in the ordinary course of business or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Ex-change Notes could not rely on the position of the staff of the Commission enunciated in the above-mentioned no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connec-tion with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Issuers.

EXPIRATION DATE..............  5:00 p.m., New York City time, on December 12,
                               1997 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Of-fer is extended.

ACCRETED VALUE ON THE
EXCHANGE NOTES AND THE OLD
NOTES........................  Each Exchange Note will have an Accreted Value equal to that of the Old Note for which it is exchanged.

CONDITIONS TO THE EXCHANGE
OFFER........................  The Exchange Offer is subject to certain cus-
                               tomary conditions, which may be waived by the Issuers. See "The Exchange Offer--Conditions."

PROCEDURES FOR TENDERING OLD
NOTES........................  Each holder of Old Notes wishing to accept the
                               Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a fac-simile thereof, or transmit an Agent's Message (as defined) in connection with a book-entry transfer, in accordance with the instructions contained herein and therein, and mail or oth-erwise deliver such Letter of Transmittal, or such facsimile, or such Agent's Message, to-gether with the Old Notes and any other re-quired documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal or Agent's Message, each holder will be deemed to repre-sent to the Issuers that, among other things, the Exchange Notes acquired pursuant to the Ex-change Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or under-standing with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuers. See "The Exchange Offer--Purpose and Effect of the Ex-change Offer" and "--Procedures for Tendering."

UNTENDERED OLD NOTES.........  Following the consummation of the Exchange Of-
                               fer, holders of Old Notes eligible to partici-pate but who do not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to cer-tain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

CONSEQUENCES OF FAILURE TO
EXCHANGE.....................  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Issuers, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the re-quirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registra-tion statement under the Securities Act. See "The Exchange Offer--Consequences of Failure to Exchange."

SHELF REGISTRATION
STATEMENT....................  If (1) prior to the consummation of the Ex-
                               change Offer, the Issuers or holders of a ma-jority in aggregate Principal Amount at Matu-rity of the Old Notes determine that (a) in the opinion of counsel, the Exchange Notes would not, upon receipt, be tradeable by such holders who are not affiliates of the Issuers or Ex-cluded Participating Broker Dealers without registration under the Securities Act and with-out registration under applicable blue sky or state securities laws or (b) in the opinion of counsel, the Commission is unlikely to permit the consummation of the Exchange Offer and/or
                               (2) an Initial Purchaser so requests with re-spect to certain Notes held by it after consum-mation of the Exchange Offer and/or (3) the Ex-change Offer is commenced and not consummated prior to the 210th day after the date of issu-ance of the Old Notes, then the Issuers shall file a shelf registration statement (the "Shelf Registration Statement") covering the Old Notes (which Shelf Registration Statement, only in the circumstances contemplated by clause (2), will relate solely to the Notes held by an Ini-tial Purchaser). The Issuers have agreed to use their reasonable best efforts to maintain the effectiveness of the Shelf Registration State-ment until the date which is two years from the date of issuance of the Old Notes.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS............  Any beneficial owner whose Old Notes are regis-
                               tered in the name of a broker, dealer, commer-cial bank, trust company or other nominee and who wishes to tender should contact such regis-tered holder promptly and instruct such regis-tered holder to tender on such beneficial own-er's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take con-siderable time.

GUARANTEED DELIVERY
PROCEDURES...................  Holders of Old Notes who wish to tender their
                               Old Notes and whose Old Notes are not immedi-ately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the pro-cedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes ac-cording to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS............  Tenders may be withdrawn at any time prior to
                               5:00 p.m., New York City time, on the Expira-tion Date.

ACCEPTANCE OF OLD NOTES AND
DELIVERY OF EXCHANGE NOTES...
                               The Issuers will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expi-ration Date. See "The Exchange Offer--Terms of the Exchange Offer."

FEDERAL INCOME TAX             The exchange pursuant to the Exchange Offer
CONSEQUENCES.................  will not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax
                               Consequences."

USE OF PROCEEDS..............  There will be no cash proceeds to the Issuers from the exchange pursuant to the Exchange Of-fer.

EXCHANGE AGENT...............  First Trust National Association

                               THE EXCHANGE NOTES

GENERAL......................  The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Ex-change Notes have been registered under the Se-curities Act and, therefore, will not bear leg-ends restricting the transfer thereof, and (ii) the holders of Exchange Notes will not be enti-tled to certain rights under the Registration Rights Agreement, including the provisions pro-viding for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Pur-pose and Effect of the Exchange Offer." The Ex-change Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

ISSUE PRICE..................  $631.18 per $1,000 original Principal Amount at
                               Maturity of the Exchange Notes.

ISSUERS......................  The Exchange Notes are the joint and several obligations of Holdings and Holdings Capital.

MATURITY DATE................  September 15, 2007

YIELD AND INTEREST...........  11 7/8% per annum (computed on a semiannual bond-equivalent basis) calculated from Septem-ber 19, 1997. Cash interest will not be re-quired to accrue prior to September 15, 2001; provided that the Company may elect to have the Notes accrue cash interest prior to September 15, 2001 beginning on any Interest Payment Date, with notice to the Trustee and the hold-ers of the Notes (a "Cash Interest Election"). Commencing on the earlier of the Interest Pay-ment Date following the Cash Interest Election or March 15, 2002, cash interest will be pay-able semiannually on March 15 and September 15 (an "Interest Payment Date").

ORIGINAL ISSUE DISCOUNT......  Each Note is being issued at an original issue discount for federal income tax purposes. Thus, although cash interest is not expected to ac-crue on the Notes prior to September 15, 2001 and there are not expected to be any periodic payments of interest on the Notes prior to March 15, 2002, original issue discount (i.e., the difference between the stated redemption price at maturity and the issue price of such Notes) will accrue from the issue date of such Notes up to September 15, 2001 and will be includable as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipt of the cash pay-ments to which the income is attributable. See "Certain Federal Income Tax Considerations-- Original Issue Discount; Special Interest".

OPTIONAL REDEMPTION BY THE
ISSUERS......................  The Notes are not redeemable prior to September
                               15, 2001, except as set forth below. The Notes will be redeemable at the option of the Is-suers, in whole or in part, at any time on or after September 15, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date. In addition, prior to September 15, 2000, the Is-suers may redeem up to 35% of the Principal Amount at Maturity of the Notes with the net cash proceeds from one or more Public Equity Offerings or Strategic Equity Investments (as defined in the Indenture governing the Notes (the "Indenture")) at a redemption price of 111.875% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the re-demption date; provided, however, that at least 65% in aggregate Principal Amount at Maturity of the Notes originally issued remains out-standing immediately after any such redemption.

MANDATORY REDEMPTION BY THE
ISSUERS......................  None.

CHANGE OF CONTROL OFFER......  Upon a Change of Control, the Issuers will be required to make an offer to purchase all out-standing Notes at 101% of the Accreted Value thereof, together with accrued and unpaid in-terest to the purchase date.

RANKING......................  The Notes will be senior obligations of the Is-
                               suers and will rank pari passu in right of pay-ment to all existing and future indebtedness of the Issuers, other than indebtedness that by its terms is expressly subordinated in right and priority of payment to the Notes. Holdings is a holding company that conducts all of its business through its subsidiaries, and the Notes will be effectively subordinated to all existing and future indebtedness and other lia-bilities (including trade payables) of Hold-ings' subsidiaries, as well as effectively sub-ordinated to secured debt of Holdings. At June 30, 1997, as adjusted to give effect to the Of-fering and the Acquisitions, the aggregate con-solidated indebtedness of Holdings' subsidiar-ies would have been approximately $604.4 mil-lion (including $395.8 million of indebtedness under the New Credit Facility, which will be secured by all of the assets of Holdings). As of the date of this Prospectus, the Issuers do not have any indebtedness expressly subordi-nated by its terms in right and priority of payment to the Notes.

CERTAIN COVENANTS............  The Indenture will contain certain covenants that, among other things, limit the ability of Holdings and certain of its Subsidiaries to in-cur additional Indebtedness, create certain Liens, make certain Restricted Payments, enter into certain transactions with Affiliates, per-mit dividend or other payment restrictions to apply to certain Subsidiaries or consummate certain merger, con-solidation or similar transactions. In addi-tion, in certain circumstances, the Issuers will be required to offer to purchase Notes at 100% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the purchase date, with the net proceeds of certain asset sales. These covenants are sub-ject to a number of significant exceptions and qualifications. See "Description of the Notes."

REGISTRATION REQUIREMENTS....  The Issuers are obligated to commence this Ex-
                               change Offer pursuant to an effective registra-tion statement or cause the resale of the Notes to be registered under the Securities Act and, if (i) the Exchange Offer Registration State-ment (as defined) is not filed with the Commis-sion on or prior to the 60th day following the original issuance of the Notes, (ii) the Ex-change Offer Registration Statement is not de-clared effective by the Commission on or prior to the 180th day following the original issu-ance of the Notes, (iii) the Exchange Offer is not consummated on or prior to the 210th day following the original issuance of the Notes or
                               (iv) a registration statement with respect to resale of the Notes (if required) is not de-clared effective within the specified period, then certain additional interest (in addition to the original issue discount or interest oth-erwise accruing on the Notes) will accrue on the Notes and will be payable in cash. Upon the subsequent consummation of the Exchange Offer or the declaration of effectiveness of such re-sale registration statement with respect to such Notes, such additional interest will cease accruing. See "Description of the Notes--Regis-tration Rights."

USE OF PROCEEDS..............  The Issuers will not receive any proceeds from the Exchange Offer. Substantially all of the net proceeds to Holdings from the Offering were contributed by Holdings to FVOP as a capital contribution. FVOP used this capital contribu-tion to repay approximately $30.5 million of indebtedness outstanding under the Senior Credit Facility's reducing revolving credit fa-cility. The remaining net proceeds of approxi-mately $113.5 million received by Holdings are being held in escrow by FVOP, and FVOP will use such proceeds to finance pending acquisitions or to reduce outstanding indebtedness at a later date. The Company also expects that FVOP will reborrow amounts used to repay the reduc-ing revolving line of credit facility under the Senior Credit Facility at a subsequent date to effect acquisitions. See "Use of Proceeds". On September 15, 1997, FVOP received a commitment from its principal lenders under the Senior Credit Facility to enter into a new replacement senior credit facility (the "New Credit Facili-ty"), which will refinance and replace the Se-nior Credit Facility. The commitment will pro-vide that the lenders will extend up to $650.0 million aggregate principal amount of revolving credit and term loan financing to FVOP. The Company expects FVOP to enter into the New Credit Facility in the fourth quarter of 1997. See "Risk Factors--Substantial Leverage" and "Description of Other Indebtedness."

                               For the definitions of certain capitalized terms used in this summary, see "Description of the Notes."

                                  RISK FACTORS

Holders of the Old Notes should carefully consider the risks set forth under "Risk Factors" in addition to the other information contained in this Prospec-tus before tendering the Old Notes in exchange for Exchange Notes.

              SUMMARY FINANCIAL AND OPERATING DATA OF THE COMPANY

The following table presents summary financial data derived from FVOP's finan-cial statements as of and for the year ended December 31, 1996 which have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and selected unaudited operating data for such period. The following tables also present unaudited summary financial data as of and for the six months ended June 30, 1997 derived from the unaudited financial statements of FVOP and se-lected unaudited operating data for such periods. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim period. Financial and operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full year.

In addition, the following tables present unaudited pro forma summary financial and operating data for the Company as of and for the six months ended June 30, 1997 and the year ended December 31, 1996, as adjusted to give pro forma effect to (i) in the case of statement of operations data, (a) the Formation Transac-tion, the Offering and the purchase of certain of the Existing Systems as if such transactions had been consummated on January 1, 1996 and (b) the Formation Transaction, the Offering and the purchase of certain of the Existing Systems and Acquisition Systems as if such transactions had been consummated on January 1, 1996 and (ii) in the case of balance sheet data, (a) the Formation Transac-tion and the Offering as if such transactions had been consummated on June 30, 1997 and (b) the Formation Transaction, the Offering and the purchase of the Acquisition Systems as if such transactions had been consummated on June 30, 1997. See "Pro Forma Financial Data." The unaudited pro forma financial and op-erating data presented below are based upon the historical financial statements of FVOP and certain of the Existing Systems and the Acquisition Systems. The unaudited pro forma data give effect to the Acquisitions under the purchase method of accounting, certain other operating assumptions and the impact of the Offering. See "Pro Forma Financial Data."

The unaudited pro forma financial data presented do not consider any future events which may occur after the Acquisitions have been consummated. The Com-pany believes revenue and operating expense synergies and purchasing and other cost reductions of the combined operations of the Existing Systems and the Ac-quisition Systems will be realized after the Company has completed the Acquisi-tions and has installed its management controls, systems and marketing pro-grams. However, for purposes of the unaudited pro forma financial data pre-sented herein, these synergies have not been reflected because their realiza-tion cannot be assured.

The unaudited summary pro forma financial data do not purport to represent what the Company's results of operations or financial condition would have actually been or what operations of the Company in any future period would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The following information is qualified by reference to and should be read in conjunction with "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus.

                          ---------------------------------------------------------------------------
                               SIX MONTHS ENDED JUNE 30               YEAR ENDED DECEMBER 31
                          ------------------------------------  -------------------------------------
                             PRO FORMA                             PRO FORMA
                          FOR EXISTING                          FOR EXISTING
                              SYSTEMS,     PRO FORMA                SYSTEMS,     PRO FORMA
                           ACQUISITION  FOR EXISTING             ACQUISITION  FOR EXISTING
                           SYSTEMS AND   SYSTEMS AND    ACTUAL   SYSTEMS AND   SYSTEMS AND
                          THE OFFERING  THE OFFERING      FVOP  THE OFFERING  THE OFFERING     ACTUAL
                                  1997          1997      1997          1996          1996  FVOP 1996
                          ------------  ------------  --------  ------------  ------------  ---------
In thousands, except
ratios and
operating statistical
data
STATEMENT OF OPERATIONS
 DATA:
Revenue.................      $102,470      $ 70,547  $ 65,636      $198,072      $137,261  $  76,464
Operating expenses......        52,335        36,726    34,462        98,848        68,776     39,181
Corporate administrative
 expenses...............         2,741         2,049     2,049         5,298         3,672      2,930
Depreciation and
 amortization...........        45,919        31,048    29,191        90,903        61,161     35,336
                              --------      --------  --------      --------      --------  ---------
Operating income
 (loss).................         1,475           724       (66)        3,023         3,652       (983)
Interest expense,
 net(1).................       (38,143)      (29,681)  (21,302)      (75,598)      (59,044)   (22,422)
Other income (expense)..          (131)          (46)      (47)         (654)         (629)      (396)
                              --------      --------  --------      --------      --------  ---------
Net income (loss).......      $(36,799)     $(29,003) $(21,415)     $(73,229)     $(56,021) $ (23,801)
                              ========      ========  ========      ========      ========  =========
BALANCE SHEET DATA
 (END OF PERIOD):
Total assets............      $921,952      $717,411  $597,911                              $ 549,168
Total debt..............       754,405       548,596   429,096                                398,194
Partners' capital.......       139,608       146,264   146,264                                130,003
FINANCIAL RATIOS AND
 OTHER DATA:
EBITDA(2)...............      $ 47,394      $ 31,772  $ 29,125      $ 93,926      $ 64,813  $  34,353
EBITDA margin(2)........         46.3%         45.0%     44.4%         47.4%         47.2%      44.9%
Cash interest paid(3)...        27,778                  20,366                                 20,603
Total debt to
 EBITDA(4)..............          7.67                    6.58                                   6.89
EBITDA to interest
 expense (5)............          1.29                    1.61                                   1.43
Net cash flows from
 operating activities...                              $  9,100                              $  18,911
Net cash flows from
 investing activities...                               (74,203)                              (418,215)
Net cash flows from
 financing activities...                                67,963                                400,293
Deficiency of earnings
 to fixed charges(6)....      $ 36,799      $ 29,003  $ 21,415      $ 73,229      $ 56,021  $  23,801
OPERATING STATISTICAL
 DATA (END OF
 PERIOD EXCEPT AVERAGE):
Homes passed............       810,100       559,300   559,300       807,935       559,200    498,900
Basic subscribers.......       565,500       390,350   390,350       565,575       392,000    356,400
Basic penetration.......         69.8%         69.8%     69.8%         70.0%         70.1%      71.4%
Premium units...........       266,750       164,525   164,525       270,746       172,176    152,100
Premium penetration.....         47.2%         42.1%     42.1%         47.8%         43.9%      42.7%
Average monthly revenue
 per basic
 subscriber(7)..........      $  31.15      $  30.99  $  30.99      $  29.60      $  29.47  $   29.73

---------
(1) Interest expense was net of interest income of $192, $192, $191, $671, $653 and $471, respectively (dollars in thousands).
(2) EBITDA is defined as net income before interest, taxes, depreciation and amortization. The Company believes that EBITDA is a meaningful measure of per-formance because it is commonly used in the cable television industry to ana-lyze and compare cable television companies on the basis of operating perfor-mance, leverage and liquidity. In addition, the Company's Senior Credit Facili-ty, the Indenture for the Notes and the FVOP Notes Indenture (as defined here-in) contain certain covenants, compliance with which is measured by computa-tions substantially similar to those used in determining EBITDA. See "Descrip-tion of Other Indebtedness" and "Description of the Notes." However, EBITDA is not intended to be a performance measure that should be regarded as an alterna-tive either to operating income or net income as an indicator of operating per-formance or to cash flows as a measure of liquidity, as determined in accor-dance with generally accepted accounting principles. EBITDA margin represents the percentage of EBITDA to revenue.
(3) Cash interest paid represents "interest expense, net" adjusted to exclude amortization of deferred financing fees, the accretion of interest on the Notes and on the UVC Note.
(4) For purposes of this computation, EBITDA for the most recent quarter ended is multiplied by four. This presentation is consistent with the incurrence of indebtedness tests in the Indenture for the Notes and the FVOP Notes indenture. In addition, this ratio is commonly used in the cable television industry as a measure of leverage.
(5) For purposes of this computation, EBITDA and interest expense for the most recent quarter ended is multiplied by four, including certain pro forma adjust-ments made to include the effect of debt incurred to purchase those systems ac-quired by the Company during the quarter. This ratio is commonly used in the cable television industry as a measure of coverage.
(6) For purposes of this computation, earnings are defined as income (loss) be-fore income taxes and fixed charges. Fixed charges are defined as the sum of
(i) interest costs (including an estimated interest component of rental ex-pense) and (ii) amortization of deferred financing costs.
(7) Average monthly revenue per basic subscriber equals revenue for the last month of the period divided by the number of basic subscribers as of the end of such period.

                                  RISK FACTORS

Ownership of the Notes involves a high degree of risk. Holders of the Old Notes should consider carefully the principal risk factors set forth below, as well as the other information contained in this Prospectus before tendering the Old Notes in exchange for Exchange Notes.

SUBSTANTIAL LEVERAGE

The Company is, and will continue to be, highly leveraged as a result of the substantial indebtedness it has incurred, and intends to incur, to finance ac-quisitions and expand its operations. As of June 30, 1997, the Company's aggre-gate consolidated indebtedness outstanding was approximately $429.1 million. As of June 30, 1997, on a pro forma basis, the Company would have had approxi-mately $754.4 million of aggregate consolidated indebtedness outstanding. See "Pro Forma Financial Data". All of the Company's indebtedness, other than the Notes, represents indebtedness of FVOP. In addition, subject to the restric-tions in the Senior Credit Facility, the Indenture and the FVOP Notes Inden-ture, the Company plans to incur additional indebtedness from time to time, to finance acquisitions in the future, for capital expenditures or for general business purposes. On September 15, 1997, FVOP received a commitment from its principal lenders under the Senior Credit Facility to enter into the New Credit Facility, which will refinance and replace the Senior Credit Facility. The com-mitment will provide that the lenders will extend up to $650.0 million aggre-gate principal amount of revolving credit and term loan financing to FVOP. The Company expects FVOP to enter into the New Credit Facility in the fourth quar-ter of 1997. The proceeds from the New Credit Facility will be used, in part, to finance the acquisition of the Cox Central Ohio Systems, as well as to refi-nance the Senior Credit Facility. See "--Risk of Failure to Consummate New Credit Facility" and "Description of Other Indebtedness." The Company antici-pates that, in light of the amount of its existing and planned indebtedness, it will continue to be highly leveraged for the foreseeable future. The Company's highly leveraged capital structure could adversely affect the Issuers' ability to service the Notes and could significantly limit the Company's ability to fi-nance its operations and fund its capital expenditure requirements, to compete effectively, to expand its business, to comply with its obligations under its franchise agreements, or to operate under adverse economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Op-erations--Liquidity and Capital Resources."

INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES

The combined historical earnings of the Company were insufficient to cover its fixed charges for the six months ended June 30, 1997 and for the year ended De-cember 31, 1996 by $21.4 million and $23.8 million, respectively. On a pro forma basis, the Company's earnings before income taxes and fixed charges would have been insufficient to cover its fixed charges for the six months ended June 30, 1997 and for the year ended December 31, 1996 by $36.8 million and $73.2 million, respectively. See "Pro Forma Financial Data." However, for both peri-ods, earnings are reduced by substantial non-cash charges, principally consist-ing of depreciation and amortization. The high levels of depreciation and amor-tization, together with interest expense, have caused the Company to report net losses. Management believes that such net losses are common for cable televi-sion companies, and the Company believes it will continue to incur net losses in the future.

Since its founding in 1995, the Company's cash from equity investments, bank borrowings and other debt issued by FVOP has been sufficient to finance the Company's acquisitions and, together with cash generated from operating activi-ties, also has been sufficient to meet the Company's debt service, working cap-ital and capital expenditure requirements. The Company intends to continue to finance such debt service, working capital and capital expenditure requirements in the future through a combination of cash from operations, indebtedness and equity capital sources, and the Company believes that it will continue to gen-erate cash and be able to obtain financing sufficient to meet such require-ments. The ability of the Company to meet its debt service and other obliga-tions will depend upon the future performance of the Company which, in turn, is subject to general economic conditions and to financial, political, competi-tive, regulatory and other factors, many of which are beyond the Company's con-trol. The Company's ability to meet its debt service and other obligations also may be affected by changes in prevailing interest rates, as borrowings under the Senior Credit Facility or the New Credit Facility, as the case may be, will bear interest at floating rates, subject to certain interest rate protection agreements. The Company believes that it will continue to generate cash and ob-tain financing sufficient to meet such requirements in the future; however, there can be no assurances that the Company will be able to meet its debt serv-ice and other obligations. If the Company were unable to do so, it would have to refinance its indebtedness or obtain new financing. Although in the past the Company has been able to obtain financing through equity investments, bank borrowings and other debt issuances, there can be no assurances that the Com-pany will be able to do so in the future or that, if the Company were able to do so, the terms available will be favorable to the Company. See "Selected Fi-nancial Data," "Management's Discussion and

Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness" and "Description of the Notes."

HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION

Holdings is a holding company which has no significant assets other than its direct and indirect equity interests in FVOP. Holdings Capital, a wholly-owned subsidiary of Holdings, was formed solely for the purpose of serving as a co-issuer of the Notes and has no operations or assets from which it will be able to repay the Notes. Accordingly, the Issuers must rely entirely upon distribu-tions from FVOP to generate the funds necessary to meet their obligations, in-cluding the payment of Accreted Value or principal and interest of the Notes. The Senior Credit Facility prohibits the distribution of funds by FVOP to Hold-ings. In addition, the FVOP Notes Indenture contains, and the New Credit Facil-ity will contain, significant restrictions on the ability of FVOP to distribute funds to Holdings. See "Description of Other Indebtedness." There can be no as-surance that the Senior Credit Facility, the FVOP Notes Indenture, the New Credit Facility or any agreement governing indebtedness that refinances such indebtedness or other indebtedness of FVOP will permit FVOP to distribute funds to Holdings in amounts sufficient to pay the Accreted Value or principal or in-terest on the Notes when the same become due (whether at maturity, upon accel-eration or otherwise).

The only significant assets of Holdings are the partnership interests in FVOP owned by it. All of such interests in FVOP are pledged by Holdings as collat-eral under the Senior Credit Facility and will remain so pledged under the New Credit Facility. Therefore, if Holdings were unable to pay the Accreted Value or principal or interest on the Notes when due (whether at maturity, upon ac-celeration or otherwise), the ability of the holders of the Notes to proceed against the partnership interests of FVOP to satisfy such amounts would be sub-ject to the ability of such holders to obtain a judgment against Holdings and the prior satisfaction in full of all amounts owing under the Senior Credit Fa-cility or the New Credit Facility, as the case may be. Any action to proceed against the FVOP partnership interests by or on behalf of the holders of Notes would constitute an event of default under the Senior Credit Facility or the New Credit Facility, as the case may be, entitling the lenders thereunder to declare all amounts owing to be immediately due and payable, which event would in turn constitute an event of default under the FVOP Notes Indenture, enti-tling the holders thereof to declare the principal and accrued interest of the FVOP Notes to be immediately due and payable. In addition, as a secured credi-tor, the lenders under the Senior Credit Facility or the New Credit Facility, as the case may be, would control the disposition and sale of the FVOP partner-ship interests after an event of default under the Senior Credit Facility or the New Credit Facility, as the case may be, and would not be legally required to take into account the interests of unsecured creditors of Holdings, such as the holders of the Notes, with respect to any such disposition or sale. There can be no assurance that the assets of Holdings, after the satisfaction of claims of its secured creditors, would be sufficient to satisfy any amounts ow-ing with respect to the Notes.

Since Holdings is a holding company and conducts its business through subsidi-aries, the Notes will be effectively subordinated to all existing and future claims of creditors of Holdings' subsidiaries, including the lenders under the Senior Credit Facility and the New Credit Facility, the holders of the FVOP Notes and FVOP's trade creditors. At June 30, 1997, as adjusted to give effect to the Offering and the Acquisitions, such subsidiaries had approximately $632.3 million of total liabilities, including approximately $604.4 million of indebtedness. The rights of the Issuers and their creditors, including the holders of the Notes, to realize upon the assets of any of the Company's sub-sidiaries upon any such subsidiary's liquidation or reorganization (and the consequent rights of the holders of the Notes to participate in the realization of those assets) will be subject to the prior claims of such subsidiary's re-spective creditors, including, in the case of FVOP, the lenders under the Se-nior Credit Facility and the New Credit Facility and the holders of the FVOP Notes. In such event, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See "Description of the Notes--Ranking" and "Description of Other Indebtedness." The Indenture for the Notes will permit the Company's subsidiaries to incur additional indebted-ness under certain circumstances. See "Description of the Notes."

The FVOP Notes and all amounts owing under the Senior Credit Facility, and amounts that are expected to be owing under the New Credit Facility, will ma-ture prior to the maturity of the Notes. The Indenture will require that any agreements (including the agreements for the New Credit Facility) governing in-debtedness that refinances the FVOP Notes or the Senior Credit Facility contain restrictions on the ability of FVOP to make distributions to Holdings that are either no more restrictive than those contained in the FVOP Notes Indenture or that do not prohibit distributions to Holdings to make regularly scheduled in-terest payments (commencing March 15, 2002) and the payment of principal at the stated maturity of the Notes unless a default or event of default has occurred under the New Credit Facility. There can be no assurance that if FVOP is re-quired to refinance the FVOP Notes or any amounts under the Senior Credit Fa-cility, it will be able to do so upon acceptable terms, if at all.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

The Indenture relating to the Notes, the Senior Credit Facility and the FVOP Notes Indenture impose, and the New Credit Facility will impose, restrictions that, among other things, limit the amount of additional indebtedness that may be incurred by the Company or will impose limitations on, among other things, investments, loans and other payments, certain transactions with affiliates and certain mergers and acquisitions. FVOP's Senior Credit Facility also requires, and the New Credit Facility will require, FVOP to maintain specified financial ratios and meet certain financial tests. The ability of FVOP to comply with such covenants and restrictions can be affected by events beyond its control, and there can be no assurances that the Company will achieve operating results that would permit compliance with such provisions. The breach of any of the provisions of the Senior Credit Facility or the New Credit Facility would, un-der certain circumstances, result in defaults thereunder, permitting the lend-ers thereunder to prevent distributions to Holdings and to accelerate the in-debtedness thereunder. If FVOP were unable to pay the amounts due in respect of the Senior Credit Facility or the New Credit Facility, as the case may be, the lenders thereunder could foreclose upon any assets pledged to secure such pay-ment, and such lenders and the holders of the FVOP Notes could prevent the dis-tribution of funds to Holdings. In such event, the holders of the Notes might not be able to receive any payments, if ever, until the payment default was cured or waived, any such acceleration was rescinded or the indebtedness under the Senior Credit Facility or the New Credit Facility, as the case may be, or the FVOP Notes Indenture or the New Credit Facility, as the case may be, was discharged or paid in full. Any of such events would adversely affect the Is-suers' ability to service the Notes, including but not limited to the Issuers' ability to pay cash interest on the Notes.

RISK OF FAILURE TO CONSUMMATE NEW CREDIT FACILITY

  On September 15, 1997, FVOP received a commitment from its principal lenders under the Senior Credit Facility to enter into the New Credit Facility, under which The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York have committed, subject to various terms and conditions, to provide $390.0 mil-lion and $260.0 million, respectively, in senior bank financing to FVOP. The New Credit Facility is subject to numerous conditions, including the execution and delivery of definitive documentation (including credit agreements, notes, security agreements and other support documentation) by December 12, 1997. Al-though the Company presently expects that FVOP will enter into the New Credit Facility during the fourth quarter of 1997, if the conditions to the New Credit Facility are not satisfied, the Company would need to arrange for alternative sources of financing in order to consummate the purchase of the Cox Central Ohio Systems. See "Description of Other Indebtedness" and "Management's Discus-sion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

KEY PERSONNEL

The Company's business is substantially dependent upon the performance of cer-tain key individuals, including Mr. Vaughn and Mr. Koo. The Company has entered into "key man" life insurance arrangements for Mr. Vaughn and Mr. Koo in the amount of $3,000,000 each. Although the Company maintains a strong management team, the loss of the services of Mr. Vaughn or Mr. Koo (neither of whom has an employment agreement with the Company), could have a material adverse effect on the Company.

LIMITED OPERATING HISTORY

The Company was formed in July 1995 and has grown principally through acquisi-tions. Prospective investors, therefore, have limited historical financial in-formation about the Company, and about the results that can be achieved by the Company in managing the cable systems not previously managed by the Company, upon which to base an evaluation of its performance and an investment in the Notes. In addition, as a result of the Company's rapid growth through acquisi-tions, past operating history is not necessarily indicative of future results. Further, there can be no assurance that the Company will be able to success-fully implement its business strategy.

SIGNIFICANT CAPITAL EXPENDITURES

Consistent with its business strategy, the Company expects to upgrade a signif-icant portion of its cable television distribution systems over the next sev-eral years to, among other things, increase bandwidth and channel capacity. The Company's inability to upgrade its cable television systems could have a mate-rial adverse effect on its operations and competitive position. See "Manage-ment's Discussion and Analysis of Financial Condition and Results of Opera-tions--Liquidity and Capital Resources" and "Business."

SIGNIFICANT COMPETITION IN THE CABLE TELEVISION INDUSTRY

Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment, such as off-air television broadcast programming, newspa-pers, movie theaters, live sporting events, online computer services and home video products, including videotape cassette recorders. Because the Company's franchises are generally non-exclusive, there is the potential for competition with the Company's systems from other operators of cable television systems, including systems operated by local governmental authorities, and from other distribution systems capable of delivering programming to homes or businesses, including direct broadcast satellite ("DBS") systems and multichannel, multipoint distribution service ("MMDS") systems. In recent years, there has been significant national growth in the number of subscribers to DBS services. Subscribership to MMDS also is increasing and can be expected to grow. Addi-tionally, recent changes in federal law and recent administrative and judicial decisions have removed certain of the restrictions that have limited entry into the cable television business by potential competitors such as telephone compa-nies, registered utility holding companies and their subsidiaries. Such devel-opments will enable local telephone companies to provide a wide variety of video services in the telephone company's own service area which will be di-rectly competitive with services provided by cable television systems. Other new technologies, including Internet-based services, may also become competi-tive with services that cable operators can offer.

Many of the Company's potential competitors have substantially greater re-sources than the Company, and the Company cannot predict the extent to which competition will materialize in its franchise areas from other cable television operators, other distribution systems for delivering video programming and other broadband telecommunications services to the home, or from other poten-tial competitors, or, if such competition materializes, the extent of its ef-fect on the Company. See "Business--Competition" and "Legislation and Regula-tion."

RISKS RELATING TO NEW LINES OF BUSINESS

The Company will selectively upgrade its cable systems to increase channel ca-pacity and expand addressability in part to enhance the potential for increas-ing revenues through the introduction of new technologies, services and program delivery capabilities, such as pay-per-view movies and events, HITS digital programming, cable Internet access and telephony. See "Business--Strategically Upgrade Systems" and "Business--Technological Developments." While the Company is optimistic about the prospects for these new lines of business, there can be no assurances that it will be able to enter them successfully or to generate additional cash flow. Moreover, many of these new lines of business are likely to have significant competition from businesses that may have significant fi-nancial resources and market presence such as DBS services, local telephone companies, long distance interexchange carriers and traditional online Internet service providers.

NON-EXCLUSIVE FRANCHISES; NON-RENEWAL OR TERMINATION OF FRANCHISES

Cable television companies operate under franchises granted by local authori-ties which are subject to renewal and renegotiation from time to time. The Company's business is dependent upon the retention and renewal of its local franchises. A franchise is generally granted for a fixed term ranging from five to 15 years, but in many cases is terminable if the franchisee fails to comply with the material provisions thereof. The Company's franchises typically impose conditions relating to the use and operation of the cable television system, including requirements relating to the payment of fees, system bandwidth capac-ity, customer service requirements, franchise renewal and termination. The Ca-ble Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") prohibits franchising authorities from granting exclusive cable televi-sion franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities to operate cable television systems in their communities without franchises. The Cable Communications Pol-icy Act of 1984 (the "1984 Cable Act" and collectively with the 1992 Cable Act, the "Cable Acts") provides, among other things, for an orderly franchise re-newal process in which franchise renewal will not be unreasonably withheld or, if renewal is denied and the franchising authority acquires ownership of the system or effects a transfer of the system to another person, the operator gen-erally is entitled to the "fair market value" for the system covered by such franchise. Although the Company believes that it generally has good relation-ships with its franchise authorities, no assurances can be given that the Com-pany will be able to retain or renew such franchises or that the terms of any such renewals will be on terms as favorable to the Company as the Company's ex-isting franchises. The non-renewal or termination of franchises relating to a significant portion of the Company's subscribers could have a material adverse effect on the Company's results of operations. See "Business--Franchises."

REGULATION IN THE CABLE TELEVISION INDUSTRY

The cable television industry is subject to extensive regulation by federal, local and, in some instances, state governmental agencies. The Cable Acts, both of which amended the Communications Act of 1934 (as amended, the "Communica-tions

Act"), established a national policy to guide the development and regulation of cable television systems. The Communications Act was recently substantially amended by the Telecommunications Act of 1996 (the "1996 Telecom Act"). Princi-pal responsibility for implementing the policies of the Cable Acts and the 1996 Telecom Act has been allocated between the Federal Communications Commission (the "FCC") and state or local regulatory authorities. Advances in communica-tions technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Thus it is not possible to predict the effect that ongoing or future developments might have on the cable communications industry or on the operations of the Company.

Federal Law and Regulation
The 1992 Cable Act and the FCC's rules implementing that act generally have in-creased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regula-tions have established, among other things, (i) rate regulations, (ii) manda-tory carriage and retransmission consent requirements that require a cable sys-tem under certain circumstances to carry a local broadcast station or to obtain consent to carry a local or distant broadcast station, (iii) rules for fran-chise renewals and transfers, and (iv) other requirements covering a variety of operational areas such as equal employment opportunity and technical standards and customer service requirements.

The 1996 Telecom Act deregulates rates for certain cable programming services tiers ("CPSTs") in 1999 for most MSOs (including the Company) and, for certain small cable operators, immediately eliminates rate regulation of CPSTs, and, in certain circumstances, basic services and equipment. The FCC is currently de-veloping permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company is currently unable to predict the ultimate effect of the 1992 Cable Act or the 1996 Telecom Act, the ultimate outcome of the various FCC rulemaking proceedings, or the litigation challenging various aspects of this federal legislation and the FCC's regulations implementing the legislation.

State and Local Regulation
Cable television systems generally operate pursuant to non-exclusive fran-chises, permits or licenses granted by a municipality or other state or local governmental entity. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. A number of states subject cable systems to the jurisdiction of centralized state governmental agencies. To date, no state in which the Company currently operates has enacted state level regulation. The Company cannot predict whether any of the states in which it currently operates will engage in such regulation in the future. However, upon completion of the acquisition of the TCI New England Systems, the Company will be subject to the jurisdiction of the Vermont Public Service Board. See "Legislation and Regula-tion."

RISKS RELATING TO ACQUISITION STRATEGY

A significant element of the Company's acquisition strategy is to expand in certain regions of the United States by acquiring cable television systems lo-cated in reasonable proximity to existing systems or of a sufficient size to enable the acquired system to serve as the basis for a new local cluster. Any acquisition may have an adverse effect upon the Company's operating results or cash flow, particularly for acquisitions of new systems which must be inte-grated with the Company's existing operations. There can be no assurances that the Company will be able to integrate successfully any acquired business with its existing operations or realize any efficiencies therefrom. There can also be no assurances that any such acquisition, if consummated, will be profitable or that the Company will be able to obtain any required financing to acquire additional systems in the future. In addition, the Company's purchase of the Acquisition Systems is subject to, among other things, the satisfaction of cus-tomary closing conditions, the receipt of certain third-party or governmental approvals, including the consent of franchising authorities, and, in the case of those Acquisition Systems (including the Cox Central Ohio Systems) which are the subject of non-binding letters of intent, the negotiation and execution of definitive acquisition agreements. There can be no assurances that any such closing conditions will be satisfied, that such definitive purchase agreements will be entered into or that the consummation of the purchase of any of the Ac-quisition Systems will not otherwise be unduly delayed. See "Business--Business Strategy" and "Business--Development of the Systems--The Acquisition Systems." In addition, the Company intends to finance the acquisition of the Cox Central Ohio Systems with proceeds from the New Credit Facility. If the New Credit Fa-cility is not consummated, the Company may not otherwise have the ability to finance such acquisiton. See "Risk Factors--Substantial Leverage."

ABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL

Upon the occurrence of a Change of Control (as defined in the Indenture), the Issuers are required to make an offer to purchase all outstanding Notes at a purchase price equal to 101% of the Accreted Value thereof, together with ac-crued and unpaid interest, if any, to the purchase date. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient finan-cial resources, or would be able to arrange financing, to pay the purchase price for all Notes tendered by holders thereof. In addition, both the Senior Credit Facility and the FVOP Notes Indenture include, and the New Credit Facil-ity will include, "change of control" provisions that permit, in the case of the Senior Credit Facility and the New Credit Facility, the lenders thereunder to accelerate the repayment of indebtedness thereunder and that require, in the case of the FVOP Notes Indenture, FVOP to offer to purchase all of the out-standing FVOP Notes. Any acceleration of the obligations of FVOP under the Se-nior Credit Facility or the New Credit Facility or the obligation of FVOP to offer to purchase the FVOP Notes would make it unlikely that FVOP could make adequate distributions to the Issuers so as to permit the Issuers to effect a purchase of the Notes upon a Change of Control. See "Description of Other In-debtedness" and "Description of the Notes." Any future credit agreements or other agreements relating to other indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to repurchase Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowing, the Company would remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the In-denture. See "Description of the Notes--Change of Control."

LACK OF PUBLIC MARKET FOR THE NOTES

Prior to the Exchange Offer, there has been no public market for the Old Notes, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of holders of Notes to sell their Notes or (iii) the price at which the holders of Notes would be able to sell their Notes. If such a market were to exist, the Notes could trade at prices that may be higher or lower than their accreted value, or principal amount or purchase price, de-pending on many factors, including prevailing interest rates, the market for similar notes and the financial performance of the Company. It is expected that the Notes will be designated for trading among qualified institutional buyers in the Private Offering, Resales and Trading through Automated Linkages ("POR-TAL") Market. The Company has been advised by the Initial Purchasers that, fol-lowing completion of the Offering, they presently intend to make a market in the Old Notes and, if issued, the Exchange Notes. However, the Initial Purchas-ers are not obligated to do so, and any market-making activity with respect to the Old Notes or, if issued, the Exchange Notes, may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer for the Old Notes or the pendency of an ap-plicable shelf registration statement. See "Description of the Notes--Registra-tion Rights." There can be no assurance that, even following registration of the Exchange Notes or the Old Notes, as the case may be, an active trading mar-ket will exist for the Exchange Notes or the Old Notes, as the case may be, or that such trading market will be liquid.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES OF THE NOTES

The Notes will be issued at a substantial discount from their principal amount at maturity. Consequently, the purchasers of the Notes generally will be re-quired to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which such income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax consequences to the holders of the Notes of the purchase, ownership and disposition of the Notes.

If a bankruptcy case is commenced by or against the Issuers under the U.S. Bankruptcy Code after the issuance of the Notes, the claim of a holder of Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the orig-inal issue discount which is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured inter-est."

CONSEQUENCES OF EXCHANGING OR FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES

Based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties (including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); and Shearman & Sterling, SEC No-Action Letter (July 2, 1993)), the Issuers believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Secu-rities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are ac-quired in the ordinary course of such holder's business and that at the time of the consummation of the Exchange Offer such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

Any Participating Broker-Dealer that acquired Old Notes for its own account may be a statutory underwriter. Each Participating Broker-Dealer that receives Ex-change Notes for its own account pursuant to the Exchange Offer must acknowl-edge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by any person subject to the prospectus delivery requirements of the Secu-rities Act (other than an Excluded Participating Broker Dealer). The Issuers have agreed that, for a period of up to 180 days, they will use their reason-able best efforts to keep the Exchange Offer Registration Statement effective and to amend and supplement this Prospectus in order to permit this Prospectus to be lawfully delivered by all persons subject to the prospectus delivery re-quirements of the Securities Act (provided that, as set forth in the Letter of Transmittal, such persons shall have expressed that they may be subject to such requirements and have undertaken to use their reasonable best efforts to notify Holdings when they are no longer subject to such requirements). See "Plan of Distribution."

Any holder who is an "affiliate" of the Issuers (within the meaning of Rule 405 under the Securities Act), who does not acquire the Exchange Notes in the ordi-nary course of business or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes could not rely on the po-sition of the staff of the Commission enunciated in the above-mentioned no-ac-tion letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such require-ments in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Issuers.

To comply with the securities laws of certain jurisdictions, it may be neces-sary to qualify for sale or register the Exchange Notes prior to offering or selling such Exchange Notes. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Regis-tration Rights Agreement with respect to such nontendered Old Notes, and ac-cordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, Old Notes may only be of-fered or sold pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer--Consequences of Failure to Exchange."

Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Issuers of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to ten-der such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Issuers are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for ex-change. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Ex-change Offer, certain registration rights with respect to the Notes under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activi-ties, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affect-ed. See "The Exchange Offer."

                                USE OF PROCEEDS

This Exchange Offer is intended to satisfy certain of the Issuers' obligations under the Registration Rights Agreement. The Issuers will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In considera-tion for issuing the Exchange Notes contemplated in this Prospectus, the Is-suers will receive Old Notes in like original Principal Amount at Maturity, the form and terms of which are the same as the form and terms of the Exchange Notes (which replace the Old Notes), except as otherwise described herein.

The net proceeds received by Holdings from the Offering were approximately $144.0 million. Holdings contributed substantially all of such net proceeds to FVOP as a capital contribution. FVOP used this capital contribution to repay approximately $30.5 million of indebtedness outstanding under the Senior Credit Facility's reducing revolving credit facility. This $75.0 million re-ducing revolving credit facility, which matures in June 2004, had an effective interest rate of 8.19% at June 30, 1997. Approximately $113.5 million of the remaining net proceeds received by Holdings are being held in escrow by FVOP, and FVOP will use such proceeds to finance pending acquisitions or to reduce outstanding indebtedness at a later date. The Company also expects that FVOP will reborrow amounts used to repay the reducing revolving line of credit fa-cility under the Senior Credit Facility at a subsequent date to effect the ac-quisitions. On September 15, 1997, FVOP received a commitment from its princi-pal lenders under the Senior Credit Facility to enter into the New Credit Fa-cility, which will refinance and replace the Senior Credit Facility. The com-mitment will provide that the lenders will extend up to $650.0 million aggre-gate principal amount of revolving credit and term loan financing to FVOP. The Company expects FVOP to enter into the New Credit Facility in the fourth quar-ter of 1997. See "Description of Other Indebtedness."

Approximately $9.2 million of the net proceeds of the Offering used to reduce Senior Credit Facility indebtedness were paid to certain affiliates of the Initial Purchasers which are lenders under the Senior Credit Facility. See "Plan of Distribution" and "Description of Other Indebtedness--The Senior Credit Facility."

                                CAPITALIZATION

The following table sets forth (i) the actual capitalization of the Company at June 30, 1997, (ii) the Company's capitalization at June 30, 1997 as adjusted to give effect to the Offering as if it had been consummated as of June 30, 1997, and (iii) the Company's capitalization on a pro forma basis to give ef-fect to the Offering and the Acquisitions as if each such transaction had been consummated as of June 30, 1997. See "Use of Proceeds," "Pro Forma Financial Data" and "Description of Other Indebtedness."

                                             ---------------------------------
                                                    AS OF JUNE 30, 1997
                                             ---------------------------------
                                                          ACTUAL        PRO
                                               ACTUAL AS ADJUSTED (1)  FORMA
                                             -------- --------------- --------
   In thousands
   FVOP INDEBTEDNESS:
     Senior Credit Facility(2).............. $220,500        $190,000 $395,809
     11% Senior Subordinated Notes due
      2006..................................  200,000         200,000  200,000
     UVC Note(3)............................    8,596           8,596    8,596
                                             --------        -------- --------
       Total FVOP indebtedness..............  429,096         398,596  604,405
   HOLDINGS INDEBTEDNESS:
     11 7/8% Senior Discount Notes due 2007       --          150,000  150,000
                                             --------        -------- --------
       Total indebtedness...................  429,096         548,596  754,405
   PARTNERS' CAPITAL:
     Partnership interests..................  146,264         146,264  139,608
                                             --------        -------- --------
       Total partners' capital..............  146,264         146,264  139,608
                                             --------        -------- --------
       Total capitalization................. $575,360        $644,860 $894,013
                                             ========        ======== ========

---------------
(1) FVOP applied $30.5 million of the net proceeds of the Offering to repay outstanding indebtedness under the reducing revolving credit facility portion of the Senior Credit Facility. Substantially all of the remaining net proceeds are being held by FVOP in an escrow account and have been reflected as a de-posit in the unaudited pro forma combined balance sheet as of June 30, 1997.

(2) On September 15, 1997, FVOP received a commitment from its principal lend-ers under the Senior Credit Facility to enter into the New Credit Facility, under which such lenders will extend up to $650.0 million aggregate principal amount of revolving credit and term loan financing to FVOP. The Company ex-pects FVOP to enter into the New Credit Facility in the fourth quarter of 1997. See "Management's Discussion and Analysis of Financial Condition and Re-sults of Operations--Liquidity and Capital Resources" and "Description of Other Indebtedness."

(3) In connection with the Company's acquisition of systems from UVC, FVOP is-sued a subordinated promissory note to UVC in November 1995 in the original principal amount of $7.2 million (the "UVC Note"). See "Description of Other Indebtedness."

              SELECTED FINANCIAL AND OPERATING DATA OF THE COMPANY

The following tables present selected financial data derived from FVOP's finan-cial statements as of December 31, 1996 and 1995 and for the year ended Decem-ber 31, 1996 and the period from inception (April 17, 1995) through December 31, 1995 which have been audited by KPMG Peat Marwick LLP, independent certi-fied public accountants, and selected unaudited operating data for such peri-ods. The following tables also present unaudited selected financial data as of and for the six months ended June 30, 1997 derived from the unaudited financial statements of FVOP and selected unaudited operating data for such periods. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the in-terim period. Financial and operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full year.

In addition, the following tables present unaudited pro forma summary financial and operating data for the Company as of and for the six months ended June 30, 1997 and the year ended December 31, 1996, as adjusted to give pro forma effect to (i) in the case of statement of operations data, (a) the Formation Transac-tion, the Offering and the purchase of certain of the Existing Systems as if such transactions had been consummated on January 1, 1996 and (b) the Formation Transaction, the Offering and the purchase of certain of the Existing Systems and the Acquisition Systems as if such transactions had been consummated on January 1, 1996 and (ii) in the case of balance sheet data, (a) the Formation Transaction and the Offering as if such transactions had been consummated on June 30, 1997 and (b) the Formation Transaction, the Offering and the purchase of the Acquisition Systems as if such transactions had been consummated on June 30, 1997. See "Pro Forma Financial Data." The unaudited pro forma financial and operating data presented below are based upon the historical financial state-ments of FVOP and certain of the Existing Systems and the Acquisition Systems. The unaudited pro forma data give effect to the acquisitions under the purchase method of accounting and certain other operating assumptions and the impact of the Offering. See "Pro Forma Financial Data."

The unaudited pro forma financial data presented do not consider any future events which may occur after the Acquisitions have been consummated. The Com-pany believes revenue and operating expense synergies and purchasing and other cost reductions of the combined operations of the Existing Systems and the Ac-quisition Systems will be realized after the Company has completed the Acquisi-tions and has installed its management controls, systems and marketing pro-grams. However, for purposes of the unaudited pro forma financial data pre-sented herein, these synergies have not been reflected because their realiza-tion cannot be assured.

The unaudited summary pro forma financial data do not purport to represent what the Company's results of operations or financial condition would have actually been or what operations of the Company in any future period would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The following information is qualified by reference to and should be read in conjunction with "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus.

                          ----------------------------------------------------------------------------------------
                                                                                                       APRIL 17 TO
                               SIX MONTHS ENDED JUNE 30               YEAR ENDED DECEMBER 31           DECEMBER 31
                          ------------------------------------  -------------------------------------  -----------
                             PRO FORMA                             PRO FORMA
                          FOR EXISTING                          FOR EXISTING
                              SYSTEMS,     PRO FORMA                SYSTEMS,     PRO FORMA
                           ACQUISITION  FOR EXISTING             ACQUISITION  FOR EXISTING
                           SYSTEMS AND   SYSTEMS AND    ACTUAL   SYSTEMS AND   SYSTEMS AND                  ACTUAL
                          THE OFFERING  THE OFFERING      FVOP  THE OFFERING  THE OFFERING     ACTUAL         FVOP
                                  1997          1997      1997          1996          1996  FVOP 1996         1995
                          ------------  ------------  --------  ------------  ------------  ---------  -----------
In thousands, except
ratios and
operating statistical data
STATEMENT OF OPERATIONS
 DATA:
Revenue.................      $102,470      $ 70,547  $ 65,636      $198,072      $137,261  $  76,464    $   4,369
Operating expenses......        52,335        36,726    34,462        98,848        68,776     39,181        2,311
Corporate administrative
 expenses...............         2,741         2,049     2,049         5,298         3,672      2,930          127
Depreciation and
 amortization...........        45,919        31,048    29,191        90,903        61,161     35,336        2,308
Preacquisition
 expenses...............                                                                                       940
                              --------      --------  --------      --------      --------  ---------    ---------
Operating income
 (loss).................         1,475           724       (66)        3,023         3,652       (983)      (1,317)
Interest expense,
 net(1).................       (38,143)      (29,681)  (21,302)      (75,598)      (59,044)   (22,422)      (1,386)
Other income (expense)..          (131)          (46)      (47)         (654)         (629)      (396)
                              --------      --------  --------      --------      --------  ---------    ---------
Net income (loss).......      $(36,799)     $(29,003) $(21,415)     $(73,229)     $(56,021) $ (23,801)   $  (2,703)
                              ========      ========  ========      ========      ========  =========    =========
BALANCE SHEET DATA
 (END OF PERIOD):
Total assets............      $921,952      $717,411  $597,911                              $ 549,168    $ 143,512
Total debt..............       754,405       548,596   429,096                                398,194       93,159
Partners' capital.......       139,608       146,264   146,264                                130,003       46,407
FINANCIAL RATIOS AND
 OTHER DATA:
EBITDA(2)...............      $ 47,394      $ 31,772  $ 29,125      $ 93,926      $ 64,813  $  34,353    $     991
EBITDA margin(2)........         46.3%         45.0%     44.4%         47.4%         47.2%      44.9%        22.7%
Cash interest paid(3)...        27,778                  20,366                                 20,603
Total debt to
 EBITDA(4)..............          7.67                    6.58                                   6.89
EBITDA to interest
 expense(5).............          1.29                    1.61                                   1.43
Net cash flows from
 operating activities...                              $  9,100                              $  18,911    $   1,907
Net cash flows from
 investing activities...                               (74,203)                              (418,215)    (131,345)
Net cash flows from
 financing activities...                                67,963                                400,293      132,088
Deficiency of earnings
 to fixed charges(6)....      $ 36,799      $ 29,003  $ 21,415      $ 73,229      $ 56,021  $  23,801    $   2,703
OPERATING STATISTICAL
 DATA (END OF
 PERIOD EXCEPT AVERAGE):
Homes passed............       810,100       559,300   559,300       807,935       559,200    498,900      125,295
Basic subscribers.......       565,500       390,350   390,350       565,575       392,000    356,400       92,736
Basic penetration.......         69.8%         69.8%     69.8%         70.0%         70.1%      71.4%        74.0%
Premium units...........       266,750       164,525   164,525       270,746       172,176    152,100       35,677
Premium penetration.....         47.2%         42.1%     42.1%         47.8%         43.9%      42.7%        38.5%
Average monthly revenue
 per basic
 subscriber(7)..........      $  31.15      $  30.99  $  30.99      $  29.60      $  29.47  $   29.73    $   27.76

---------
(1) Interest expense was net of interest income of $192, $192, $191, $671, $653, $471 and $60 respectively (dollars in thousands).
(2) EBITDA is defined as net income before interest, taxes, depreciation and amortization. The Company believes that EBITDA is a meaningful measure of per-formance because it is commonly used in the cable television industry to ana-lyze and compare cable television companies on the basis of operating perfor-mance, leverage and liquidity. In addition the Senior Credit Facility, the In-denture for the Notes and the FVOP Notes Indenture contain certain covenants, compliance with which is measured by computations substantially similar to those used in determining EBITDA. See "Description of Other Indebtedness" and "Description of the Notes." However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a meas-ure of liquidity, as determined in accordance with generally accepted account-ing principles. EBITDA margin represents the percentage of EBITDA to revenue.
(3) Cash interest paid represents "interest expense, net" adjusted to exclude amortization of deferred financing fees, the accretion of interest on the Notes and on the UVC Note.
(4) For purposes of this computation, EBITDA for the most recent quarter ended is multiplied by four. This presentation is consistent with the incurrence of indebtedness tests in the Indenture for the Notes and the FVOP Notes indenture. In addition, this ratio is commonly used in the cable television industry as a measure of leverage.
(5) For purposes of this computation, EBITDA and interest expense for the most recent quarter ended is multiplied by four, including certain pro forma adjust-ments made to include the effect of debt incurred to purchase those systems ac-quired by the Company during the quarter. This ratio is commonly used in the cable television industry as a measure of coverage.
(6) For purposes of this computation, earnings are defined as income (loss) be-fore income taxes and fixed charges. Fixed charges are defined as the sum of
(i) interest costs (including an estimated interest component of rental ex-pense) and (ii) amortization of deferred financing costs.
(7) Average monthly revenue per basic subscriber equals revenue for the last month of the period divided by the number of basic subscribers as of the end of such period.

                            PRO FORMA FINANCIAL DATA

The unaudited pro forma financial data presented below are derived from the historical financial statements of FVOP and certain of the Existing Systems and the Acquisition Systems. The unaudited pro forma balance sheet data as of June 30, 1997 give pro forma effect to (a) the Formation Transaction and the Offer-ing as if such transactions had been consummated on June 30, 1997 and (b) the Formation Transaction, the Offering and the Acquisitions as if such transac-tions had been consummated on June 30, 1997. The unaudited pro forma consoli-dated statement of operations data for the six months ended June 30, 1997 and for the year ended December 31, 1996 give pro forma effect to (a) the Formation Transaction, the Offering and the purchase of certain Existing Systems as if such transactions had been consummated on January 1, 1996 and (b) the Formation Transaction, the Offering and the purchase of certain of the Existing Systems and the Acquisition Systems as if such transactions had been consummated on January 1, 1996.

The unaudited pro forma financial data give effect to the Acquisitions de-scribed above under the purchase method of accounting and are based upon the assumptions and adjustments described in the accompanying notes to the unau-dited pro forma financial statements presented on the following pages. The al-locations of the total purchase price for the Acquisition Systems presented are based on preliminary estimates and are subject to final allocation adjustments.

The unaudited pro forma financial data presented do not consider any future events which may occur after the Acquisitions have been consummated. The Com-pany believes revenue and operating expense synergies and purchasing and other cost reductions of the combined operations of the Existing Systems and the Ac-quisition Systems will be realized after the Company has completed the Acquisi-tions and has installed its management controls, systems and marketing pro-grams. However, for purposes of the unaudited pro forma financial data pre-sented herein, these synergies have not been reflected because their realiza-tion cannot be assured.

The unaudited pro forma financial data do not purport to represent what the Company's results of operations or financial condition would have actually been or what operations would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The unaudited pro forma finan-cial data presented below should be read in conjunction with the audited and unaudited historical financial statements and related notes thereto of FVOP and certain of the Existing Systems and the Acquisition Systems and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in-cluded elsewhere in this Prospectus.

                FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1997
                               (In $ thousands)

                   ----------------------------------------------------------------------------------------
                                                 ACQUISITION SYSTEMS
                   ----------------------------------------------------------------------------------------

                                               SUBTOTAL
                                            COMPANY PRO
                         FVOP   PRO FORMA         FORMA                 TCI NEW BLUE RIDGE AND          COX
                          AND ADJUSTMENTS  OFFERING AND CABLEVISION     ENGLAND    PHOENIX--MI CENTRAL OHIO
                   SUBSIDIARY     FOR THE      EXISTING     SYSTEMS     SYSTEMS        SYSTEMS      SYSTEMS
                       ACTUAL OFFERING(A)       SYSTEMS ACQUISITION ACQUISITION   ACQUISITIONS  ACQUISITION
                   ---------- -----------  ------------ ----------- ----------- -------------- ------------
Cash and cash
equivalents......       6,499                     6,499          53          64          6,381
Accounts
receivable, net..       5,850                     5,850         368         144              7        2,295
Prepaid
expenses.........       2,604                     2,604         250          29             10
Property and
equipment, net...     212,875                   212,875      12,086       9,282          3,832       24,091
Franchise costs
and intangible
assets, net......     349,659                   349,659      13,809      21,520            695      149,277
Deferred
financing costs
and other, net...      12,165       6,000        18,165                                     12          980


Deposits.........       8,259     113,500       121,759
                      -------     -------       -------      ------      ------         ------      -------
 Total assets....     597,911     119,500       717,411      26,566      31,039         10,937      176,643
                      =======     =======       =======      ======      ======         ======      =======
Accounts payable
and accrued
liabilities......      14,930                    14,930       1,155         174            437        1,499
Subscriber
prepayments and
deposits.........       1,929                     1,929                                    259        1,364
Accrued interest
payable..........       5,692                     5,692                                     22
Deferred income
taxes............                                                        10,009                      62,636
Debt.............     429,096     (30,500)      548,596                                  3,731       30,735
                                  150,000
Partners'
capital..........     146,264                   146,264      25,411      20,856          6,488       80,409

                      -------     -------       -------      ------      ------         ------      -------
 Total
 liabilities and
 partners'
 capital.........     597,911     119,500       717,411      26,566      31,039         10,937      176,643
                      =======     =======       =======      ======      ======         ======      =======

                  ----------------------------
                      ACQUISITION SYSTEMS
                  ---------------------------
                   PRO FORMA
                  ADJUSTMENTS
                     FOR THE
                 ACQUISITION
                 SYSTEMS AND        PRO FORMA
                  NEW CREDIT          COMPANY
                    FACILITY     CONSOLIDATED
                 -----------     ------------
Cash and cash
equivalents......     (6,498)(b)        6,499
Accounts
receivable, net..                       8,664
Prepaid
expenses.........                       2,893
Property and
equipment, net...     79,993 (b)      342,159
Franchise costs
and intangible
assets, net......     11,125 (b)      546,085
Deferred
financing costs
and other, net...      4,000 (b)       15,509
                        (992)(c)
                      (6,656)(d)
Deposits.........   (121,616)(b)          143
                    --------          -------
 Total assets....    (40,644)         921,952
                    ========          =======
Accounts payable
and accrued
liabilities......        500 (b)       18,695
Subscriber
prepayments and
deposits.........                       3,552
Accrued interest
payable..........        (22)(c)        5,692
Deferred income
taxes............    (72,645)(c)
Debt.............    205,809 (b)      754,405
                     (34,466)(c)
Partners'
capital..........   (133,164)(c)      139,608
                      (6,656)(d)
                    --------          -------
 Total
 liabilities and
 partners'
 capital.........    (40,644)         921,952
                    ========          =======

          FOOTNOTES TO THE UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1997
                                 (IN THOUSANDS)

(a)Represents the effect of the Offering, assuming that the net proceeds (after $6.0 million of direct costs) of $144.0 million are utilized to repay $30.5 million of existing reducing revolving credit facility indebtedness under the Senior Credit Facility, with the remaining placed in escrow.

(b)Represents adjustments to the historical balance sheets of the Acquisition Systems to reflect the purchase of the Acquisition Systems, including (i) fair value adjustments recorded in connection with purchase accounting, (ii) incre-mental indebtedness incurred to acquire the Acquisition Systems, (iii) addition of $4.0 million of deferred financing costs incurred in connection with the New Credit Facility, (iv) recordation of an estimated $2.0 million of transaction costs, and (v) accrual for $0.5 million of certain identifiable restructuring costs the Company expects to incur within one year of the respective closing dates.

The combined purchase price allocation for the Acquisition Systems, based on estimates, is as follows:

                                             -----------------------------------
                                                           PURCHASE
                                             HISTORICAL       PRICE  PRELIMINARY
     TOTAL ACQUISITION SYSTEMS                  BALANCE ADJUSTMENTS   ALLOCATION
     -------------------------               ---------- -----------  -----------
     Property and equipment................    $ 49,291    $ 79,993     $129,284
     Intangible assets:....................
       Franchise costs.....................      22,215     154,688      176,903
       Other intangible assets.............     163,086    (143,563)      19,523
                                               --------    --------     --------
         Total intangible assets...........     185,301      11,125      196,426
                                               --------    --------     --------
     Aggregate purchase price, including
      transaction and restructuring costs..                             $325,710
                                                                        ========

(c)Represents the reversal of the historical equity accounts of the Acquisition Systems, and the elimination of debt balances, accrued interest, certain de-ferred financing costs and deferred income taxes which are not assumed under the acquisition agreements.

(d)A non-recurring charge of $6.7 million of deferred financing costs related to the Senior Credit Facility has been recognized in connection with the New Credit Facility, which will replace the Senior Credit Facility in its entirety. Such adjustment has been reflected as a direct charge to equity.

                FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   (FOR THE SIX MONTHS ENDED JUNE 30, 1997)
                               (In $ thousands)

                   -----------------------------------------------------------------------------
                                            EXISTING SYSTEMS
                   -----------------------------------------------------------------------------

                                                      PRO FORMA                         SUBTOTAL
                                                ADJUSTMENTS FOR                      COMPANY PRO
                                                       EXISTING       PRO FORMA            FORMA
                     FVOP AND         EXISTING      SYSTEMS AND     ADJUSTMENTS     OFFERING AND
                   SUBSIDIARY          SYSTEMS           SENIOR         FOR THE         EXISTING
                       ACTUAL  ACQUISITIONS(A)  CREDIT FACILITY        OFFERING          SYSTEMS
                   ----------  ---------------  ---------------     -----------     ------------
STATEMENT OF
OPERATIONS
Revenue..........      65,636            4,911                                            70,547
Expenses
 System
 operations......      34,462            2,610             (346)(e)                       36,726
 Corporate
 administrative
 expense.........       2,049              313             (313)(f)                        2,049
 Depreciation and
 amortization....      29,191            1,306              551 (g)                       31,048
                      -------          -------           ------         -------         --------
Operating income
(loss)...........         (66)             682              108                              724
Interest expense,
net..............     (21,302)            (783)             438 (h)      (8,034)(j)      (29,681)
Other income
(expense)........         (47)               1                                               (46)
                      -------          -------           ------         -------         --------
Net income (loss)
before income
taxes............     (21,415)            (100)             546          (8,034)         (29,003)
Provision for
income taxes.....
                      -------          -------           ------         -------         --------
Net income
(loss)...........     (21,415)            (100)             546          (8,034)         (29,003)
                      =======          =======           ======         =======         ========


                   ----------------------------------------------------------------------------------
                                              ACQUISITION SYSTEMS
                   ----------------------------------------------------------------------------------
                                                                           PRO FORMA
                                                                         ADJUSTMENTS
                                               BLUE RIDGE                    FOR THE
                                    TCI NEW           AND           COX  ACQUISITION
                   CABLEVISION      ENGLAND   PHOENIX--MI  CENTRAL OHIO  SYSTEMS AND        PRO FORMA
                       SYSTEMS      SYSTEMS       SYSTEMS       SYSTEMS   NEW CREDIT          COMPANY
                   ACQUISITION  ACQUISITION  ACQUISITIONS   ACQUISITION     FACILITY     CONSOLIDATED
                   -----------  -----------  ------------  ------------  -----------     ------------
STATEMENT OF
OPERATIONS
Revenue..........        9,262        4,278         1,927        16,743         (287)(k)      102,470
Expenses
 System
 operations......        5,161        2,156           919         7,369            4 (l)       52,335
 Corporate
 administrative
 expense.........          684          124            44           405         (565)(m)        2,741
 Depreciation and
 amortization....        1,534          934           466         4,510        7,427 (n)       45,919
                       -------        -----        ------       -------      -------        ---------
Operating income
(loss)...........        1,883        1,064           498         4,459       (7,153)           1,475
Interest expense,
net..............         (176)                      (146)         (970)      (7,170)(o)      (38,143)
Other income
(expense)........          (14)         (34)          (25)          (12)                         (131)
                       -------        -----        ------       -------      -------        ---------
Net income (loss)
before income
taxes............        1,693        1,030           327         3,477      (14,323)         (36,799)
Provision for
income taxes.....                      (388)                     (1,425)       1,813 (p)
                       -------        -----        ------       -------      -------        ---------
Net income
(loss)...........        1,693          642           327         2,052      (12,510)         (36,799)
                       =======        =====        ======       =======      =======        =========

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     (FOR THE YEAR ENDED DECEMBER 31, 1996)
                                (In $ thousands)


                   -------------------------------------------------------------------------------------------------------------
                                                                 EXISTING SYSTEMS
                   -------------------------------------------------------------------------------------------------------------

                                                                                                   PRO FORMA
                                                                                  PRO FORMA  ADJUSTMENTS FOR
                                                                                  EFFECT OF         EXISTING       PRO FORMA
                     FVOP AND             ACE           TRIAX            OTHER  SALE OF THE      SYSTEMS AND     ADJUSTMENTS
                   SUBSIDIARY         SYSTEMS         SYSTEMS          SYSTEMS  DISPOSITION           SENIOR         FOR THE
                       ACTUAL  ACQUISITION(B)  ACQUISITION(B)  ACQUISITIONS(C)   SYSTEMS(D)  CREDIT FACILITY        OFFERING
                   ----------  --------------  --------------  ---------------  -----------  ---------------     -----------
STATEMENT OF
OPERATIONS
Revenues.........      76,464          22,911          14,521           25,527       (2,162)
Expenses
 System
 operations......      39,181          12,377           6,846           13,004       (1,159)          (1,473)(e)
 Corporate
 administrative
 expense.........       2,930             886             948            1,518          (96)          (2,514)(f)
 Depreciation and
 amortization....      35,336           8,266           5,506            6,348         (557)           6,262 (g)
                      -------       ---------       ---------        ---------     --------         --------        --------
Operating income
(loss)...........        (983)          1,382           1,221            4,657         (350)          (2,275)
Interest expense,
net..............     (22,422)        (19,202)         (2,222)          (3,695)                        5,492 (h)     (16,995)(j)
Other income
(expense)........        (396)           (913)           (244)              21                           903 (i)
                      -------       ---------       ---------        ---------     --------         --------        --------
Net income (loss)
before income
taxes............     (23,801)        (18,733)         (1,245)             983         (350)           4,120         (16,995)
Provision for
income taxes.....
                      -------       ---------       ---------        ---------     --------         --------        --------
Net income
(loss)...........     (23,801)        (18,733)         (1,245)             983         (350)           4,120         (16,995)
                      =======       =========       =========        =========     ========         ========        ========

                   ----------------------------------------------------------------------------------------------------
                     EXISTING
                      SYSTEM                                     ACQUISITION SYSTEMS
                   ------------  --------------------------------------------------------------------------------------
                                                                                          PRO FORMA
                       SUBTOTAL                                                         ADJUSTMENTS
                    COMPANY PRO                             BLUE RIDGE                      FOR THE
                          FORMA                   TCI NEW          AND           COX   ACQUISITIONS
                   OFFERING AND  CABLEVISION      ENGLAND  PHOENIX--MI  CENTRAL OHIO    SYSTEMS AND          PRO FORMA
                       EXISTING      SYSTEMS      SYSTEMS      SYSTEMS       SYSTEMS     NEW CREDIT            COMPANY
                        SYSTEMS  ACQUISITION  ACQUISITION  ACQUISITION   ACQUISITION       FACILITY       CONSOLIDATED
                   ------------  -----------  -----------  -----------  ------------   ------------       ------------
STATEMENT OF
OPERATIONS
Revenues.........       137,261       17,584        8,440        3,793       31,749            (755)(k)        198,072
Expenses
 System
 operations......        68,776        9,987        4,747        1,632       13,955            (249)(l)         98,848
 Corporate
 administrative
 expense.........         3,672        1,270          430           86        1,320          (1,480)(m)          5,298
 Depreciation and
 amortization....        61,161        3,057        1,852          921        8,818          15,094 (n)         90,903
                      ---------      -------      -------     --------      -------        --------            -------
Operating income
(loss)...........         3,652        3,270        1,411        1,154        7,656         (14,120)             3,023
Interest expense,
net..............       (59,044)        (272)                     (321)      (2,346)        (13,615)(o)        (75,598)
Other income
(expense)........          (629)         (27)          (2)          (1)           5                               (654)
                      ---------      -------      -------     --------      -------        --------            -------
Net income (loss)
before income
taxes............       (56,021)       2,971        1,409          832        5,315         (27,735)           (73,229)
Provision for
income taxes.....                                    (595)                   (2,176)          2,771 (p)
                      ---------      -------      -------     --------      -------        --------            -------
Net income
(loss)...........       (56,021)       2,971          814          832        3,139         (24,964)           (73,229)
                      =========      =======      =======     ========      =======        ========            =======


     FOOTNOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

(a)Includes the historical results of operations of the Bluegrass Systems, Milestone Systems, Clear B&G Systems, Triax I Systems and Front Row Systems ("Existing Systems Acquisitions"). Historical results are presented for the systems purchased from January 1, 1997 to the respective dates of acquisition.

(b)Includes the historical results of operations of the ACE Systems and Triax Systems. Historical results are presented for the period from January 1, 1996 to the respective dates of acquisition.

(c)Includes the historical results of operations of the C4 Systems, Cox Sys-tems, Americable Systems, Grassroots Systems, Penn/Ohio Systems, Deep Creek Systems, Bluegrass Systems, Clear B&G Systems, Milestone Systems, Triax I Sys-tems, and Phoenix Front Row Systems ("Other Systems Acquisitions"). Historical results are presented for the systems purchased from January 1, 1996 to Decem-ber 31, 1996, or if earlier, the respective dates of acquisition.

(d)Represents the operations of the Chatsworth, Georgia system and the Woodstock and New Market, Virginia systems (the "Disposition Systems").

(e)Represents the anticipated decrease in programming costs for the Existing Systems of $19 and the anticipated increase in programming costs of $175 for June 30, 1997 and December 31, 1996, respectively, based on the Company's esti-mates of its programming costs and the estimated cost savings of $327 and $1,648 for June 30, 1997 and December 31, 1996, respectively, resulting from the elimination of duplicate functions and personnel attributable to the Exist-ing Systems.

(f)Represents the elimination of management fees and allocated overhead costs of $313 and $3,256 for June 30, 1997 and December 31, 1996, respectively, and the inclusion of the Company's estimated incremental overhead cost of $742 for December 31, 1996, attributable to the Existing Systems.

(g)Represents the additional depreciation and amortization expense arising from the acquisitions of the Existing Systems as if such acquisitions had occurred on January 1, 1996. Pro forma depreciation and amortization is calculated on a straight-line basis over periods that are consistent with the Company's stated accounting policy. The cost basis of the purchased assets utilized in these calculations is based on preliminary asset allocations between property and equipment and intangible assets and are subject to final allocation adjust-ments.

(h)Represents the net adjustment to (i) record interest expense on the incre-mental indebtedness arising from the purchase of the Existing Systems and to
(ii) reverse the historical interest expense of the Existing Systems. Adjust-ments to interest expense are calculated as if the incremental indebtedness had been outstanding since January 1, 1996 with interest accruing at rates as fol-lows: 8.50% and 8.51% weighted average interest rate on borrowings under the Senior Credit Facility at June 30, 1997 and December 31, 1996, respectively, 11.0% for $200,000 of FVOP Notes, and 11.5% for the UVC Note of $8,600 and $8,100 at June 30, 1997 and December 31, 1996, respectively.

(i)Represents the elimination of the minority interest in loss of the C4 Sys-tems prior to acquisition and the reversal of expenses incurred in connection with override and forbearance agreements with the lenders of ACE existing prior to acquisition.

(j)Adjustment to record a net increase to interest expense calculated as if $150,000 indebtedness incurred from the Offering had been outstanding during the entire period and $30,500 of the net proceeds from the Offering had been applied to repay existing indebtedness under the Senior Credit Facility with $113,500 placed in escrow. Interest expense on the Offering debt is calculated using an interest rate of 11.875% per annum. Interest on remaining debt is cal-culated as follows: 8.55% weighted average interest rate on borrowings under the Senior Credit Facility at June 30, 1997 and December 31, 1996, 11.0% on $200,000 of FVOP Notes, and 11.5% on the UVC Note of $8,600 and $8,100 at June 30, 1997 and December 31, 1996, respectively. A 1/8% change in the interest rate would result in a $94 and $188 change to the Company's pro forma net loss for the six months ended June 30, 1997 and for the year ended December 31, 1996, respectively.

(k)Represents the elimination of Primestar revenues for the TCI New England Systems.

(l)Represents the anticipated increase in programming costs for the Acquisition Systems of $424 and $804 for June 30, 1997 and December 31, 1996, respectively, based on the Company's current negotiated programming contracts, offset par-tially by the estimated cost savings of $216 and $380 for June 30, 1997 and De-cember 31, 1996, respectively, resulting from the elimination of duplicative functions and personnel attributable to the Acquisition Systems and partially by the cost savings of $204 and $673 for June 30, 1997 and December 31, 1996, respectively, resulting from the elimination of Primestar functions provided in the TCI New England Systems.

(m)Represents the elimination of management fees and allocated overhead costs of $1,257 and $3,106 for June 30, 1997 and December 31, 1996, respectively, and the inclusion of the Company's estimated incremental overhead cost of $692 and $1,626 for June 30, 1997 and December 31, 1996, attributable to the Acquisition Systems.

(n)Represents the additional depreciation and amortization expense arising from the purchase of the Acquisition Systems as if such acquisitions had occurred on January 1, 1996. Pro forma depreciation and amortization is calculated on a straight-line basis over periods that are consistent with the Company's stated accounting policy. The cost basis of the purchased assets utilized in these calculations is based on preliminary asset allocations between property and equipment and intangible assets and are subject to final allocation adjust-ments.

(o)Represents the net adjustment to (i) record interest expense on the incre-mental indebtedness needed to purchase the Acquisition Systems and to (ii) re-verse the historical interest expense of the Acquisition Systems. Adjustments to interest expense are calculated as if the incremental indebtedness had been outstanding since January 1, 1996 with interest accruing at rates as follows:
8.36% weighted average interest rate on borrowings under the Senior Credit Fa-cility at June 30, 1997 and December 31, 1996, 11.0% for $200,000 of FVOP Notes, and 11.5% for the UVC Note of $8,600 and $8,100 at June 30, 1997 and De-cember 31, 1996, respectively. A 1/8% change in the assumed interest rate would result in a $129 and $252 change to the Company's pro forma net loss for the six months ended June 30, 1997 and for the year ended December 31, 1996, re-spectively.

(p)Represents adjustments to reverse the provision of income taxes. FVOP is structured as a partnership, and accordingly, is not subject to income taxes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The Company commenced operations on November 9, 1995 with the acquisition of its first cable television systems. See "Business--Development of the Systems-- The Existing Systems" for a description of the Existing Systems. The Company has operated the Existing Systems for a limited period of time and had no oper-ations prior to November 9, 1995. All acquisitions have been accounted for un-der the purchase method of accounting and, therefore, the Company's historical results of operations include the results of operations for each acquired sys-tem subsequent to its respective acquisition date.

The Company has recently entered into definitive agreements or has substan-tially completed negotiations to acquire certain cable television system assets of Cablevision, TCI, Cox, Blue Ridge, and Phoenix for aggregate consideration of approximately $323.2 million (subject to adjustment). See "Business--Devel-opment of the Systems--The Acquisition Systems" for a description of the Acqui-sition Systems. If consummated, the purchase of the Acquisition Systems will result in a substantial increase in the number of subscribers and the revenues and expenses of the Company. As a result of the Company's limited operating history and the expected effect of the purchase of the Acquisition Systems, the Company believes that its results of operations for the periods presented are not indicative of the Company's results of operations in the future.

The Company's objective is to increase its subscriber base and operating cash flow through selective acquisitions of cable television systems that can be in-tegrated with the Company's Existing Systems and to enhance enterprise value through operating improvements and revenue growth. The Company continues the process of acquiring cable systems, and integrating, rebuilding and upgrading the new systems with its current systems. The Company also continues to invest significant capital for technical enhancement, including the headend equipment needed to launch additional channels contemporaneously with service rate in-creases which the Company expects to implement over the course of 1997. The Company has initiated the process of significant cable system rebuild and up-grade activity primarily in its New England and Ohio operating clusters, and is at varying stages of completion on eight separate rebuild and upgrade projects in systems serving, in the aggregate, approximately 37,500 basic subscribers. In addition, the Company will install headend equipment for the HITS digital television system in four of its Existing Systems and is currently beta-testing the HITS system in anticipation of its plan to launch the service commercially in early fall of 1997.

RESULTS OF OPERATIONS

Actual
Three months ended June 30, 1997 compared with the three months ended March 31, 1997

The following table sets forth, for the three-month periods ended June 30, 1997 and March 31, 1997, certain statements of operations and other data of the Com-pany. As a result of the Company's limited operating history, the Company be-lieves that its results of operations for the periods presented in this table are not indicative of the Company's future results.

                                               --------------------------------
                                                THREE MONTHS     THREE MONTHS
                                               ENDED JUNE 30,   ENDED MARCH 31,
                                                    1997             1997
                                               ---------------  ---------------
                                                          % OF             % OF
                                                AMOUNT REVENUE   AMOUNT REVENUE
                                               ------- -------  ------- -------
     In thousands (unaudited)
     Revenue.................................. $34,081   100.0% $31,555   100.0%
     Expenses
       Operating expenses.....................  17,679    51.8   16,783    53.2
       Corporate expenses.....................   1,048     3.1    1,001     3.2
                                               -------   -----  -------   -----
     EBITDA(1)................................ $15,354    45.1% $13,771    43.6%
                                               =======   =====  =======   =====
     Basic subscribers........................ 390,350          362,350
     Premium units............................ 164,525          149,500

---------------
(1)EBITDA represents operating income (loss) before depreciation and amortiza-tion. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, lev-erage and liquidity. In addition, the Senior Credit Facility, the Indenture and the FVOP Notes Indenture contain certain covenants, compliance with which is measured by computations substantially similar to those used in determining EBITDA. See "Description of Other Indebtedness" and "Description of the Notes." However, EBITDA is not intended to be a performance measure that should be re-garded as an alternative either to operating income or net income as an indica-tor of operating performance or to cash flows as a measure of liquidity, as de-termined in accordance with generally accepted accounting principles.

The three-month period ended June 30, 1997 is the only period in which the Com-pany operated all of the Existing Systems, although certain systems (the Triax I Systems and the Front Row Systems) were purchased during the period and are reflected only for that portion of the period that such systems were owned by the Company. The three-month period ended March 31, 1997 represents the inte-gration of all of the Existing Systems (except for the Triax I and Front Row Systems), although certain systems (the Bluegrass Systems, the Milestone Sys-tems and the Clear/B&G Systems) were purchased during the period and are re-flected only for that portion of the period that such systems were owned by the Company.

Revenue increased 8.0%, or approximately $2.5 million, to approximately $34.1 million for the three months ended June 30, 1997 from approximately $31.6 mil-lion for the three months ended March 31, 1997. Operating and corporate ex-penses increased approximately 5.3% and 4.7%, respectively, for the three months ended June 30, 1997 from the three months ended March 31, 1997. The num-ber of basic subscribers increased approximately 7.7% from 362,350 at March 31, 1997 to 390,350 as of June 30, 1997, while the number of premium units in-creased approximately 10.0% from 149,500 to 164,525 over the three-month peri-od.

During the six months ended September 30, 1997, (i) the Company's annualized subscriber churn rate (which represents the annualized number of subscriber terminations divided by the weighted average number of subscribers during the period) was approximately 31.5%, and (ii) the average subscriber life implied by such subscriber churn rate was approximately 3.2 years. Churn rates are com-puted without adjustment for the effects of seasonal subscriber activity and acquisitions and are within the Company's expectations. The Company does not expect churn rates to improve during its acquisition phase.

Significant growth over the first quarter of 1997 in revenue, operating and corporate expenses, basic subscribers and premium units is primarily attribut-able to the Company's acquisitions of cable systems during March and May of 1997. The Company's primary focus over the twelve-month period ended June 30, 1997 has been to achieve critical mass through acquisitions, to establish its core geography and to begin the consolidation of operations. In addition, the Company has aggresively launched and promoted new service offerings in the ma-jority of its systems, enabling the Company to increase service rates and pene-tration levels.

In an effort to maximize revenue from existing subscribers, the Company also has established and commenced operations at a centralized, in-house telemarketing center equipped with state-of-the art predictive dialing and com-munications equipment. The Company's efforts are focused on telemarketing pre-mium services to its subscribers in its New England and Ohio operating clus-ters. Beginning in April 1997, telemarketers have contacted the Company's sub-scribers, marketing

FrontierVision's "Ultimate TV" package, a premium service package consisting of at least three premium channels. This has resulted in an increase in the number of pay units purchased of those subscribers by approximately 17.4% over a three-month period. Based on its initial success, the Company intends to con-tinue to aggressively market selected premium service packages through its in-ternal telemarketing resources.

As its operations base has developed, the Company has increased its focus on the integration of business operations to achieve efficiencies, the significant investment in technical plant and the promotion of new and existing services to enhance revenues. In the second quarter of 1997, the Company has continued to progress in certain phases of these objectives, and the impact of certain of these efforts has resulted in the increase in EBITDA margin during the second quarter of 1997. Operating and corporate expenses were reduced to 54.9% of rev-enue in the three months ended June 30, 1997 from 56.4% in the three months ended March 31, 1997. The Company's EBITDA margin increased to 45.1% for the three months ended June 30, 1997 from 43.6% for the three months ended March 31, 1997.

Six months ended June 30, 1997 compared with six months ended June 30, 1996

The following table set forth, for the six-month periods ended June 30, 1997 and June 30, 1996, certain statements of operations and other data of the Com-pany. As a result of the Company's limited operating history, the Company be-lieves that its results of operations for the periods presented in this table are not indicative of the Company's future results.

                                             ----------------------------------
                                             SIX MONTHS ENDED  SIX MONTHS ENDED
                                              JUNE 30, 1997     JUNE 30, 1996
                                             ----------------  ----------------
                                                         % OF              % OF
                                               AMOUNT REVENUE    AMOUNT REVENUE
                                             -------- -------  -------- -------
     In thousands (unaudited)
     Revenue................................ $ 65,636   100.0% $ 27,539   100.0%
     Expenses
       Operating expenses...................   34,462    52.5    13,668    49.6
       Corporate expenses...................    2,049     3.1     1,265     4.6
                                             --------   -----  --------   -----
     EBITDA................................. $ 29,125    44.4% $ 12,606    45.8%
                                             ========   =====  ========   =====
     Basic subscribers......................  390,350           217,900
     Premium units..........................  164,525            91,300


Revenue increased 138.3%, or approximately $38.1 million, to approximately $65.6 million for the six months ended June 30, 1997 from approximately $27.5 million for the six months ended June 30, 1996. Operating and corporate ex-penses increased approximately 152.1% and 62.0%, respectively, for the six months ended June 30, 1997 from the six months ended June 30, 1996. As a per-centage of revenue, operating and corporate expenses increased to 55.6% of rev-enue for the six months ended June 30, 1997 from 54.2% of revenue for the six months ended June 30, 1996. The number of basic subscribers increased approxi-mately 79.1% from 217,900 at June 30, 1996 to 390,350 as of June 30, 1997,
while the number of premium units increased approximately 80.2% from 91,300 to 164,525 over the twelve-month period.

Twelve months ended December 31, 1996 compared with the period from April 17, 1995 (inception) to December 31, 1995

The following table sets forth, for the twelve-month period ended December 31, 1996 and the period from April 17, 1995 (inception) to December 31, 1995, cer-tain statements of operations and other data of the Company. As a result of the Company's limited operating history, the Company believes that its results of operations for the periods presented in this table are not indicative of the Company's future operations.

                                       --------------------------------
                                        TWELVE MONTHS     PERIOD FROM
                                            ENDED        APRIL 17, 1995
                                         DECEMBER 31,     TO DECEMBER
                                             1996           31, 1995
                                       ----------------  --------------
                                                   % OF            % OF
                                         AMOUNT REVENUE  AMOUNT REVENUE
                                       -------- -------  ------ -------
       In thousands
       Revenue........................ $ 76,464   100.0% $4,369   100.0%
       Expenses
         Operating expenses...........   39,181    51.2   2,311    52.9
         Corporate expenses...........    2,930     3.8     127     2.9
         Pre-acquisition expenses.....                      940    21.5
                                       --------   -----  ------   -----
       EBITDA......................... $ 34,353    44.9% $  991    22.7%
                                       ========   =====  ======   =====
       Basic subscribers..............  356,400          92,736
       Premium units..................  152,100          35,677

Revenue increased to $76.5 million in the twelve months ended December 31, 1996 from $4.4 million in the period ended December 31, 1995. This increase was at-tributable in part to having a full year of operations from the UVC Systems and the Longfellow Systems (both acquired in November 1995). Revenue for the twelve months ended December 31, 1996 also reflect operations for the following sys-tems from the date of their respective acquisitions: the C4 Systems on February 1, 1996; the Americable Systems on March 29, 1996; the Cox Systems on April 9, 1996; the Grassroots Systems on August 29, 1996; the Triax Systems on October 7, 1996; the ACE Systems on October 9, 1996; the Penn/Ohio Systems on October 31, 1996; and the Deep Creek Systems on December 23, 1996.

Operating and corporate expenses were reduced to 55.0% of revenue in the twelve months ended December 31, 1996 from 55.8% of revenues in the period ended De-cember 31, 1995 due primarily to cost-cutting measures implemented by the Com-pany. These efforts included the establishment of centralized regional service centers in Rockland, Maine, Greeneville, Tennessee, Richmond, Kentucky and Chillicothe, Ohio and the elimination of certain customer service offices. Other cost reductions have been realized through the elimination of duplicative expenses, such as customer billing, accounting, accounts payable and payroll administration.

As a result of such cost efficiencies and the aforementioned acquisitions, EBITDA increased to 44.9% of revenues in the twelve months ended December 31, 1996 from 22.7% of revenues in the period ended December 31, 1995.

Combined historical Acquired Predecessor Systems

The summary combined selected historical financial data and results of opera-tions discussed below represent the combined historical financial data of cer-tain of the Existing Systems. Combined financial data and results of operations do not include results of operations of the systems purchased from UVC and Longfellow during the period in 1995 when such systems were owned by the Compa-ny. Combined historical financial data and results of operations are presented as of and for the years ended December 31, 1995, 1994 and 1993 for certain of the Existing Systems, which represented approximately 85% of the Existing Sys-tems in terms of number of basic subscribers, as of June 30, 1997 and include only the systems purchased from UVC, C4, Cox, ACE and Triax (collectively the "Acquired Predecessor Systems").

The summary unaudited combined selected historical financial data and results of operations discussed below are derived from the audited and unaudited his-torical financial statements of the Existing Systems and should be read in con-junction with the audited financial statements and related notes thereto of the Acquired Predecessor Systems and "Management's Discussion and Analysis of Fi-nancial Condition and Results of Operations" included elsewhere in this Pro-spectus. The combined selected financial data set forth below represent the combined results of operations for the systems for periods during which the systems were not owned by the Company and, accordingly, do not reflect any pur-chase accounting adjustments or any changes in the operation or management of the systems that the Company has made since the date of acquisition or that it intends to make in the future. Accordingly, the Company does not believe that such operating results are indicative of future operating results of the Compa-ny.

                                            ----------------------------------
                                              ACQUIRED PREDECESSOR SYSTEMS
                                                 YEAR ENDED DECEMBER 31
                                            ----------------------------------
                                            1995(1)(2)  1994(3)(4)  1993(3)(4)
                                            ----------  ----------  ----------
   In thousands
   STATEMENT OF OPERATIONS DATA:
   Revenue.................................   $109,765    $105,368    $ 96,171
   Expenses
     Operating expenses....................     62,098      58,643      52,702
     Depreciation and amortization.........     42,354      46,345      41,863
                                              --------    --------    --------
   Operating income........................      5,313         380       1,606
   Interest expense........................    (37,898)    (34,506)    (31,230)
   Other expense...........................     (4,409)     (2,570)     (3,450)
                                              --------    --------    --------
   Net loss................................   $(36,994)   $(36,696)   $(33,074)
                                              ========    ========    ========
   BALANCE SHEET DATA (END OF PERIOD):
   Total assets............................   $288,253    $228,820    $255,108
   Total debt..............................    285,144     263,660     255,319

---------------
(1)Includes the combined results of operations of the Existing Systems pur-chased from UVC, C4, Cox, ACE and Triax for the year ended December 31, 1995 (except for UVC, which is for the period ended November 8, 1995). As the re-sults of operations of systems purchased from UVC are included in the Company's historical results of operations subsequent to the date of the Company's acqui-sition thereof (November 9, 1995), the amounts do not include $4.2 million in revenues, $2.4 million in operating expenses and $2.2 million in depreciation and amortization (computed after the application of purchase accounting adjust-ments) attributable to such systems.
(2)Includes combined balance sheet data for systems purchased from UVC as of November 9, 1995, the date of the Company's acquisition thereof, and combined balance sheet data for systems purchased from C4, Cox, ACE and Triax as of De-cember 31, 1995, because such acquisitions occurred after that date.
(3)Includes the combined results of operations of systems purchased from UVC, C4, Cox, ACE and Triax for the years ended December 31, 1994 and 1993.
(4)Includes combined balance sheet data for systems purchased from UVC, C4, Cox, ACE and Triax as of December 31, 1994 and 1993.

Year ended December 31, 1995 compared to the year ended December 31, 1994

Revenue increased to $109.8 million (excluding $4.2 million attributable to the operations of the UVC Systems for the period after acquisition by the Company) in the year ended December 31, 1995 from $105.4 million in the year ended De-cember 31, 1994 due to increases in service rates, internal subscriber growth and the acquisition of approximately 9,000 subscribers in the Triax Systems during the first quarter of 1995. For the UVC Systems, the Cox Systems and the C4 Systems during this period, basic subscribers increased by approximately 2.9%, primarily in the Cox Systems and the C4 Systems, which grew by 1,800 and 1,200 subscribers, respectively. Over this period, the number of basic sub-scribers and premium units increased by approximately 7.1% and 13.1%, respec-tively, for the ACE Systems and the Triax Systems. Basic penetration improved to 71.1% at year-end 1995 from 69.7% at year-end 1994, and premium penetration over the period declined to 42.1% at year-end 1995 from 45.9% at year-end 1994 for the UVC Systems, the Cox Systems and the C4 Systems. For the Triax Systems and the ACE Systems, basic penetration improved to approximately 73.2% at year-end 1995 from approximately 71.9% at year-end 1994, and premium penetration in-creased to 44.9% at year-end 1995 from 42.5% at year-end 1994. Operating ex-penses grew at rates generally approximating revenue growth, increasing to $62.1 million (excluding $2.4 million attributable to the operations of the UVC Systems for the period after acquisition by the Company) in the year ended De-cember 31, 1995 from $58.6 million in the year ended December 31, 1994. EBITDA increased to $47.7 million in 1995 excluding $1.8 million attributable to the operations of the UVC Systems for the period after acquisition by the Company) from $46.7 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

The cable television business generally requires substantial capital for the construction, expansion and maintenance of the delivery system. In addition, the Company has pursued, and intends to pursue in the future, a business strategy which includes selective acquisitions. Since its founding in 1995, the Company's cash from equity investments, bank borrowings and other debt is-sued by FVOP has been sufficient to finance the Company's acquisitions and, together with cash generated from operating activities, also has been suffi-cient to meet the Company's debt service, working capital and capital expendi-ture requirements. The Company intends to continue to finance such debt serv-ice, working capital and capital expenditure requirements in the future through a combination of cash from operations, indebtedness and equity capital sources, and the Company believes that it will continue to generate cash and be able to obtain financing sufficient to meet such requirements. The ability of the Company to meet its debt service and other obligations will depend upon the future performance of the Company which, in turn, is subject to general economic conditions and to financial, political, competitive, regulatory and other factors, many of which are beyond the Company's control. See "Risk Fac-tors--Substantial Leverage" and "--Insufficiency of Earnings to Cover Fixed Charges."

The Notes and the instruments evidencing the bank borrowings and other indebt-edness of the Company contain covenants and other provisions that impose re-strictions that, among other things, limit the amount of additional indebted-ness that may be incurred by the Company and also impose limitations on, among other things, investments, loans and other payments, certain transactions with affiliates, certain mergers and acquisitions and dispositions of assets. See "Description of Indebtedness" and "Description of the Notes."

The Company has entered into a $265.0 million Amended and Restated Credit Agreement (the "Senior Credit Facility") with The Chase Manhattan Bank, as Ad-ministrative Agent, J.P. Morgan Securities Inc., as Syndication Agent, CIBC Inc., as Managing Agent, and the other lenders signatory thereto. The Senior Credit Facility includes a $75.0 million, 8.25-year reducing revolving credit facility (the "Revolving Credit Facility"), a $100.0 million, 8.25-year term loan (the "Facility A Term Loan") and a $90.0 million, 9.25-year term loan (the "Facility B Term Loan"). At June 30, 1997, the Company had $30.5 million outstanding under the Revolving Credit Facility, $100.0 million outstanding under the Facility A Term Loan and $90.0 million outstanding under the Facil-ity B Term Loan. The weighted average interest rates at June 30, 1997 on the outstanding borrowings under the Revolving Credit Facility were approximately 8.19%, and under the Facility A Term Loan and the Facility B Term Loan were approximately 8.19% and 8.94%, respectively. The Company has entered into in-terest rate swap agreements to hedge the underlying LIBOR rate exposure for $170.0 million of borrowings through November 1999 and October 2000. For the three-month period ended June 30, 1997, the Company had recognized an increase to interest expense of approximately $63,000 as a result of these interest rate swap agreements.

In general, the Senior Credit Facility requires the Company to use the pro-ceeds from any equity or subordinated debt issuance or any cable system dispo-sition to reduce indebtedness for borrowings under the Senior Credit Facility and to reduce permanently commitments thereunder, subject to certain excep-tions permitting the Company to use such proceeds to fund certain permitted acquisitions, provided that the Company is otherwise in compliance with the terms of the Senior Credit Facility. The lenders under the Senior Credit Fa-cility have agreed that the contribution of the net proceeds of this Offering by Holdings to FVOP will not result in a permanent reduction of the commit-ments under the Senior Credit Facility.

The Senior Credit Facility is secured by a pledge of all limited and general partnership interests in the Company and in any subsidiaries of the Company and a first priority lien on all the tangible and intangible assets of the Company and each of its subsidiaries. In addition, in the event of the occur-rence and continuance of an event of default under the Senior Credit Facility, the Administrative Agent is entitled to replace the general partner of the Company with its designee.

On September 15, 1997, FVOP received a commitment from its principal lenders under the Senior Credit Facility to enter into the New Credit Facility, which will refinance and replace the Senior Credit Facility. The commitment will provide that the lenders will extend up to $650.0 million aggregate principal amount of revolving credit and term loan financing to FVOP. Under the commit-ment letter for the New Credit Facility, The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York have committed, subject to various terms and conditions, to provide $390.0 million and $260.0 million, respectively, in senior bank financing to FVOP. It is expected that these initial lenders will arrange, directly or through their affiliates, for a syndicate of other banks that will participate as lenders under the New Credit Facility. The Chase Man-hattan Bank will serve as Administrative Agent, Morgan Guaranty Trust Company of New York will serve as Syndication Agent, and Chase Securities Inc. and J.P. Morgan Securities Inc. will serve as Co-Arrangers of the New Credit Fa-cility.

The New Credit Facility will consist of a $200.0 million, 8-year revolving credit facility (the "New Revolving Credit Facility"), a $250.0 million, 8-year term loan (the "Tranche A Term Loan Facility") and a $200.0 million, 8.5-year term loan (the "Tranche B Term Loan Facility"). The Tranche A Term Loan Facil-ity and the Tranche B Term Loan Facility must be fully drawn as a condition to the availability of borrowings under the New Revolving Credit Facility. The proceeds from the New Credit Facility will be used, in part, to finance the ac-quisition of the Cox Central Ohio Systems, as well as to refinance and replace the Senior Credit Facility and for other general corporate purposes. In addi-tion, the commitment letter for the New Credit Facility contemplates that the lenders may make available, in their sole discretion, following a request by FVOP, up to an additional $250.0 million term loan (the "Incremental Term Loan Facility") to fund future acquisitions. No lender will be required to have com-mitted to fund the Incremental Term Loan Facility at the closing of the New Credit Facility. If the lenders determine to fund the Incremental Term Loan Fa-cility, the final maturity of such facility will be the same as the maturity of the Tranche B Term Loan Facility.

In general, the New Credit Facility will require FVOP to make mandatory prepay-ments of amounts outstanding under the New Credit Facility, beginning in 2002, based on a percentage of available excess cash flow. In addition, the New Credit Facility will require FVOP to use the proceeds from any cable system disposition (subject to certain qualifications) to reduce indebtedness for borrowings under the New Credit Facility. The New Credit Facility will provide that FVOP may engage in cable system dispositions of up to $150.0 million in the aggregate without the need to permanently reduce the commitments under the New Credit Facility if the net proceeds of such dispositions are either applied to temporarily reduce the New Revolving Credit Facility or held in a special account pending permitted reinvestment in subsequent acquisitions of cable sys-tems. The New Credit Facility will also permit FVOP to make acquisitions of up to $150.0 million in the aggregate (as such amount may be increased by the pro-ceeds of dispositions being held for reinvestment). The New Credit Facility will also contain customary financial and other covenants, which are expected to include limitations on the ability of Holdings and its subsidiaries to incur additional indebtedness. It is also expected that the New Credit Facility will permit FVOP to make distributions to Holdings in order to make regularly sched-uled interest payments (commencing March 15, 2002) and the payment of principal at the stated maturity date of the Notes unless a default or an event of de-fault has occurred under the New Credit Facility.

Holdings, as the general partner of FVOP, will guaranty the indebtedness under the New Credit Facility on a limited recourse basis. The New Credit Facility also will be secured by a pledge of all limited and general partnership inter-ests in FVOP and a first priority lien on all the assets of FVOP and its subsidiaries. The Company expects FVOP to enter into the New Credit Facility in the fourth quarter of 1997. See "Description of Other Indebtedness."

On October 7, 1996, FVOP issued $200.0 million aggregate principal amount of 11% Senior Subordinated Notes due 2006 (the "FVOP Notes"). The FVOP Notes ma-ture on October 15, 2006 and bear interest at 11%, with interest payments due semiannually commencing on April 15, 1997. The Company paid its first interest payment of $11.5 million on April 15, 1997. The FVOP Notes are general unsecured obligations of the Company and rank subordinate in right of payment to all existing and any future senior indebtedness. See "Description of Other Indebtedness." In anticipation of the issuance of the FVOP Notes, the Company entered into deferred interest rate setting agreements to reduce the interest rate exposure related to the FVOP Notes. The financial statement effect of these agreements will be to increase the effective interest rate which the Com-pany incurs over the life of the FVOP Notes.

In addition, in connection with the acquisition of the ACE Systems and the Triax Systems, FrontierVision Partners, L.P. ("FVP"), the Company's sole gen-eral partner, received additional funding commitments of approximately $76.0 million. As of June 30, 1997, all of such funding commitments had been invested in FVP and FVP had contributed substantially all of such investments to the Company as equity. During the six-month period ended June 30, 1997, the Company received approximately $37.7 million of equity contributions from its partners. Such equity contributions and senior debt, along with cash flow generated from operations, has been sufficient to finance capital improvement projects as well as acquisitions. The Company has adequately serviced its debt in accordance with the provisions of the Senior Credit Facility from EBITDA of approximately $29.1 million generated by the Company for the six-month period ended June 30, 1997.

In connection with the acquisition of the UVC Systems, the Company issued a subordinated note to UVC in the aggregate principal amount of $7.2 million. Un-der the terms of the UVC Note, the Company may repay the UVC Note at any time. See "Description of Other Indebtedness."

Cash Flows From Operating Activities

Cash flows from operating activities for the six months ended June 30, 1997 were $9.1 million compared to $7.2 million for the six months ended June 30, 1996. The increase was primarily a result of cable television system opera-tions acquired during 1996 and 1997.

Cash flows from operating activities for the year ended December 31, 1996 were $18.9 million compared to $1.9 million for the period from inception (April 17, 1995) through December 31, 1995. The increase was the result of cable television system operations acquired during 1996 as the UVC Systems and the Longfellow Systems were acquired during the fourth quarter of 1995.

Cash Flows From Investing Activities

Investing cash flows were primarily used to fund capital expenditures and ac-quire cable television systems. Capital expenditures for the six-month period ended June 30, 1997 were approximately $9.9 million compared to approximately $3.4 million for the six-month period ended June 30, 1996. Capital expendi-tures primarily consisted of expenditures for the construction and expansion of the delivery system, and additional costs were incurred related to the ex-pansion of customer service facilities. In addition, the Company capitalized approximately $0.4 million attributable to the cost of obtaining certain fran-chise, leasehold and other long-term agreements. The Company invested approxi-mately $55.5 million in acquisitions during the six months ended June 30, 1997 compared with approximately $178.8 million for the same period in 1996.

The Company had capital expenditures of $9.3 million during the twelve months ended December 31, 1996 compared to $0.6 million for the period from inception (April 17, 1995) through December 31, 1995. The 1996 expenditures primarily consisted of expenditures for the construction and expansion of the delivery system and additional costs were incurred related to the expansion of customer service facilities. In addition, for the year ended December 31, 1996, the Company capitalized approximately $2.0 million attributable to the cost of ob-taining certain franchise, leasehold and other long-term agreements. The Com-pany invested approximately $421.5 million in acquisitions during the twelve months ended December 31, 1996 compared with approximately $121.3 million for the period from inception (April 17, 1995) through December 31, 1995. The Com-pany also disposed of cable television systems for net proceeds of $15.1 mil-lion in the twelve months ended December 31, 1996.

The Company expects to spend a total of approximately $93.0 million over the next two years for capital expenditures with respect to the Existing Systems and the Acquisition Systems. These expenditures will primarily be used for (i) installation of fiber optic cable and microwave links which will allow for the consolidation of headends, (ii) analog and digital converter boxes which will allow the Company to more effectively market premium and pay-per-view servic-es, (iii) the continued deployment of coaxial cable to build-out the Existing Systems, (iv) headend equipment for the HITS digital television system and (v) the upgrade of a portion of the Company's cable television distribution sys-tems to, among other things, increase bandwidth and channel capacity. See "Business--Technological Developments."

Cash Flows From Financing Activities

Acquisitions during the first half of 1997 were financed primarily with equity contributions from the Company's partners; acquisitions during the first half of 1996 were financed primarily with borrowings under the Senior Credit Facil-ity and, to a lesser extent, with equity contributions from the Company's partners.

As of June 30, 1997, FVP had received a total of $199.4 million of equity com-mitments from its partners and all such equity commitments had been invested in FVP and FVP had contributed substantially all such equity investments to the Company.

Acquisitions during the twelve months ended December 31, 1996 were financed with equity contributions from the Company's partners, borrowings under the Senior Credit Facility, and issuance of $200.0 million aggregate principal amount of FVOP Notes; acquisitions for the period from inception (April 17, 1995) were financed with equity contributions from the Company's partners and borrowings under the Senior Credit Facility. During the year ended December 31, 1996, the Company received approximately $107.4 million of equity contri-butions from its partners as compared to $49.1 million for the period from in-ception (April 17, 1995) through December 31, 1995.

Holdings is a holding company which has no significant assets other than its direct and indirect equity interests in FVOP. Holdings Capital, a wholly-owned subsidiary of Holdings, was formed solely for the purpose of serving as a co-issuer of the Notes and has no operations or assets from which it will be able to repay the Notes. Accordingly, the Issuers must rely entirely upon distribu-tions from FVOP to generate the funds necessary to meet their obligations, in-cluding the payment of

Accreted Value or principal and interest of the Notes. The Senior Credit Facil-ity prohibits the distribution of funds to Holdings by FVOP. In addition, the FVOP Notes Indenture contains, and the New Credit Facility will contain, sig-nificant restrictions on the ability of FVOP to distribute funds to Holdings. See "Description of Other Indebtedness." There can be no assurance that the Se-nior Credit Facility, the FVOP Notes Indenture, the New Credit Facility or any agreement governing indebtedness that refinances such indebtedness or other in-debtedness of FVOP will permit FVOP to distribute funds to Holdings in amounts sufficient to pay the Accreted Value or principal or interest on the Notes when the same become due (whether at maturity, upon acceleration or otherwise).

The only significant assets of Holdings are the partnership interests in FVOP owned by Holdings. All of such interests in FVOP are pledged by Holdings as collateral under the Senior Credit Facility and will remain so pledged under the New Credit Facility. Therefore, if Holdings were unable to pay the Accreted Value or principal or interest on the Notes when due (whether at maturity, upon acceleration or otherwise), the ability of the holders of the Notes to proceed against the partnership interests of FVOP to satisfy such amounts would be sub-ject to the ability of such holders to obtain a judgment against Holdings and the prior satisfaction in full of all amounts owing under the Senior Credit Fa-cility or the New Credit Facility, as appropriate. Any action to proceed against the FVOP partnership interests by or on behalf of the holders of Notes would constitute an event of default under the Senior Credit Facility or the New Credit Facility, as the case may be, entitling the lenders thereunder to declare all amounts owing to be immediately due and payable, which event would in turn constitute an event of default under the FVOP Notes Indenture, enti-tling the holders thereof to declare the principal and accrued interest of the FVOP Notes to be immediately due and payable. In addition, as a secured credi-tor, the lenders under the Senior Credit Facility or the New Credit Facility, as the case may be, would control the disposition and sale of the FVOP partner-ship interests after an event of default under the Senior Credit Facility or the New Credit Facility, as the case may be, and would not be legally required to take into account the interests of unsecured creditors of Holdings, such as the holders of the Notes, with respect to any such disposition or sale. There can be no assurance that the assets of Holdings, after the satisfaction of claims of its secured creditors, would be sufficient to satisfy any amounts ow-ing with respect to the Notes.

                                    BUSINESS

THE COMPANY

The Company owns, operates and develops cable television systems in small and medium-sized suburban and exurban communities in geographically concentrated operating clusters. The Company has established three primary operating clus-ters--New England, Ohio and Kentucky--with a fourth, smaller group of cable television systems in the Southeast. Since closing its first acquisition in No-vember 1995, the Company has completed 15 acquisitions and expects to achieve its initial acquisition objective of acquiring at least 500,000 subscribers in operating clusters serving 100,000 or more subscribers by December 31, 1997. In meeting its growth objective, the Company has taken advantage of a market op-portunity to acquire cable properties in small to medium-sized communities at historically attractive values. FrontierVision is currently one of the 25 larg-est MSOs in the United States; the Existing Systems passed approximately 559,300 homes in 12 states and served approximately 390,350 basic subscribers as of June 30, 1997.

Recently, the Company has begun to exploit a new market opportunity to acquire larger cable systems which are contiguous or in close proximity to the Existing Systems. The Company expects this strategy will enable it to further consoli-date its market areas, increase subscriber density within its operating clus-ters and achieve economies of scale and operating efficiencies. Pursuant to this strategy, the Company has entered into agreements or has substantially completed negotiations to acquire, for an aggregate purchase price of approxi-mately $323.2 million (subject to adjustment), the Acquisition Systems which passed approximately 250,800 homes and served approximately 175,150 basic sub-scribers as of June 30, 1997. The Acquisition Systems primarily consist of cer-tain significant cable television systems to be acquired from affiliates of Cablevision, TCI and Cox. As of June 30, 1997, the Cablevision systems served approximately 53,400 subscribers in Maine, the TCI systems served approximately 14,900 subscribers in New Hampshire and 7,200 subscribers in Vermont and the Cox systems served approximately 87,550 subscribers in Ohio.

The Company is currently the second largest MSO in Kentucky, and, after giving pro forma effect to the purchase of the Acquisition Systems, as of June 30, 1997, the Company would be the largest MSO in Maine and one of the top five MSOs in Ohio. In the Southeast, the Company has accumulated attractive systems which it expects either to consolidate with subsequent system acquisitions, trade for systems within the Company's primary operating regions or divest at favorable prices. As of June 30, 1997, after giving pro forma effect to Acqui-sitions, the Company's cable television systems passed approximately 810,100 homes and served approximately 565,500 basic subscribers, representing a basic penetration level of 69.8%. On such a pro forma basis, for the six months ended June 30, 1997 and for the year ended December 31, 1996, the Company had reve-nues of approximately $102.5 million and $198.1 million, respectively, and EBITDA of approximately $47.4 million and $93.9 million, respectively.

Through continued acquisitions and internal growth, the Company seeks to own and operate cable systems serving at least 750,000 subscribers in geographi-cally concentrated clusters, each of which serves at least 150,000 subscribers or more. By continuing to focus on increasing subscriber density within its op-erating regions through selective acquisitions, integrating and streamlining business operations, and making significant investment and improvements in technical plant, the Company believes it can further enhance the operational and financial performance of its cable systems as well as effectively position the properties for the development of existing and new cable and broadband telecommunications services.

ACQUISITION OPPORTUNITY

The Company was organized in 1995 to exploit acquisition opportunities in the cable television marketplace created by the confluence of several economic, regulatory, competitive and technical forces. The cable television industry has experienced rapid and continuing consolidation over the last several years for various reasons. For example, operators have been faced with the need for in-creased levels of capital expenditures to expand channel capacity and have re-cently begun to face the threat of competition from new market entrants, in-cluding DBS services and telephone company video programming services.

Many smaller MSOs, particularly those that were acquisitive during the late 1980's and purchased systems at prices significantly higher than those paid by the Company, either are seeking liquidity for their investors or are con-strained from accessing additional capital to upgrade or rebuild aging plant to remain competitive with other video programming providers. This has resulted in both a large inventory of cable systems for sale in small to medium-sized mar-kets, and a relatively small pool of capable buyers.

As a result of this supply and demand anomaly, the Company initially sought to selectively acquire small and medium- sized cable television properties, thereby establishing core geographic clusters and subscriber mass. The aggre-gate purchase price paid (net of aggregate disposition proceeds of approxi-mately $16.0 million) by the Company for the Existing Systems was approximately $601.8 million, representing an average of 8.55 times the Acquisition Cash Flow (as defined) of the Existing Systems and approximately $1,550 per subscriber.

In reaction to the same market forces, larger MSOs recently have embarked on their own program of divesting or trading less strategic systems to redirect their resources to major urban and suburban markets. These "non-core" cable systems are near many of the Company's Existing Systems and are becoming avail-able to be acquired by the Company. The Acquisition Systems are representative of this market opportunity and generally serve larger communities with high subscriber density and technical plant and system specifications superior to those of the Existing Systems. The aggregate purchase price to be paid by the Company for the Acquisition Systems is $323.2 million, representing an average of 9.42 times the Acquisition Cash Flow of the Acquisition Systems and $1,845 per Acquisition System subscriber.

The Company believes that acquisition opportunities will continue to exist among the small and large MSO segments. Based on its well-defined geographical focus and strong market presence, the Company believes it is well-positioned to continue to acquire cable properties at attractive values.

BUSINESS STRATEGY

The Company's objective is to increase its subscriber base and operating cash flow through selective acquisitions of cable television systems that can be in-tegrated with the Company's existing systems and to enhance enterprise value through operating improvements and revenue growth. To achieve its objective, the Company pursues the following business strategies:

TARGET CLUSTERS IN SMALL AND MEDIUM-SIZED MARKETS. The Company has acquired contiguous clusters of cable television systems serving small and medium-sized suburban and exurban markets which are generally within 50 to 100 miles of larger urban and suburban communities. The Company believes that such markets have many of the beneficial attributes of larger urban and suburban markets, including moderate to high household growth, economic stability, attractive subscriber demographics and favorable potential for additional clustering. Moreover, in such markets, the Company believes that (i) it will face less di-rect competition given the lower population densities and higher costs per sub-scriber of installing cable service; (ii) it will maintain higher subscriber penetration levels and lower customer turnover based on fewer competing enter-tainment alternatives; and (iii) its overhead and operating costs will gener-ally be lower than similar costs incurred in larger markets.

GROW THROUGH STRATEGIC AND OPPORTUNISTIC ACQUISITIONS. In seeking to become the consolidator of cable television systems within its targeted geographic areas, the Company has systematically implemented a focused acquisition and consolida-tion strategy within its three primary operating clusters of New England, Ohio and Kentucky and its systems group in the Southeast. Recently, the Company has significantly increased the size and scale of its operating clusters by enter-ing into agreements to acquire larger cable systems deemed "non-core" by larger MSOs. The Company will also continue to pursue "fill-in" acquisitions of smaller systems in its operating clusters. The Company believes that such ac-quisition targets will have diminished strategic value to other prospective buyers given the Company's geographic prominence in these regions. Consequent-ly, the Company believes these acquisition targets can be purchased at favora-ble prices.

IMPLEMENT OPERATING EFFICIENCIES AND INCREASE OPERATING CASH FLOW THROUGH RE-GIONAL CONSOLIDATION. Upon acquiring a system, FrontierVision implements exten-sive management, operational and technical changes designed to improve operat-ing efficiencies and increase operating cash flow. By centralizing and upgrad-ing customer support functions, the Company has begun to reduce administrative costs and better manage and train employees, while providing a higher level of customer service than was previously provided by smaller, dispersed offices. Within the Existing Systems and Acquisition Systems, the Company plans to con-solidate up to 58 customer service and sales offices into five regional service centers and 17 local payment offices. The Company also seeks to reduce techni-cal operating costs and capital expenditures by consolidating headend facili-ties. In the Existing Systems and the Acquisition Systems, the Company plans to eliminate over 40% of the 249 headends. By serving more subscribers from a sin-gle distribution point, FrontierVision has begun to decrease ongoing technical maintenance expenses, improve system reliability and enhance cost-efficiencies in adding new channels and services.

PROMOTE AND EXPAND SERVICE OFFERINGS. Because many of the Company's customers received limited service offerings prior to acquisition, the Company believes that a significant opportunity exists to increase service revenue by increas-ing the programming and pricing options available to its customers. Towards this end, the Company has created new basic and premium packages and launched several lower priced premium channels such as Disney, Starz! and Encore. The Company aggressively promotes and expands services to add and retain customers and increase revenue per customer. The Company employs a coordinated array of marketing techniques, including direct door-to-door sales, telemarketing, di-rect mail, print and broadcast advertising, flyers and billing inserts and cross-channel promotion. In April 1997, the Company established a centralized, in-house telemarketing center initially focusing on telemarketing premium serv-ice packages to its customers in Ohio and Maine. The Company is also actively engaged in sales audit programs targeted at its markets with low cable penetra-tion. As systems are consolidated and technically enhanced, the Company will also continue to expand addressability, which is currently only available in systems serving 36.9% of the Company's subscribers, and seek to increase reve-nues derived from pay-per-view movies and events, as well as new pay services such as interactive video games. In addition, with the expanded advertising market delivery afforded by larger, contiguous system clusters, the Company plans to intensify local spot advertising sales efforts, which generated only $0.64 per subscriber per month in the second quarter of 1997.

STRATEGICALLY UPGRADE SYSTEMS. The Company will selectively upgrade its cable systems to increase channel capacities, enhance signal quality and improve technical reliability. The Company believes that such technical upgrades will not only enhance the potential for increasing revenues, but also will improve customer and community relations and further solidify the Company's incumbent position as the preeminent local provider of video services. Over the next five years, the Company currently intends to establish a technical platform of 400 MHz to 550 MHz (54 to 78 analog channels) in most of its systems and 750 MHz (110 analog channels) in its larger markets. Subsequent to this upgrade plan, approximately two-thirds of the Company's subscribers will be served by systems with 550 MHz to 750 MHz plant. Over the same period, the Company plans to in-vest substantial amounts in addressable converters. Given the scope of its en-gineering activities, the Company is in the process of hiring in-house con-struction and technical management personnel to improve efficiencies and expe-dite the completion of engineering projects. The Company continually monitors and evaluates new technological developments to anticipate the introduction of new services and program delivery capabilities, such as the HITS digital pro-gramming system and cable Internet access. As a result, the Company may deter-mine to reallocate the investment of its capital in order to deploy such tech-nology and to make optimal use of its assets.

POSITION THE SYSTEMS FOR BROADBAND SERVICES. By implementing a hybrid fiber optic/coaxial cable design ("HFC") across the majority of its cable plant, the Company will effectively position itself for the introduction of new broadband video, voice and data services. Given its fiber-rich local infrastructure and the expanded bandwidth provided by coaxial cable, the Company believes it will enjoy distinct advantages over competitive service providers, which include higher speed, increased capacity, greater selectivity and better technical re-liability. The Company's full service broadband HFC networks will enable it to offer a wide range of new services that include video applications such as dig-ital programming, regional advertising insertion and interactive video games, as well as telecommunications and data services such as cable Internet access, virtual LAN applications, high speed point-to-point data transmission and com-petitive telephone access. Given its fiber-rich local infrastructure and the expanded bandwidth provided by coaxial cable, the Company believes it will en-joy distinct advantages over competitive service providers that include higher speed, increased capacity, greater selectivity and better technical reliabili-ty. In addition, the Company is initiating limited beta tests of digital pro-gramming systems and cable modems to assess the viability of a more widespread roll-out.

FOCUS ON THE CUSTOMER. FrontierVision continually seeks to provide superior customer service and improve programming and service choices for its subscrib-ers. By centralizing customer service at the regional level, all functions that directly impact subscribers, including sales and marketing, customer service and administration and technical support, are implemented as close to the cus-tomer as possible. In addition, as a result of its consolidation efforts, the Company has been able to enhance its customer service by increasing hours of operation for its customer service functions, better coordinating technical service and installation calls, speeding responsiveness to customer inquiries and standardizing maintenance procedures. While centralizing and improving cus-tomer service, the Company has opened local payment and technical offices to maintain its local presence and visibility within its communities. In addition, as part of the Company's plans to upgrade its acquired cable systems, FrontierVision regularly evaluates the programming packages, pricing options and add-on services available to its customers.

DEVELOPMENT OF THE SYSTEMS

The Existing Systems. The Company commenced operations in November 1995 with the acquisition of its first cable television systems. The following table sum-marizes the acquisitions of the Existing Systems:

                          ----------------------------------------------------------
                                                                 BASIC      PURCHASE
                                            PURCHASE PRICE(1) SUBSCRIBERS  PRICE PER
PREDECESSOR OWNER           DATE ACQUIRED     (IN MILLIONS)   ACQUIRED(2) SUBSCRIBER
-----------------         ----------------- ----------------- ----------- ----------
United Video
 Cablevision, Inc. (the
 "UVC Systems").........   November 9, 1995            $120.8      87,400     $1,382
Longfellow Cable
 Company, Inc. (the
 "Longfellow Systems")..  November 21, 1995               6.1       5,100      1,196
C4 Media Cable
 Southeast, Limited
 Partnership (the
 "C4 Systems")..........   February 1, 1996              47.6      40,400      1,178
Americable International
 Maine, Inc. (the
 "Americable Systems")..     March 29, 1996               4.8       3,350      1,433
Cox Communications (the
 "Cox Systems").........      April 9, 1996             136.0      77,200      1,762
Phoenix Grassroots Cable
 Systems, LLC (the
 "Grassroots Systems")..    August 29, 1996               9.3       7,400      1,257
Triax Southeast
 Associates, L.P. (the
 "Triax Systems").......    October 7, 1996              84.7      53,200      1,592
American Cable
 Entertainment of
 Kentucky-Indiana, Inc.
 (the "ACE Systems")....    October 9, 1996             146.0      83,250      1,754
SRW, Inc.'s Penn/Ohio
 Cablevision, L.P. (the
 "Penn/Ohio Systems")...   October 31, 1996               3.8       3,225      1,178
SRW, Inc.'s Deep Creek
 Cable TV, L.P. (the
 "Deep Creek System")...  December 23, 1996               3.0       2,175      1,379
Bluegrass Cable
 Partners, L.P. (the
 "Bluegrass Systems")...     March 20, 1997               9.9       7,225      1,370
Clear Cable T.V., Inc.
 and B&G Cable T.V.
 Systems, Inc. (the
 "Clear/B&G Systems")...     March 31, 1997               1.7       1,450      1,172
Milestone Communications
 of New York, L.P. (the
 "Milestone Systems")...     March 31, 1997               2.8       2,125      1,318
Triax Associates I, L.P.
 (the "Triax I
 Systems")..............       May 30, 1997              34.5      20,700      1,667
Phoenix Front Row
 Cablevision (the "Front
 Row Systems")..........       May 30, 1997               6.8       5,250      1,295
                                                       ------     -------     ------
Total...................                               $617.8     399,450     $1,547
                                                       ======     =======     ======

---------------
(1) Represents the contract purchase price excluding working capital purchase adjustments and transaction costs.
(2) Includes 10,600 subscribers to systems that were sold by the Company in 1996.

The Acquisition Systems. The Company has entered into agreements or has sub-stantially completed negotiations to acquire the Acquisition Systems for an ag-gregate purchase price of approximately $323.2 million (subject to adjustment). As of June 30, 1997, the Acquisition Systems passed approximately 250,800 homes and served approximately 175,150 basic subscribers and 102,225 premium units, representing basic penetration of 69.8% and premium penetration of 58.4%. As described below, the substantial majority of the Acquisition Systems are in close proximity to the Existing Systems, consistent with the Company's strategy of clustering its cable television systems to achieve operating efficiencies. The Company's purchase of the Acquisition Systems is subject to, among other things, the satisfaction of customary closing conditions and the receipt of certain third-party or governmental approvals, including the consent of fran-chising authorities. Proceeds from the New Credit Facility will be used to fund the acquisition of the Cox Central Ohio Systems. Although there can be no as-surances that such closing conditions will be satisfied or that any of these transactions will be consummated, it is anticipated that each of these transac-tions will be completed during the fourth quarter of 1997. See "Risk Factors-- Risks Relating to Acquisition Strategy."

Cablevision Systems. On October 31, 1997, the Company purchased from A-R Cable Services ME, Inc., an affiliate of Cablevision, substantially all of the assets comprising the four Cablevision Systems located in and around Bangor and Lewis-ton, Maine for a purchase price of approximately $78.2 million. The Company in-tends to operate all of the Cablevision Systems as part of its New England cluster. As of June 30, 1997, the Cablevision Systems passed approximately 89,400 homes and served approximately 53,400 basic subscribers who purchased approximately 31,950 pre-mium service units, representing basic penetration of 59.7% and premium pene-tration of 59.8%. At June 30, 1997, the average monthly revenue per subscriber was $29.47. The aggregate purchase price of $78.2 million represents a multiple of 9.2 times Acquisition Cash Flow and $1,464 per subscriber. The Cablevision Systems serve primarily the cities of Bangor and Lewiston, Maine and outlying communities from four headend facilities. Bangor and Lewiston, respectively, are the second and third largest cities in Maine and those systems are contigu-ous to certain of the Existing Systems which served approximately 19,000 basic subscribers as of June 30, 1997. Up to eighteen headend facilities serving the Existing Systems are expected to be interconnected as a part of the Company's overall upgrade plan, resulting in approximately 70,000 subscribers being served from two headend facilities.

TCI New England Systems. On May 12, 1997, the Company entered into an agreement with TCI Cablevision of Vermont, Inc. and Westmarc Development Joint Venture to purchase substantially all of the assets comprising five TCI New England Sys-tems located in Vermont and New Hampshire for a purchase price of $34.5 mil-lion. The Company intends to operate the TCI New England Systems as part of its New England cluster. As of June 30, 1997, the TCI New England Systems passed approximately 18,100 homes and served approximately 14,900 basic subscribers and 5,425 premium units in New Hampshire and passed approximately 10,350 homes and served 7,200 basic subscribers and 2,825 premium units in Vermont. In the aggregate, the TCI New England Systems achieved basic penetration of approxi-mately 77.7% and premium penetration of approximately 37.3%, and generated av-erage monthly revenue per subscriber of $33.07 at June 30, 1997. The aggregate purchase price of $34.5 million represents a multiple of 8.4 times Acquisition Cash Flow and $1,560 per subscriber. The New Hampshire systems are contiguous to two Existing Systems, and headends for these systems are expected to be eliminated as part of the Company's upgrade plans. This will result in a single headend facility in Lebanon, New Hampshire serving over 12,000 subscribers. The New Hampshire systems are located within 60 miles of Concord, the state capital and the Vermont systems are located north and northeast of Burlington, the state's largest city. The Lebanon system will become the Company's largest sys-tem in New Hampshire, while the Vermont TCI New England Systems will establish the Company's presence in Vermont.

Cox Central Ohio Systems. On October 15, 1997, the Company entered into an agreement with Cox to acquire the assets of the Cox Central Ohio Systems for aggregate consideration of approximately $193.0 million. The Company intends to operate the Cox Central Ohio Systems as part of its Ohio cluster. As of June 30, 1997, the Cox Central Ohio Systems passed approximately 116,450 homes and served approximately 87,550 basic subscribers and 58,550 premium units, repre-senting basic penetration of 75.2% and premium penetration of 66.9%. At June 30, 1997, the average monthly revenue per basic subscriber was $32.89. The ag-gregate purchase price represents a multiple of 9.9 times Acquisition Cash Flow and an average of $2,200 per subscriber. The communities served by the Cox Cen-tral Ohio Systems are generally self-contained communities located north and east of Columbus, Ohio. Up to nine Existing System headends in Ohio, currently serving approximately 8,000 subscribers, are expected to be eliminated as part of the Company's upgrade plans, with such subscribers to be served from headend facilities of the Cox Central Ohio Systems. The acquisition of the Cox Central Ohio Systems will significantly expand the Company's presence in Ohio and in-crease the average system size in the Company's Ohio cluster.

Phoenix-Michigan System. On August 29, 1997, the Company purchased from Phoenix substantially all of the assets of the Phoenix-Michigan System for aggregate consideration of $13.5 million. The Company intends to operate the Phoenix-Michigan System as part of its Ohio cluster. As of June 30, 1997, the Phoenix-Michigan System passed approximately 10,500 homes and served approximately 7,600 basic subscribers and 2,500 pay units, representing basic penetration of 72.4% and premium penetration of 33.0%. Average monthly revenue per subscriber was $31.03 at June 30, 1997. The $13.5 million purchase price represents a mul-tiple of 8.0 times Acquisition Cash Flow and an average purchase price of $1,776 per subscriber. The Phoenix-Michigan subscribers are served from a sin-gle headend facility located just north of Toledo, Ohio from a technical plat-form of 450 MHz plant. The service area is adjacent to certain of the Existing Systems in predominantly middle-class communities of southeastern Michigan.

Blue Ridge Systems. On September 3, 1997, the Company purchased from Blue Ridge to purchase substantially all the assets of the Blue Ridge Systems for a pur-chase price of approximately $4.0 million. The Company intends to operate the Blue Ridge Systems as part of its Southeast region. As of June 30, 1997, the Blue Ridge Systems passed approximately 6,000 homes and served approximately 4,500 basic subscribers and 925 pay units, representing basic penetration of 75.0% and premium penetration of 20.6%. Average monthly revenue per subscriber was $21.63 at June 30, 1997. The aggregate purchase price represents a multiple of 6.8 times Acquisition Cash Flow and $900 per subscriber.

Potential Acquisitions. The Company intends to continue to pursue, on an oppor-tunistic basis, additional strategic acquisitions of significant size, joint venture arrangements and smaller "fill-in" acquisitions within its existing op-erating clusters to further enhance the operational and financial performance of its geographic clusters and to obtain subscriber densities sufficient to po-sition the systems for broadband services. Towards this end, the Company cur-rently has entered into four additional letters of intent to acquire, for ag-gregate consideration of approximately $65.9 million, contiguous cable systems or cable systems in close proximity to the Existing Systems and the Acquisition Systems, and the Company intends to continue the process of regional consolida-tion. In the aggregate, these systems served approximately 37,900 basic sub-scribers as of June 30, 1997. Of the total subscribers, approximately 34,000 would be added to the Company's Ohio cluster, 2,400 to the Company's Kentucky cluster, and 1,500 to the Company's Southeast region. These systems possess technical profiles generally consistent with the profiles for the Company's Ex-isting Systems. There can be no assurance that any or all of these additional acquisitions will be consummated or that the Company can successfully integrate any acquired business with its existing operations.

SYSTEM DESCRIPTIONS

The Company's cable television systems consist of three primary clusters--New England, Ohio and Kentucky--with a fourth, smaller group of systems in the Southeast. The following chart provides certain pro forma operating and techni-cal profile statistics as of June 30, 1997 for the Acquisition Systems and for the Existing Systems. The following discussion of the number of subscribers in each of the clusters gives effect to the Acquisitions.

               COMBINED EXISTING SYSTEMS AND ACQUISITION SYSTEMS

                         -------------------------------------------------------
                                                                        COMBINED
                                                                     ACQUISITION
                         NEW ENGLAND     OHIO  KENTUCKY  SOUTHEAST  AND EXISTING
                             CLUSTER  CLUSTER   CLUSTER    SYSTEMS       SYSTEMS
                         -----------  -------  --------  ---------  ------------
Homes passed............     213,525  328,050   167,800    100,725       810,100
Basic subscribers.......     143,850  235,375   124,925     61,350       565,500
Basic penetration.......        67.4%    71.8%     74.5%      60.9%         69.8%
Premium units...........      64,325  127,750    47,600     27,075       266,750
Premium penetration.....        44.7%    54.3%     38.1%      44.1%         47.2%
Average monthly revenue
 per basic subscriber...      $30.46   $31.95    $32.41     $27.14        $31.15
Number of headends......          78       82        40         49           249
Percentage of
 subscribers with at
 least 54-channel
 capacity...............        34.7%    75.7%     56.7%      26.4%         55.7%

---------------
(1) Average monthly revenue per basic subscriber equals revenue for the month ended June 30, 1997 divided by the number of basic subscribers as of the end of such period.

New England Cluster. The systems in the New England cluster passed approxi-mately 213,525 homes and served approximately 143,850 basic subscribers and 64,325 premium units as of June 30, 1997. The New England cluster is comprised primarily of systems located in communities in southern, middle and coastal Maine, central New Hampshire and northern Vermont. Of the Maine systems' ap-proximately 116,800 subscribers, approximately 70,000 subscribers are located in Bangor and Lewiston and contiguous communities, and the remaining Maine sub-scribers are located within 60 miles of Portland in predominantly blue-collar, middle-income bedroom communities. In addition, the Company serves resort com-munities in Maine's Carrabassett Valley that include Sugarloaf/USA and Sunday River. Most of the approximately 19,900 subscribers in New Hampshire are lo-cated in Lebanon and surrounding communities or within commuting distance of Laconia, Plymouth and Littleton. The 1996 median household income and projected household growth rates (from 1996 to 2001) in the areas served by the New En-gland Systems exceed U.S. averages for counties with less than 100,000 house-holds ("Comparable Counties"), according to Equifax National Decision Systems, 1996.

After giving pro forma effect to the Acquisitions, approximately 34.7% of the Company's subscribers in the New England cluster are offered at least 54 chan-nels. The Company plans to utilize excess channel capacity by introducing new basic and premium services, increasing penetration of addressable converters, available to only 55.9% of the pro forma New England cluster subscribers as of June 30, 1997, and aggressively pursuing spot advertising revenue, which ac-counted for only $0.10 per subscriber per month during the second quarter of 1997. The pro forma New England cluster's basic penetration rate is 15.5% below the Maine state average penetration rate of 79.8% according to Warren Publish-ing, Inc.'s Television and Cable Factbook, 1997.

Ohio Cluster. The systems in the Ohio cluster passed approximately 328,050 homes and served approximately 235,375 basic subscribers and 127,750 premium units as of June 30, 1997. The majority of the subscribers in the Ohio cluster are located within 60 miles of either Columbus or Toledo, Ohio. In addition to those subscribers located in exurban Columbus and Toledo, certain of the Company's subscribers residing along the Ohio River in Ohio, Kentucky and West Virginia are served from a single regional office located in Chillicothe, Ohio. The 1996 median household income in the Ohio cluster exceeds U.S. averages for Comparable Counties, according to Equifax National Decision Systems, 1996, al-though household growth rates in the areas served by the Ohio Systems are pro-jected to lag that of Comparable Counties over the next five years.

After giving pro forma effect to the Acquisitions, approximately 75.7% of the Company's subscribers in the Ohio cluster are offered at least 54 channels, in-cluding a fiber-to-the-feeder 550 MHz design in Ashland, Kentucky and Newark, Ohio. Although the Ohio cluster's pro forma basic penetration rate at June 30, 1997 was above the 1996 Ohio state average of 65.6%, its pay penetration rate was approximately 13.7% below the Ohio state average pay penetration rate of 63.0% according to Warren Publishing, Inc.'s Television and Cable Factbook, 1997.

As part of its technical improvement program, the Company plans to increase the deployment of addressable converters, which were available to only 44.5% of the pro forma Ohio cluster subscribers as of June 30, 1997, and to more aggres-sively market pay-per-view and other interactive services such as video games. In addition, the Company plans to leverage its existing centralized advertising facilities and personnel to increase advertising revenue in all of the Ohio cluster, which accounted for only $0.81 per subscriber per month during the second quarter of 1997.

Kentucky Cluster. The systems in the Kentucky cluster passed approximately 167,800 homes and served approximately 124,925 basic subscribers and 47,600 premium units as of June 30, 1997. The majority of the subscribers in the Ken-tucky cluster are serviced from a regional customer service center in Richmond, Kentucky and reside in outlying communities of Lexington, Kentucky and Cincin-nati, Ohio. The 1996 median household income and the projected growth rates (from 1996 to 2001) in the areas served by the Kentucky Systems exceed U.S. av-erages for Comparable Counties, according to Equifax National Decision Systems, 1996.

After giving pro forma effect to the Acquisitions, approximately 56.7% of the Company's subscribers in the Kentucky cluster are offered at least 54 channels, including fiber-to-the-feeder 550 MHz design systems in Nicholasville, Kentucky and Delhi, Ohio and 750 MHz design systems in Madison, Indiana and Winchester, Kentucky. The Company continues to expend capital to complete a fiber ring sur-rounding Lexington, Kentucky. When complete, this fiber loop will serve approx-imately 60,000 subscribers from a single headend facility, interconnecting ap-proximately fifteen existing headend facilities and passing nine colleges and universities. The Kentucky cluster will then be effectively positioned to offer broadband telecommunications and data services such as high speed Internet ac-cess, distance learning and point-to-point telephony. The Company plans to uti-lize excess channel capacity to introduce new basic and premium services to the Kentucky cluster. While the Kentucky cluster's basic penetration rate at June 30, 1997 was marginally less than the Kentucky state average of 76.9%, its pay penetration rate was approximately 21.6% below the Kentucky state average pay penetration rate of 48.6% according to Warren Publishing, Inc.'s Television and Cable Factbook, 1997.

As part of its technical improvement program, the Company also plans to in-crease the deployment of addressable converters, which were available to only 53.2% of the pro forma Kentucky cluster subscribers as of June 30, 1997, and to more aggressively market pay-per-view and other interactive services. Addition-ally, the Company plans to leverage its existing centralized advertising facil-ities and advertising sales personnel to increase advertising revenue in all of the Kentucky cluster, which accounted for only $1.00 per subscriber per month during the second quarter of 1997.

Southeast Systems. The Company plans either to consolidate further the systems in its Southeast region through acquisitions, to trade certain of the systems for properties within its New England, Ohio and Kentucky clusters or to sell the systems outright. As such, the Company's operating and capital expenditure plans for the Southeast systems will be limited to maintenance and discretion-ary projects that will increase the value of the systems to a potential buyer or trading partner. The Southeast systems passed approximately 100,725 homes and served approximately 61,350 basic subscribers and 27,075 premium units as of June 30, 1997. The Southeast systems are comprised of groups of systems lo-cated in the following states: (i) Tennessee, which served approximately 19,400 basic subscribers; (ii) North Carolina, which served approximately 15,100 basic subscribers; (iii) Virginia, which served approximately 19,600 basic subscrib-ers; and (iv) Maryland/Pennsylvania, which served approximately 7,250 basic subscribers at June 30, 1997. The Tennessee systems are located primarily in Greeneville, Tennessee and surrounding communities, the North Carolina systems are located near

Rocky Mount, North Carolina and the Virginia systems are located in north cen-tral Virginia between Charlottesville and Winchester and in Eastern Virginia near Richmond. The Maryland/Pennsylvania systems are located along the Mary-land and Pennsylvania border, approximately 120 miles west of Washington, D.C. The 1996 median household income and actual and projected growth rate in the number of households (from 1990 to 2001) in the areas served by the Southeast Systems exceed U.S. averages for Comparable Counties, according to Equifax Na-tional Decision Systems, 1996.

Approximately 26.4% of the current plant design for the pro forma Southeast systems is at least 54 channels. The Company will continue to evaluate capital expenditures to rebuild and upgrade plant based on the sales or trading status of the Southeast systems.

TECHNOLOGICAL DEVELOPMENTS

As part of its commitment to customer service, the Company maintains high technical performance standards in all of its cable systems, and systems are selectively upgraded and maintained to maximize channel capacity and to im-prove picture quality and reliability of the delivery of additional program-ming and new services. Before committing the capital to upgrade or rebuild a system, management carefully assesses (i) subscribers' demand for more chan-nels, (ii) requirements in connection with franchise renewals, (iii) competing technologies that are currently available, (iv) subscriber demand for other cable and broadband telecommunications services, (v) the extent to which sys-tem improvements will increase the attractiveness of the property to a future buyer and (vi) the cost effectiveness of any such capital outlay.

The following tables set forth certain information regarding the channel ca-pacities and miles of plant and the average number of subscribers per headend for the Existing Systems and the Acquisition Systems as of June 30, 1997.

                            -------------------------------------------------------
                              LESS
                              THAN
                             220 MHZ: 221-399 MHZ: 400-549 MHZ: 550-750 MHZ:
                             UP TO 32     33 TO 53     54 TO 77    78 TO 110
                             CHANNELS     CHANNELS     CHANNELS     CHANNELS  TOTAL
                            --------- ------------ ------------ ------------ ------
   Existing Systems:
     Miles of plant........       195        9,252        5,632        1,601 16,680
      % miles of plant.....      1.2%        55.5%        33.8%         9.6% 100.0%
      % of basic
      subscribers..........      1.6%        45.9%        35.4%        17.1% 100.0%
   Acquisition Systems:
     Miles of plant........       146        1,654        1,590          593  3,983
      % miles of plant.....      3.7%        41.5%        39.9%        14.9% 100.0%
      % of basic
      subscribers..........      2.8%        34.4%        46.5%        16.3% 100.0%
   Total:
     Miles of plant........       341       10,906        7,222        2,194 20,663
      % miles of plant.....      1.6%        52.8%        35.0%        10.6% 100.0%
      % of basic
      subscribers..........      1.9%        42.4%        38.8%        16.9% 100.0%

                                   ---------------------------------------------
                                         NUMBER OF SUBSCRIBERS PER HEADEND
                                   ---------------------------------------------
                                    LESS                         GREATER
                                    THAN   1,001- 5,001- 10,001-   THAN
                                    1,000  5,000  10,000  25,000  25,001   TOTAL
                                   ------ ------- ------ ------- ------- -------
   Existing Systems:
     # of subscribers............. 57,845 155,555 82,630  68,900  25,420 390,350
     % of subscribers.............  14.8%   39.9%  21.2%   17.7%    6.4%  100.0%
   Acquisition Systems:
     # of subscribers.............  1,900  20,880 24,040  72,360  55,970 175,150
     % of subscribers.............   1.1%   11.9%  13.7%   41.3%   32.0%  100.0%
   Total:
     % of subscribers.............  10.6%   31.2%  18.9%   25.0%   14.3%  100.0%

After giving pro forma effect to the Acquisitions, the Company's systems had an average capacity of approximately 55 channels and delivered an average of 44 channels of programming to its subscribers as of June 30, 1997. Approxi-mately 58.2% of the Company's subscribers were served by systems with more than 5,000 subscribers and 39.3% were served by systems serving more than 10,000 subscribers. Approximately 36.9% of the Company's subscribers currently have access to addressable technology. Addressable technology enables the Com-pany, from the office or headend, to change the premium channels being deliv-ered to each subscriber or to activate pay-per-view services. These service level changes can be effectuated without the delay or expense associated with dispatching a technician to the subscriber's home. Addressable technology also reduces premium service theft and allows the Company automatically to discon-nect delinquent accounts electronically from the customer service center.

The use of fiber optic technology in concert with coaxial cable has signifi-cantly enhanced cable system performance. Fiber optic strands are capable of carrying hundreds of video, data and voice channels over extended distances without the extensive signal amplification typically required for coaxial ca-ble. To date, the Company has used fiber to interconnect headends, to elimi-nate headends by installing fiber backbones and to reduce amplifier cascades, thereby improving both picture quality, system reliability and operational ef-ficiencies.

Recently, digital set-top boxes and high speed cable modems have become com-mercially viable. These developments will increase services available to cable subscribers and may allow the introduction of alternative communications de-livery systems for data and voice. The Company is in the process of installing headend equipment for the HITS digital television system in four of its exist-ing systems, one system in each of its operating clusters. The Company is cur-rently beta-testing digital programming systems in anticipation of launching approximately 70 channels of digital programming services. The Company will monitor customer demand and profitability of such digital services to assess the viability of a more widespread roll-out. The Company has also entered into a strategic joint venture with an independent Internet access service provider ("ISP") in central Maine to provide commercial and residential Internet access and data networking services to area businesses. The Company is pursuing simi-lar arrangements with ISPs in its other operating regions.

THE CABLE TELEVISION INDUSTRY

A cable television system receives television, radio and data signals that are transmitted to the system's headend site by means of off-air antennas, micro-wave relay systems and satellite earth stations. These signals are then modu-lated, amplified and distributed, primarily through coaxial, and in some in-stances, fiber optic cable, to customers who pay a fee for this service. Cable television systems may also originate their own television programming and other information services for distribution through the system. Cable televi-sion systems generally are constructed and operated pursuant to non-exclusive franchises or similar licenses granted by local governmental authorities for a specified term of years, generally for extended periods of up to 15 years.

The cable television industry developed in the United States in the late 1940's and early 1950's in response to the needs of residents in predominantly rural and mountainous areas of the country where the quality of off-air tele-vision reception was inadequate due to factors such as topography and remote-ness from television broadcast towers. In the late 1960's, cable television systems also developed in small and medium-sized cities and suburban areas that had a limited availability of clear off-air television station signals. All of these markets are regarded within the cable industry as "classic" cable television station markets. In more recent years, cable television systems have been constructed in large urban cities and nearby suburban areas, where good off-air reception from multiple television stations usually is already available, in order to receive the numerous, satellite-delivered channels car-ried by cable television systems which are not otherwise available via broad-cast television reception.

Cable television systems offer customers various levels (or "tiers") of cable services consisting of (i) off-air television signals of local network, inde-pendent and educational stations, (ii) a limited number of television signals from so-called "superstations" originating from distant cities (such as WTBS and WGN), (iii) various satellite-delivered, non-broadcast channels (such as Cable News Network ("CNN"), MTV: Music Television, the USA Network ("USA"), Entertainment and Sports Programming Network ("ESPN") and Turner Network Tele-vision ("TNT")), (iv) certain programming originated locally by the cable television system (such as public, governmental and educational access pro-grams) and (v) informational displays featuring news, weather, stock market and financial reports and public service announcements. For an extra monthly charge, cable television systems also offer premium television services to their customers. These services (such as Home Box Office ("HBO"), Showtime and regional sports networks) are satellite-delivered channels consisting princi-pally of feature films, live sports events, concerts and other special enter-tainment features, usually presented without commercial interruption.

A customer generally pays an initial installation charge and fixed monthly fees for basic and premium television services and for other services (such as the rental of converters and remote control devices). Such monthly service fees constitute the primary source of revenue for cable television operators. In ad-dition to customer revenue from these services, cable television operators gen-erate revenue from additional fees paid by customers for pay-per-view program-ming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. Cable television operators fre-quently also offer to their customers home shopping services, which pay the systems a share of revenue from sales of products in the systems' service areas. See "--Programming, Services and Rates."

PROGRAMMING, SERVICES AND RATES

The Company has various contracts to obtain basic and premium programming for its systems from program suppliers whose compensation is typically based on a fixed fee per customer. The Company's programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Some program sup-pliers provide volume discount pricing structures or offer marketing support to the Company. In particular, the Company has negotiated programming agreements with premium service suppliers that offer cost incentives to the Company under which premium service unit prices decline as certain premium service growth thresholds are met. The Company's successful marketing of multiple premium service packages emphasizing customer value has enabled the Company to take ad-vantage of such cost incentives. In addition, the Company is a member of a pro-gramming consortium consisting of small to medium-sized MSOs serving, in the aggregate, over three million cable subscribers. The consortium was formed to help create efficiencies in the areas of securing and administering programming contracts, as well as to establish more favorable programming rates and con-tract terms for small to medium-sized operators. The Company intends to negoti-ate programming contract renewals both directly and through the consortium to obtain the best available contract terms. The Company also has various retransmission consent arrangements with commercial broadcast stations. Some of these consents require direct payment of nominal fees for carriage. In some other instances no payment is required; however, the Company has entered into agreements with certain stations to carry satellite-delivered cable programming which is affiliated with the network carried by such stations. A substantial portion of these retransmission consent agreements were required to be renewed before December 1996, at which time the Company renewed or renegotiated such agreements through December 1999 under substantially the same terms. See "Leg-islation and Regulation."

Although services vary from system to system due to differences in channel ca-pacity, viewer interests and community demographics, the majority of the Company's systems offer a "basic service tier," consisting of local television channels (network and independent stations) available over-the-air and local public, governmental, home-shopping and leased access channels. The majority of the Company's systems offer, for a monthly fee, an expanded basic tier of "superstations" originating from distant cities (such as WTBS and WGN), various satellite-delivered, non-broadcast channels (such as CNN, MTV, USA, ESPN and TNT) and certain programming originated locally by the cable system (such as public, governmental and educational access programs) providing information with respect to news, time, weather and the stock market. In addition to these services, the Company's systems typically provide one or more premium services purchased from independent suppliers and combined in different formats to ap-peal to the various segments of the viewing audience, such as HBO, Cinemax, Showtime, The Movie Channel, Starz! and The Disney Channel. These services are satellite-delivered channels consisting principally of feature films, original programming, live sports events, concerts and other special entertainment fea-tures, usually presented without commercial interruption. Such premium program-ming services are offered by the Company's systems both on an a la carte basis and as part of premium service packages designed to enhance customer value and to enable the Company's systems to take advantage of programming agreements of-fering cost incentives based on premium unit growth. Subscribers may subscribe for one or more premium units. Additionally, the Company plans to upgrade cer-tain of its systems with fiber optic cable, which will allow the Company to ex-pand its ability to use "tiered" packaging strategies for marketing premium services and promoting niche programming services. The Company believes that this ability will increase basic and premium penetration as well as revenue per subscriber.

Rates to subscribers vary from market to market and in accordance with the type of service selected. As of June 30, 1997, the average monthly rate for the Ex-isting Systems was $24.04 for the basic and expanded basic service tiers. These rates reflect reductions effected in response to the 1992 Cable Act's re-regu-lation of cable television industry rates, and in particular, the FCC's rate regulations implementing the 1992 Cable Act, which became effective in 1993. A one-time installation fee, which may be waived in part during certain promo-tional periods, is charged to new subscribers. Management believes that the Company's rate practices are generally consistent with the current practices in the industry. See "Legislation and Regulation."

MARKETING, CUSTOMER SERVICE AND COMMUNITY RELATIONS

The Company aggressively markets and promotes its cable television services with the objective of adding and retaining customers and increasing subscriber revenue. The Company actively markets its basic and premium program packages through a number of coordinated marketing techniques, which include (i) direct consumer sales and subscriber audit programs, (ii) direct mail for basic and upgrade acquisition campaigns, (iii) monthly subscriber statement inserts, (iv) local newspaper and broadcast/radio advertising where population densities are sufficient to provide a reasonable cost per sale and (vi) cross-channel promo-tion of new services and pay-per-view. Towards this end, the Company has estab-lished a single centralized telemarketing center to provide the outbound telemarketing support for all operating regions. The facility is currently staffed by ten telemarketers, and the facility has the capacity to support up to 50 such personnel. Using a predictive dialing system platform, the operation will focus on (i) basic and pay unit acquisition, (ii) delinquent account col-lection activities, (iii) customer satisfaction surveys and (iv) targeted mar-keting campaigns.

The Company is dedicated to providing superior customer service. To meet this objective, the Company provides its customers with a full line-up of program-ming, a wide variety of programming options and packages, timely and reliable service and improved technical quality. The Company's employees receive ongoing training in customer service, sales and subscriber retention and technical sup-port. In general, following a new installation, a customer service representa-tive will follow up by telephone contact with the subscriber to assess the quality of installation and the service the subscriber is receiving and to en-sure overall subscriber satisfaction. Customer service representatives and technicians are also trained to market upgrades or cross-sell services at the point of sale of service. As part of its consolidation efforts, the Company has established centralized customer service facilities, increased hours of opera-tion, and installed state-of-the-art telephone, information and billing systems to improve responsiveness to customer needs. In addition, the Company has re-tained local payment and technical offices to maintain its local presence and visibility within its communities.

Recognizing that strong governmental, franchise and public relations are cru-cial to the overall success of the Company, the Company aggressively maintains and improves the working relationships with all governmental entities within the franchise areas. Regional management meets regularly with local officials for the purposes of keeping them advised on the Company's activities within the communities, to receive information and feedback on the Company's standing with officials and customers alike and to ensure that the Company can maximize its growth potential in areas where new housing development is occurring or where significant technical plant improvement is underway. The regional management is also responsible for franchise renewal negotiations as well as the maintenance of Company visibility through involvement in various community and civic orga-nizations and charities. In addition, the Company recently hired experienced community relations personnel in its New England, Ohio and Kentucky clusters to enhance local visibility and long-term relationships.

FRANCHISES

Cable television systems are generally constructed and operated under non-ex-clusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction; conditions of service, including number of chan-nels, types of programming and the provision of free service to schools and certain other public institutions; and the maintenance of insurance and indem-nity bonds. The provisions of local franchises are subject to federal regula-tion under the Communications Act. See "Legislation and Regulation."

As of June 30, 1997, the Company held 571 franchises. These franchises, most of which are non-exclusive, provide for the payment of fees to the issuing author-ity. In all of the Existing Systems, such franchise fees are passed through di-rectly to the customers. The Cable Acts prohibit franchising authorities from imposing franchise fees in excess of 5% of gross revenue and also permit the cable system operator to seek renegotiation and modification of franchise re-quirements if warranted by changed circumstances. See "Legislation and Regula-tion."

Approximately 98.0% of the Existing System's basic subscribers are in service areas that require a franchise. The table below groups the franchises of the Existing Systems by date of expiration and presents the approximate number and percentage of basic subscribers for each group of franchises as of June 30, 1997.

                              --------------------------------------------------
                                         PERCENTAGE OF             PERCENTAGE OF
     YEAR OF FRANCHISE         NUMBER OF         TOTAL   NUMBER OF    FRANCHISED
     EXPIRATION               FRANCHISES    FRANCHISES SUBSCRIBERS   SUBSCRIBERS
     -----------------        ---------- ------------- ----------- -------------
     1997 through 2001.......        217           38%     146,058           38%
     2002 and thereafter.....        354           62%     235,581           62%
                                     ---          ----     -------          ----
       Total.................        571          100%     381,639          100%

The Cable Acts provide, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if re-newal is denied and the franchising authority acquires ownership of the system or effects a transfer of the system to another person, the operator generally is entitled to the "fair market value" for the system covered by such fran-chise. In addition, the Cable Acts established comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merits and not as part of a comparative process with competing applica-tions. See "Legislation and Regulation."

The Company believes that it generally has very good relationships with its franchising communities. The Company has never had a franchise revoked or failed to have a franchise renewed. In addition, all of the franchises of the Company eligible for renewal have been renewed or extended at or prior to their stated expirations, and no franchise community has refused to consent to a franchise transfer to the Company.

COMPETITION

Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, interactive online computer services and home video products, including videotape cassette recorders. The extent to which a cable communications system is competitive depends, in part, upon the cable system's ability to provide, at a reasonable price to customers, a greater variety of programming and other communications services than those which are available off-air or through other alternative delivery sources and upon superior technical performance and customer service.

Cable television systems generally operate pursuant to franchises granted on a nonexclusive basis. The 1992 Cable Act prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable television systems. See "Legislation and Regula-tion." It is possible that a franchising authority might grant a second fran-chise to another company containing terms and conditions more favorable than those afforded the Company. Well-financed businesses from outside the cable in-dustry (such as the public utilities that own the poles to which cable is at-tached) may become competitors for franchises or providers of competing servic-es. See "Legislation and Regulation." Competition from other video service providers exists in areas served by the Company. In a limited number of the Company's franchise areas, the Company faces direct competition from another franchised cable television system.

The availability of reasonably-priced home satellite dish earth stations ("HSDs") enables individual households to receive many of the satellite-deliv-ered program services formerly available only to cable subscribers. The 1992 Cable Act contains provisions, which the FCC implemented with regulations, to enhance the ability of cable competitors to purchase and make available to HSD owners certain satellite-delivered cable programming at competitive costs. The 1996 Telecom Act and FCC regulations implementing that law preempt certain lo-cal restrictions on the use of HSDs and roof-top antennae to receive satellite programming and over-the-air broadcasting services. See "Legislation and Regu-lation."

Cable operators also face competition from private satellite master antenna television ("SMATV") systems that serve condominiums, apartment and office com-plexes and private residential developments. The 1996 Telecom Act broadens the definition of SMATV systems not subject to regulation as a franchised cable television system. SMATV systems offer both improved reception of local televi-sion stations and many of the same satellite-delivered program services offered by franchised cable television systems. SMATV operators often enter into exclu-sive agreements with building owners or homeowners' associations, although some states have enacted laws that authorize franchised cable operators access to such private complexes. These laws have been challenged in the courts with va-rying results. In addition, some companies are developing and/or offering to these private residential and commercial developments packages of telephony, data and video services. The ability of the Company to compete for customers in residential and commercial developments served by SMATV operators is uncertain.

The FCC and the Congress have adopted policies providing a more favorable oper-ating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable television systems. These technologies include, among others, DBS service, whereby signals are transmitted by satellite to receiving facilities located on customer premises. Programming is currently available to the owners of DBS dishes through conven-tional, medium and high-powered satellites. DBS systems are increasing channel capacity and are providing movies, broadcast stations, and other program serv-ices comparable to those of cable television systems. Currently, Primestar Partners (a consortium comprised of cable operators and a satellite company), DirecTV (which includes AT&T Corp. as an investor), and EchoStar Communications Corp. ("EchoStar") are providing nation-wide DBS services, with each company offering in excess of 100 channels of video programming to subscribers. There are other companies that are currently providing or are planning to provide do-mestic DBS services. American Sky Broadcasting ("ASkyB"), a joint venture be-tween MCI Communications Corp. ("MCI") and The News Corporation Limited ("News Corp."), is currently developing high-power DBS services. Primestar, News Corp., MCI and ASkyB recently announced several agreements in which News Corp., MCI and ASkyB will sell to Primestar two satellites under construction and MCI will assign to Primestar (subject to various governmental approvals) an FCC DBS license. The satellites to be sold to Primestar, when operational, are expected to be capable of providing approximately 200 channels of DBS service in the United States. The Primestar partners recently announced an agreement to con-solidate their DBS assets into a new publicly traded company. DBS providers provide significant competition to cable service providers, including the Com-pany.

Digital satellite service ("DSS") offered by DBS systems currently has certain advantages over cable systems with respect to programming and digital quality, as well as disadvantages that include high upfront costs and a lack of local programming, service and equipment distribution. While DSS presents a competi-tive threat, the Company currently has excess channel capacity available in most of its systems, as well as strong local customer service and technical support, which will enhance its ability to compete. By selectively increasing channel capacities of systems to between 54 and 100 channels and introducing new premium channels, pay-per-view and other services, the Company will seek to maintain programming parity with DSS and magnify competitive service price points. Based on internal tracking of subscriber disconnects, the Company be-lieves it lost less than 1,000 subscribers to DBS during the first six months of 1997. On an annualized basis, this represents less than 0.5% of the sub-scribers of the Existing Systems as of June 30, 1997. The Company will continue to monitor closely the activity level and the product and service needs of its customer base to counter potential erosion of its market position or unit growth to DSS.

Cable television systems also compete with wireless program distribution serv-ices such as MMDS, which uses low power microwave frequencies to transmit video programming over the air to customers. Additionally, the FCC recently adopted new regulations allocating frequencies in the 28 GHz band for a new multichan-nel wireless video service similar to MMDS. Wireless distribution services gen-erally provide many of the programming services provided by cable systems, and digital compression technology is likely to increase significantly the channel capacity of their systems. Because MMDS service requires unobstructed "line of sight" transmission paths, the ability of MMDS systems to compete may be ham-pered in some areas by physical terrain and large buildings. In the majority of the Company's franchise service areas, prohibitive topography and limited "line of sight" access have limited, and are likely to continue to limit, competition from MMDS systems. The Company is not aware of any significant MMDS operation currently within its cable franchise service areas.

The 1996 Telecom Act makes it easier for local exchange telephone companies ("LECs") and others to provide a wide variety of video services competitive with services provided by cable systems and to provide cable services directly to subscribers. See "Legislation and Regulation." Various LECs currently are providing video programming services within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission facilities. Cable television systems could be placed at a competitive disadvantage if the delivery of video programming services by LECs becomes widespread, since LECs are not required, under certain circumstances, to obtain local franchises to deliver such video services or to comply with the variety of obligations im-posed upon cable television systems under such franchises. Issues of cross-sub-sidization by LECs of video and telephony services also pose strategic disad-vantages for cable operators seeking to compete with LECs that provide video services. The Company cannot predict the likelihood of success of video service ventures by LECs or the impact on the Company of such competitive ventures. The Company believes, however, that the small to medium-sized markets in which it provides or expects to provide cable services are unlikely to support competi-tion in the provision of video and telecommunications broadband services given the lower population densities and high costs per subscriber of installing plant. The 1996 Telecom Act's provision promoting facilities-based broadband competition is primarily targeted at larger markets, and its prohibi-tion on buy-outs and joint ventures between incumbent cable operators and LECs exempts small operators and carriers meeting certain criteria. See "Legislation and Regulation." The Company believes that significant growth opportunities ex-ist for the Company by establishing cooperative rather than competitive rela-tionships with LECs within its service areas, to the extent permitted by law.

Other new technologies, including Internet-based services, may become competi-tive with services that cable television systems can offer. The 1996 Telecom Act directed the FCC to establish, and the FCC has adopted, regulations and policies for the issuance of licenses for digital television ("DTV") to incum-bent television broadcast licensees. DTV is expected to deliver high definition television pictures, multiple digital-quality program streams, as well as CD-quality audio programming and advanced digital services, such as data transfer or subscription video. The FCC also has authorized television broadcast sta-tions to transmit textual and graphic information useful both to consumers and businesses. The FCC also permits commercial and noncommercial FM stations to use their subcarrier frequencies to provide nonbroadcast services including data transmissions. The FCC established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educa-tional programming along with informational and data services. LECs and other common carriers provide facilities for the transmission and distribution to homes and businesses of video services, including interactive computer-based services like the Internet, data and other nonvideo services. The FCC has con-ducted spectrum auctions for licenses to provide PCS. PCS will enable license holders, including cable operators, to provide voice and data services.

Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environments are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable industry or on the operations of the Company.

EMPLOYEES

At June 30, 1997, without giving effect to the Acquisitions, the Company had approximately 593 equivalent full-time employees, eight of whom belonged to a collective bargaining unit. The Company considers its relations with its em-ployees to be good.

PROPERTIES

The Company's principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and customer house drop equipment for each of its cable television systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for recep-tion of satellite signals. Headends, consisting of associated electronic equip-ment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. The Company's distribution system consists primarily of coaxial and fiber optic cables and related electronic equipment. Customer devices consist of decoding converters, which expand channel capacity to permit reception of more than twelve channels of programming. Some of the Existing Systems utilize converters that can be addressed by sending coded sig-nals from the headend over the cable network. See "--Technological Develop-ments."

The Company owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices, and owns most of its service vehicles. The Company believes that its properties, both owned and leased, are in good condition and are suitable and adequate for the Company's business operations.

The Company's cables generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The physical components of the Company's systems require maintenance and periodic upgrading to keep pace with technological advances.

LEGAL PROCEEDINGS

There are no material pending legal proceedings to which the Company is a party or to which any of its properties are subject.

                          LEGISLATION AND REGULATION

The cable television industry currently is regulated by the FCC and certain state and local governments. In addition, legislative and regulatory proposals under consideration by the Congress and federal agencies may materially affect the cable television industry.

The Cable Acts and the 1996 Telecom Act amended the Communications Act and es-tablished a national policy to guide the development and regulation of cable television systems. Principal responsibility for implementing the policies of the Cable Acts and the 1996 Telecom Act is allocated between the FCC and state or local franchising authorities. The FCC and state regulatory agencies are required to conduct numerous rulemaking and regulatory proceedings to imple-ment the 1996 Telecom Act and such proceedings may materially affect the cable television industry. The following is a summary of federal laws and regula-tions materially affecting the growth and operation of the cable television industry and a description of certain state and local laws.

THE COMMUNICATIONS ACT AND FCC REGULATIONS

The Telecommunications Act of 1996. The 1996 Telecom Act, which became effec-tive in February 1996, is the most comprehensive reform of the nation's tele-communications laws since the Communications Act. Although the long term goal of the 1996 Telecom Act is to promote competition and decrease regulation of various communications industries, in the short term, the law delegates to the FCC (and in some cases to the states) broad new rulemaking authority. The 1996 Telecom Act deregulates cable programming service tier ("CPST") rates for most MSOs (including the Company) after March 31, 1999, except that such rates are immediately deregulated for certain small operators. Deregulation will occur sooner for systems in markets where comparable video programming services, other than DBS, are offered by local telephone companies, or their affiliates, or by third parties using the local telephone company's facilities, or where "effective competition" is established under the 1992 Cable Act. The 1996 Telecom Act also modifies the uniform rate provisions of the 1992 Cable Act by prohibiting regulation of non-predatory, bulk discount rates offered to sub-scribers in commercial and residential developments and permits regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level. The 1996 Telecom Act eliminates the right of individual customers to file rate com-plaints with the FCC concerning certain CPSTs and requires the FCC to issue a final order within 90 days after receipt of CPST rate complaints filed by any franchising authority after the date of enactment of the 1996 Telecom Act. The 1996 Telecom Act also modifies the existing statutory provisions governing ca-ble system technical standards, equipment compatibility, customer notice re-quirements and program access, permits certain operators to include losses in-curred prior to September 1992 in setting regulated rates and repeals the three-year anti-trafficking prohibition adopted in the 1992 Cable Act. The 1996 Telecom Act prohibits certain local restrictions that impair a viewer's ability to receive video programming services using HSDs and over-the-air an-tennae, and the FCC adopted regulations implementing this provision that pre-empt certain local restrictions on satellite and over-the-air antenna recep-tion of video programming services, including zoning, land-use or building regulations, or any private covenant, homeowners' association rule or similar restriction on property within the exclusive use or control of the antenna us-er.

The 1996 Telecom Act eliminates the requirement that LECs obtain FCC approval under Section 214 of the Communications Act before providing video services in their telephone service areas and removes the statutory telephone company/cable television cross-ownership prohibition, thereby allowing LECs to offer video services in their telephone service areas. LECs may provide serv-ice as traditional cable operators with local franchises or they may opt to provide their programming over unfranchised "open video systems," subject to certain conditions, including, but not limited to, setting aside a portion of their channel capacity for use by unaffiliated program distributors on a non-discriminatory basis. Under certain limited circumstances, cable operators also may elect to offer services through open video systems. The 1996 Telecom Act also prohibits a local telephone company from acquiring a cable operator in its telephone service area except in limited circumstances. The 1996 Telecom Act removes barriers to entry in the local telephone exchange market by preempting state and local laws that restrict competition and by requiring LECs to provide nondiscriminatory access and interconnection to potential com-petitors, such as cable operators, wireless telecommunications providers and long distance companies. The 1996 Telecom Act also permits interstate utility companies to enter the telecommunications market for the first time.

The 1996 Telecom Act also contains provisions regulating the content of video programming and computer services. Specifically, the new law prohibits the use of computer services to transmit "indecent" material to minors. Several spe-cial three-judge federal district courts have issued preliminary injunctions enjoining the enforcement of these provisions as unconstitutional to the ex-tent they regulated the transmission of indecent material. The United States Supreme Court recently affirmed the lower court's decision. The 1996 Telecom Act also requires the FCC to prescribe guidelines for a ratings system for violent and indecent video programming (unless video programming distributors adopt voluntary guidelines) and requires all new television sets to contain a so-called "V-chip" capable of blocking all programs with a given rating. In accordance with the 1996 Telecom Act, the television industry recently adopted a voluntary ratings system for violent and indecent video programming which the FCC is currently reviewing. The new law also substantially relaxes current broadcast ownership rules by eliminating, among other things, the statutory broadcast/cable television cross-ownership restriction that had been codified by the 1984 Cable Act and by directing the FCC to eliminate its network/cable cross-ownership regulation and review the need for its rule prohibiting broadcast/cable cross-ownership.

Rate Regulation. The 1992 Cable Act authorized rate regulation for certain ca-ble communications services and equipment in communities that are not subject to "effective competition" as defined by federal law. Under the 1992 Cable Act, virtually all cable television systems were subject to rate regulation for ba-sic cable service and equipment by local officials under the oversight of the FCC, which prescribed detailed guidelines for such rate regulation. The 1992 Cable Act also required the FCC to resolve complaints about rates for nonbasic cable programming services (other than programming offered on a per channel or per program basis) and to reduce any such rates found to be unreasonable. The 1992 Cable Act limited the ability of cable television systems to raise rates for basic and certain cable programming services (collectively, the "Regulated Services") and eliminated the 5% annual basic service rate increase permitted by the 1984 Cable Act without local approval. Cable services offered on a per channel (a la carte) or per program (pay-per-view) basis are not subject to rate regulation by either local franchising authorities or the FCC.

The 1996 Telecom Act deregulates rates for CPSTs after March 31, 1999 for most MSOs (including the Company) and, for certain small cable operators, immedi-ately eliminates rate regulation of CPSTs and, in certain circumstances, basic services and equipment. The deregulation of a smaller cable operator's rates only applies in franchise areas in which the small cable operator serves 50,000 or fewer subscribers. To qualify for the "small cable operator" rate deregula-tion under the 1996 Telecom Act, the operator (and its affiliates) must serve in the aggregate less than one percent (currently estimated by the FCC to be approximately 617,000 subscribers) of all U.S. cable television subscribers and may not be affiliated with an entity or group of entities that in the aggregate has annual gross revenue exceeding $250 million. The FCC has adopted interim rules in which it has defined "affiliate" as any entity that has a 20% or greater equity interest in the small cable operator (active or passive) or that holds de jure or de facto control over the small cable operator. The FCC is currently conducting a rulemaking to implement the 1996 Telecom Act's "small cable operator" rate deregulation, including adoption of permanent affiliation standards.

The FCC's regulations, which became effective in September 1993, govern rates that may be charged to subscribers for Regulated Services. The FCC uses a benchmark methodology as the principal method of regulating rates for Regulated Services. Cable operators may also justify rates using a cost-of-service meth-odology. As of September 1, 1993, cable operators subject to rate regulation whose then current rates were above FCC benchmark levels were required, absent a successful cost-of-service showing, to reduce those rates to the benchmark level or by up to 10% of the rates in effect on September 30, 1992, whichever reduction was less, adjusted for equipment costs and inflation and programming modifications occurring subsequent to September 30, 1992. Effective May 15, 1994, the FCC modified its benchmark methodology to require reductions of up to 17% of the rates for Regulated Services in effect on September 30, 1992, ad-justed for inflation, channel modifications, equipment costs and increases in certain operating costs. The FCC's modified benchmark regulations were designed to cause an additional 7% reduction in the rates for Regulated Services on top of any rate reductions implemented under the FCC's initial benchmark regula-tions. The FCC has also adopted comprehensive and restrictive regulations al-lowing operators to modify their regulated rates on a quarterly or annual basis using various methodologies that account for changes in the number of regulated channels, inflation, and increases in certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise related obligations. The Company cannot predict whether the FCC will modify these "going forward" regulations in the future.

In November 1994, the FCC adopted regulations permitting cable operators to create new programming packages, called new product tiers ("NPTs"), that are not subject to rate regulation if certain conditions are met. The FCC also re-vised its previously adopted policy and concluded that packages of a la carte services are subject to rate regulation by the FCC as CPSTs. Because of the un-certainty created by the FCC's prior a la carte package guidelines, the FCC al-lows cable operators, under certain circumstances, to treat previously offered a la carte packages as NPTs.

In addition to rate deregulation for certain small cable operators under the 1996 Telecom Act, the FCC adopted regulations in June 1995 ("Small System Regu-lations") pursuant to the 1992 Cable Act that were designed to reduce the sub-stantive and procedural burdens of rate regulation on "small cable systems." For pur-poses of these FCC regulations, a "small cable system" is a system serving 15,000 or fewer subscribers that is owned by or affiliated with a cable company which serves, in the aggregate, 400,000 or fewer subscribers. Under the FCC's Small System Regulations, qualifying systems may justify their regulated serv-ice and equipment rates using a simplified cost-of-service formula. The regula-tory benefits accruing to qualified small cable systems under certain circum-stances remain effective even if such systems are later acquired by a larger cable operator that serves in excess of 400,000 subscribers. Various franchis-ing authorities and municipal groups have requested the FCC to reconsider its Small System Regulations. The FCC recently determined that the 1996 Telecom Act does not require modification of its Small System Regulations. The Company be-lieves that many of the Existing Systems currently satisfy the eligibility cri-teria under the FCC's Small System Regulations and would therefore be eligible to use the FCC's simplified cost-of-service methodology to justify basic serv-ice, CPST and equipment rates if regulated by a franchising authority or the FCC. Once the Company serves in the aggregate more than 400,000 subscribers, most of the systems acquired from larger MSOs, such as TCI, Cox and Cablevi-sion, generally will not be eligible for rate regulatory treatment as "small cable systems"; however, certain systems acquired from qualified "small cable operators" will be "grandfathered" under the FCC's Small System Regulations and will continue to be eligible to justify regulated rates using the FCC's simpli-fied cost-of-service formula.

Franchising authorities are empowered to regulate the rates charged for addi-tional outlets and for the installation, lease and sale of equipment used by customers to receive the basic service tier, such as converter boxes and remote control units. The FCC's rules require franchising authorities to regulate these rates on the basis of actual cost plus a reasonable profit as defined by the FCC. The FCC recently revised its regulations to permit operators to com-pute regulated equipment rates by aggregating costs of broad categories of equipment at the franchise, system, regional or company level.

Cable operators required to reduce rates may also be required to refund overcharges with interest. Rate reductions will not be required where a cable operator can demonstrate that rates for Regulated Services are reasonable using the FCC's cost-of-service rate regulations which require, among other things, the exclusion of 34% of system acquisition costs related to intangible and tan-gible assets used to provide Regulated Services. The FCC's cost-of-service reg-ulations contain a rebuttable presumption of an industry-wide 11.25% after-tax rate of return on an operator's allowable rate base, but the FCC has initiated a further rulemaking in which it proposes to use an operator's actual debt cost and capital structure to determine an operator's cost of capital or rate of re-turn.

"Anti-Buy Through" Provisions. The 1992 Cable Act also requires cable systems to permit customers to purchase video programming offered by the operator on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the system's lack of addressable converter boxes or other technological limitations does not permit it to do so. The statutory exemption for cable systems that do not have the technological capacity to offer programming in the manner required by the stat-ute is available until a system obtains such capability, but not later than De-cember 2002. The FCC may waive such time periods, if deemed necessary. Most of the Company's cable systems do not have the technological capability to offer programming in the manner required by the statute and currently are exempt from complying with the requirement. The Company cannot predict the extent to which this provision of the 1992 Cable Act and the corresponding FCC rules may cause customers to discontinue optional nonbasic service tiers in favor of the less expensive basic cable service.

Must Carry/Retransmission Consent. The 1992 Cable Act contains broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry the station, subject to certain exceptions, or to negotiate for "retransmission consent" to carry the station. A cable system generally is required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations whether pursuant to the mandatory carriage or retransmission consent requirements of the 1992 Cable Act. Local noncommercial television stations are also given mandatory carriage rights; however, such stations are not given the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems are re-quired to obtain retransmission consent for all "distant" commercial television stations (except for commercial satellite-delivered independent "superstations" such as WTBS), commercial radio stations and certain low power television sta-tions carried by such systems after October 1993. In March 1997, the U.S. Su-preme Court affirmed a three-judge district court decision upholding the con-stitutional validity of the 1992 Cable Act's mandatory signal carriage require-ments. The FCC will conduct a rulemaking in the future to consider the require-ments, if any, for mandatory carriage of DTV signals. The Company cannot pre-dict the ultimate outcome of such a rulemaking or the impact of new carriage requirements of the Company or its business.

As a result of the mandatory carriage rules, some of the Company's systems have been required to carry television broadcast stations that otherwise would not have been carried and have caused displacement of possibly more attractive pro-gramming. The retransmission consent rules have resulted in the deletion of certain local and distant televisions broadcast stations which various Company systems were carrying. To the extent retransmission consent fees must be paid for the continued carriage of certain television stations, the Company's cost of doing business will increase with no assurance that such fees can be recov-ered through rate increases.

Designated Channels. The Communications Act permits franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires a cable system with 36 or more channels to designate a portion of its channel capacity for commercial leased access by third parties to provide programming that may com-pete with services offered by the cable operator. In August 1996, a federal ap-pellate court generally upheld the constitutionality of these designated chan-nel provisions, but indicated that in certain situations the requirement to provide such channels might be found unconstitutional. The FCC has adopted rules regulating: (i) the maximum reasonable rate a cable operator may charge for commercial use of the designated channel capacity; (ii) the terms and con-ditions for commercial use of such channels; and (iii) the procedures for the expedited resolution of disputes concerning rates or commercial use of the des-ignated channel capacity. The U.S. Supreme Court recently held parts of the 1992 Cable Act regulating "indecent" programming on local access channels to be unconstitutional, but upheld the statutory right of cable operators to prohibit or limit the provision of "indecent" programming on commercial leased access channels.

Franchise Procedures. The 1984 Cable Act affirms the right of franchising au-thorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions and prohibits non-grandfathered cable systems from operating without a franchise in such juris-dictions. The 1992 Cable Act encourages competition with existing cable systems by (i) allowing municipalities to operate their own cable systems without fran-chises, (ii) preventing franchising authorities from granting exclusive fran-chises or unreasonably refusing to award additional franchises covering an ex-isting cable system's service area, and (iii) prohibiting (with limited excep-tions) the common ownership of cable systems and co-located MMDS or SMATV sys-tems. In January 1995, the FCC relaxed its restrictions on ownership of SMATV systems to permit a cable operator to acquire SMATV systems in the operator's existing franchise area so long as the programming services provided through the SMATV system are offered according to the terms and conditions of the cable operator's local franchise agreement. The 1996 Telecom Act provides that the cable/SMATV and cable/MMDS cross-ownership rules do not apply in any franchise area where the cable operator faces "effective competition" as defined by fed-eral law. The 1996 Telecom Act also permits local telephone companies to pro-vide video programming services as traditional cable operators with local fran-chises.

The Cable Acts also provide that in granting or renewing franchises, local au-thorities may establish requirements for cable-related facilities and equip-ment, but not for video programming or information services other than in broad categories. The Cable Acts limit franchise fees to 5% of cable system revenue derived from the provision of cable services and permit cable operators to ob-tain modification of franchise requirements by the franchising authority or ju-dicial action if warranted by changed circumstances. The Company's franchises typically provide for payment of fees to franchising authorities in the range of 3% to 5% of "revenue" (as defined by each franchise agreement). Recently, a federal appellate court held that a cable operator's gross revenue includes all revenue received from subscribers, without deduction, and overturned an FCC or-der which had held that a cable operator's gross revenue does not include money collected from subscribers that is allocated to pay local franchise fees. The 1996 Telecom Act generally prohibits franchising authorities from (i) imposing requirements in the cable franchising process that require, prohibit or re-strict the provision of telecommunications services by an operator, (ii) impos-ing franchise fees on revenue derived by the operator from providing telecommu-nications services over its cable system, or (iii) restricting an operator's use of any type of subscriber equipment or transmission technology.

The 1984 Cable Act contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. The 1992 Cable Act makes sev-eral changes to the renewal process which could make it easier for a franchis-ing authority to deny renewal. Moreover, even if the franchise is renewed, the franchising authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and services or increased franchise fees as a condition of renewal. Similarly, if a franchising authority's consent is required for the purchase or sale of a cable system or franchise, such author-ity may attempt to impose more burdensome or onerous franchise requirements in connection with a request for such consent. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises. The Company believes that it has generally met the terms of its franchises and has provided quality levels of service, and it anticipates that its future franchise renewal prospects generally will be favorable.

Various courts have considered whether franchising authorities have the legal right to limit franchise awards to a single cable operator and to impose cer-tain substantive franchise requirements (i.e., access channels, universal serv-ice and other technical requirements). These decisions have been somewhat in-consistent and, until the U.S. Supreme Court rules definitively on the scope of cable operators' First Amendment protections, the legality of the franchising process generally and of various specific franchise requirements is likely to be in a state of flux.

Ownership Limitations. Pursuant to the 1992 Cable Act, the FCC adopted rules prescribing national customer limits and limits on the number of channels that can be occupied on a cable system by a video programmer in which the cable op-erator has an attributable interest. The FCC's horizontal ownership limits have been stayed because a federal district court found the statutory limitation to be unconstitutional. An appeal of that decision is pending and has been consol-idated with an appeal of the FCC's regulations which implemented the national customer and channel limitation provisions of the 1992 Cable Act. The 1996 Telecom Act eliminates the statutory prohibition on the common ownership, oper-ation or control of a cable system and a television broadcast station in the same service area and directs the FCC to eliminate its regulatory restrictions on cross-ownership of cable systems and national broadcasting networks and to review its broadcast-cable ownership restrictions to determine if they are nec-essary in the public interest. Pursuant to the mandate of the 1996 Telecom Act, the FCC eliminated its regulatory restriction on cross-ownership of cable sys-tems and national broadcasting networks.

Telephone Company Ownership of Cable Systems. The 1996 Telecom Act makes far-reaching changes in the regulation of telephone companies that provide video programming services. The new law eliminates federal legal barriers to competi-tion in the local telephone and cable communications businesses, preempts legal barriers to competition that previously existed in state and local laws and regulation and sets basic standards for relationships between telecommunica-tions providers. The 1996 Telecom Act generally limits acquisitions and prohib-its certain joint ventures between LECs and cable operators in the same market. There are some statutory exceptions to the buy-out and joint venture prohibi-tions, including exceptions for certain small cable systems (as defined by fed-eral law) and for cable systems or telephone facilities serving certain rural areas, and the FCC is authorized to grant waivers of the prohibitions under certain circumstances. The FCC adopted regulations implementing the 1996 Telecom Act requirement that LECs open their telephone networks to competition by providing competitors interconnection, access to unbundled network elements and retail services at wholesale rates. Numerous parties appealed these regula-tions. The U.S. Court of Appeals for the Eighth Circuit, where the appeals were consolidated, recently vacated key portions of the FCC's regulations, including the FCC's pricing and nondiscrimination rules. The ultimate outcome of these FCC rulemakings and the ultimate impact of the 1996 Telecom Act or any final regulations adopted pursuant to the new law on the Company or its business can-not be determined at this time.

Pole Attachment. The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities can demonstrate that they adequately regulate pole attachment rates, as is the case in certain states in which the Company operates. In the absence of state regulation, the FCC administers pole attachment rates through the use of a formula that it has devised. In some cases, utility companies have increased pole attachment fees for cable systems that have installed fiber optic cables and that are using such cables for the distribution of nonvideo services. The FCC concluded that, in the absence of state regulation, it has jurisdiction to determine whether utility companies have justified their demand for additional rental fees and that the Communications Act does not permit disparate rates based on the type of service provided over the equipment attached to the utility's pole. The 1996 Telecom Act and the FCC's implementing regulations modify the current pole at-tachment provisions of the Communications Act by immediately permitting certain providers of telecommunications services to rely upon the protections of the current law and by requiring that utilities provide cable systems and telecom-munications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility. The FCC recently initiated a rulemaking to consider revisions to its existing rate formula, which revisions may in-crease the fees paid by cable operators to utilities for pole attachments and conduit space. Additionally, the FCC recently initiated a separate rulemaking wherein, within two years of enactment of the 1996 Telecom Act, it will adopt new regulations to govern the charges for pole attachments used by companies providing telecommunications services, including cable operators. These new pole attachment rate regulations will become effective five years after enact-ment of the 1996 Telecom Act, and any increase in attachment rates resulting from the FCC's new regulations will be phased in equal annual increments over a period of five years beginning on the effective date of the new FCC regula-tions. The ultimate outcome of these rulemakings and the ultimate impact of any revised FCC rate formula or of any new pole attachment rate regulations on the Company or its business cannot be determined at this time.

Other Statutory Provisions. The 1992 Cable Act, the 1996 Telecom Act and FCC regulations preclude a satellite video programmer affiliated with a cable com-pany, or with a common carrier providing video programming directly to custom-ers, from favoring an affiliated company over competitors and require such a programmer to sell its programming to other multichannel video distributors. These provisions limit the ability of cable program suppliers affiliated with cable companies or with common carriers providing satellite-delivered video programming directly to customers to offer exclusive programming arrangements to their affiliates. The 1992 Cable Act requires operators to block fully both the video and audio portion of sexually explicit or indecent programming on channels that are primarily dedicated to sexually oriented programming or, al-ternatively, to carry such programming only at "safe harbor" time periods cur-rently defined by the FCC as the hours between 10 p.m. to 6 a.m. Several adult-oriented cable programmers have challenged the constitutionality of this statu-tory provision, but the U.S. Supreme Court recently refused to overturn a lower court's denial of a preliminary injunction motion seeking to enjoin the en-forcement of this law. The FCC's regulations implementing this statutory provi-sion became effective in May 1997. The Communications Act also includes provi-sions, among others, concerning horizontal and vertical ownership of cable sys-tems, customer service, customer privacy, marketing practices, equal employment opportunity, technical standards, and consumer equipment compatibility.

Other FCC Regulations. The FCC has numerous rulemaking proceedings pending that will implement various provisions of the 1996 Telecom Act; it also has adopted regulations implementing various provisions of the 1992 Cable Act and the 1996 Telecom Act that are the subject of petitions requesting reconsideration of various aspects of its rulemaking proceedings. In addition to the FCC regula-tions noted above, there are other FCC regulations covering such areas as equal employment opportunity, syndicated program exclusivity, network program nonduplication, registration of cable systems, maintenance of various records and public inspection files, microwave frequency usage, lockbox availability, origination cablecasting and sponsorship identification, antenna structure no-tification, marking and lighting, carriage of local sports broadcast program-ming, application of rules governing political broadcasts, limitations on ad-vertising contained in nonbroadcast children's programming, consumer protection and customer service, ownership of home wiring, indecent programming, program-mer access to cable systems, programming agreements, technical standards, con-sumer electronics equipment compatibility and DBS implementation. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to op-erate certain transmission facilities often used in connection with cable operations.

The 1992 Cable Act, the 1996 Telecom Act and the FCC's rules implementing these statutory provisions generally have increased the administrative and opera-tional expenses of cable systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. The Company will continue to develop strategies to minimize the adverse impact that the FCC's regulations and the other provisions of the 1992 Cable Act and the 1996 Telecom Act have on the Company's business. However, no assurances can be given that the Company will be able to develop and successfully implement such strategies to minimize the adverse impact of the FCC's rate regulations, the 1992 Cable Act or the 1996 Telecom Act on the Company's business.

COPYRIGHT

Cable systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenue to a federal copyright royalty pool, cable operators can obtain blanket permission to retransmit copyrighted material on broadcast signals. The nature and amount of future payments for broadcast signal carriage cannot be predicted at this time. The Copyright Of-fice recently issued a report to Congress reviewing the various copyright li-censing regimes governing the retransmission of broadcast signals by multichan-nel video providers. The Copyright Office recommended that Congress make major revisions of both the cable television and satellite compulsory licenses to make them as simple as possible to administer, to provide copyright owners with full compensation for the use of their works, and to treat every multichannel video delivery system the same, except to the extent that technological differ-ences or differences in the regulatory burdens placed upon the delivery system justify different copyright treatment. The possible simplification, modifica-tion or elimination of the compulsory copyright license is the subject of con-tinuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect the Company's ability to obtain suitable programming and could substantially increase the cost of programming that remained available for distribution to the Company's customers. The Com-pany cannot predict the outcome of this legislative activity.

Cable operators distribute programming and advertising that use music con-trolled by the two major music performing rights organizations, ASCAP and BMI. In October 1989, the special rate court of the U.S. District Court for the Southern District of New York imposed interim rates on the cable industry's use of ASCAP-controlled music. The same federal district court recently estab-lished a special rate court for BMI. BMI and certain cable industry represent-atives recently concluded negotiations for a standard licensing agreement cov-ering the usage of BMI music contained in advertising and other information inserted by operators into cable programming and on certain local access and origination channels carried on cable systems. ASCAP and cable industry repre-sentatives have met to discuss the development of a standard licensing agree-ment covering ASCAP music in local origination and access channels and pay-per-view programming. Although the Company cannot predict the ultimate outcome of these industry negotiations or the amount of any license fees it may be re-quired to pay for past and future use of ASCAP-controlled music, it does not believe such license fees will be material to the Company's operations.

STATE AND LOCAL REGULATION

Cable systems are subject to state and local regulation, typically imposed through the franchising process, because they use local streets and rights-of-way. Regulatory responsibility for essentially local aspects of the cable business such as franchisee selection, billing practices, system design and construction, and safety and consumer protection remains with either state or local officials and, in some jurisdictions, with both.

Cable systems generally are operated pursuant to nonexclusive franchises, per-mits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchisee fails to comply with material provisions. The terms and conditions of franchises vary materially from jurisdiction to juris-diction. Each franchise generally contains provisions governing payment of franchise fees, franchise term, system construction and maintenance obliga-tions, system channel capacity, design and technical performance, customer service standards, franchise renewal, sale or transfer of the franchise, ter-ritory of the franchisee, indemnification of the franchising authority, use and occupancy of public streets and types of cable services provided. A number of states subject cable systems to the jurisdiction of centralized state gov-ernmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable systems are continuing and can be expected to increase. To date, no state in which the Company currently operates has enacted such state level regulation; however, upon completion of the acquisition of the TCI New England Systems, the Company will be subject to the jurisdiction of the Vermont Public Service Board. The Company cannot predict whether any of the states in which it currently oper-ates will engage in such regulation in the future. State and local franchising jurisdiction is not unlimited, however, and must be exercised consistently with federal law. The 1992 Cable Act immunizes franchising authorities from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

The foregoing does not purport to describe all present and proposed federal, state, and local regulations and legislation affecting the cable industry. Other existing federal regulations, copyright licensing, and, in many juris-dictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor the impact on the cable communications industry or the Company can be predicted at this time.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF FRONTIERVISION INC.

Holdings' sole general partner is FVP. FVP's sole general partner is FVP GP, L.P. ("FVP GP"). FVP GP's sole general partner is FrontierVision Inc. Informa-tion with respect to the directors and executive officers of FrontierVision Inc. and FrontierVision Holdings Capital Corporation, respectively, is set forth below:

FRONTIERVISION INC.

NAME                   AGE POSITION
----                   --- --------
James C. Vaughn         51 President, Chief Executive Officer and Director
John S. Koo             36 Senior Vice President, Chief Financial Officer, Secretary and Director
William J. Mahon, Jr.   56 Vice President of Operations
David M. Heyrend        47 Vice President of Engineering
William P. Brovsky      41 Vice President of Marketing and Sales
James W. McHose         33 Vice President and Treasurer
Richard G. Halle        33 Vice President of Business Development
Todd E. Padgett         31 Vice President of Finance

FRONTIERVISION HOLDINGS CAPITAL CORPORATION

NAME                   AGE POSITION
----                   --- --------
James C. Vaughn         51 President, Chief Executive Officer and Director
John S. Koo             36 Senior Vice President, Chief Financial Officer, Secretary and Director
James W. McHose         33 Vice President and Treasurer

JAMES C. VAUGHN, President, Chief Executive Officer and a Director of FrontierVision Inc. and Holdings Capital and a founder of the Company, is a ca-ble television system operator and manager with over 30 years of experience in the cable television industry. From 1987 to 1995, he served as Senior Vice President of Operations for Triax Communications Corp., a top 40 MSO, where he was responsible for managing all aspects of small and medium-sized cable tele-vision systems. These systems grew from serving 57,000 subscribers to over 376,000 subscribers during Mr. Vaughn's tenure. Prior to joining Triax Communi-cations, Mr. Vaughn served as Director of Operations for Tele-Communications, Inc. from 1986 to 1987, with responsibility for managing the development of Chicago-area cable television systems. From 1985 to 1986, Mr. Vaughn was Divi-sion Manager for Harte-Hanks Communications. From 1983 to 1985, Mr. Vaughn served as Vice President of Operations for Bycom, Inc. From 1979 to 1983, Mr. Vaughn served as Director of Engineering for the Development Division of Cox Cable Communications Corp. From 1970 to 1979, Mr. Vaughn served as Senior Staff Engineer for Viacom, Inc.'s cable division, and a Director of Engineering for Showtime, a division of Viacom International, Inc.

JOHN S. KOO, Senior Vice President, Chief Financial Officer, Secretary and a Director of FrontierVision Inc. and Holdings Capital and a founder of the Com-pany, has over eleven years of banking experience in the telecommunications in-dustry. From 1990 to 1995, Mr. Koo served as a Vice President at Canadian Impe-rial Bank of Commerce ("CIBC"), where he co-founded CIBC's Mezzanine Finance Group, targeted at emerging media and telecommunications businesses. From 1986 to 1990, Mr. Koo was a Vice President at Bank of New England specializing in media finance. From 1984 to 1986, he was a management consultant to the finan-cial services industry.

WILLIAM J. MAHON, JR., Vice President of Operations of FrontierVision Inc. since December 1995, has over fifteen years of cable television operations man-agement experience. Prior to joining the Company, Mr. Mahon served as Vice President of Operations for UVC, a top 50 MSO, from 1990 to 1995, where he was responsible for the day-to-day operations of approximately 130 cable systems located in twelve states. From 1983 to 1989, Mr. Mahon served as President and General Manager of Heritage Cable Vision, a 90,000 subscriber MSO. Mr. Mahon is a member of the Society of Cable Engineers and serves on the Board of Directors of the New England Cable Television Association.

DAVID M. HEYREND, Vice President of Engineering of FrontierVision Inc., has 23 years of cable television engineering management and operations experience. Prior to joining the Company in 1996, Mr. Heyrend served from 1988 to 1995 as Director of Engineering for UVC, where he developed technical standards, em-ployee development programs and oversaw plant construction projects. From 1985 to 1988, as Director of Programs for Tele-Engineering Corporation, he developed and managed broadband LAN projects for clients such as Allen Bradley, Ford Motor Company and TRW. Mr. Heyrend also worked for several years with Daniels & Associates in system technical operations and engineering management.

WILLIAM P. BROVSKY, Vice President of Marketing and Sales of FrontierVision Inc., has fourteen years of cable television experience and is responsible for programming and contract negotiations in addition to overseeing the sales and marketing activities of the Company's operating divisions. Before joining the Company in 1996, Mr. Brovsky managed day-to-day sales and marketing operations from 1989 to 1996 for Time Warner Cable of Cincinnati, serving almost 200,000 subscribers. He also served as Project Manager, supervising all aspects of system upgrades to fiber optics. From 1982 to 1989, Mr. Brovsky served as Gen-eral Sales Manager for American Television and Communications, where he was responsible for sales, marketing and telemarketing operations for Denver and its suburban markets.

JAMES W. MCHOSE, Vice President and Treasurer of FrontierVision Inc. and Hold-ings Capital, has over ten years of accounting and tax experience, including six years providing tax, accounting and consulting services to companies en-gaged in the cable television industry. Prior to joining the Company in 1996, Mr. McHose was a Senior Manager in the Information, Communications, and Enter-tainment practice of KPMG Peat Marwick, LLP, where he specialized in taxation of companies in the cable television industry. In this capacity, Mr. McHose served MSOs with over 14 million subscribers in the aggregate. Mr. McHose is a member of the Cable Television Tax Professional's Institute and is a Certified Public Accountant.

RICHARD G. HALLE, Vice President of Business Development of FrontierVision Inc. since February 1997, is responsible for the evaluation and development of new businesses including cable modems and Internet access, digital programming delivery, distance learning and alternative telephone access. Prior to joining the Company, from 1995 to 1996 Mr. Halle served as the Vice President of Oper-ations and then as the Vice President of Development at Fanch Communications, a top 20 MSO, where he was initially responsible for the management of an op-erating region of 100,000 subscribers and subsequently responsible for the planning and deployment of all advanced services including digital television, dial-up Internet access and high speed cable modems. Prior to that, he spent nine years in the banking industry, specializing in media and telecommunica-tions finance.

TODD E. PADGETT, Vice President of Finance of FrontierVision Inc. since Janu-ary 1997 and Director of Finance of FrontierVision Inc. since July 1995, has over six years of project management and corporate finance experience. From 1990 to 1995, Mr. Padgett served as Project Manager for Natural Gas Pipeline Company of America, a subsidiary of MidCon Corp., which is a division of Occi-dental Petroleum Corporation, where he specialized in developing, evaluating, negotiating and financing natural gas pipeline and international power pro-jects. Mr. Padgett is a Certified Public Accountant and has an MBA from the University of Chicago.

ADVISORY COMMITTEE

The partnership agreement of FVP provides for the establishment of an Advisory Committee to consult with and advise FVP GP, the general partner of FVP, with respect to FVP's business and overall strategy. The Advisory Committee has broad authority to review and approve or disapprove matters relating to all material aspects of FVP's business. The approval of seventy-five percent (75%) of the members of the Advisory Committee that are entitled to vote on the mat-ter is required in order for the Company to effect any cable television system acquisition. The Advisory Committee consists of four representatives of the Attributable Class A Limited Partners of FVP and one representative of FVP GP. Subject to certain conditions, each of the four Attributable Class A Limited Partners of FVP listed in "Principal Security Holders" is entitled to desig-nate (directly or indirectly) one of the four Attributable Class A Limited Partner representatives on the Advisory Committee. The designees of J.P. Mor-gan Investment Corporation, 1818 II Cable Corp. (whose designee is selected by two affiliated individuals specified in the FVP Partnership Agreement), Olym-pus Cable Corp. and First Union Capital Partners Inc. are John W. Watkins, Richard H. Witmer, Jr., James A. Conroy and L. Watts Hamrick, III, respective-ly. FVP GP's designee is Mr. Vaughn.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid to FrontierVision Inc.'s Chief Executive Officer and to each of its other most highly compensated offi-cers receiving compensation in excess of $100,000 for services rendered during the fiscal years ended December 31, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                     ------------------------------------------
                                      ANNUAL COMPENSATION
                                     ----------------------           ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR   SALARY    BONUS    COMPENSATION (1)
---------------------------          ---- -------- --------    ----------------
James C. Vaughn                      1996 $283,986 $120,000(2)      $7,882
 President and Chief Executive Offi-
  cer                                1995  169,695  110,000(3)
John S. Koo                          1996  170,192  111,618(2)       4,760
 Senior Vice President, Chief Finan-
  cial Officer and Secretary         1995   93,416   90,000(3)

---------------
(1) Consists of FVP's contributions to the 401(k) Plan.
(2) Bonus paid for the employment year ended April 16, 1997. Mr. Vaughn and Mr. Koo deferred $45,000 and $110,000, respectively, of the bonus to the De-ferred Compensation Plan described below.
(3) Bonus paid for the employment year ended April 16, 1996. Mr. Vaughn and Mr. Koo deferred $35,000 and $50,000, respectively, of the bonus to the De-ferred Compensation Plan described below.

DEFERRED COMPENSATION PLAN

FVP established the FrontierVision Partners, L.P. Executive Deferred Compensa-tion Plan (the "Deferred Compensation Plan") effective January 1, 1996 to allow key employees the opportunity to defer the payment of compensation to a later date and to participate in any appreciation of FVP's business. The Deferred Compensation Plan is administered by FVP's Advisory Committee. Participation in the Deferred Compensation Plan is limited to James C. Vaughn, John S. Koo and other key executives of FVP or its affiliates approved by the Compensation Com-mittee of the Advisory Committee (the "Compensation Committee").

Under the Deferred Compensation Plan, eligible participants may elect to defer the payment of a portion of their compensation each year up to an amount deter-mined by the Compensation Committee. Any amount deferred is credited to a book-keeping account, which is credited with interest at the rate of 12% per annum. Each participant's account also has a phantom equity component through which the account will be credited with earnings in excess of 12% per annum to the extent the Net Equity Value of FVP appreciates in excess of 12% per annum dur-ing the term of the deferral. Net Equity Value of FVP is determined by multi-plying each cable television system's EBITDA for the most recent fiscal quarter by the weighted average multiple of EBITDA paid by FVP to acquire each cable television system; provided that if substantially all of the assets or partner-ship interests of FVP are sold, Net Equity Value shall be based upon such ac-tual sale price adjusted to reflect any prior distributions to the partners and any payments during the term of the deferral to the holders of certain subordi-nated notes issued to the limited partners of FVP. Accounts shall be paid fol-lowing (i) the sale of all of FVP's partnership interests or upon liquidation of FVP, other than sales or liquidations which are part of a reorganization, or
(ii) the death or disability of the participant prior to termination of employ-ment with FVP. The Compensation Committee may agree to pay the account in the event the participant incurs a severe financial hardship or if the participant agrees to an earlier payment. There are 12 employees currently participating in the Deferred Compensation Plan, including Messrs. Vaughn and Koo.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

A Compensation Committee of the Advisory Committee of FVP, consisting of Messrs. Watkins and Witmer, as representative of J.P. Morgan Investment Corpo-ration and 1818 II Cable Corp., respectively, sets the compensation of the ex-ecutive officers of the Company. See "Certain Relationships and Related Trans-actions."

EMPLOYMENT AGREEMENT

In connection with the formation of the Company, James. C. Vaughn entered into an employment agreement with FVP, dated as of April 17, 1995 (the "Employment Agreement"). The Employment Agreement expired by its terms as of April 17, 1997.

The Employment Agreement provided that Mr. Vaughn would be employed as Presi-dent and Chief Executive Officer of FVP. The Employment Agreement established a base salary to be paid to Mr. Vaughn each year, subject to annual adjustment to reflect increases in the Consumer Price Index for All Urban Consumers, as pub-lished by the Bureau of Labor Statistics of the United States Department of La-bor (or, in the event of the discontinuance thereof, another appropriate index selected by FVP, with the approval of the Advisory Committee). In addition, Mr. Vaughn was entitled to annual bonuses of up to $75,000, subject to the attain-ment of certain performance objectives set forth in the Employment Agreement. Mr. Vaughn agreed not to compete with FVP for the term of his employment with FVP and for an additional period of two years thereafter and to keep certain information in connection with FVP confidential.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Holdings' sole general partner (owning 99.9% of the partnership interests therein) is FVP. Holdings' sole limited partner (owning 0.1% of the partnership interests therein) is FrontierVision Holdings, LLC, which is a wholly owned subsidiary of FVP. FVP's sole general partner (owning 1% of the partnership in-terests therein) is FVP GP. FVP's limited partners (owning 99% of the partner-ship interests therein) consist of J.P. Morgan Investment Corporation, an af-filiate of J.P. Morgan Securities Inc., First Union Capital Partners, Inc., an affiliate of First Union Capital Markets Corp., and various institutional in-vestors and accredited investors. FVP GP's sole general partner (owning 1% of the partnership interests therein) is FrontierVision Inc., which is owned by James C. Vaughn and John S. Koo. See "Principal Security Holders."

As of June 30, 1997, J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. had committed approximately $45.5 million and $30.0 million, re-spectively, to FVP, all of which has been contributed to FVP. As of June 30, 1997, FrontierVision Inc. had committed and contributed approximately $20,343 to FVP, representing contributions of approximately $13,563 and $6,780 by James
C. Vaughn and John S. Koo, respectively, who are directors of FrontierVision Inc. Such capital commitments were contributed as equity to FVOP in connection with the closing of acquisitions by FVOP, for escrow deposits for acquisitions by FVOP under contract and for FVOP working capital requirements.

J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. are "Special Class A" limited partners of FVP. Upon the termination of FVP and in connection with distributions to its partners in respect of their partnership interests, J.P. Morgan Investment Corporation, First Union Capital Partners, Inc. and FVP GP will be entitled to receive "carried interest" distributions or will be allocated a portion of 15% of any remaining capital to be distributed by FVP after certain other distributions are made. J.P. Morgan Securities Inc. acted as placement agent for the initial offering of limited partnership inter-ests of FVP (other than with respect to the investment made by J.P. Morgan In-vestment Corporation) and the placement of debt securities of FVP and in con-nection with those activities received customary fees and reimbursement of ex-penses.

Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securi-ties Inc., The Chase Manhattan Bank, an affiliate of Chase Securities Inc., and CIBC Inc., an affiliate of CIBC Wood Gundy Securities Corp., are agents and lenders under the Senior Credit Facility and have received customary fees for acting in such capacities. Such entities will also be lenders to FVOP under the New Credit Facility. In addition, J.P. Morgan Securities Inc., Chase Securities Inc., CIBC Wood Gundy Securities Corp. and First Union Capital Markets Corp. (collectively, the "FVOP Underwriters") received compensation in the aggregate of approximately $6.0 million in connection with the issuance of the FVOP Notes. There are no other arrangements between the FVOP Underwriters and their affiliates and the Company or any of its affiliates pursuant to which the FVOP Underwriters or their affiliates will receive any additional compensation from the Company or any of its affiliates, except in connection with this offering of the Notes and the New Credit Facility. See "Plan of Distribution."

                           PRINCIPAL SECURITY HOLDERS

The following table sets forth, as of June 30, 1997, (i) the percentage of the total partnership interests of FVP beneficially owned by the directors and ex-ecutive officers of FrontierVision Inc. and each person who is known to Hold-ings to own beneficially more than 5.0% of any class of FVP's partnership in-terests and (ii) the percentage of the equity securities of FrontierVision Inc., FVP GP, FVP and Holdings owned by each director or executive officer of FrontierVision Inc. named in the Summary Compensation Table and by all execu-tive officers of FrontierVision, Inc. as a group. Holdings was formed as a Del-aware limited partnership in August 1997. FVP will contribute its 99.9% general partner interest in FVOP to Holdings in connection with the Formation Transac-tion. FrontierVision Partners Holding Company, Inc. will contribute its 100% interest in FVOP Inc. to Holdings, with the result that FVOP will be wholly owned, directly or indirectly, by Holdings. Holdings Capital was incorporated in August 1997. It has nominal assets and does not conduct any operations. For a more detailed discussion of the ownership of the Company, see "Certain Rela-tionships and Related Transactions" and "Prospectus Summary--Ownership Struc-ture."

NAME AND ADDRESS OF BENEFICIAL OWNERS  TYPE OF INTEREST                         % OF CLASS
-------------------------------------  ----------------                         ----------
FrontierVision Partners,               General Partner Interest in Holdings (2)   99.90%
 L.P. ("FVP")(1)
1777 South Harrison Street,
 Suite P-200
Denver, Colorado 80210
FVP GP, L.P. (3)                       General Partner Interest in FVP             1.00%
1777 South Harrison Street,
 Suite P-200
Denver, Colorado 80210
J.P. Morgan Investment Cor-            Limited Partnership Interest in FVP        22.83%
 poration
101 California Street,                  (Attributable Class A Limited Partner)
 Suite 3800
San Francisco, CA 94111                Limited Partnership Interest in FVP GP      7.18%
1818 II Cable Corp.                    Limited Partnership Interest in FVP        23.63%
c/o Brown Brothers Harriman             (Attributable Class A Limited Partner)
 & Co.
59 Wall Street                         Limited Partnership Interest in FVP GP      7.18%
New York, NY 10005
Olympus Cable Corp.                    Limited Partnership Interest in FVP        14.77%
Metro Center--One Station               (Attributable Class A Limited Partner)
 Place
Stamford, CT 06920                     Limited Partnership Interest in FVP GP      7.18%
First Union Capital Part-              Limited Partnership Interest in FVP        15.05%
 ners, Inc.
One First Union Center, 5th             (Attributable Class A Limited Partner)
 Floor
Charlotte, NC 28288                    Limited Partnership Interest in FVP GP      4.31%
James C. Vaughn                        Stockholder of FrontierVision Inc.         66.67%
1777 South Harrison Street,            Limited Partnership Interest in FVP GP     48.78%
 Suite P-200
Denver, Colorado 80210
John S. Koo                            Stockholder of FrontierVision Inc.         33.33%
1777 South Harrison Street,            Limited Partnership Interest in FVP GP     24.39%
 Suite P-200
Denver, Colorado 80210
All other executive offi-                                                          0.00%
 cers and directors as a
 group

---------------
(1)FVP's limited partners (owning 99% of the partnership interests therein) are various institutional investors and accredited investors.
(2)Holdings' sole limited partner (owning 0.1% of the partnership interests therein) is FrontierVision Holdings, LLC.
(3)FVP GP's sole general partner (owning 1% of the partnership interests therein) is FrontierVision Inc., which is owned by James C. Vaughn and John S. Koo. FVP GP's limited partners (owning 99% of the partnership interests therein) consist of various institutional investors, James C. Vaughn and John
S. Koo.

                          THE PARTNERSHIP AGREEMENTS

The following is a summary of certain material terms of the Agreement of Lim-ited Partnership of Holdings (the "Holdings Partnership Agreement"), the Agreement of Limited Partnership of FVOP, as amended (the "FVOP Partnership Agreement"), the First Amended and Restated Agreement of Limited Partnership of FVP, as amended (the "FVP Partnership Agreement"), and the First Amended and Restated Agreement of Limited Partnership of FVP GP, as amended (the "FVP GP Partnership Agreement" and together with the Holdings Partnership Agree-ment, the FVOP Partnership Agreement and FVP Partnership Agreement, the "Part-nership Agreements"). The statements under this caption are summaries and do not purport to be complete, and where reference is made to particular provi-sions of the Partnership Agreements, such provisions, including the defini-tions of certain terms, are incorporated by reference as a part of such summa-ries or terms, which are qualified in their entirety by such reference. Com-plete copies of the form of Partnership Agreements will be made available to prospective investors upon request. All capitalized terms not otherwise de-fined herein shall have the meanings ascribed to them in the respective Part-nership Agreement.

HOLDINGS PARTNERSHIP AGREEMENT

Organization and Duration. Holdings was formed on August 29, 1997 as a Dela-ware limited partnership to acquire, own and operate cable systems and to en-gage in all activities necessary, desirable or incidental for such purpose. Unless otherwise terminated in accordance with the terms of the Holdings Part-nership Agreement, Holdings may exist until June 30, 2008.

Control of Operations. The Holdings Partnership Agreement provides that its General Partner shall have the right and power to manage and control the busi-ness and affairs of Holdings.

Capital Contributions. Under the Holdings Partnership Agreement, the partners of Holdings have made certain capital contributions to Holdings. Each partner of Holdings may, but is not required to, make additional capital contributions to Holdings. The Holdings Partnership Agreement provides that, upon the admis-sion of any additional limited partners or substituted limited partners to Holdings, Holdings' Limited Partner shall withdraw from Holdings and shall be entitled to receive the return of its capital contribution, without interest or deduction.

Withdrawal or Removal of Partners. In general, no right is given to any part-ner of Holdings to withdraw from Holdings. The General Partner of Holdings may admit (i) additional limited partners, (ii) an assignee of the Limited Part-ner's partnership interest in Holdings as a substituted limited partner of Holdings and (iii) one or more additional general partners to Holdings.

Assignment of Partnership Interests. Under the Holdings Partnership Agreement, the Limited Partner may assign all or any part of its partnership interest in Holdings only with the consent of the General Partner. The Limited Partner has no right to grant an assignee of its partnership interest in Holdings the right to become a Substituted Limited Partner of Holdings. Following the ad-mission of a new General Partner to Holdings, neither the General Partner nor the Limited Partner may transfer its partnership interest in Holdings without the prior written consent of the new General Partner.

FVOP PARTNERSHIP AGREEMENT

Organization and Duration. FVOP was formed on July 14, 1995 as a Delaware lim-ited partnership to acquire, own and operate cable systems and to engage in all activities necessary, desirable or incidental for such purpose. Unless otherwise terminated in accordance with the terms of the FVOP Partnership Agreement, FVOP may exist until June 30, 2008.

Control of Operations. The FVOP Partnership Agreement provides that its Gen-eral Partner shall have the right and power to manage and control the business and affairs of FVOP. Upon the occurrence and continuance of any Event of De-fault under and as defined in the Senior Credit Facility, The Chase Manhattan Bank (the "Administrative Agent") shall be entitled to be substituted (or to have a designee of its choice substituted) as a new General Partner of FVOP.

Capital Contributions. Under the FVOP Partnership Agreement, the partners of FVOP have made certain capital contributions to FVOP. Each partner of FVOP may, but is not required to, make additional capital contributions to FVOP. The FVOP Partnership Agreement provides that, upon the admission of any addi-tional Limited Partners or Substituted Limited Partners to FVOP, FVOP's Lim-ited Partner shall withdraw from FVOP and shall be entitled to receive the re-turn of its capital contribution, without interest or deduction.

Withdrawal or Removal of Partners. In general, no right is given to any partner of FVOP to withdraw from FVOP. The General Partner of FVOP may admit (i) addi-tional Limited Partners, (ii) an assignee of the Limited Partner's partnership interest in FVOP as a Substituted Limited Partner of FVOP and (iii) one or more additional general partners to FVOP. In addition, upon the occurrence and con-tinuance of any Event of Default under and as defined in the Senior Credit Fa-cility, the Administrative Agent shall be entitled to be substituted (or to have a designee of its choice substituted) as a new General Partner.

Assignment of Partnership Interests. Under the FVOP Partnership Agreement, the Limited Partner may assign all or any part of its partnership interest in FVOP only with the consent of the General Partner of FVOP. The Limited Partner has no right to grant an assignee of its partnership interest in FVOP the right to become a Substituted Limited Partner of FVOP. Following the admission of a new General Partner to FVOP, neither the General Partner of FVOP nor the Limited Partner may transfer its partnership interest in FVOP without the prior written consent of the new General Partner of FVOP.

FVP PARTNERSHIP AGREEMENT

Organization and Duration. FVP was formed on April 17, 1995 as a Delaware lim-ited partnership to (i) acquire, invest in, own, finance, operate, improve, develop, maintain, promote, sell, dispose of and otherwise exploit cable tele-vision systems and properties and interests therein, (ii) conduct related busi-ness activities, including telephony and other communications businesses and activities that are related to FVP's cable television businesses and activi-ties, directly or indirectly through other entities, alone or with others, and
(iii) do any and all acts necessary, desirable or incidental to the accomplish-ment of such purpose. Unless otherwise terminated in accordance with the terms of the FVP Partnership Agreement, FVP may exist until June 30, 2008.

Control of Operations. The FVP Partnership Agreement provides that its General Partner has the right, power and discretion to operate, manage and control the affairs and business of FVP and to make all decisions affecting FVP's affairs and business, subject to the terms and provisions of the FVP Partnership Agree-ment.

Advisory Committee. The FVP Partnership Agreement provides for the establish-ment of an Advisory Committee to consult with and advise FVP GP with respect to FVP's business and overall strategy. Under the FVP Partnership Agreement, the Advisory Committee has broad authority to review and approve or disapprove mat-ters relating to all material aspects of FVP's business. The failure of the General Partner to follow any such direction of the Advisory Committee in con-nection with such determinations shall constitute a material breach of the FVP Partnership Agreement whereby FVP GP may be removed from FVP. As provided in the FVP Partnership Agreement, the approval of seventy-five percent (75%) of the members of the Advisory Committee that are entitled to vote on the matter is required in order for FVOP to effect any cable television system acquisi-tion. The Advisory Committee consists of four representatives of the Attribut-able Class A Limited Partners of FVP and one representative of FVP GP. Subject to certain conditions, each of the four Attributable Class A Limited Partners of FVP listed in "Principal Security Holders" is entitled to designate (di-rectly or indirectly) one of the four Attributable Class A Limited Partner rep-resentatives on the Advisory Committee.

Voting Rights. Except as to matters for which consent or approval is expressly required under the FVP Partnership Agreement, the Limited Partners of FVP have no right to vote on any partnership matters.

Amendments and Modifications. In general, the FVP Partnership Agreement is sub-ject to modification or amendment only with the written consent of the General Partner of FVP and a majority in Interest of the Class A and Class B Limited Partners of FVP.

Capitalization and Certain Distributions. In connection with its initial forma-tion, FVP issued to its Limited Partners units consisting of limited partner-ship interests in FVP, 12% Senior Subordinated Notes due 2008 and 14% Junior Subordinated Notes due 2008. Pursuant to such transaction, and under the FVP Partnership Agreement, each General Partner and Limited Partner of FVP has made certain capital contributions and loans to FVP. The General Partner of FVP is required under the FVP Partnership Agreement to make such Capital Commitments to FVP as are necessary to maintain at all times a Capital Commitment equal to not less than one percent (1%) of the total Capital Commitments of all Part-ners. The Limited Partners of FVP are not required to make additional capital contributions to FVP in excess of their respective Capital Commitments. Except for provisions allowing for the return of capital to Partners upon dissolution of FVP, the FVP Partnership Agreement provides that no Partner of FVP shall have the right to withdraw or demand return of its capital contribution.

FVP GP PARTNERSHIP AGREEMENT

Organization and Duration. FVP GP was formed on April 17, 1995 as a Delaware limited partnership to (i) serve as general partner of FVP and (ii) do all other lawful things necessary, desirable or incidental to the accomplishment of such purposes. Unless otherwise terminated in accordance with the terms of the FVP GP Partnership Agreement, FVP GP shall exist until the partners of FVP GP may unanimously elect to carry on the business of FVP GP.

Control of Operations. The FVP GP Partnership Agreement provides that its Gen-eral Partner has the right, power and discretion to operate, manage and control the affairs and business of FVP GP and to make all decisions affecting FVP GP's affairs and business, subject to certain customary exceptions specified in the FVP GP Partnership Agreement.

Voting Rights. Except as to matters for which consent or approval is expressly required under the FVP GP Partnership Agreement, the Limited Partners of FVP GP have no right to vote on any partnership matters.

Amendments and Modifications. In general, the FVP GP Partnership Agreement is subject to modification or amendment only with the written consent of the Gen-eral Partner of FVP GP and a majority in Interest of the Class X and Class Z Limited Partners of FVP GP and a majority in Interest of the Class Y Limited Partners.

Capital Contributions. Under the FVP GP Partnership Agreement, the Partners of FVP GP have made certain capital contributions to FVP GP. The General Partner is required under the FVP GP Partnership Agreement to make such Capital Commit-ments to FVP GP as are necessary to maintain at all times a Capital Commitment equal to not less than one percent (1%) of the total Capital Commitments of all Partners. The Limited Partners of FVP GP are not required to make additional capital contributions to FVP GP. Except for provisions allowing for the return of capital to Partners of FVP GP upon dissolution of FVP GP, the FVP GP Part-nership Agreement provides that no Partner of FVP GP shall have the right to withdraw or demand return of its capital contribution.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE FVOP NOTES

The FVOP Notes are joint and several obligations of FVOP and Capital (collec-tively the "FVOP Note Issuers"). The FVOP Notes are general unsecured senior subordinated obligations of the FVOP Note Issuers, are limited to $200 million aggregate principal amount and rank subordinate in right of payment to all ex-isting and future Senior Indebtedness of FVOP. The FVOP Notes rank pari passu in right of payment with all other senior subordinated indebtedness of the FVOP
Note Issuers. Capital has nominal assets and does not conduct any operations.

The FVOP Notes mature on October 15, 2006 and bear interest at 11% per annum from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for. Interest is payable semiannually on April 15 and October 15 of each year.

The FVOP Notes are not redeemable prior to October 15, 2001, except as set forth below. The FVOP Notes are subject to redemption, at the option of the FVOP Note Issuers, in whole or in part, at any time on or after October 15, 2001 and prior to maturity, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest to but ex-cluding the date fixed for redemption, if redeemed during the 12-month period beginning on October 15 of the years indicated:

                        ----------
   YEAR                 PERCENTAGE
   ----                 ----------
   2001                   105.50%
   2002                   103.67
   2003                   101.83
   2004 and thereafter    100.00

In addition, prior to October 15, 1999, the FVOP Note Issuers may redeem up to 35% of the principal amount of the FVOP Notes with the net cash proceeds re-ceived by FVOP from one or more Public Equity Offerings or Strategic Equity In-vestments, at a redemption price (expressed as a percentage of the principal amount) of 111% of the principal amount thereof, plus accrued and unpaid inter-est to the date fixed for redemption; provided, however, that at least 65% in aggregate principal amount of the FVOP Notes originally issued remains out-standing immediately after any such redemption (excluding any FVOP Notes owned by the FVOP Note Issuers or any of their Affiliates).

Upon a Change of Control, the FVOP Note Issuers will be required to make an of-fer to purchase all outstanding FVOP Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the purchase date.

The FVOP Notes Indenture contains the following covenants which limit the abil-ity of FVOP and certain of its Subsidiaries to incur indebtedness or make dis-tributions to Holdings. Capitalized terms used below and not otherwise de-scribed herein have the respective meanings ascribed to such terms in the FVOP Notes Indenture, a copy of which will be made available to prospective invest-ors upon request.

Limitation on Indebtedness. The FVOP Notes Indenture provides that FVOP will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disquali-fied Equity Interests except for Permitted Indebtedness; provided, however, that FVOP or any Restricted Subsidiary may Incur Indebtedness and FVOP or any Restricted Subsidiary may issue Disqualified Equity Interests if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebt-edness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to (i) 7.0 to 1.0 if the date of such Incurrence is on or before December 31, 1997 and (ii) 6.75 to 1.0 thereafter.

The foregoing limitations will not apply to the Incurrence of any of the fol-lowing (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

  (a) Indebtedness under the FVOP Notes and the FVOP Notes Indenture;

  (b) Indebtedness and Disqualified Equity Interests of FVOP and the Re-stricted Subsidiaries outstanding on the Issue Date;

  (c) Indebtedness under the Senior Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the sum of (a) $265.0 million, which amount shall be reduced by (x) any permanent reduction of commit-ments thereunder and (y) any other repayment accompanied by a permanent reduction of commitments thereunder (other than in connection with any refinancing thereof) plus (B) any amounts outstanding under the Senior Credit Facility that utilizes subparagraph (i) below;

  (d) (x) Indebtedness of any Restricted Subsidiary owed to and held by FVOP or any Wholly Owned Restricted Subsidiary and (y) Indebtedness of FVOP owed to and held by any Wholly Owned Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and per-formance of the Issuers' obligations under any Senior Indebtedness, the FVOP Notes Indenture and the FVOP Notes; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (d) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of FVOP or a Wholly Owned Restricted Subsidiary re-ferred to in this clause (d) to a Person (other than FVOP or a Wholly Owned Restricted Subsidiary), (ii) any sale or other disposition of Eq-uity Interests of a Wholly Owned Restricted Subsidiary which holds In-debtedness of the Company or another Wholly Owned Restricted Subsidiary such that such Wholly Owned Restricted Subsidiary ceases to be a Wholly Owned Restricted Subsidiary or (iii) designation of a Wholly Owned Re-stricted Subsidiary which holds Indebtedness of FVOP as an Unrestricted Subsidiary;

  (e)guarantees by any Restricted Subsidiary of Indebtedness of FVOP;

  (f) Interest Rate Protection Obligations of FVOP or any Restricted Subsidi-ary relating to Indebtedness of FVOP or such Restricted Subsidiary, as the case may be (which Indebtedness (i) bears interest at fluctuating interest rates and (ii) is otherwise permitted to be Incurred under this covenant); provided, however, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the prin-cipal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

  (g) Purchase Money Indebtedness and Capitalized Lease Obligations of FVOP or any Restricted Subsidiary which do not exceed $5.0 million in the aggregate at any one time outstanding;

  (h) Indebtedness or Disqualified Equity Interests of FVOP or any Restricted Subsidiary to the extent representing a replacement, renewal, refinanc-ing or extension (collectively, a "refinancing") of outstanding Indebt-edness or Disqualified Equity Interests of FVOP or any Restricted Sub-sidiary Incurred in compliance with the Debt to Operating Cash Flow Ra-tio of the first paragraph of this covenant or clause (a) or (b) of this paragraph of this covenant; provided, however, that (i) Indebted-ness or Disqualified Equity Interests of the Company may not be refi-nanced under this clause (h) with Indebtedness or Disqualified Equity Interests of any Restricted Subsidiary, (ii) any such refinancing shall not exceed the sum of the principal amount (or, if such Indebtedness or Disqualified Equity Interests provide for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount) of the In-debtedness or Disqualified Equity Interests being refinanced plus the amount of accrued interest or dividends thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connec-tion therewith, (iii) Indebtedness representing a refinancing of In-debtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, and (iv) Indebtedness that is pari passu with the Notes may only be refinanced with Indebted-ness that is made pari passu with or subordinate in right of payment to the Notes and Subordinated Indebtedness or Disqualified Equity Inter-ests may only be refinanced with Subordinated Indebtedness or Disquali-fied Equity Interests; and

  (i) in addition to the items referred to in clauses (a) through (h) above, Indebtedness of FVOP (including any Indebtedness under the Senior Credit Facility that utilizes this subparagraph (i)) having an aggre-gate principal amount not to exceed $20.0 million at any time outstand-ing.

Limitation on Restricted Payments. The FVOP Notes Indenture provides that FVOP will not, and will not permit any Restricted Subsidiary to, directly or indi-rectly,

  (i) declare or pay any dividend or any other distribution on any Equity In-terests of FVOP or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of FVOP or any Restricted Subsidiary (other than payments or distributions made to FVOP or a Wholly Owned Re-stricted Subsidiary and dividends or distributions payable solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of FVOP);

  (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of FVOP or any Restricted Subsidiary (other than any such Equity Interests owned by FVOP or a Wholly Owned Restricted Subsidi-
       ary);

  (iii) purchase, redeem, defease or retire for value more than one year prior to the stated maturity thereof any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Wholly Owned Re-stricted Subsidiary); or

  (iv) make any Investment (other than Permitted Investments) in any Person (other than in FVOP, a Wholly Owned Restricted Subsidiary or a Person that becomes a Wholly Owned Restricted Subsidiary, or is merged with or into or consolidated with FVOP or a Wholly Owned Restricted Subsid-iary (provided FVOP or a Wholly Owned Restricted Subsidiary is the survivor), as a result of or in connection with such Investment)

(such payments or any other actions (other than Permitted Investments) de-scribed in (i), (ii), (iii) and (iv) collectively, "Restricted Payments"), un-less

  (a) no Default or Event of Default shall have occurred and be continuing at the time or after giving effect to such Restricted Payment;

  (b) immediately after giving effect to such Restricted Payment, FVOP would be able to Incur $1.00 of Indebtedness (other than Permitted Indebted-ness) under the Debt to Operating Cash Flow Ratio of the first para-graph of "--Limitation on Indebtedness" above; and

  (c) immediately after giving effect to such Restricted Payment, the aggre-gate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) the dif-ference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) 140% of cumulative Consoli-dated Interest Expense of FVOP determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which consolidated financial statements of FVOP are available pre-ceding the date of such Restricted Payment, plus (2) the aggregate net proceeds (with the value of any non-cash proceeds to be the Fair Market Value thereof as determined by an Independent Financial Advisor) re-ceived by FVOP either (x) as capital contributions to FVOP after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after the Issue Date (ex-cluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from FVOP or any Restricted Subsidiary until and to the extent such borrow-ing is repaid), plus (3) the principal amount (or accrued or accreted amount, if less) of any Indebtedness of FVOP or any Restricted Subsidi-ary Incurred after the Issue Date which has been converted into or ex-changed for Qualified Equity Interests of FVOP, plus (4) in the case of the disposition or repayment of any Investment constituting a Re-stricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Cumulative Available Cash Flow) equal to the lesser of: (i) the return of capital with respect to such Investment and (ii) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment, plus (5) FVOP's proportionate interest in the lesser of the Fair Market Value or the net worth of any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date not to exceed in any case the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus (6) the Designation Amount with respect to any Subsidiary of FVOP which has been designated as an Unrestricted Subsidiary after the Issue Date.

The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of formal notice such payment or redemption would comply with the provisions of the FVOP Indenture, (ii) so long as no Default or Event of Default shall have occurred and be continuing, the retirement of any Equity Interests of FVOP in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, Qualified Equity Interests of FVOP; provided, however, that any such net cash proceeds and the value of any Equity Interests issued in exchange for such retired Equity In-terests are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time), (iii) so long as no Default or Event of De-fault shall have occurred and be continuing, the purchase, redemption, retire-ment or other acquisition of Subordinated Indebtedness made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Qualified Equity Interests of FVOP; provided, however, that any such net cash proceeds and the value of any Equity Interests issued in exchange for Subordinated Indebtedness are excluded from clauses (c)(2) and (c)(3) of the preceding paragraph (and were not in-cluded therein at any time) or (y) other Subordinated Indebtedness having no stated maturity for the payment of principal thereof prior to the final stated maturity of the FVOP Notes, (iv) the payment of any dividend or distribution on Equity Interests of FVOP or any Restricted Subsidiary to the extent neces-sary to permit the direct or indirect beneficial owners of such Equity Inter-ests to pay federal and state income tax liabilities arising from income of FVOP or such Restricted Subsidiary and attributable to them solely as a result of FVOP or such Restricted Subsidiary (and any intermediate entity through which such holder owns such Equity Interests) being a partnership or similar pass-through entity for federal income tax purposes, (v) so long as no

Default or Event of Default has occurred and is continuing, any Investment made out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of FVOP; provided, however, that any such net cash proceeds are excluded from clause
(c)(2) of the preceding paragraph (and were not included therein at any time) or (vi) the purchase, redemption or other acquisition, cancellation or retire-ment for value of Equity Interests, or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests, of FVOP or any Restricted Subsidiary, or similar securities, held by officers or employees or former officers or employees of FVOP or any Restricted Subsidiary (or their es-tates or beneficiaries under their estates), upon death, disability, retirement or termination of employment not to exceed $1.0 million in any calendar year.

The Indenture governing the terms of the FVOP Notes contains certain other cov-enants that, among other things, limit the ability of each FVOP Note Issuer and certain of its Subsidiaries to create certain Liens, enter into certain trans-actions with Affiliates, permit dividend or other payment restrictions to apply to certain Subsidiaries or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, the FVOP Note Issuers are required to offer to purchase the FVOP Notes at 100% of the principal amount thereof with the net proceeds of certain asset sales. These covenants are sub-ject to a number of significant exceptions and qualifications.

THE SENIOR CREDIT FACILITY

On April 9, 1996, FVOP entered into the $265.0 million Amended and Restated Credit Agreement with The Chase Manhattan Bank, as Administrative Agent, J.P. Morgan Securities Inc., as Syndication Agent, CIBC Inc., as Managing Agent, and the other lenders signatory thereto. FVOP used these proceeds to refinance an existing $130.0 million senior credit facility, to finance the purchase of the Cox systems and for general business purposes. As of June 30, 1997, borrowings under the Senior Credit Facility totaled approximately $220.5 million.

The Senior Credit Facility includes a $75.0 million, 8.25-year reducing Revolv-ing Credit Facility, a $100.0 million, 8.25-year Facility A Term Loan and a $90.0 million, 9.25-year Facility B Term Loan. FVOP had outstanding borrowings of $30.5 million as of June 30, 1997 under the Revolving Credit Facility bear-ing interest at varying rates, based upon different borrowing options and fi-nancial ratios, and maturing on June 30, 2004. The weighted average interest rate at June 30, 1997 on the outstanding borrowings under the Revolving Credit Facility was approximately 8.19%. FVOP has outstanding borrowings of $100.0 million under the Facility A Term Loan bearing interest at varying rates, based upon different borrowing options and financial ratios, and maturing on June 30, 2004. The weighted average interest rate at June 30, 1997 on the outstanding borrowings under the Facility A Term Loan was approximately 8.19%. FVOP has outstanding borrowings of $90.0 million under the Facility B Term Loan bearing interest at varying rates, based upon different borrowing options and financial ratios, and maturing on June 30, 2005. The weighted average interest rate at June 30, 1997 on the outstanding borrowings under the Facility B Term Loan was approximately 8.94%. FVOP has entered into interest rate protection agreements to hedge its underlying Treasury rate exposure for $170 million of borrowings through November 1999.

In general, the Senior Credit Facility requires FVOP to use the proceeds from any equity or debt issuance or any cable system disposition to reduce indebted-ness for borrowings under the Senior Credit Facility and to reduce permanently commitments thereunder unless FVOP either uses such proceeds to close a permit-ted acquisition of cable systems or, if such closing does not occur within five days of the closing of such equity or debt issuance or system disposition, holds such proceeds in a special account pending a permitted reinvestment in a subsequent acquisition of cable systems approved by the Senior Credit Facility lenders within 180 days of such closing. However, in the event of a continuing event of default under the Senior Credit Facility, the lenders thereunder are not required to release such proceeds from such account for use for reinvest-ment in subsequent acquisitions. The purchase of the Acquisition Systems from Cablevision, TCI and Blue Ridge are permitted acquisitions under the Senior Credit Facility, subject to customary deliveries by FVOP to the lenders there-under. The purchase of the Cox Central Ohio Systems is expected to be financed with borrowings under the New Credit Facility. In addition, the lenders under the Senior Credit Facility have agreed that the contribution of the net pro-ceeds of the Offering by Holdings to FVOP will not result in a permanent reduc-tion of the commitments under the Senior Credit Facility.

The Senior Credit Facility is secured by a pledge of all limited and general partnership interests in FVOP and in any subsidiaries of FVOP and a first pri-ority lien on all the tangible and intangible assets of FVOP and each of its subsidiaries. In addition, in the event of the occurrence and continuance of an event of default under the Senior Credit Facility, the Administrative Agent is entitled to replace the general partner of FVOP with its designee. See "The Partnership Agreements--FVOP Partnership Agreement." Among other events, an event of default under the Senior Credit Facility will occur if either James C. Vaughn or John S. Koo for any reason cease to be actively involved in the day-to-day management of the Company and are not replaced with persons acceptable to the lenders thereunder.

THE NEW CREDIT FACILITY

On September 15, 1997, FVOP received a commitment from its principal lenders under the Senior Credit Facility to enter into the New Credit Facility, under which such lenders will extend up to $650.0 million aggregate principal amount of revolving credit and term loan financing to FVOP. Under the commitment let-ter for the New Credit Facility, The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York have committed, subject to various terms and condi-tions, to provide $390.0 million and $260.0 million, respectively, in senior bank financing to FVOP. It is expected that these initial lenders will arrange, directly or through their affiliates, for a syndicate of other banks that will participate as lenders under the New Credit Facility. The Chase Manhattan Bank will serve as Administrative Agent, Morgan Guaranty Trust Company of New York will serve as Syndication Agent, and Chase Securities Inc. and J.P. Morgan Se-curities Inc. will serve as Co-Arrangers of the New Credit Facility.

The New Credit Facility will consist of a $200.0 million, 8-year New Revolving Credit Facility, a $250.0 million, 8-year Tranche A Term Loan Facility and a $200.0 million, 8.5-year Tranche B Term Loan Facility. The Tranche A Term Loan Facility and the Tranche B Term Loan Facility must be fully drawn as a condi-tion to the availability of borrowings under the New Revolving Credit Facility. The proceeds from the New Credit Facility will be used, in part, to finance the acquisition of the Cox Central Ohio Systems, as well as to refinance and re-place the Senior Credit Facility and for other general corporate purposes. In addition, the commitment letter for the New Credit Facility contemplates that the lenders may make available, in their sole discretion, following a request by FVOP, up to a $250.0 million Incremental Term Loan Facility to fund future acquisitions. No lender will be required to have committed to fund the Incre-mental Term Loan Facility at the closing of the New Credit Facility. If the lenders determine to fund the Incremental Term Loan Facility, the final matu-rity of such facility will be the same as the maturity of the Tranche B Term Loan Facility.

In general, the New Credit Facility will require FVOP to make mandatory prepay-ments of amounts outstanding under the New Credit Facility, beginning in 2002, based on a percentage of available excess cash flow. In addition, the New Credit Facility will require FVOP to use the proceeds from any cable system disposition (subject to certain qualifications) to reduce indebtedness for borrowings under the New Credit Facility. The New Credit Facility will provide that FVOP may engage in cable system dispositions of up to $150.0 million in the aggregate without the need to permanently reduce the commitments under the New Credit Facility if the net proceeds of such dispositions are either applied to temporarily reduce the New Revolving Credit Facility or held in a special account pending permitted reinvestment in subsequent acquisitions of cable sys-tems. The New Credit Facility will also permit FVOP to make acquisitions of up to $150.0 million in the aggregate (as such amount may be increased by the pro-ceeds of dispositions being held for reinvestment). The New Credit Facility will also contain customary financial and other covenants, which are expected to include limitations on the ability of Holdings and its subsidiaries to incur additional indebtedness. It is also expected that the New Credit Facility will permit FVOP to make distributions to Holdings in order to make regularly sched-uled interest payments (commencing March 15, 2002) and the payment of principal at the stated maturity date of the Notes unless a default or an event of de-fault has occurred under the New Credit Facility.

Holdings, as the general partner of FVOP, will guaranty the indebtedness under the New Credit Facility on a limited recourse basis. The New Credit Facility also will be secured by a pledge of all limited and general partnership inter-ests in FVOP and a first priority lien on all the assets of FVOP and its subsidiaries.

The Company expects FVOP to enter into the New Credit Facility in the fourth quarter of 1997. The proceeds from the New Credit Facility will be used, in part, to finance the acquisition of the Cox Central Ohio Systems, as well as to refinance and replace the Senior Credit Facility. The New Credit Facility is subject to numerous conditions, including the execution and delivery of defini-tive documentation by no later than December 12, 1997. There can be no assur-ance that consummation of the New Credit Facility will occur.

THE UVC NOTE

In connection with the Company's acquisition of systems from UVC, FVOP issued a subordinated promissory note to UVC in November 1995 in the original principal amount of $7.2 million. The UVC Note bears interest at 9% for the first three years. At the end of each subsequent year, the annual interest rate increases 2% per year. Under the terms of the UVC Note, FVOP may issue additional subor-dinated promissory notes rather than making cash interest payments. In this event, the subordinated note bears interest equal to the annual interest of the origi-nal promissory note plus 2.5% for the first three years and 3% for each subse-quent year. In addition, if FVOP's leverage ratio exceeds certain amounts, the interest rate increases by 2%. Under its terms, FVOP can prepay the UVC Note at any time.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

The Old Notes were originally sold by the Issuers on September 19, 1997 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently placed the Old Notes with (i) qualified institutional buyers in reliance on Rule 144A under the Securities Act and (ii) qualified buyers out-side the United States in reliance upon Regulation S under the Securities Act. As a condition of the Purchase Agreement, the Issuers entered into the Regis-tration Rights Agreement with the Initial Purchasers pursuant to which the Is-suers have agreed, for the benefit of the holders of the Old Notes, at the Is-suers' cost, to file a registration statement for the Exchange Offer (the "Ex-change Offer Registration Statement") (of which this Prospectus is a part) within 60 days after the date of the original issue of the Old Notes with the Commission with respect to the Exchange Offer for the Exchange Notes. Upon the Exchange Offer Registration Statement being declared effective, the Issuers will offer the Exchange Notes in exchange for surrender of the Old Notes. For each Old Note surrendered to the Issuers pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having an original Prin-cipal Amount at Maturity equal to that of the surrendered Old Note.

Based upon interpretations by the staff of the Commission set forth in certain no-action letters to third parties (including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989); Morgan Stanley & Co. Inc., SEC No-Ac-tion Letter (June 5, 1991); and Shearman & Sterling, SEC No-Action Letter (July 2, 1993)), the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes will in general be freely tradeable after the Exchange Offer without compliance with the registration and prospectus delivery requirements of the Securities Act. However, any pur-chaser of Old Notes who is an "affiliate" of the Issuers (within the meaning of Rule 405 under the Securities Act), who does not acquire the Exchange Notes in the ordinary course of business or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in such no-ac-tion letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such require-ments in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Issuers.

As contemplated by the above-mentioned no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to rep-resent to the Issuers in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business,
(ii) the holder or any such other person is not engaging in the distribution of the Exchange Notes, (iii) the holder or any such other person has no ar-rangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or any other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the above-mentioned no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Issuers or any "affiliate" of the Is-suers (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. For a description of the procedures for re-sales by Participating Broker-Dealers, see "Plan of Distribution."

In the event that changes in the law or the applicable interpretations of the staff of the Commission do not permit the Issuers to effect such an Exchange Offer, or if for any other reason the Exchange Offer is commenced and not con-summated within 210 days of the date of the original issuance of the Old
Notes, the Issuers will (i) file the Shelf Registration Statement covering re-sales of the Old Notes; (ii) use their reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 120th day after the filing thereof with the Commission and
(iii) use their reasonable best efforts to keep effective the Shelf Registra-tion Statement until the earlier of (i) two years after the date of the origi-nal issuance of the Old Notes or (ii) such time as all of the applicable Old Notes have been sold thereunder. The Issuers will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resale of the Old Notes. A holder of the Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be re-quired to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

The Registration Rights Agreement provides that the Issuers will file an Ex-change Offer Registration Statement with the Commission on or prior to 60 days after the date of the original issuance of the Old Notes (the "Issue Date"). In the event that (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 60th day following this Issue Date, (ii) the Exchange Offer Registration Statement is not declared effective by the Commis-sion on or prior to the 180th day following the Issue Date, (iii) the Exchange Offer is not consummated on or prior to the 210th day following the Issue Date or (iv) a Shelf Registration Statement with respect to resale of the Old Notes (if required) is not declared effective within the period specified in the Reg-istration Rights Agreement (each such event referred to in clauses (i) through (iv) above a "Registration Default"), the sole remedy available to holders of the Old Notes will be the immediate assessment of cash interest on the Old Notes (whether or not cash interest is then payable on the Old Notes under the Indenture) ("Additional Interest") as follows: the per annum interest rate on the Old Notes will increase by 25 basis points and the per annum interest rate will increase by an additional 25 basis for each subsequent 90-day period dur-ing which the Registration Default remains uncured, up to a maximum amount of additional interest of 100 basis points per annum. All Additional Interest will be payable to holders of the Old Notes in cash on each March 15 and September 15, commencing with the first such date occurring after any such Additional In-terest commences to accrue, until such Registration Default is cured. After the date on which such Registration Default is cured, the interest rate on the Old Notes will revert to 11 7/8% per annum.

Holders of Old Notes will be required to make certain representations to the Issuers (as described in the Registration Rights Agreement) in order to partic-ipate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement, if required, and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above.

The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its en-tirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuers will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuers will issue $1,000 original Principal Amount at Maturity of Exchange Notes in exchange for each $1,000 original Principal Amount at Maturity of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Of-fer. However, Old Notes may be tendered only in integral multiples of $1,000.

The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions pro-viding for an increase in the interest rate on the Old Notes in certain circum-stances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evi-dence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

As of the date of this Prospectus, $237,650,000 aggregate original Principal Amount at Maturity of Old Notes were outstanding. The Issuers have fixed the close of business on November 12, 1997 as the record date for the Exchange Of-fer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Ex-change Offer. The Issuers intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regula-tions of the Commission thereunder.

The Issuers shall be deemed to have accepted validly tendered Old Notes when, as and if the Issuers have given oral or written notice thereof to the Ex-change Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Issuers.

If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Issuers will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The Issuers shall keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law) after the date notice of the Ex-change Offer is mailed to holders of Old Notes. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on December 12, 1997, unless the Is-suers, in their sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Ex-change Offer is extended.

In order to extend the Exchange Offer, the Issuers will notify the Exchange Agent of any extension by oral or written notice and will mail to the regis-tered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The Issuers reserve the right, in their sole discretion, (i) to delay ac-cepting any Old Notes, to extend the Exchange Offer or to terminate the Ex-change Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

PROCEDURES FOR TENDERING

Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal or transmit an Agent's Message in connection with a book-entry transfer, and mail or otherwise deliver such Let-ter of Transmittal or such facsimile, or Agent's Message, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent prior to the Expiration Date along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaran-teed delivery procedures described below. To be tendered effectively, the Old Notes, or Book-Entry Confirmation, as the case may be, the Letter of Transmit-tal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIV-ERY TO THE EXCHANGE AGENT.

DTC has authorized DTC participants that hold Old Notes on behalf of benefi-cial owners of Old Notes through DTC to tender their Old Notes as if they were holders. To effect a tender of Old Notes, DTC participants should either (i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof), have the signature thereon guaranteed if required by the instructions to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such manually signed facsimile) to the Exchange Agent pursuant to the procedure set forth in "Procedures for Tendering" or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP") for which the transac-tion will be eligible and follow the procedure for book-entry transfer set forth in "--Book-Entry Transfer."

By executing the Letter of Transmittal or Agent's Message, each holder will make to the Issuers the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

The tender by a holder and the acceptance thereof by the Issuers will consti-tute agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal or Agent's Message.

THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL OR AGENT'S MES-SAGE AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EX-PIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COM-PANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to ten-der should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Regis-tered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or ac-companied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Is-suers of their authority to so act must be submitted with the Letter of Trans-mittal.

All questions as to the validity, form, eligibility (including time of re-ceipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Issuers' accept-ance of which would, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the right in their sole discretion to waive any de-fects, irregularities or conditions of tender as to particular Old Notes. The Issuers' interpretation of the terms and conditions of the Exchange Offer (in-cluding the instructions in the Letter of Transmittal) will be final and bind-ing on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregu-larities with respect to tenders of Old Notes, neither the Issuers, the Ex-change Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

For each Old Note accepted for exchange, the holder of such Old Note will re-ceive an Exchange Note having a Principal Amount at Maturity equal to that of the surrendered Old Note. For purposes of the Exchange Offer, the Issuers shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Issuers have given oral or written notice thereof to the Exchange Agent.

In all cases, the issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely re-ceipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or Agent's Message and all other required documents. If any ten-dered Old Notes are not accepted for any reason set forth in the terms and con-ditions of the Exchange Offer, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the Expiration Date.

BOOK-ENTRY TRANSFER

The Exchange Agent will establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this Prospec-tus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Old Notes may make a book-entry tender of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although tender of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Trans-mittal (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth below under the caption "Exchange Agent" on or prior to the Expiration Date, or the guaran-teed delivery procedures described below must be complied with. The confirma-tion of book-entry transfer of Old Notes into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not con-stitute delivery to the Exchange Agent.

The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Old Notes stating (i) the aggregate principal amount of Old Notes which have been tendered by such participant, (ii) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (iii) that the Issuers may enforce such agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

Holders who wish to tender their Old Notes and (i) whose Old Notes are not im-mediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

  (a) the tender is made through a firm which is a member of a registered na-tional securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution");

  (b) prior to the Expiration Date, the Exchange Agent receives from such El-igible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate num-ber(s) of such Old Notes and the principal amount of Old Notes ten-dered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expi-ration Date, the Letter of Transmittal (or facsimile thereof) (or in the case of a book-entry transfer, an Agent's Message) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

  (c) the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Fa-cility), together with a

    Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; other-wise such tenders are irrevocable.

To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) spec-ify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the cer-tificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the ac-count at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Trans-mittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuers, whose de-termination shall be final and binding on all parties. Any Old Notes so with-drawn will be deemed not to have been validly tendered for purposes of the Ex-change Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after with-drawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures de-scribed above under "--Procedures for Tendering" at any time prior to the Expi-ration Date.

CONDITIONS

Notwithstanding any other term of the Exchange Offer, the Issuers shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the ac-ceptance of such Old Notes, if:

  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Issuers, might materially impair the ability of the Issuers to proceed with the Exchange Offer or any mate-rial adverse development has occurred in any existing action or pro-ceeding with respect to the Issuers or any of their subsidiaries; or

  (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Issuers, might materially impair the ability of the Is-suers to proceed with the Exchange Offer or materially impair the con-templated benefits of the Exchange Offer to the Issuers; or

  (c) any governmental approval has not been obtained, which approval the Is-suers shall, in their sole discretion, deem necessary for the consumma-tion of the Exchange Offer as contemplated hereby.

If the Issuers determine in their sole discretion that any of the conditions are not satisfied, the Issuers may (i) refuse to accept any Old Notes and re-turn all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. The Issuers shall keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law, including in connection with any material modification or waiver of the terms or conditions of the Exchange Offer that requires such extension under applicable law) after the date notice of the Exchange Offer is mailed to holders of Old Notes.

EXCHANGE AGENT

First Trust National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for No-tice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    By Registered or Certified Mail:             By Overnight Courier:


                                            First Trust National Association
    First Trust National Association              180 East 5th Street
          180 East 5th Street                  St. Paul, Minnesota 55101
       St. Paul, Minnesota 55101            Attn: Special Finance (SPFT0414)
    Attn: Special Finance (SPFT0414)

                By Hand:                             By Facsimile:


                                                     (612) 244-1537
    First Trust National Association        Attn: Special Finance (SPFT0414)

     180 East 5th Street, 4th Floor                Confirm by Telephone:
            Bond Drop Window                 (617) 244-1234 or (800) 934-6802
      St. Paul, Minnesota 55101
  Attn: Special Finance (SPFT0414)


DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.


FEES AND EXPENSES

The expenses of soliciting tenders will be borne by the Issuers. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular em-ployees of the Issuers and their affiliates.

The Issuers have not retained any dealer-manager in connection with the Ex-change Offer and will not make any payments to brokers, dealers, or others so-liciting acceptances of the Exchange Offer. The Issuers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reim-burse it for its reasonable out-of pocket expenses in connection therewith.

The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuers. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Issuers' accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Issuers. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

The Old Notes that are not exchanged for Exchange Notes pursuant to the Ex-change Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Issuers (upon redemption thereof or otherwise), (ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a quali-fied institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Issuers), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement un-der the Securities Act, in each case in accordance with any applicable securi-ties laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

With respect to resales of Exchange Notes, based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties (including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); and Shearman & Sterling, SEC No-Action Letter (July 2, 1993)), the Issuers believe that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Ex-change Notes, will be allowed to resell the Exchange Notes to the public with-out further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in the above mentioned no-action let-ters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making ac-tivities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

As contemplated by the above mentioned no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to rep-resent to the Issuers in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business,
(ii) the holder or any such other person is not engaging in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrange-ment or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affil-iate" of the Issuers within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Ex-change Notes and cannot rely on the above mentioned no-action letters. As indi-cated above, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or under-standing with the Issuers or any "affiliate" of the Issuers (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Ex-change Notes. For a description of the procedures for resales by Participating Broker-Dealers, see "Plan of Distribution."

                            DESCRIPTION OF THE NOTES

As used below in this "Description of the Notes" section, the "Company" means FrontierVision Holdings, L.P., but not any of its subsidiaries, unless other-wise specified. The Exchange Notes, like the Old Notes, are to be issued under an Indenture, to be dated as of September 19, 1997 (the "Indenture"), among the Issuers and U.S. Bank National Association d/b/a Colorado National Bank, as Trustee (the "Trustee"). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this caption relating to the Notes, the Indenture and the Registration Rights Agreement are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture or the Registration Rights Agreement, such provi-sions, including the definitions of certain terms, are incorporated by refer-ence as a part of such summaries or terms, which are qualified in their en-tirety by such reference.

The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the issuance of the Exchange Notes have been registered under the Securities Act and, therefore, the Ex-change Notes will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an in-crease in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Ex-change Offer is consummated. A copy of the Indenture has been filed as an ex-hibit to the Exchange Offer Registration Statement of which this Prospectus forms a part. Certain definitions of terms used in the following summary are set forth under "--Certain Definitions" below. The Old Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes."

The Notes are joint and several obligations of the Company and Holdings Capi-tal. The Notes will be general unsecured obligations of the Issuers, will be limited to $237,650,000 aggregate original Principal Amount at Maturity, de-signed to result in gross proceeds to the Company of approximately $150 mil-lion. Holdings Capital has nominal assets and does not conduct any operations.

MATURITY, INTEREST AND PRINCIPAL

The Notes will mature on September 15, 2007. Cash interest will not be required to accrue or be payable on the Notes prior to September 15, 2001; provided that on any Interest Payment Date prior to September 15, 2001, the Company may elect to begin accruing cash interest on the Notes, with notice of such election to the Trustee and the holders of the Notes (the "Cash Interest Election"). Cash interest will accrue on the Notes at the rate of 11 7/8% per annum (except as set forth under "--Registration Rights") from the earlier of the Interest Pay-ment Date on which the Cash Interest Election is made or September 15, 2001 and will be payable semiannually on March 15 and September 15, commencing on the earlier of the Interest Payment Date following the Cash Interest Election or March 15, 2002, to the Person in whose name a Note is registered at the close of business on the preceding March 1 or September 1 (each, a "Record Date"), as the case may be. Cash interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the earlier of the Interest Payment Date on which the Cash Interest Election is made or September 15, 2001. Cash interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Notes to the paying agent for the Notes to collect principal payments. The Is-suers will pay principal and cash interest by check and may mail interest checks to a holder's registered address.

The Notes will be issued only in fully registered form, without coupons, in de-nominations of $1,000 Principal Amount at Maturity and any integral multiple thereof. No service charge will be made for any registration of transfer or ex-change of Notes, but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the of-fices of the registrar for the Notes.

Notes that remain outstanding after consummation of the Exchange Offer and Ex-change Notes will be treated as a single class of securities under the Inden-ture.

OPTIONAL REDEMPTION

The Notes are not redeemable prior to September 15, 2001, except as set forth below. The Notes will be subject to redemption, at the option of the Issuers, in whole or in part, at any time on or after September 15 , 2001 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes to be redeemed at his address appearing in the register for the Notes, in amounts of $1,000 Principal Amount at Maturity or an integral multi-ple of $1,000 Principal

Amount at Maturity, at the following redemption prices (expressed as percent-ages of Principal Amount at Maturity) plus accrued and unpaid interest, if any, to but excluding the date fixed for redemption (subject to the right of holders of record on the relevant Record Date to receive interest, if any, due on an Interest Payment Date that is on or prior to the date fixed for redemption), if redeemed during the 12-month period beginning on September 15 of the years in-dicated:

          YEAR                 PERCENTAGE
          ----                 ----------
          2001                  107.917%
          2002                  105.937
          2003                  103.958
          2004                  101.979
          2005 and thereafter   100.000

In addition, prior to September 15, 2000, the Issuers may redeem up to 35% of the aggregate Principal Amount at Maturity of the Notes with the net cash pro-ceeds received by the Company from one or more Public Equity Offerings or Stra-tegic Equity Investments at a redemption price of 111.875% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of redemp-tion; provided, however, that at least 65% in aggregate Principal Amount at Ma-turity of the Notes originally issued remains outstanding immediately after any such redemption (excluding any Notes owned by the Issuers or any of their Af-filiates). Notice of redemption pursuant to this paragraph must be mailed to holders of Notes not later than 60 days following the consummation of such Pub-lic Equity Offering or Strategic Equity Investment.

Selection of Notes for any partial redemption shall be made by the Trustee, in accordance with the rules of any national securities exchange on which the Notes may be listed or, if the Notes are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 Principal Amount at Maturity may be redeemed in part but only if the unredeemed portion is an integral multiple of $1,000 Principal Amount at Maturity. Notice of redemption will be mailed before the date fixed for redemption to each holder of Notes to be redeemed at his regis-tered address. On and after the date fixed for redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

The Notes will not have the benefit of any sinking fund.

REGISTRATION RIGHTS

The Issuers have entered into a Registration Rights Agreement with the Initial Purchasers, pursuant to which the Issuers have agreed, for the benefit of the holders of Old Notes, that they will, at their cost, file and use their best efforts to cause to become effective a registration statement with respect to a registered offer to exchange (the "Exchange Offer") the Old Notes for the Ex-change Notes. Upon such registration statement's being declared effective, the Issuers shall offer the Exchange Notes in return for surrender of the Old Notes. The Exchange Offer shall remain open for not less than 30 days after the date notice of the Exchange Offer is mailed to holders of Notes. For each Old Note surrendered to the Issuers under the Exchange Offer, the holder thereof will receive an Exchange Note of equal Accreted Value and Principal Amount at Maturity. In the event that applicable interpretations of the staff of the Com-mission do not permit the Issuers to effect the Exchange Offer or do not permit any holder of Old Notes to participate in the Exchange Offer, the Issuers will, at their cost, file and use their best efforts to cause to become effective a shelf registration statement with respect to resales of the Old Notes and to keep such registration statement effective until two years after the Issue Date. The Issuers shall, in the event of such a shelf registration, provide to each holder of Old Notes copies of the prospectus, notify each holder of Old Notes when a registration statement for the Old Notes has become effective and take certain other actions as are required to permit resales of the Old Notes. In the event that (i) the registration statement relating to the Exchange Offer is not filed with the Commission on or prior to the 60th day following the Is-sue Date, (ii) such registration statement is not declared effective by the Commission on or prior to the 180th day following the Issue Date, (iii) the Ex-change Offer is not consummated on or prior to the 210th day following the Is-sue Date or (iv) a registration statement with respect to resale of the Old Notes (if required) is not declared effective within the period specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default"), then the Company will pay additional interest (in addition to the interest otherwise due on the Old Notes), payable in cash, whether or not cash interest is then accruing on the Old Notes, to each holder of Old Notes during the first 90-day period immediately following the occurrence of each such Registration Default in an amount equal to 25 basis points per annum. The amount of interest will increase by an additional 25 ba-sis points per annum for each subsequent 90-day period until such Registration Default is cured, up to a maximum amount of additional interest of 100 basis points per annum. Additional interest will cease accruing on the Old Notes when all Registration Defaults have been cured.

COVENANTS

The Indenture contains, among others, the following covenants:

Limitation on Indebtedness. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disquali-fied Equity Interests except for Permitted Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness and the Company or any Restricted Subsidiary may issue Disqualified Equity Interests if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to (i) 8.0 to 1.0 if the date of such Incurrence is on or before December 31, 1998 and (ii) 7.5 to 1.0 thereafter.

The foregoing limitations will not apply to the Incurrence of any of the fol-lowing (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

  (a) Indebtedness under the Notes and the Indenture;

  (b) Indebtedness and Disqualified Equity Interests of the Company and the Restricted Subsidiaries outstanding on the Issue Date (including In-debtedness under the FVOP Indenture and the UVC Note);

  (c) Indebtedness of the Company and the Restricted Subsidiaries under the Senior Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the sum of (a) $650.0 million, which amount shall be reduced by (x) any permanent reduction of commitments thereun-der and (y) any other repayment accompanied by a permanent reduction of commitments thereunder (other than, in the case of either clause (x) or (y), in connection with any refinancing thereof) plus (B) any amounts outstanding under the Senior Credit Facility that utilizes subparagraph
      (i) below;

  (d) (x) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Wholly Owned Restricted Subsidiary and (y) Indebtedness of the Company owed to and held by any Wholly Owned Restricted Subsidi-ary which is unsecured and subordinated in right of payment to the pay-ment and performance of the Issuers' obligations under the Indenture and the Notes; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (d) shall be deemed to have oc-curred upon (i) any sale or other disposition of any Indebtedness of the Company or a Wholly Owned Restricted Subsidiary referred to in this clause (d) to a Person (other than the Company or a Wholly Owned Re-stricted Subsidiary), (ii) any sale or other disposition of Equity In-terests of a Wholly Owned Restricted Subsidiary which holds Indebted-ness of the Company or another Wholly Owned Restricted Subsidiary such that such Wholly Owned Restricted Subsidiary ceases to be a Wholly Owned Restricted Subsidiary or (iii) designation of a Wholly Owned Re-stricted Subsidiary which holds Indebtedness of the Company as an Unre-stricted Subsidiary;

  (e) guarantees by any Restricted Subsidiary of Indebtedness of the Company;

  (f) Interest Rate Protection Obligations of the Company or any Restricted Subsidiary relating to Indebtedness of the Company or such Restricted Subsidiary, as the case may be (which Indebtedness (i) bears interest at fluctuating interest rates and (ii) is otherwise permitted to be In-curred under this covenant); provided, however, that the notional prin-cipal amount of such Interest Rate Protection Obligations does not ex-ceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

  (g) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company or any Restricted Subsidiary which do not exceed $10.0 million in the aggregate at any one time outstanding;

  (h) Indebtedness or Disqualified Equity Interests of the Company or any Re-stricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness or Disqualified Equity Interests of the Company or any Re-stricted Subsidiary Incurred in compliance with the Debt to Operating Cash Flow Ratio of the first paragraph of this covenant or clause (a) or (b) of this paragraph of this covenant; provided, however, that (i) Indebtedness or Disqualified Equity Interests of the Company may not be refinanced under this clause (h) with Indebtedness or Disqualified Eq-uity Interests of any Restricted Subsidiary, (ii) any such refinancing shall not exceed the sum of the principal amount (or, if such Indebted-ness or Disqualified Equity Interests provide for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount) of the Indebtedness or Disqualified Equity Interests being refinanced plus the amount of accrued interest or dividends thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in con-nection therewith, (iii) Indebtedness representing a refinancing of In-debtedness of the Company shall have a Weighted Average Life to Matu-rity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced and

    (iv) Subordinated Indebtedness of the Company or Disqualified Equity In-terests of the Company may only be refinanced with Subordinated Indebted-ness of the Company or Disqualified Equity Interests of the Company; and

  (i) in addition to the items referred to in clauses (a) through (h) above, Indebtedness of the Company (including any Indebtedness under the Se-nior Credit Facility that utilizes this subparagraph (i)) having an ag-gregate principal amount not to exceed $25.0 million at any time out-standing.

Limitation on Restricted Payments. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indi-rectly,

  (i) declare or pay any dividend or any other distribution on any Equity In-terests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidi-ary (other than payments or distributions made to the Company or a Wholly Owned Restricted Subsidiary and dividends or distributions pay-able solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of the Company);

  (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or a Wholly Owned Re-stricted Subsidiary);

  (iii) purchase, redeem, defease or retire for value more than one year prior to the stated maturity thereof any Subordinated Indebtedness of the Company (other than any such Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary); or

  (iv) make any Investment (other than Permitted Investments) in any Person (other than in the Company, a Wholly Owned Restricted Subsidiary or a Person that becomes a Wholly Owned Restricted Subsidiary, or is merged with or into or consolidated with the Company or a Wholly Owned Re-stricted Subsidiary (provided the Company or a Wholly Owned Restricted Subsidiary is the survivor), as a result of or in connection with such Investment)

(such payments or any other actions (other than Permitted Investments) de-scribed in (i), (ii), (iii) and (iv) collectively, "Restricted Payments"), un-less

  (a) no Default or Event of Default shall have occurred and be continuing at the time or after giving effect to such Restricted Payment;

  (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of Indebtedness (other than Permitted In-debtedness) under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

  (c) immediately after giving effect to such Restricted Payment, the aggre-gate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) the dif-ference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) 140% of cumulative Consoli-dated Interest Expense of the Company determined for the period com-mencing on the Issue Date and ending on the last day of the latest fis-cal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment, plus (2) the aggregate net proceeds (with the value of any non-cash proceeds to be the Fair Market Value thereof as determined by an Independent Finan-cial Advisor) received by the Company either (x) as capital contribu-tions to the Company after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any is-suance and sale of Qualified Equity Interests financed, directly or in-directly, using funds borrowed from the Company or any Restricted Sub-sidiary until and to the extent such borrowing is repaid), plus (3) the principal amount (or accrued or accreted amount, if less) of any In-debtedness of the Company or any Restricted Subsidiary Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company, plus (4) in the case of the disposi-tion or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Cumulative Available Cash Flow) equal to the lesser of:
      (i) the return of capital with respect to such Investment and (ii) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment, plus
      (5) the Company's proportionate interest in the lesser of the Fair Mar-ket Value or the net worth of any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accor-dance with "--Designation of Unrestricted Subsidiaries" below not to exceed in any case the Designation Amount with respect to such Re-stricted Subsidiary upon its Designation, minus (6) the Designation Amount with respect to any Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accor-dance with "--Designation of Unrestricted Subsidiaries" below.

The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of formal notice such payment or redemption would comply with the provisions of the Indenture, (ii) so long as no Default or Event of Default shall have oc-curred and be continuing, the retirement of any Equity Interests of the Com-pany in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, Quali-fied Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time), (iii) so long as no De-fault or Event of Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of Subordinated Indebtedness of the Company made in exchange for, or out of the net cash proceeds of, a sub-stantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Equity Interests issued in ex-change for Subordinated Indebtedness of the Company are excluded from clauses
(c)(2) and (c)(3) of the preceding paragraph (and were not included therein at any time) or (y) other Subordinated Indebtedness of the Company having no stated maturity for the payment of principal thereof prior to the final stated maturity of the Notes, (iv) the payment of any dividend or distribution on Eq-uity Interests of the Company or any Restricted Subsidiary to the extent nec-essary to permit the direct or indirect beneficial owners of such Equity In-terests to pay federal and state income tax liabilities arising from income of the Company or such Restricted Subsidiary and attributable to them solely as a result of the Company or such Restricted Subsidiary (and any intermediate en-tity through which such holder owns such Equity Interests) being a partnership or similar pass-through entity for federal income tax purposes, (v) so long as no Default or Event of Default has occurred and is continuing, any Investment made out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time), (vi) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests, or options, warrants, equity ap-preciation rights or other rights to purchase or acquire Equity Interests, of the Company or any Restricted Subsidiary, or similar securities, held by offi-cers or employees or former officers or employees of the Company or any Re-stricted Subsidiary (or their estates or beneficiaries under their estates), upon death, disability, retirement or termination of employment not to exceed $2.0 million in any calendar year; (vii) the payment of any dividend or dis-tribution on Equity Interests of a Restricted Subsidiary out of such Re-stricted Subsidiary's net income from the Issue Date to Persons other than the Company or a Restricted Subsidiary; provided that such dividend or distribu-tion is paid pro rata to all holders of such Equity Interests; (viii) Invest-ments in Persons (including, without limitation, Restricted Subsidiaries which are not Wholly Owned Restricted Subsidiaries and Unrestricted Subsidiaries) engaged in a Related Business, not to exceed $30.0 million at any one time outstanding; and (ix) Permitted Strategic Investments.

In determining the amount of Restricted Payments permissible under this cove-nant, amounts expended pursuant to clauses (i), (vi) and (ix) of the immedi-ately preceding paragraph shall be included as Restricted Payments and amounts expended pursuant to clauses (ii) through (v) and (vii) and (viii) shall be excluded. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Re-stricted Payment.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The In-denture will provide that in the event that any Restricted Subsidiary (other than a Subsidiary Guarantor), directly or indirectly, guarantees any Indebted-ness of the Company other than the Notes (the "Other Indebtedness") the Com-pany shall cause such Restricted Subsidiary to concurrently guarantee (a "Sub-sidiary Guarantee") the Company's obligations under the Indenture and the Notes to the same extent that such Restricted Subsidiary guaranteed the Company's obligations under the Other Indebtedness (including waiver of subro-gation, if any); provided, however, that if such Other Indebtedness is (i) not Subordinated Indebtedness of the Company, the Subsidiary Guarantee shall be pari passu in right of payment with the guarantee of the Other Indebtedness or
(ii) Subordinated Indebtedness of the Company, the Subsidiary Guarantee shall be senior in right of payment to the guarantee of the Other Indebtedness; pro-vided, further, however, that each Subsidiary issuing a Subsidiary Guarantee will be automatically and unconditionally released and discharged from its ob-ligations under such Subsidiary Guarantee upon the release or discharge of the guarantee of the Other Indebtedness that resulted in the creation of such Sub-sidiary Guarantee, except a discharge or release by, or as a result of, any payment under the guarantee of such Other Indebtedness by such Subsidiary Guarantor. The Company shall cause each Restricted Subsidiary issuing a Sub-sidiary Guarantee to (i) execute and deliver to the Trustee a supplemental in-denture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's ob-ligations under the Notes and the Indenture on the terms set forth in the In-denture, (ii) deliver to the Trustee an opinion of counsel that such supple-mental indenture has been duly authorized, executed and delivered by such Re-stricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary (which opinion may be sub-ject to customary assumptions and qualifications) and (iii) execute and deliver to the Initial Purchasers a counterpart to the Registration Rights Agreement as a Subsidiary Guarantor thereunder. Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of the Indenture) be a Subsidiary Guarantor for all purposes of the Indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or oth-erwise cause or suffer to exist or become effective any encumbrance or restric-tion on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Sub-sidiary or (c) transfer any of its properties or assets to the Company or any other Restricted Subsidiary (any such encumbrance or restriction in the forego-ing clauses (a), (b) and (c), a "Payment Restriction"), except for (i) any such encumbrance or restriction existing on the Issue Date, including, without limi-tation, pursuant to the Senior Credit Facility or the FVOP Indenture, in each case as in effect on the Issue Date, and any amendments, restatements, renew-als, replacements or refinancings (collectively, a "refinancing") thereof; pro-vided, however, that such refinancings are either (x) no more restrictive in the aggregate with respect to such encumbrances or restrictions than those con-tained in the FVOP Indenture as in effect on the Issue Date or (y) do not pro-hibit the payment of dividends or distributions to the Company in an amount sufficient to pay cash interest on the Notes (assuming no Cash Interest Elec-tion) as required under the Indenture or to pay the Principal Amount at Matu-rity of the Notes at their Stated Maturity unless an event has occurred which permits (or with the giving of notice or the lapse of time or both would per-mit) the acceleration of the maturity of such Indebtedness, (ii) any such en-cumbrance or restriction existing under or by reason of applicable law, (iii) any such encumbrance or restriction existing under or by reason of any instru-ment governing Indebtedness or Equity Interests of an Acquired Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred by such Ac-quired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary, or the properties or assets of the Company or any Restricted Subsidiary, other than the Acquired Person, (iv) any such encumbrance or restriction existing under or by reason of customary non-assignment provisions in leases or cable television franchises entered into in the ordinary course of business and consistent with past prac-tices, (v) any such encumbrance or restriction existing under or by reason of any agreement governing Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired, (vi) any such encumbrance or restriction existing under or by reason of any agreement for the sale or disposition of the Equity Interests or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (vi) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "--Disposition of Proceeds of Asset Sales" below to the extent applicable thereto, (vii) any such encumbrance or restriction existing under or by reason of any agreement governing refinancing Indebtedness permitted under clause (h) of "--Limitation on Indebtedness" above; provided, however, that the encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the ag-gregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing, (viii) any such encumbrance or restriction existing under or by reason of the Indenture or (ix) any such encumbrance or restriction existing under any other agreement, instrument or document hereafter in effect; provided, however, that the terms and conditions of any such encumbrance or restriction are either (a) not more restrictive than those contained in the FVOP Indenture as in effect on the Issue Date or (b) in the case of any such agreement, instrument or document governing Indebtedness, do not prohibit the payment of dividends or distributions to the Company in an amount sufficient to pay cash interest on the Notes (assuming no Cash Interest Election) as required under the Indenture or to pay the Principal Amount at Ma-turity of the Notes at their Stated Maturity unless an event has occurred which permits (or with the giving of notice or the lapse of time or both would per-mit) the acceleration of the maturity of such Indebtedness.

Limitation on Liens. The Indenture will provide that the Company will not, di-rectly or indirectly, Incur any Liens of any kind against or upon any of its properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contempo-raneously therewith effective provision is made to secure the Notes equally and ratably with such Indebtedness with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens on Equity Interests of Subsidiaries of the Company (and their successors) securing obligations under the Senior Credit Facility,
(ii) Liens on Equity Interests of Unrestricted Subsidiaries and (iii) Permitted Liens.

Disposition of Proceeds of Asset Sales. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (a) the Company or such Restricted Sub-sidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (b) either (i) at least 75% of such consideration consists of cash or Cash Equivalents or (ii) at least 75% of such consideration consists of
(x) properties and capital assets (including franchises and licenses required to own or operate such properties) to be used in the same lines of business be-ing conducted by the Company or any Restricted Subsidiary at such time or (y) Equity Interests in one or more Persons which thereby become Wholly Owned Re-stricted Subsidiaries whose assets consist primarily of such properties and capital assets. The amount of any (i) liabilities of the Company or any Re-stricted Subsidiary that are actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully re-leased shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries and
(ii) notes or other similar obligations received by the Company or the Re-stricted Subsidiaries from such transferee that are immediately converted (or are converted within thirty days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

The Company or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to repay (x) Indebtedness of the Company secured by a Lien on the property or as-sets subject to such Asset Sale or (y) Indebtedness of any Restricted Subsidi-ary and, in each case, permanently reduce any related commitment; provided, however, that if Indebtedness under the revolving credit portion of the Senior Credit Facility is repaid, the Company need not reduce the commitments for such revolving credit portion, or (ii) commit in writing to acquire, construct or improve properties and capital assets (including franchises and licenses re-quired to own or operate any such assets or properties) to be used in the same line of business being conducted by the Company or any Restricted Subsidiary at such time and so apply such Net Cash Proceeds within 365 days of the receipt thereof.

To the extent all or part of the Net Cash Proceeds of any Asset Sale are not so applied within 365 days of such Asset Sale (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 30 days of such 365th day, make an Offer to Purchase from all holders of Notes. Notes with an aggregate Accreted Value as of such Purchase Date equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of such Accreted Value thereof, plus accrued and unpaid interest to the Purchase Date; provided, how-ever, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $5.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph. In the event that any other Indebtedness of the Company which ranks pari passu with the Notes requires the repayment or prepayment thereof, or an offer to purchase to be made to repurchase such Indebtedness, upon the consum-mation of any Asset Sale, the Company may apply the Unutilized Net Cash Pro-ceeds otherwise required to be applied to an Offer to Purchase to repay, prepay or offer to purchase such other Indebtedness and to an Offer to Purchase pro rata based upon (i) the aggregate Accreted Value of the Notes then outstanding on the applicable Purchase Date and (ii) the aggregate principal amount (or ac-creted amount, if less) of such other Indebtedness then outstanding on such Purchase Date. The Offer to Purchase shall remain open for a period of 20 Busi-ness Days or such longer period as may be required by law. To the extent the aggregate Accreted Value of Notes tendered pursuant to the Offer to Purchase exceeds the Unutilized Net Cash Proceeds, Notes shall be purchased among hold-ers on a proportionate basis (based on the relative aggregate Accreted Value of Notes validly tendered for purchase by holders thereof). To the extent the Unutilized Net Cash Proceeds exceed the aggregate Accreted Value of Notes ten-dered by the holders of the Notes pursuant to the Offer to Purchase, the Com-pany may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes for any purpose consistent with the other terms of the Indenture.

In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

Limitation on Transactions with Affiliates and Related Persons. The Indenture will provide that the Company will not, and will not permit, cause or suffer any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates or any beneficial holder of 10% or more of the Equity Interests of the Company or any officer, director or em-ployee of the Company or any Restricted Subsidiary (each an "Affiliate Transac-tion"), unless (a) such Affiliate Transaction is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party, (b) if such Affiliate Transaction (or series of related Affiliate Trans-actions) involves aggregate payments or other consideration having a Fair Mar-ket Value in excess of $5.0 million, a majority of the disinterested members of the Board of Directors of the Company shall have approved such transaction and determined that such transaction complies with the foregoing provisions and (c) if such Affiliate Transaction (or series of related Affiliate Transactions) in-volves aggregate payments or other consideration having a Fair Market Value of $25.0 million or more, the Company has obtained a written opinion from an Inde-pendent Financial Advisor stating that the consideration to be paid or re-ceived, as the case may be, by the Company or the Restricted Subsidiary pursu-ant to such Affiliate Transaction is fair to the Company or the Restricted Sub-sidiary, as the case may be, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and the Wholly Owned Restricted Subsidiaries, (ii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses, or em-ployment agreements, compensation or employee benefit arrangements, and incen-tive arrangements with any officer, director or employee of the Company entered into in the ordinary course of business (including customary benefits thereun-der) and payments under any indemnification arrangements permitted by applica-ble law, (iii) the Agreement of Limited Partnership of the Company or the Agreement of Limited Partnership of FVOP, in each case, as in effect on the Is-sue Date, including any amendments or extensions thereof that do not otherwise violate any other covenant set forth in the Indenture, and any transactions un-dertaken pursuant to any other contractual obligations in existence on the Is-sue Date (as in effect on the Issue Date), (iv) the issue and sale by the Com-pany to its partners or stockholders of Qualified Equity Interests, (v) any Re-stricted Payments made in compliance with "--Limitation on Restricted Payments" above (including without limitation the making of any payments or distributions permitted to be made in accordance with clauses (i) through (ix) of the penul-timate paragraph of "--Limitation on Restricted Payments"), (vi) loans and ad-vances to officers, directors and employees of the Company and the Restricted Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices, (vii) customary commercial banking, investment banking, un-derwriting, placement agent or financial advisory fees paid in connection with services rendered to the Company and its Subsidiaries in the ordinary course,
(viii) the Incurrence of intercompany Indebtedness permitted pursuant to clause
(d) under the definition of "Permitted Indebtedness" set forth under "--Limita-tion on Indebtedness," (ix) the pledge of Equity Interests of Unrestricted Sub-sidiaries to support the Indebtedness thereof and (x) the Senior Credit Facili-ty.

Designation of Unrestricted Subsidiaries. The Indenture will provide that the Company may designate any Subsidiary of the Company as an "Unrestricted Subsid-iary" under the Indenture (a "Designation") only if:

  (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

  (b) at the time of and after giving effect to such Designation, the Company could incur $1.00 of additional Indebtedness under the Debt to Operat-ing Cash Flow Ratio of the first paragraph of "--Limitation on Indebt-edness" above; and

  (c) the Company would be permitted to make an Investment (other than a Per-mitted Investment) at the time of Designation (assuming the effective-ness of such Designation) pursuant to the first paragraph of "--Limita-tion on Restricted Payments" above in an amount (the "Designation Amount") equal to the Company's proportionate interest in the Fair Mar-ket Value of such Subsidiary on such date; provided, however, that the condition set forth in this clause (c) shall not be applicable to the designation of a Subsidiary as an Unrestricted Subsidiary which is made as part of an Investment or Permitted Strategic Investment made in ac-cordance with clause (viii) or (ix) of the penultimate paragraph of "-- Limitation on Restricted Payments."

Neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Eq-uity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guar-antee, any Indebtedness of any Unrestricted Subsidiary (including any undertak-ing, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except, in the case of clause (x) or (y), to the extent otherwise permitted under the terms of the Indenture, in-cluding, without limitation, pursuant to "--Limitation on Restricted Payments" and "--Limitation on Indebtedness" above.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Sub-sidiary (a "Revocation") if:

  (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

  (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Limitation on Conduct of Business of Holdings Capital. The Indenture will pro-vide that Holdings Capital will not own any operating assets or other proper-ties or conduct any business other than to serve as an Issuer and an obligor on the Notes and as a guarantor of obligations under the Senior Credit Facility.

CHANGE OF CONTROL

The Indenture will provide that within 35 days following the date of consumma-tion of a transaction resulting in a Change of Control, the Company will com-mence an Offer to Purchase all outstanding Notes at a purchase price in cash equal to 101% of the Accreted Value of the Notes on such Purchase Date, plus accrued and unpaid interest, if any, to such Purchase Date. Each holder shall be entitled to tender all or any portion of the Notes owned by such holder pur-suant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be in an integral multiple of $1,000 Principal Amount at Maturity.

In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indenture relating to such Of-fer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" of the assets of the Company or the General Partner will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company or the General Partner has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control. The ability of the Company to pay cash to the holders of Notes upon a Change of Control may be limited by its then existing financial resources. The Senior Credit Facility and the FVOP Indenture contain, and the New Credit Facility will contain, certain covenants which will have the effect of limiting or pro-hibiting, or requiring waiver or consent of the lenders thereunder prior to, the repurchase of the Notes upon a Change of Control, and future debt agree-ments of the Company or the Restricted Subsidiaries may provide the same. See "Risk Factors--Ability to Purchase Notes Upon a Change of Control." None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of FV Inc. or the Trustee.

The foregoing provisions will not prevent the Company from entering into a transaction of the type described under the definition of "Change of Control" with management or their affiliates. In addition, such provisions may not nec-essarily afford the holders of the Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction, involving the Company that may adversely affect the hold-ers of the Notes because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of "Change of Control" to trigger the provisions.

PROVISION OF FINANCIAL INFORMATION

The Indenture will provide that whether or not the Issuers are subject to Sec-tion 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Issuers shall file with the Commission the annual reports, quarterly re-ports and other documents which the Issuers would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Issuers were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Issuers would have been required so to file such documents if the Issuers were so required. The Issuers shall also in any event (a) within 15 days of each Required Filing

Date (whether or not permitted or required to file with the Commission) (i) transmit by mail to all holders of Notes, as their names and addresses appear in the Note register, without cost to such holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Issuers are required to file with the Commission pursuant to the preceding sentence or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Issuers with the Commission is not permitted un-der the Exchange Act, promptly upon written request supply copies of such doc-uments to any prospective holder of Notes. The Issuers shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings for all companies similarly situated other than due to any action or inaction by the Issuers. Notwithstanding the foregoing provisions, this covenant shall be deemed to have been satisfied during the period prior to the effectiveness of a registration statement with respect to the Notes or the Ex-change Notes if the Issuers cause such annual reports, quarterly reports and other documents to be filed with the Commission by FVOP if such filings con-tain substantially the same information that would be required if such docu-ments were filed by the Issuers.

MERGER, SALE OF ASSETS, ETC.

The Indenture will provide that an Issuer will not consolidate with or merge with or into (whether or not such Issuer is the Surviving Person) any other entity and the Issuers will not and will not permit any of their respective Restricted Subsidiaries to sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of such Issuer's properties and assets (determined, in the case of the Company, on a consolidated basis for the Com-pany and the Restricted Subsidiaries) to any entity in a single transaction or series of related transactions, unless: (a) either (i) such Issuer shall be the Surviving Person or (ii) the Surviving Person (if other than such Issuer) shall be, in the case of Holdings Capital, a corporation or, in any other case, a corporation, partnership, limited liability company, limited liability limited partnership or trust organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the In-denture to be performed or observed on the part of the applicable Issuer; (b) immediately thereafter, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to any such transaction in-volving the Incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary in con-nection with or as a result of such transaction as having been Incurred at the time of such transaction), the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the be-ginning of the latest fiscal quarter for which consolidated financial state-ments of the Company are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Debt to Operating Cash Flow Ra-tio of the first paragraph of "--Limitation on Indebtedness" above; and (d) immediately thereafter the Surviving Person shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of such Issuer imme-diately prior to such transaction.

The Indenture will provide that, subject to the requirements of the immedi-ately preceding paragraph, in the event of a sale of all or substantially all of the assets of any Subsidiary Guarantor or all of the Equity Interests of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, then the Surviving Person of any such merger or consolidation, or such Subsidiary Guarantor, if all of its Equity Interests are sold, shall be released and re-lieved of any and all obligations under the Subsidiary Guarantee of such Sub-sidiary Guarantor if (i) the Person or entity surviving such merger or consol-idation or acquiring the Equity Interests of such Subsidiary Guarantor is not a Restricted Subsidiary, and (ii) the Net Cash Proceeds from such sale are used after such sale in a manner that complies with the provisions of "--Dis-position of Proceeds of Asset Sales" above. Except as provided in the preced-ing sentence, the Indenture will provide that no Subsidiary Guarantor shall consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Subsidiary Guarantor and whether or not such Subsidiary Guarantor is the Surviving Person, unless (i) the Surviving Person is a corporation, partnership, limited liability company, limited liability limited partnership or trust organized or existing under the laws of the United States, any State thereof or the District of Columbia, (ii) the Surviv-ing Person (if other than such Subsidiary Guarantor) assumes all the Obliga-tions of such Subsidiary Guarantor under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee,
(iii) at the time of and immediately after such Disposition, no Default or Event of Default shall have occurred and be continuing, and (iv) the Surviving Person will have Consolidated Net Worth (immediately after giving pro forma effect to the Disposition) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction; provided, however, that clause (iv) of this paragraph shall not be a condition to a merger or consolidation of a Subsidiary Guarantor if such merger or consolida-tion only involves the Company and/or one or more Wholly Owned Restricted Sub-sidiaries.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which an Issuer or any Subsidiary Guarantor is not the Surviving Person and the Surviv-ing Person is to assume all the obligations of such Issuer or any such Subsidi-ary Guarantor under the Notes and the Indenture pursuant to a supplemental in-denture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or such Subsidiary Guaran-tor, as the case may be, and such Issuer or such Subsidiary Guarantor, as the case may be, shall be discharged from its Obligations under the Indenture, the Notes or its Subsidiary Guarantee, as the case may be.

EVENTS OF DEFAULT

The following will be Events of Default under the Indenture:

  (a) failure to pay interest on any Note when due and payable, continued for 30 days;

  (b) failure to pay the Accreted Value or principal of (or premium, if any, on) any Note when due and payable at maturity, upon redemption or oth-erwise;

  (c) failure to perform or comply with any of the provisions described under "--Merger, Sale of Assets, etc.," "--Change of Control" and "--Cove-nants--Disposition of Proceeds of Asset Sales" above;

  (d) failure to observe or perform any other covenant, warranty or agreement of the Issuers or any Subsidiary Guarantor under the Indenture or the Notes continued for 30 days after written notice to the Issuers by the Trustee or holders of at least 25% in aggregate principal amount at ma-turity of outstanding Notes;

  (e) default under the terms of one or more instruments evidencing or secur-ing Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $10 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the stated maturity of any such Indebtedness;

  (f) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Restricted Subsidiary in an amount of $10 million or more (net of any amounts covered by reputable and credit-worthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has ex-pired;

  (g) any holder or holders of at least $10 million in aggregate principal amount of Indebtedness of the Company or any Restricted Subsidiary, af-ter a default under such Indebtedness, shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Re-stricted Subsidiary with an aggregate Fair Market Value (as determined in good faith by the Board of Directors of the Company) of at least $2 million that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of setoff), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of such Indebtedness such assets of the Company or any Re-stricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements) which continues for five Busi-ness Days after notice has been given to the Company and the represen-tative of such Indebtedness;

  (h) certain events of bankruptcy, insolvency or reorganization affecting either of the Issuers or any Significant Restricted Subsidiary; and

  (i) other than as provided in or pursuant to any Subsidiary Guarantee or the Indenture, such Subsidiary Guarantee ceases to be in full force and effect or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Sub-sidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and such Subsidiary Guarantee).

Subject to the provisions of the Indenture relating to the duties of the Trust-ee, in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers un-der the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a major-ity in aggregate Principal Amount at Maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceed-ing for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

If an Event of Default (other than an Event of Default with respect to either of the Issuers described in clause (h) above) shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate Principal Amount at Ma-turity of the outstanding Notes by notice in writing to the Issuers (and to the Trustee if given by the holders) may declare the Accreted Value of all the outstanding Notes, together with all accrued and unpaid interest, if any, thereon as of such date of declaration to be immediately due and payable (provided that Notes whose Accreted Value remains unpaid after such date of declaration shall continue to accrete pursuant to the definition of "Accreted Value" and accrue interest as provided in the Notes). Upon any such declaration, such Accreted Value and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in clause (h) above with respect to either of the Issuers occurs, the Accreted Value on all of the outstanding Notes, together with all accrued and unpaid interest, if any, thereon will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder (provided that Notes whose Ac-creted Value remains unpaid after the date of such Event of Default shall con-tinue to accrete pursuant to the definition of "Accreted Value" and accrue in-terest as provided in the Notes).

After such acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of not less than a majority in aggregate Prin-cipal Amount at Maturity of then outstanding Notes may, under certain circum-stances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated Accreted Value or principal and interest, as the case may be, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "--Modification and Waiver" be-low.

The Indenture provides that the Trustee shall, within 30 days after the occur-rence of any Default or Event of Default with respect to the Notes, give the holders thereof notice of all uncured Defaults or Events of Default known to it; provided, however, that, except in the case of an Event of Default or a Default in payment with respect to the Notes or a Default or Event of Default in complying with "Merger, Sale of Assets, etc." above, the Trustee shall be protected in withholding such notice if and so long as the Board of Directors or responsible officers of the Trustee in good faith determine that the with-holding of such notice is in the interest of the holders of the Notes.

No holder of any Note will have any right to institute any proceeding with re-spect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate Principal Amount at Maturity of the outstanding Notes shall have made written request, and of-fered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a major-ity in aggregate Principal Amount at Maturity of the outstanding Notes a di-rection inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of Accreted Value of, the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note and the Indenture.

The Issuers will be required to furnish to the Trustee annually a statement as to the performance by them of certain of their obligations under the Indenture and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND PARTNERS

The Indenture will provide that no director, officer, employee, incorporator or limited or general partner of the Issuers or any of their Subsidiaries shall have any liability for any obligation of the Issuers or any of their Subsidiaries under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation. Each holder by accepting a Note waives and releases such Persons from all such liability and such waiver and release is part of the considera-tion for the issuance of the Notes.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

The Issuers may terminate their and any Subsidiary Guarantor's substantive ob-ligations in respect of the Notes by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by them on account of Ac-creted Value of or principal of, premium, if any, and interest on all Notes or otherwise. In addition to the foregoing, the Issuers may, provided that no De-fault or Event of Default has occurred and is continuing or would arise there-from (or, with respect to a Default or Event of Default specified in clause
(h) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)), terminate their and any Subsidiary Guarantor's substantive obligations in respect of the Notes (except for their obligations to pay the principal of (and premium, if any) and the interest on the Notes and the Subsidiary Guarantors' guarantee there-
of) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the Notes to their maturity, (ii) delivering to the Trustee either an Opinion of Counsel or a rul-ing directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for fed-eral income tax purposes solely as a result of such deposit and termination of obligations, (iii) delivering to the Trustee an Opinion of Counsel to the ef-fect that the Issuers' exercise of their option under this paragraph will not result in either of the Issuers, the Trustee or the trust created by the Is-suers' deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amend-ed, and (iv) complying with certain other requirements set forth in the Inden-ture. In addition, the Issuers may, provided that no Default or Event of De-fault has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of De-fault" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed sat-isfied until after such 91st day)), terminate all of their and any Subsidiary Guarantor's substantive obligations in respect of the Notes (including their obligations to pay the principal of (and premium, if any) and interest on the Notes and the Subsidiary Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all re-maining Indebtedness on the Notes to their maturity, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Serv-ice to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes solely as a result of such deposit and termination of obligations or an Opinion of Counsel based upon such a ruling addressed to the Trustee or a change in the applicable federal tax law since the date of the Indenture to such effect, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Issuers' exercise of their option un-der this paragraph will not result in either of the Issuers, the Trustee or the trust created by the Issuers' deposit of funds pursuant to this provision be-coming or being deemed to be an "investment company" under the Investment Com-pany Act of 1940, as amended, and (iv) complying with certain other require-ments set forth in the Indenture.

GOVERNING LAW

The Indenture and the Notes will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

The Issuers and each Subsidiary Guarantor (if any), when authorized by a reso-lution of their respective Boards of Directors, and the Trustee may amend or supplement the Indenture or the Notes without notice to or consent of any hold-er: (i) to cure any ambiguity, defect or inconsistency; provided, however, that such amendment or supplement does not materially and adversely affect the rights of any holder; (ii) to effect the assumption by a successor Person of all obligations of the Issuers under the Notes and the Indenture in connection with any transaction complying with "--Merger, Sale of Assets, etc." above;
(iii) to provide for uncertificated Notes in addition to or in place of certif-icated Notes; (iv) to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Inden-ture Act; (v) to make any change that would provide any additional benefit or rights to the holders; (vi) to make any other change that does not materially and adversely affect the rights of any holder under the Indenture; (vii) to ev-idence the succession of another Person to any Subsidiary Guarantor and the as-sumption by any such successor of the covenants of such Subsidiary Guarantor in the Indenture and in the Subsidiary Guarantee; (viii) to add to the covenants of the Issuers or the Subsidiary Guarantors for the benefit of the holders, or to surrender any right or power conferred upon the Issuers or any Subsidiary Guarantor under the Indenture; (ix) to secure the Notes pursuant to the re-quirements of "--Covenants--Limitation on Liens" above or otherwise; or (x) to reflect the release of a Subsidiary Guarantor from its obligations with respect to its Subsidiary Guarantee in accordance with the provisions of the Indenture and to add a Subsidiary Guarantor pursuant to the requirements of the Inden-ture; provided, however, that the Issuers have delivered to the Trustee an Opinion of Counsel stating that such amendment or supplement complies with the provisions of the Indenture.

Modifications and amendments of the Indenture and the Notes may be made by the Issuers and each Subsidiary Guarantor (if any) when authorized by a resolution of their respective Boards of Directors and the Trustee with the consent of the holders of a majority in aggregate Principal Amount at Maturity of the out-standing Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Note affected thereby, (a) change the definition of "Accreted Value" or change the definition of Principal Amount at Maturity or change the Stated Maturity of the principal of or any installment of interest on any Note or alter the optional redemption or repurchase provi-sions of any Note or the Indenture in a manner adverse to the holders of the Notes, (b) reduce the Accreted Value or the Principal Amount at Maturity (or the premium) of any Note, (c) reduce the rate of or extend the time for payment of interest on any Note, (d) change the place or currency of payment of Ac-creted Value or principal of (or premium) or interest on any Note, (e) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture subject thereto) or the right of the holders to institute suit for the enforcement of any payment on or with respect to any Note or the modification and amendment of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each holder affected),
(f) reduce the percentage of the Principal Amount at Maturity of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default, (g) waive a default in the payment of the Accreted Value of, principal of, interest on, or a redemp-tion payment with respect to, any Note (except a rescission of acceleration of the Notes by the holders as provided in the Indenture and a waiver of the pay-ment default that resulted from such acceleration), (h) modify the ranking or priority of the Notes or the Subsidiary Guarantee of any Subsidiary Guarantor in any manner adverse to the holders, (i) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture other-wise than in accordance with the Indenture, or (j) modify the provisions relat-ing to any Offer to Purchase required under the covenants described under "-- Covenants--Disposition of Proceeds of Asset Sales" or "--Change of Control" above in a manner materially adverse to the holders.

The holders of a majority in aggregate Principal Amount at Maturity of the out-standing Notes, on behalf of all holders of Notes, may waive compliance by the Issuers with certain restrictive provisions of the Indenture. Subject to cer-tain rights of the Trustee, as provided in the Indenture, the holders of a ma-jority in aggregate Principal Amount at Maturity of the outstanding Notes, on behalf of all holders of Notes, may waive any past default under the Indenture, except a default in the payment of the Accreted Value of, principal of, premium or interest on or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

THE TRUSTEE

The Indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the In-denture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of either of the Issuers, any Subsidiary Guarantor or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Issuers or an Af-filiate of either of the Issuers; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign. The Trustee is also the trustee under the FVOP Indenture.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Inden-ture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is pro-vided.

"Accreted Value" as of any date (the "Specified Date") means, with respect to each $1,000 original principal amount at maturity of Notes:

  (i) if the Specified Date is one of the following dates (each a "Semi-An-nual Accrual Date"), the amount set forth opposite such date below:

     SEMI-
     ANNUAL ACCRUAL DATE   ACCRETED VALUE
     -------------------   --------------
      Issue Date             $  631.18
      March 15, 1998            668.66
      September 15, 1998        708.36
      March 15, 1999            750.42
      September 15, 1999        794.97
      March 15, 2000            842.17
      September 15, 2000        892.18
      March 15, 2001            945.15
      September, 2001         1,000.00

  (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (a) the Accreted Value for the Semi-Annual Accrual Date im-mediately preceding the Specified Date and (b) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately pre-ceding Semi-Annual Accrual Date and (y) a fraction, the numerator of which is the number of days actually elapsed from the immediately pre-ceding Semi-Annual Accrual Date to the Specified Date and the denomi-nator of which is 180; and

  (iii) if the Specified Date is after September 15, 2001, $1,000;

provided, however, that if the Company makes the Cash Interest Election, the Accreted Value shall be, and remain through the Stated Maturity of the Notes, the Accreted Value as of the Semi-Annual Accrual Date on which the Cash Inter-est Election is made.

"Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connec-tion with an Asset Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary.

"Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

"Advisory Committee" means the Advisory Committee of the General Partner estab-lished pursuant to the provisions of Article VI of the First Amended and Re-stated Agreement of Limited Partnership of the General Partner, as amended to the date of issuance of the Notes.

"Affiliate" means, with respect to any specified Person, any other Person di-rectly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Inter-ests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into the Company or any Restricted Sub-sidiary, or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

"Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary, (ii) any material license, franchise or other autho-rization of the Company or any Restricted Subsidiary, (iii) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary or (iv) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this defini-tion, the term "Asset Sale" shall not include (i) any transaction consummated in compliance with "--Merger, Sale of Assets, etc." above and the creation of any Lien not prohibited by the provisions described under "--Covenants--Limita-tion on Liens" above, (ii) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, and
(iii) any transaction consummated in compliance with "--Covenants--Limitation on Restricted Payments" above. In addition, solely for purposes of "--Cove-nants--Disposition of Proceeds of Asset Sales" above, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $1.0 million individually or $2.0 million in any fiscal year shall be deemed not to be an Asset Sale.

"Board of Directors" means (i) in the case of a Person that is a partnership, the board of directors of such Person's corporate general partner (or if such general partner is itself a partnership, the board of directors of such general partner's corporate general partner), (ii) in the case of a Person that is a corporation, the board of directors of such Person and (iii) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person. By way of illustration, as of the date of the Indenture, any ref-erence herein to the Board of Directors of any of the Company, the General Partner or FVP GP means the board of directors of FV Inc.

"Capitalized Lease Obligation" means, with respect to any Person for any peri-od, an obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accor-dance with GAAP; and the amount of such obligation shall be the capitalized amount shown on the balance sheet of such Person as determined in accordance with GAAP.

"Cash Equivalents" means (i) any security maturing not more than six months af-ter the date of acquisition issued by the United States of America or an in-strumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, time deposit, money market account or bankers' acceptance maturing not more than six months after the date of acquisition issued by any commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500.0 mil-lion whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "a-1" (or higher) according to Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any succes-sor rating agency and (iii) commercial paper maturing not more than three months after the date of acquisition issued by any corporation (other than an Affiliate of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor rating agency.

"Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "benefi-cial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the outstanding Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be; (b) the Company, the General Partner, FVP GP or FV Inc., as the case may be, con-solidates with, or merges with or into, another Person or sells, assigns, con-veys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, the General Partner, FVP GP or FV Inc., as the case may be, in any such event pursuant to a transaction in which the outstanding Voting Eq-uity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be, are converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be, are converted into or exchanged for Voting Equity Interests (other than Disqualified Equity Interests) of the surviving or transferee Person and, imme-diately after such transaction, the Permitted Holders or the holders of the Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be, immediately prior thereto own, directly or indirectly, more than 50% of the total voting power of the outstanding Voting Equity Interests of the surviving or transferee Person; (c) during any consecutive two-year pe-riod, individuals who at the beginning of such period constituted the Board of Directors of the Company, the General Partner, FVP GP or FV Inc., as the case may be (together with any new directors whose election to such Board of Direc-tors was approved by the Permitted Holders or by a vote of at least a majority of the directors then still in office who were either directors at the begin-ning of such period or whose election or nomination for election was previously so approved), cease for any reason (other than by action of the Permitted Hold-
ers) to constitute a majority of the Board of Directors of the Company, the General Partner, FVP GP or FV Inc., as the case may be, then in office in any such case in connection with any actual or threatened solicitation to which Rule 14a-11 of Regulation 14A promulgated under the Exchange Act applies or other actual or threatened solicitation of proxies or consents; (d) any Person or Persons other than Permitted Holders are or become entitled to appoint or designate more than 25% of the members of the Advisory Committee; or (e) the admission of any Person as a general partner of the Company, the General Part-ner or FVP GP, as the case may be, after which the General Partner, FVP GP or FV Inc., as the case may be, does not have the sole power to take all of the actions it is entitled or required to take under the limited partnership agree-ment of the Company, the General Partner or FVP GP, as the case may be, as in effect on the Issue Date; provided, however, that a Change of Control will be deemed not to have occurred in any of the foregoing circumstances (i) with re-spect to FV Inc. (either in its own capacity or in its capacity as a direct or indirect corporate general partner of any other Person), (ii) with respect to or as a result of the conversion of the general partnership interest of FVP GP in the General Partner into a limited partnership interest, or (iii) with re-spect to the events in clause (e), if the change, event or condition giving rise thereto has been approved by the Permitted Holders holding a majority in interest of the total outstanding Equity Interests of the General Partner held by the Permitted Holders.

"Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for federal, state, local and foreign income taxes pay-able by the Company and the Restricted Subsidiaries for such period as deter-mined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Expense" means, with respect to the Company for any pe-riod, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortiza-tion of debt discount, (b) the net cost under Interest Rate Protection Obliga-tions (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance fi-nancing and (e) all capitalized interest and all accrued interest, (ii) the in-terest component of Capitalized Lease Obligations paid, accrued and/or sched-uled to be paid or accrued by the Company and the Restricted Subsidiaries dur-ing such period as determined on a consolidated basis in accordance with GAAP and (iii) dividends and distributions in respect of Disqualified Equity Inter-ests actually paid in cash by the Company during such period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, with respect to any period, the net income of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all ex-traordinary gains or losses and all gains and losses from the sale or other disposition of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such pe-riod, (ii) that portion of such net income derived from or in respect of in-vestments in Persons other than Restricted Subsidiaries, except to the extent actually received in cash by the Company or any Restricted Subsidiary, (iii) the portion of such net income (or loss) allocable to minority interests in un-consolidated Persons for such period, except to the extent actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of the immediately following sentence of this definition) and (iv) net income (or loss) of any other Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination. In calculating Consolidated Net Income as a component of Consolidated Operating Cash Flow (x) for purposes of calculating the Debt to Operating Cash Flow Ratio in connection with determining whether an Incurrence of Indebtedness by the Company (but not the Restricted Subsidiaries) is permitted under the Debt to Operating Cash Flow Ratio of the first paragraph of "Covenants--Limitation on Indebtedness" and (y) for purposes of calculating (I) Cumulative Available Cash Flow pursuant to clause (c)(1) of "Covenants--Limitation on Restricted Payments" and (II) the Debt to Operating Cash Flow Ratio pursuant to clause (b) under "Covenants--Lim-itation on Restricted Payments" in connection with determining whether a Re-stricted Payment by the Company pursuant to clauses (i), (ii) or (iii) under "Covenants--Limitation on Restricted Payments" is permitted under such cove-nant, the net income of any Restricted Subsidiary shall be excluded to the ex-tent that the declaration of dividends or similar distributions by that Re-stricted Subsidiary of that income is not at the time (regardless of any waiv-er) permitted, directly or indirectly, by reason of any Payment Restriction; provided, however, that that net income shall not be so excluded in determining whether the Company could incur $1.00 of Indebtedness under the Debt to Operat-ing Cash Flow Ratio of the first paragraph under "Covenants--Limitation on In-debtedness" (a) (or in calculating Cumulative Available Cash Flow) for purposes of determining whether any Restricted Payment other than those referred to in clause (y) of this sentence is permitted under "Covenants--Limitation on Re-stricted Payments," (B) for purposes of determining whether a Designation is permitted pursuant to clause (b) under "Covenants--Designation of Unrestricted Subsidiaries" and (C) for purposes of determining compliance with clause (c) under "Merger, Sale of Assets, etc." (unless the applicable transaction in-volves the Incurrence by the Company of additional Indebtedness).

"Consolidated Net Worth" with respect to any Person means the equity of the holders of Qualified Equity Interests of such Person and its Restricted Subsid-iaries, as reflected in a balance sheet of such Person determined on a consoli-dated basis and in accordance with GAAP.

"Consolidated Operating Cash Flow" means, with respect to any period, Consoli-dated Net Income for such period increased (without duplication) by the sum of
(i) Consolidated Income Tax Expense accrued according to GAAP for such period to the extent deducted in determining Consolidated Net Income for such period,
(ii) Consolidated Interest Expense (other than dividends on Preferred Equity Interests) for such period to the extent deducted in determining Consolidated Net Income for such period, and (iii) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any fu-ture period) of the Company and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income (in-cluding the partial or entire reversal of reserves taken in prior periods) for such period.

"Cumulative Available Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fis-cal quarter immediately preceding the date of determination for which consoli-dated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

"Debt to Operating Cash Flow Ratio" means the ratio of (i) the Total Consoli-dated Indebtedness as of the date of calculation (the "Determination Date") to
(ii) four times the Consolidated Operating Cash Flow for the latest fiscal quarter for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Con-solidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (I) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such De-termination Date in connection with the transaction that requires the determi-nation of such Consolidated Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period, (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Oper-ating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and (III) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating busi-
ness) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any oper-ating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisi-tion or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

"Default" means any event that is or with the passing of time or giving of no-tice or both would be an Event of Default.

"Designation" has the meaning set forth under "--Covenants--Designation of Un-restricted Subsidiaries" above.

"Designation Amount" has the meaning set forth under "--Covenants--Designation of Unrestricted Subsidiaries" above.

"Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

"Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund ob-ligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain out-standing.

"Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or inter-ests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

"Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under pressure or compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined by the Board of Directors of the Com-pany, acting in good faith, and shall be evidenced by resolutions of the Board of Directors of the Company delivered to the Trustee.

"FV Inc." means FrontierVision Inc., a Delaware corporation.

"FVOP" means FrontierVision Operating Partners, L.P., a Delaware limited part-nership.

"FVOP Indenture" means the Indenture dated as of October 7, 1996 among FVOP, FrontierVision Capital Corporation and Colorado National Bank, as trustee.

"FVP GP" means FVP GP, L.P., a Delaware limited partnership.

"GAAP" means, at any date of determination, generally accepted accounting prin-ciples in effect in the United States which are applicable at the date of de-termination and which are consistently applied for all applicable periods.

"General Partner" means FrontierVision Partners, L.P., a Delaware limited part-nership.

"Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obli-gation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

"Incur" means, with respect to any Indebtedness or other obligation of any Per-son, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Per-son (and "Incurrence", "Incurred" and "Incurring" shall have meanings correla-tive to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with the Company or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consoli-dated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

"Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other simi-lar instruments, including obligations Incurred in connection with the acquisi-tion of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of busi-ness and payable in accordance with industry practices, or other accrued lia-bilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capitalized Lease Obliga-tion of such Person, (vi) every net obligation under interest rate swap or sim-ilar agreements or foreign currency hedge, exchange or similar agreements of such Person, (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or lia-ble for, directly or indirectly, as obligor, guarantor or otherwise, and (viii) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i) through (vii) above. Indebtedness (i) shall never be calculated taking into account any cash and cash equivalents held by such Per-son, (ii) shall not include obligations of any Person (x) arising from the hon-oring by a bank or other financial institution of a check, draft or similar in-strument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Busi-ness Days of their incurrence unless covered by an overdraft line, (y) result-ing from the endorsement of negotiable instruments for collection in the ordi-nary course of business and consistent with past business practices and (z) un-der stand-by letters of credit to the extent collateralized by cash or Cash Equivalents, (iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of ac-celeration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination, (iv) shall include the liquidation preference and any mandatory redemption payment obliga-tions in respect of any Disqualified Equity Interests of the Company or any Re-stricted Subsidiary and (v) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business, including in connection with the requirements of cable television franchising authori-ties, and otherwise consistent with industry practice.

"Independent Financial Advisor" means a nationally recognized investment bank-ing firm (i) which does not, and whose directors, officers and employees or Af-filiates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

"Interest Payment Date" means each of March 15 and September 15.

"Interest Rate Protection Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agree-ments or arrangements designed to protect such Person against fluctuations in interest rates.

"Investment" means, with respect to any Person, any advance, loan, account re-ceivable (other than an account receivable arising in the ordinary course of business) or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other Person.

"Issue Date" means the date of original issuance of the Notes under the Inden-ture.

"Lien" means any lien, mortgage, charge, security interest, hypothecation, as-signment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the na-ture thereof, and any agreement to give any security interest).

"Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and invest-ment banking fees, and sales commissions) and any relocation expenses Incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after tak-ing into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebt-edness secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) amounts deemed, in good faith, appropriate by the Board of Di-rectors of FV Inc. to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been re-leased or are not otherwise required to be retained as a reserve) and (v) with respect to Asset Sales by Restricted Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted Subsidiaries.

"Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the Accreted Value of Notes specified in such Offer at the pur-chase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expira-tion date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall no-tify the Trustee at least 15 Business Days (or such shorter period as is ac-ceptable to the Trustee) prior to the mailing of the Offer of the Company's ob-ligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the ex-pense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

  (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

  (2) the Expiration Date and the Purchase Date;

  (3) the aggregate Principal Amount at Maturity of the outstanding Notes of-fered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than all of the Notes, the manner by which such amount has been determined pursuant to the Section of the Indenture re-quiring the Offer to Purchase) (the "Purchase Amount");

  (4) the purchase price to be paid by the Company for each $1,000 aggregate Principal Amount at Maturity of Notes accepted for payment (as speci-fied pursuant to the Indenture) (the "Purchase Price");

  (5) that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered in a denomination of less than $1,000 Principal Amount at Maturity must be tendered in whole;

  (6) the place or places where Notes are to be surrendered for tender pursu-ant to the Offer to Purchase;

  (7) that Notes not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrete Accreted Value as provided in the Indenture;

  (8) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue as provided the Indenture;

  (9) that on the Purchase Date the Purchase Price will become due and pay-able upon each Note being accepted for payment pursuant to the Offer to Purchase and that the Accreted Value thereof will cease to increase on and that interest thereon shall cease to accrue on and after the Pur-chase Date;

  (10) that each holder electing to tender all or any portion of a Note pur-suant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly au-thorized in writing);

  (11) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Ex-piration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount at maturity of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

  (12) that if Notes with an aggregate Accreted Value less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and
       (b) if Notes with an aggregate Accreted Value in excess of the Pur-chase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes with an aggregate Accreted Value equal to the Purchase Amount on a pro rata basis (with such ad-justments as may be deemed appropriate so that no Notes in denomina-tions of less than $1,000 Principal Amount at Maturity are purchased in part); and

  (13) that in the case of any holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and de-liver to the holder of such Note without service charge a new Note or Notes, of any authorized denomination as requested by such holder, in an Aggregate Principal Amount at Maturity equal to and in exchange for the unpurchased portion of the Note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

"Payment Restriction" has the meaning set forth under "Covenants--Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries."

"Permitted Holders" means any of (a) the General Partner, FVP GP or FV Inc. for so long as a majority of the voting power of the Voting Equity Interests of such Person is beneficially owned by any of the Persons listed in the other clauses of this definition, (b) James C. Vaughn, the President and Chief Execu-tive Officer of FV Inc. on the Issue Date, (c) John S. Koo, the Senior Vice President and Chief Financial Officer of FV Inc. on the Issue Date, (d) any of
J. P. Morgan Investment Corporation, a Delaware corporation, Olympus Cable Corp., a Delaware corporation, First Union Capital Partners, Inc., a Virginia corporation, and 1818 II Cable Corp., a Delaware corporation, (e) any Person controlling, controlled by or under common control with any other Person de-scribed in clauses (a)-(d) of this definition and (f) (i) the spouse or chil-dren of any

Person named in clause (b) or (c) of this definition and any trust for the benefit of any such Persons or their respective spouses or children; provided, however, that with respect to any such trust, such Persons have the sole right to direct and control any such trust and any Voting Equity Interest owned by such trust, and (ii) any such Person's estate, executor, administrator and heirs.

"Permitted Investments" means (a) Cash Equivalents, (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits, (c) loans and advances to employees made in the ordinary course of business not to exceed $1 million in the aggregate at any one time outstanding, (d) Interest Rate Pro-tection Obligations, (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under "--Covenants--Disposition of Pro-ceeds of Asset Sales" above not to exceed 25% of the total consideration for such Asset Sales, (f) transactions with officers, directors and employees of the Company, the General Partner, FVP GP, FV Inc. or any Restricted Subsidiary entered into in the ordinary course of business (including compensation or em-ployee benefit arrangements with any such director or employee) and consistent with past business practices, (g) Investments existing as of the Issue Date and any amendment, extension, renewal or modification thereof to the extent that any such amendment, extension, renewal or modification does not require the Company or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith, (h) any Investment for which the sole consideration provided is Qualified Equity In-terests of the Company and (i) any Investment consisting of a guarantee per-mitted under clause (e) of "--Covenants--Limitation on Indebtedness" above.

"Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company; provided, howev-er, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Com-pany or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation, (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith and by appropriate proceedings, (c) Liens existing on the Issue Date,
(d) Liens securing the Notes, (e) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently con-cluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (f) easements, reservation of rights-of-way, restrictions and other similar ease-ments, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsid-iaries, (g) Liens resulting from the deposit of cash or securities in connec-tion with contracts, tenders or expropriation proceedings, or to secure work-ers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise ar-rangements entered into in the ordinary course of business, (h) Liens securing Indebtedness consisting of Capitalized Lease Obligations of the Company, Pur-chase Money Indebtedness of the Company, mortgage financings of the Company, industrial revenue bonds of the Company or other monetary obligations of the Company, in each case Incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company, or repairs, additions or improvements to such assets, provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the Incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repairs, additions or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "--Covenants--Limitation on Indebtedness" above and (IV) such Liens attach within 90 days of such pur-chase, construction, installation, repair, addition or improvement, (i) Liens to secure any refinancings, renewals, extensions, modifications or replace-ments (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than im-provements thereto), and (j) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice.

"Permitted Strategic Investment" means an Investment in a Person (including, without limitation, a Restricted Subsidiary which is not a Wholly Owned Re-stricted Subsidiary or an Unrestricted Subsidiary) engaged in a Related Busi-ness if, at the time of and immediately after giving pro forma effect to such Investment (and any related transaction or series of transactions), the Debt to Operating Cash Flow Ratio would be less than or equal to (i) 7.0 to 1.0, if the date of such Investment is on or before December 31, 1998, and (ii) 6.5 to
1.0 thereafter.

"Person" means any individual, corporation, partnership, joint venture, associ-ation, joint-stock company, limited liability company, limited liability lim-ited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Preferred Equity Interest," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any volun-tary or involuntary liquidation or dissolution of such Person, over Equity In-terests of any other class in such Person.

"Principal Amount at Maturity" means, with respect to each $1,000 original principal amount at maturity of the Notes, (i) $1,000, if no Cash Interest Election is made by the Company, or (ii) if the Cash Interest Election is made, the Accreted Value of such Notes as of the Interest Payment Date on which the Cash Interest Election is made.

"Public Equity Offering" means, with respect to any Person, a public offering by such Person of some or all of its Qualified Equity Interests, the net pro-ceeds of which (after deducting any underwriting discounts and commissions) ex-ceed $25.0 million.

"Purchase Date" has the meaning set forth in the definition of "Offer to Pur-chase".

"Purchase Money Indebtedness" means Indebtedness of the Company or any Re-stricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property, provided that the aggregate principal amount of such Indebtedness does not ex-ceed the lesser of the Fair Market Value of such property or such purchase price or cost.

"Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

"Related Business" means a cable or broadcast television, telecommunications, Internet or data transmission business or a business reasonably related thereto.

"Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company by a resolution of the Board of Directors of the Company delivered to the Trustee as an Unrestricted Subsidiary pursuant to "--Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Di-rectors of the Company delivered to the Trustee, subject to the provisions of such covenant.

"Senior Credit Facility" means the Amended and Restated Credit Agreement, dated as of April 9, 1996, among FVOP, the lenders named therein, The Chase Manhattan Bank, as Administrative Agent, J.P. Morgan Securities Inc., as Syndication Agent, and CIBC Inc., as Managing Agent, including any deferrals, renewals, ex-tensions, restatements, replacements, refinancings or refundings thereof or amendments, modifications or supplements thereto, and any agreement providing therefor, whether by or with the same or any other lender, creditor, group or groups of lenders or group or groups of creditors, and including related notes, guarantee and security agreements and other instruments and agreements executed in connection therewith.

"Significant Restricted Subsidiary" means, at any date of determination, (a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries, (i) for the most recent fiscal year of the Company ac-counted for more than 10.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (ii) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and the Restricted Subsid-iaries, all as set forth on the consolidated financial statements of the Com-pany and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidi-aries and as to which any event described in clause (h) of "--Events of De-fault" above has occurred, would constitute a Significant Restricted Subsidiary under clause (a) of this definition.

"Stated Maturity," when used with respect to any Note or any installment of in-terest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

"Strategic Equity Investment" means the issuance and sale of Qualified Equity Interests of the Company for net proceeds to the Company of at least $25.0 mil-lion to a Person engaged primarily in the cable television, wireless cable television, telephone or interactive television business.

"Subordinated Indebtedness" means any Indebtedness of the Company which is ex-pressly subordinated in right of payment to the Notes.

"Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indi-rectly, owned by such first named Person.

"Subsidiary Guarantee" means any guarantee of the Issuers' obligations under the Indenture and the Notes issued after the Issue Date pursuant to "--Cove-nants--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" above.

"Subsidiary Guarantor" means any Subsidiary of the Company that guarantees the Issuers' obligations under the Indenture and the Notes issued after the Issue Date pursuant to "--Covenants--Limitation on Guarantees of Indebtedness by Re-stricted Subsidiaries" above.

"Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Per-son to which such Disposition is made.

"Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness and Disqualified Eq-uity Interests of the Company and the Restricted Subsidiaries outstanding as of such date of determination.

"Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

"Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to the provisions of "--Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the pro-visions of such covenant.

"Voting Equity Interests" means Equity Interests in a corporation or other Per-son with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corpo-ration or Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

"Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

BOOK-ENTRY; DELIVERY AND FORM

The certificates representing the Notes will be issued in fully registered form without interest coupons.

Notes sold in offshore transactions in reliance on Regulation S under the Secu-rities Act will initially be represented by a single, temporary global Note in definitive, fully registered form without interest coupons (the "Temporary Reg-ulation S Global Note") and will be deposited with the Trustee as custodian for The Depositary Trust Company, as depositary (the "Depositary"), and registered in the name of a nominee of the Depositary for the accounts of Euroclear and Cedel. The Temporary Regulation S Global Note will be exchangeable for a sin-gle, permanent global note (the "Permanent Regulation S Global Note", and, to-gether with the Temporary Regulation S Global Note, the "Regulation S Global Note") on or after the 40th day after the later of the commencement of the Of-fering and the Issue Date. Prior to such date, beneficial interests in the Tem-porary Regulation S Global Note may be only held through Euroclear or Cedel, and any resale or other transfer of such interests to U.S. persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A or Regulation S and in accordance with the certification requirements described below.

Notes sold in reliance on Rule 144A will be represented by a single, permanent global Note in definitive, fully registered form without interest coupons (the "Restricted Global Note") and will be deposited with the Trustee as custodian for and registered in the name of a nominee of the Depositary. The Restricted Global Note and the Temporary Regulation S Global

Note (and any Notes issued in exchange therefor) will be subject to certain re-strictions on transfer set forth therein and will bear the legend regarding such restrictions set forth under "Notice to Investors."

Prior to the 40th day after the later of the commencement of the Offering and the Issue Date, a beneficial interest in the Temporary Regulation S Global Note may be transferred to a person who takes delivery in the form of an interest in the Restricted Global Note only upon receipt by the Trustee of a written certi-fication from the transferor to the effect that such transfer is being made to a person whom the transferor reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A in a transaction meeting the require-ments of Rule 144A. Beneficial interests in the Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note whether before, on or after such 40th day, only upon receipt by the Trustee of a written certification to the effect that such transfer is being made in accordance with Regulation S. Any beneficial interest in the Global Notes (as defined) that is transferred to a person who takes de-livery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer re-strictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

THE GLOBAL NOTES

Upon the issuance of the Regulation S Global Note and the Restricted Global Note (each a "Global Note" and together the "Global Notes"), the Depositary or its custodian will credit on its internal system the respective principal amount at maturity of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with the Depositary. Such accounts initially will be designated by or on behalf of the Initial Pur-chasers. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with the Depositary ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be ef-fected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with re-spect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Global Note directly through the Deposita-ry, if they are participants in such system, or indirectly through organiza-tions which are participants in such system.

Investors may hold their interests in the Regulation S Global Note directly through Cedel or Euroclear, if they are participants in such systems, or indi-rectly through organizations that are participants in such system. Beginning 40 days after the later of the commencement of the Offering and the Issue Date (but not earlier), investors may also hold such interests through organizations other than Cedel or Euroclear that are participants in the Depositary's system. Cedel and Euroclear will hold interests in the Regulation S Global Note on be-half of their participants through the Depositary.

So long as the Depositary, or its nominee, is the registered holder of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the procedures provided for under "Notice to Investors," as well as the Depositary's applicable procedures and, if applicable, those of Euroclear and Cedel.

Payments of the Accreted Value of, the principal of, and interest on, the Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. None of the Issuers, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records re-lating to such beneficial ownership interests.

The Issuers expect that the Depositary or its nominee, upon receipt of any pay-ment of Accreted Value, principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of such Global Note as shown on the records of the Depositary or its nominee. The Is-suers also expect that payments by participants to owners of beneficial inter-ests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securi-ties held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in the Depositary will be effected in the ordi-nary way in accordance with the Depositary's rules and will be settled in same-day funds.

The Depositary has advised the Issuers that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for ex-change as described below) only at the direction of one or more participants to whose accounts an interest in the Global Notes is credited and only in respect of such portion of the aggregate principal amount at maturity of Notes as to which such participant or participants has or have given such direction.

The Depositary has advised the Issuers as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the pro-visions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for phys-ical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other or-ganizations. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or main-tain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Although the Depositary, Euroclear and Cedel have agreed to the foregoing pro-cedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, Euroclear and Cedel, they are under no obliga-tion to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuers nor the Trustee will have any responsibility for the performance by the Depositary, Euroclear or Cedel or their respective participants or indirect participants of their respective ob-ligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

If the Depositary is at any time unwilling or unable to continue as a deposi-tary for the Global Notes and a successor depositary is not appointed by the Issuers within 90 days, the Issuers will issue certificated notes in exchange for the Global Notes which will bear the legend referred to under the heading "Notice to Investors."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

The following discussion is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. Un-less otherwise specifically noted, this summary applies only to those persons who are the initial holders of Notes, who acquired the Notes for cash and who hold Notes as capital assets ("Holders") and does not address the tax conse-quences to taxpayers who are subject to special rules (such as financial insti-tutions, tax-exempt organizations, insurance companies, S corporations, regu-lated investment companies, real estate investment trusts, broker-dealers, tax-payers subject to the alternative minimum tax, persons that will hold Notes as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction, foreign corporations, foreign partnerships, foreign trusts, for-eign estates and persons who are not citizens or residents of the United States) or aspects of federal income taxation that may be relevant to a pro-spective investor based upon such investor's particular tax situation. Accord-ingly, Holders of Notes should consult their own tax advisors with respect to the particular consequences to them of the purchase, ownership and disposition of the Notes, including the applicability of any state, local or foreign tax laws to which they may be subject, as well as with respect to the possible ef-fects of changes in federal and other tax laws.

The following discussion is based on the position that, for federal income tax purposes, Holdings will be deemed to be the sole issuer of the Notes, insofar as Holdings Capital will have nominal assets and no business operations.

EFFECT OF EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES

The Issuers believe that the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ mate-rially in kind or extent from the Old Notes. Rather, the Exchange Notes re-ceived by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax conse-quences to holders exchanging Old Notes for Exchange Notes pursuant to the Ex-change Offer.

ORIGINAL ISSUE DISCOUNT; SPECIAL INTEREST

Because the Notes are being issued at a discount from their "stated redemption price at maturity," the Notes will have original issue discount ("OID") for federal income tax purposes. For federal income tax purposes, OID on a Note will be the excess of the stated redemption price at maturity of the Note over its "issue price." The issue price of the Notes will be the first price at which a substantial amount of the Notes is sold to the public (excluding sales to bond houses, brokers, or similar persons or organizations acting in the ca-pacity of underwriters or wholesalers). For purposes of this discussion, it is assumed that all initial Holders will purchase their Notes at the issue price. The stated redemption price at maturity of a Note will be the sum of all pay-ments to be made on such Note, including all stated interest payments, other than payments of "qualified stated interest." Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval be-tween payments. Because there will be no required payment of interest on the Notes until March 15, 2002, none of the interest payments on the Notes, under the stated payment schedule, will constitute qualified stated interest. It is anticipated that the stated redemption price at maturity of the Notes will ex-ceed their issue price by more than a de minimis amount. Therefore, each Note will bear OID in an amount equal to the excess of (i) the sum of its principal amount and all stated interest payments over (ii) its issue price.

A Holder will be required to include OID in income periodically over the term of a Note before receipt of the cash or other payment attributable to such in-come, regardless of the Holder's method of tax accounting. The amount of OID required to be included in a Holder's gross income for any taxable year is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of a taxable year during which such Holder holds the Note. The daily portion is determined by allocating to each day of any "ac-crual period" within a taxable year a pro rata portion of an amount equal to the "adjusted issue price" of the Note at the beginning of the accrual period multiplied by the "yield to maturity" of the Note. For purposes of computing OID, the Company will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the Notes and the date six months prior to such maturity date, with the exception of an initial short ac-crual period. The adjusted issue price of a Note at the beginning of any accrual period is the issue price of the Note increased by the amount of OID previously includible in the gross income of the Holder, and decreased by any payments (excluding Special Interest) previously made on the Note. The yield to maturity is the discount rate that, when used in computing the present value of all payments of principal and interest to be made on the Note, produces an amount equal to the issue price of the Note. The Issuers are obligated to pay additional interest ("Special Interest") to the Holder under certain circum-stances described above. Any such payments should be treated for tax purposes as interest, taxable to Holders as such payments become fixed and payable. No amount of Special Interest is being included in computing the yield to maturity of the Notes because it is currently believed that the Issuers will take all steps necessary to avoid incurring the obligation to pay Special Interest. A Holder's tax basis in a Note will be increased by the amount of any OID includ-ible in the Holder's income under the rules discussed above and decreased by the amount of any payment (including payments of stated interest but excluding payments of Special Interest) with respect to the Note.

In the event the Issuers make the Cash Interest Election, the payments of in-terest made pursuant to the Cash Interest Election should be treated first, as payments of accrued OID, and second, as payments of principal. The IRS may take the position, however, that the interest paid pursuant to the Cash Interest Election should be treated as a "pro rata prepayment" of a portion of the Note. A pro rata prepayment would be treated as a payment in retirement of a portion of the Note, which may result in gain or loss to the Holder, as described in the section entitled "Sale, Exchange, or Redemption of Senior Discount Notes."


ACQUISITION OR BOND PREMIUM AND MARKET DISCOUNT

A Holder who purchases a Note subsequent to its original issuance for an amount that is greater than its adjusted issue price as of the purchase date will be considered to have purchased such Note at an "acquisition premium." The amount of OID that such Holder must include in its gross income with respect to such Note for any taxable year is generally reduced by the portion of such acquisi-tion premium properly allocable to such year.

A U.S. Holder who purchases a Note at a cost in excess of its principal amount will be considered to have purchased the Note at a premium, and may make an election, applicable to all Notes held by such holder, to amortize such premi-um, using a constant yield method, over the remaining term of the Note (or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date, and by amortizing such allowance over the shorter period to such call date).

If a Holder purchases, subsequent to its original issuance, a Note for an amount that is less than its "revised issue price" as of the purchase date, the amount of the difference generally will be treated as "market discount," unless such difference is less than a specified de minimis amount. The Code provides that the revised issue price of a Note equals its issue price plus the amount of OID includable in the income of all holders for periods prior to the pur-chase date (disregarding any deduction for acquisition premium) reduced by the amount of all prior cash payments on the Note. Subject to a de minimis excep-tion, a Holder will be required to treat any gain recognized on the sale, ex-change, redemption, retirement or other disposition of the Note as ordinary in-come to the extent of the accrued market discount that has not previously been included in income. In addition, the Holder may be required to defer, until the maturity date of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the Holder elects to accrue market discount on a constant interest method. A Holder of a Note may elect to include market discount in income currently as it accrues (under either the ratable or constant interest method). This election to in-clude currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If the Holder of Notes makes such an election, the foregoing rules with respect to the recognition of ordinary in-come on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry such debt instruments, would not apply.

EFFECT OF MANDATORY AND OPTIONAL REDEMPTION ON OID

The Issuers may redeem the Notes, in whole or in part, at any time on or after September 15, 2001, at redemption prices specified elsewhere herein plus ac-crued interest to the date of redemption. The Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under the OID rules, solely for purposes of the accrual of OID, it is assumed that the issuer will exercise any option to redeem a debt instrument if such exercise will lower the yield-to-maturity of the debt instrument. The Issuers believe that it would not be presumed to exercise their right to redeem the Notes prior to their stated maturity under these rules.

In the event of certain Public Equity Offerings or Strategic Equity Investments (as defined in the Indenture) prior to September 15, 2000, the Issuers at their option may redeem up to 35% of the aggregate principal amount at maturity of the Notes then outstanding at redemption prices specified elsewhere herein; provided that at least 65% in aggregate principal amount at maturity of the Notes originally issued remains outstanding immediately after such redemption. See "Description of the Notes--Optional Redemption." The Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated ma-turity date upon the occurrence of one or more contingencies. Under such Trea-sury Regulations, if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, the "maturity date" and stated redemption price at maturity of such an instrument are determined by assuming that payments will be made according to the instrument's stated payment sched-ule, unless based upon all the facts and circumstances as of the issue date, it is more likely than not that the instrument's stated payment schedule will not occur. The Issuers believe that under these regulations, the "maturity date" and stated redemption price at maturity of the Notes would be determined on the basis of the stated maturity and stated payment schedule, because such stated maturity and stated payment schedule are more likely than not to occur based on the facts and circumstances known as of the issue date.

If, notwithstanding the foregoing, it is presumed that the Issuers will exer-cise their option to redeem, then the maturity date of the Notes for the pur-pose of calculating yield to maturity would be the exercise date of such op-tional redemption right and the stated redemption price at maturity for each Note would equal the amount payable upon such redemption. If, subsequently, the optional redemption right is not exercised, then, for purposes of the OID rules, the Issuers would be treated as having issued on the presumed exercise date of the optional redemption right a new debt instrument in exchange for the existing instrument. The new debt instrument deemed issued would have an issue price equal to the call price. As a result, another OID computation would have to be made with respect to the constructively issued new debt instrument.

In the event of a Change of Control, as defined in the Indenture, the Issuers will be required to offer to redeem all of the Notes at redemption prices spec-ified elsewhere herein. See "Description of the Notes--Change of Control." Such redemption rights should not affect, and will be treated by the Issuers as not affecting, the determination of the yield or maturity of the Notes. Holders should consult their own tax advisors regarding the treatment of payments upon such a redemption.

SALE, EXCHANGE OR REDEMPTION OF SENIOR DISCOUNT NOTES

Generally, a sale, exchange or redemption of Notes will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the Holder's adjusted tax basis in the Note. A Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a Note will initially equal the cost of the Note to such Holder and will be in-creased by any amounts included in income as OID, and decreased by the amount of any cash payments received by such Holder (excluding Special Interest) re-gardless of whether such payments are denominated as principal or interest. Gain or loss upon a sale, exchange, or redemption of a Note will be capital gain or loss if the Note is held as a capital asset.

An individual will be taxed on his or her net capital gain at a maximum rate of
(i) 28%, for property held for 18 months or less but more than one year, (ii) 20%, for property held for more than 18 months and (iii) 18%, for property (X) acquired after December 31, 2000 and (Y) held for more than five years. Special rules (and generally lower maximum rates) apply for individuals in lower tax brackets.

Neither an exchange of the Notes for Exchange Notes of the Issuers with terms identical to those of the Notes nor the filing of a registration statement with respect to the resale of the Notes should be a taxable event to the Holders of the Notes, and Holders should not recognize any taxable gain or loss or any in-terest income as a result of such an exchange or such a filing.

ELECTION TO TREAT ALL INTEREST AS OID

A Holder of a Note may elect, subject to certain limitations, to include all interest that accrues on the Note in gross income on a constant-yield basis. For purposes of this election, interest includes stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the Holder's ba-sis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the Holder, and no payments on the Notes will be treated as payments of qualified stated interest. The election will generally apply only to the Note with respect to which it is made and may not be revoked without consent of the Internal Revenue Service.

If the election to apply the constant-yield method to all interest on a Note is made with respect to a Note on which there is market discount, the electing Holder will be treated as having made the election described above under Acqui-sition and Market Discount to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such Holder.

FOREIGN HOLDERS

The following is a general discussion of certain United States federal income tax consequences of the ownership and sale or other disposition of the Notes by a Holder that, for United States federal income tax purposes, is not a "United States person" (a "Foreign Person"). For purposes of this discussion, a "United States person" means a citizen or resident (as determined for United States federal income tax purposes) of the United States; a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all sub-stantial decisions of the trust. Resident alien individuals will be subject to United States federal income tax with respect to the Notes as if they were United States citizens.

If the income or gain on the Notes is "effectively connected with the conduct of a trade or business within the United States" by the Foreign Person holding the Note, such income or gain will be subject to tax essentially in the same manner as if the Notes were held by a United States person, as discussed above, and in the case of a Foreign Person that is a foreign corporation, may also be subject to the branch profits tax.

If the income on the Notes is not "effectively connected," then under the "portfolio interest" exception to the general rules for the withholding of tax on interest and original issue discount paid to a Foreign Person, a Foreign Person will not be subject to United States tax (or to withholding) on interest or OID on a Note, provided that (i) the Foreign Person does not actually or constructively own 10% or more of a capital or profits interest in Holdings within the meaning of Section 871(h)(3) of the Code, and (ii) the Issuers, their paying agent or the person who would otherwise be required to withhold tax receives either (a) a statement (an "Owner's Statement") on the Internal Revenue Service's Form W-8 signed under penalties of perjury by the beneficial owner of the Note in which the owner certifies that the owner is not a United States person and which provides the owner's name and address, or (B) a state-ment signed under penalties of perjury by a financial institution holding the Note on behalf of the beneficial owners, together with a copy of each benefi-cial owner's Owner's Statement. Regulations proposed in April 1996, but which have not yet gone into effect, would retain these procedures for certifying that a Holder is a Foreign Person and would add several alternative certifica-tion procedures. A Foreign Person who does not qualify for the "portfolio in-terest" exception would be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate upon delivery of requisite cer-tification of eligibility) on interest payments and payments (including pro-ceeds from a sale, exchange or retirement) attributable to OID (and Special In-terest) on the Notes.

If the gain on the Notes is not "effectively connected" with the conduct of a United States trade or business, then gain recognized by a Foreign Person upon the redemption, sale or exchange of a Note (including any gain representing ac-crued market discount) will not be subject to United States tax unless the For-eign Person is an individual present in the United States for 183 days or more during the taxable year in which the Note is redeemed, sold or exchanged, and certain other requirements are met, in which case the Foreign Person will be subject to United States tax at a flat rate of 30% (unless exempt by applicable treaty upon delivery of requisite certification of eligibility). Foreign Per-sons who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expa-triates.

BACKUP WITHHOLDING

  A Holder may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to payments received with respect to the Notes. This withholding applies if the Holder (i) fails to furnish his or her social secu-rity or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN,
(iii) is notified by the Internal Revenue Service that he or she has failed to report properly payments of interest and dividends and the Internal Revenue Service has notified the Issuers that he or she is subject to backup withhold-ing, or (iv) fails, under certain circumstances, to provide a certified state-ment, signed under penalty of perjury, that the TIN provided is his or her cor-rect number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a Holder under the backup withholding rules is al-lowable as a credit against such Holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Certain Holders (including, among others, corporations and foreign in-dividuals who comply with certain certification requirements described above under "Foreign Holders") are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

First Union Capital Markets Corp. is acquiring the Exchange Notes as a result of market-making activities or other trading activities. This Prospectus is to be used by First Union Capital Markets Corp. in connection with offers and sales of the Exchange Notes in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. First Union Capital Markets Corp. may act as principal or agent in such transactions and has no obligation to make a market in the Exchange Notes and may discontinue its market-making activities at any time without no-tice, at its sole discretion. The Issuers have agreed to indemnify First Union Capital Markets Corp. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that First Union Capital Mar-kets Corp. may be required to make in respect thereof.

An affiliate of First Union Capital Markets Corp. beneficially owns approxi-mately 15.05% of the partnership interests of the Company. See "Certain Rela-tionships and Related Transactions--Ownership of Equity Interests in FVP GP, FVP and Holdings," "Principal Security Holders" and "The Partnership Agree-ment."

                                 LEGAL MATTERS

The validity of the Exchange Notes will be passed upon for the Issuers by Dow, Lohnes & Albertson, PLLC, Washington, D.C.

                                    EXPERTS

The financial statements of FrontierVision Holdings, L.P. and subsidiary as of September 18, 1997, FrontierVision Holdings Capital Corporation as of September 18, 1997, FrontierVision Operating Partners, L.P. and Subsidiary as of Decem-ber 31, 1996 and 1995 and for the year ended December 31, 1996 and the period from inception through December 31, 1995, FrontierVision Partners, L.P. and Subsidiaries as of December 31, 1996 and 1995, A-R Cable Services--ME, Inc. (a wholly-owned subsidiary of A-R Cable Services, Inc.) as of December 31, 1996 and 1995 and the years then ended and the New Hampshire/Vermont Systems (Se-lected Assets Acquired from TCI Communications, Inc.) as of December 31, 1996 and 1995 have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and audit-ing.

The financial statements for United Video Cablevision, Inc. included elsewhere in this Prospectus have been audited by Piaker & Lyons, P.C., independent pub-lic accountants, as indicated in their report with respect thereto. The finan-cial statements referred to above are included in the Prospectus in reliance upon the authority of said firm as experts in giving said reports.

The combined financial statements of Ashland and Defiance Clusters as of Decem-ber 31, 1995 and 1994 and for the one-month period ended January 31, 1995 and the eleven-month period ended December 31, 1995 and the years ended December 31, 1994 and 1993 and of the Cox Central Ohio Cluster as of December 31, 1996 and for the year then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appear-ing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for C4 Media Cable Southeast, Limited Partnership included elsewhere in this Prospectus have been audited by Wil-liams, Rogers, Lewis & Co., P.C., independent public accountants, as indicated in their report with respect thereto. The consolidated financial statements re-ferred to above are included in the Prospectus in reliance upon the authority of said firm as experts in giving said reports.

The financial statements of American Cable Entertainment of Kentucky-Indiana, Inc. as of December 31, 1995 and 1994 and for the years ended December 31, 1995 and 1994 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of American Cable Entertainment of Kentucky-Indiana, Inc. to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in account-ing and auditing.

The financial statements of Triax Southeast Associates, L.P., included else-where in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein and elsewhere in the Registration Statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

The Issuers have filed with the Commission a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments there-
to) on Form S-4, pursuant to the Securities Act with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Pro-spectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Issuers and the Exchange Offer, reference is hereby made to the Registra-tion Statement and to such exhibits and schedules. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registra-tion Statement or otherwise filed with the Commission are not necessarily com-plete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

In addition, the Issuers will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other in-formation with the Commission. In addition, under the Indenture governing the Notes, the Issuers will be required to furnish to the Trustee and to registered holders of the Notes audited annual consolidated financial statements, unau-dited quarterly consolidated financial reports and certain other reports. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Issuers with the Commission pur-suant to the informational requirements of the Exchange Act may be inspected without charge and copied upon payment of certain fees at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Of-fices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Com-mission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding regis-trants that file electronically with the Commission.

FVOP is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Northwest Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Wash-ington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's World Wide Web site (http://www.sec.gov).

                                    GLOSSARY

THE FOLLOWING IS A DESCRIPTION OF CERTAIN TERMS USED IN THIS PROSPECTUS.

ACQUISITION CASH FLOW--Forecasted net income of an acquired system, for a pe-riod believed to be appropriate based on the facts and circumstances of a spe-cific acquisition, calculated as of the date of acquisition of such system, be-fore interest, taxes, depreciation, amortization and corporate administrative expenses. The Company believes that Acquisition Cash Flow is a measure commonly used in the cable television industry to analyze and compare the purchase price of cable television systems. However, Acquisition Cash Flow is not intended to be an indicator of actual operating performance and is not determined in accor-dance with generally accepted accounting principles.

A LA CARTE--The purchase of programming services on a per-channel or per-pro-gram basis.

ADDRESSABILITY--"Addressable" technology permits the cable operator to activate remotely the cable television services to be delivered to subscribers who are equipped with addressable converters. With addressable technology, a cable op-erator can add to or reduce services provided to a subscriber from the headend site without dispatching a service technician to the subscriber's home.

BASIC PENETRATION--Basic subscribers as a percentage of the total number of homes passed in the system.

BASIC SERVICE--A package of over-the-air broadcast stations, local access chan-nels and certain satellite-delivered cable television services (other than pre-mium services).

BASIC SUBSCRIBER--A subscriber to a cable or other television distribution sys-tem who receives the basic level of cable television service and who is usually charged a flat monthly rate for a number of channels. A home with one or more television sets connected to a cable system is counted as one basic subscriber.

CABLE PLANT--A network of coaxial and/or fiber optic cables that transmit mul-tiple channels carrying video-programming, sound and data between a central fa-cility and an individual customer's television set. Networks may allow one-way (from a headend to a residence and/or business) or two-way (from a headend to a residence and/or business with a data return path to the headend) transmission.

CHANNEL CAPACITY--The number of video programming channels that can be carried over a communications system.

CLUSTERING--A general term used to describe the strategy of operating cable television systems in a specific geographic region, thus allowing for the achievement of economies of scale and operating efficiencies in such areas as system management, marketing and technical functions.

COAXIAL PLANT--Cable consisting of a central conductor surrounded by and insu-lated from another conductor. It is the standard material used in traditional cable systems. Signals are transmitted through it at different frequencies, giving greater channel capacity than is possible with twisted pair copper wire, but less than is possible with optical fiber.

COMPETITIVE ACCESS PROVIDER (CAP)--A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access services and switched access services. CAPs are also re-ferred to in the industry as alternative access vendors, alternative local telecommunications service providers (ALTS) and metropolitan area network prov-iders (MANs).

COST-OF-SERVICE--A general term used to refer to the regulation of prices charged to a customer. Existing prices are set and price increases are regu-lated by allowing a company to earn a reasonable rate of return, as determined by the regulatory authority.

DENSITY--A general term used to describe the number of homes passed per mile of cable plant.

DIGITAL COMPRESSION--The conversion of the standard analog video signal into digital signal, and the compression of that signal so as to facilitate multiple channel transmission through a single channel's bandwidth.

DIGITAL PROGRAMMING SYSTEM--A programming distribution system under which mul-tiple channels of programming are digitally transmitted via satellite to a ca-ble television system's headend and then retransmitted, using the cable sys-tem's existing distribution platform, to subscribers equipped with special digital converters. One such example is the Headend-in-the-Sky digital programming sys-tem ("HITS"). The use of the HITS system enables a cable operator to transmit from 6 to 14 digital channels using the same bandwidth as used by a single ana-log channel and, thus, has the potential to dramatically expand a system's channel capacity.

DIRECT BROADCAST SATELLITE (DBS)--A service by which packages of satellite-de-livered television programming are transmitted directly into individual homes, each serviced by a single satellite dish.

EXPANDED BASIC SERVICE--A package of satellite-delivered cable programming services available only for additional subscription over and above the basic level of television service.

FCC--Federal Communications Commission.

FIBER OPTICS--Technology that involves sending laser light pulses across glass strands to transmit digital information; fiber is virtually immune to electri-cal interference and most environmental factors that affect copper wiring and satellite transmissions. Use of fiber optic technology reduces noise on the ca-ble system, improves signal quality and increases system channel capacity and reliability.

FIBER OPTIC BACKBONE CABLE--The principal fiber optic trunk lines for a cable system which is using a hybrid fiber-coaxial architecture to deliver signals to customers.

FIBER OPTIC TRUNK LINES--Cables made of glass fibers through which signals are transmitted as pulses of light to the distribution portion of the cable televi-sion system which in turn goes to the customer's home. Capacity for a very large number of channels can be more easily provided.

FIBER-TO-THE-FEEDER--Network topology/architecture using a combination of fiber optic cable and coaxial cable transmission lines to deliver signals to custom-ers. Initially signals are transmitted from the headend on fiber optic trunk lines into neighborhood nodes (an individual point of origination and termina-tion or intersection on the network, usually where electronics are housed) and then from the nodes to the end user on a combination of coaxial cable distribution/feeder and drop lines. The coaxial feeder and drop lines typically represent the operator's "last mile" of plant to the end user.

HEADEND--A collection of hardware, typically including satellite receivers, modulators, amplifiers and video cassette playback machines, within which sig-nals are processed and then combined for distribution within the cable network.

HOMES PASSED--Homes that can be connected to a cable distribution system with-out further extension of the distribution network.

HFC--Hybrid fiber optic/coaxial cable design, used in a cable television sys-tem's distribution plant.

INTERNET--The large, worldwide network of thousands of smaller, interconnected computer networks. Originally developed for use by the military and for aca-demic research purposes, the Internet is now accessible by millions of consum-ers through online services.

LAN--LOCAL AREA NETWORK--A communications network that serves users within a confined geographical area, consisting of servers, workstations, a network op-erating system and a communications link.

MICROWAVE LINKS--The transmission of voice, video or data using microwave radio frequencies, generally above 1 GHz, from one location to another.

MMDS--Multichannel Multipoint Distribution Service. A one-way radio transmis-sion of programming over microwave frequencies from a fixed station transmit-ting to multiple receiving facilities located at fixed points.

MSO--A term used to describe cable television companies that are "multiple sys-tem operators."

NEW PRODUCT TIERS--A general term used to describe unregulated cable television services.

OVER-THE-AIR BROADCAST STATIONS--A general term used to describe signals trans-mitted by local television broadcast stations, including network affiliates or independent television stations, that can be received directly through the air by the use of a standard rooftop receiving antenna.

PAY-PER-VIEW--Payment made for individual movies, programs or events as opposed to a monthly subscription for a whole channel or group of channels.

PCS--Personal Communications Services, or PCS, is the name given to a new gen-eration of cellular-like telecommunications services which are expected to pro-vide customers new choices in wireless mobile telecommunications using digital technology for voice and data service compared to traditional analog technolo-gy.

PREMIUM PENETRATION--Premium service units as a percentage of the total number of basic service subscribers. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ra-tio may be greater than 100% if the average customer subscribes to more than one premium service unit.

PREMIUM SERVICE--An individual cable programming service available only for ad-ditional subscription over and above the basic or expanded basic levels of ca-ble television service.

PREMIUM UNITS--The number of subscriptions to premium services which are paid for on an individual basis.

REBUILD--The replacement or upgrade of an existing cable system, usually under-taken to improve either its technological performance or to expand the system's channel or bandwidth capacity in order to provide more services.

SMATV--Satellite Master Antenna Television System. A video programming delivery system to multiple dwelling units utilizing satellite transmissions.

TELEPHONY--The provision of telephone service.

TIERS--Varying levels of cable services consisting of differing combinations of several over-the-air broadcast and satellite-delivered cable television pro-gramming services.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARY
 Report of Independent Public Accountants                                   F-3
 Consolidated Balance Sheet as of September 18, 1997                        F-4
 Note to the Consolidated Balance Sheet                                     F-5
FRONTIERVISION HOLDINGS CAPITAL CORPORATION
 Report of Independent Public Accountants                                   F-6
 Balance Sheet as of September 18, 1997                                     F-7
 Note to the Balance Sheet                                                  F-8
FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
 Consolidated Balance Sheets as of June 30, 1997 (unaudited) and December
  31, 1996                                                                  F-9
 Unaudited Consolidated Statements of Operations for the three months ended June 30, 1997, the three months ended June 30, 1996, the six
  months ended June 30, 1997 and the six months ended June 30, 1996        F-10
 Unaudited Consolidated Statements of Partners' Capital for the six months
  ended June 30, 1997 and for the year ended December 31, 1996             F-11
 Unaudited Consolidated Statements of Cash Flows for the six months ended
  June 30, 1997 and for the six months ended June 30, 1996                 F-12
 Notes to Unaudited Consolidated Financial Statements                      F-13
FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
 Independent Auditors' Report                                              F-19
 Consolidated Balance Sheets as of December 31, 1996 and 1995              F-20
 Consolidated Statements of Operations for the year ended December 31,
  1996 and for the period from inception (April 17, 1995) through December
  31, 1995                                                                 F-21
 Consolidated Statements of Partners' Capital for the year ended December
  31, 1996 and for the period from inception (April 17, 1995) through
  December 31, 1995                                                        F-22
 Consolidated Statements of Cash Flows for the year ended December 31,
  1996 and for the period from inception (April 17, 1995) through December
  31, 1995                                                                 F-23
 Notes to Consolidated Financial Statements                                F-24
FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
 Independent Auditors' Report                                              F-32
 Consolidated Balance Sheets as of December 31, 1996 and 1995              F-33
 Notes to Consolidated Balance Sheets                                      F-34
UNITED VIDEO CABLEVISION, INC. (SELECTED ASSETS ACQUIRED BY FVOP)
 Independent Auditors' Report                                              F-43
 Divisional Balance Sheets as of November 8, 1995 and December 31, 1994    F-44
 Statements of Divisional Operations for the period from January 1, 1995 through November 8, 1995 and for the years ended December 31, 1994 and
  1993                                                                     F-45
 Statements of Divisional Equity for the period from January 1, 1995 through November 8, 1995 and for the years ended December 31, 1994 and
  1993                                                                     F-46
 Statements of Divisional Cash Flows for the period from January 1, 1995 through November 8, 1995 and for the years ended December 31, 1994 and
  1993                                                                     F-47
 Notes to Divisional Financial Statements                                  F-48
ASHLAND AND DEFIANCE CLUSTERS (SELECTED ASSETS ACQUIRED FROM COX
 COMMUNICATIONS, INC. BY FVOP)
 Independent Auditors' Report                                              F-50
 Combined Statements of Net Assets as of December 31, 1995 and 1994        F-51
 Combined Statements of Operations for the eleven-month period ended
  December 31, 1995, for the one-month period ended January 31, 1995 and
  for the years ended December 31, 1994 and 1993                           F-52
 Combined Statements of Changes in Net Assets for the eleven-month period ended December 31, 1995, for the one-month period ended January 31, 1995
  and for the years ended December 31, 1994 and 1993                       F-53
 Combined Statements of Cash Flows for the eleven-month period ended
  December 31, 1995, for the one-month period ended January 31, 1995 and
  for the years ended December 31, 1994 and 1993                           F-54
 Notes to Combined Financial Statements                                    F-55

                                                                          PAGE
                                                                          -----
C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
 Independent Auditors' Report                                              F-62
 Consolidated Balance Sheets as of December 31, 1995 and 1994              F-63
 Consolidated Statements of Loss for the years ended December 31, 1995
  and 1994                                                                 F-64
 Consolidated Statements of Partners' Deficit for the years ended
  December 31, 1995 and 1994                                               F-65
 Consolidated Statements of Cash Flows for the years ended December 31,
  1995 and 1994                                                            F-66
 Notes to Consolidated Financial Statements                                F-67
AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
 Independent Auditors' Report                                              F-71
 Balance Sheets as of September 30, 1996 (unaudited) and December 31,
  1995 and 1994                                                            F-72
 Statements of Operations for the nine-month period ended September 30,
  1996 (unaudited) and for the years ended December 31, 1995, 1994 and
  1993                                                                     F-73
 Statements of Shareholders' Deficiency for the nine-month period ended
  September 30, 1996 (unaudited) and for the years ended December 31,
  1995, 1994 and 1993                                                      F-74
 Statements of Cash Flows for the nine-month period ended September 30,
  1996 (unaudited) and for the years ended December 31, 1995, 1994 and
  1993                                                                     F-75
 Notes to Financial Statements                                             F-76
TRIAX SOUTHEAST ASSOCIATES, L.P.
 Report of Independent Public Accountants                                  F-83
 Balance Sheets as of September 30, 1996 (unaudited) and December 31,
  1995 and 1994                                                            F-84
 Statements of Operations for the nine-month period ended September 30,
  1996 (unaudited) and for the years ended December 31, 1995, 1994 and
  1993                                                                     F-85
 Statements of Partners' Capital for the nine-month period ended
  September 30, 1996 (unaudited) and for the years ended December 31,
  1995, 1994 and 1993                                                      F-86
 Statements of Cash Flows for the nine-month period ended September 30,
  1996 (unaudited) and for the years ended December 31, 1995, 1994 and
  1993                                                                     F-87
 Notes to Financial Statements                                             F-88
A-R CABLE SERVICES--ME, INC.
 Independent Auditors' Report                                              F-94
 Balance Sheets as of June 30, 1997 (unaudited) and December 31, 1996 and
  1995                                                                     F-95
 Statements of Income for the six-month periods ended June 30, 1997
  (unaudited) and June 30, 1996 (unaudited) and for the years ended
  December 31, 1996 and 1995                                               F-96
 Statements of Cash Flows for the six-month periods ended June 30, 1997
  (unaudited) and June 30, 1996 (unaudited) and for the years ended
  December 31, 1996 and 1995                                               F-97
 Notes to Financial Statements                                             F-98
NEW HAMPSHIRE/VERMONT SYSTEMS (SELECTED ASSETS ACQUIRED FROM TCI
 COMMUNICATIONS, INC.)
 Independent Auditors' Report                                             F-102
 Combined Balance Sheets as of June 30, 1997 (unaudited) and December 31,
  1996 and 1995                                                           F-103
 Combined Statements of Operations and Retained Earnings for the six-
  month periods ended June 30, 1997 and June 30, 1996 (unaudited) and for
  the years ended December 31, 1996 and 1995                              F-104
 Combined Statements of Cash Flows for the six-month period ended June
  30, 1997 and June 30, 1996 (unaudited) and for the years ended December
  31, 1996 and 1995                                                       F-105
 Notes to Combined Financial Statements                                   F-106
COX CENTRAL OHIO CLUSTER
 Independent Auditors' Report                                             F-110
 Combined Statements of Net Assets as of June 30, 1997 (unaudited) and
  December 31, 1996                                                       F-111
 Combined Statements of Income for the six-month periods ended June 30,
  1997 (unaudited) and June 30, 1996 (unaudited) and for the year ended
  December 31, 1996                                                       F-112
 Combined Statements of Changes in Net Assets the six-month period ended
  June 30, 1997 (unaudited) and for the year ended December 31, 1996      F-113
 Combined Statements of Cash Flows for the six-month periods ended June
  30, 1997 (unaudited) and June 30, 1996 (unaudited) and for the year
  ended December 31, 1996                                                 F-114
 Notes to Combined Financial Statements                                   F-115

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of FrontierVision Holdings, L.P.:

We have audited the accompanying consolidated balance sheet of FrontierVision Holdings, L.P. and subsidiary as of September 18, 1997. This consolidated financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of FrontierVision Holdings, L.P. and subsidiary as of September 18, 1997 in conformity with generally accepted accounting principles.

                                       KPMG Peat Marwick LLP

Denver, Colorado
September 24, 1997

                  FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 18, 1997

Asset--Cash                     $100.00
                                =======
Partners' capital--
  FrontierVision Partners, L.P. $ 99.90
  FrontierVision Holdings, LLC      .10
                                -------
    Total partners' capital     $100.00
                                =======





                         See note to the balance sheet.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARY
                    NOTE TO THE CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 18, 1997

FrontierVision Holdings, L.P. ("Holdings"), a Delaware limited partnership, is indirectly wholly-owned by FrontierVision Partners, L.P., and was organized on September 3, 1997 ("inception") for the purpose of acting as co-issuer with its wholly-owned subsidiary FrontierVision Holdings Capital Corporation of $237,650,000 aggregate principal amount at maturity of 11 7/8% Senior Discount Notes (the "Notes") due 2007. Holdings acquired all of the outstanding partnership interests of FrontierVision Operating Partners, L.P. ("FVOP") prior to the issuance of the Notes on September 19, 1997 ("Formation Transaction") and therefore, at that time, FVOP and FrontierVision Capital Corporation became wholly-owned, consolidated subsidiaries of Holdings. Subsequent to the Formation Transaction, Holdings contributed approximately $142,000,000 of net proceeds of the Notes to FVOP as a contribution. Holdings had no operations from inception through September 18, 1997.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of FrontierVision Holdings Capital Corporation:

We have audited the accompanying balance sheet of FrontierVision Holdings Capital Corporation as of September 18, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of FrontierVision Holdings Capital Corporation as of September 18, 1997 in conformity with generally accepted accounting principles.

                                       KPMG Peat Marwick LLP

Denver, Colorado
September 24, 1997

                  FRONTIERVISION HOLDINGS CAPITAL CORPORATION
                                 BALANCE SHEET
                               SEPTEMBER 18, 1997

Asset--Cash                                                          $100.00
                                                                     =======
Equity--
  Common stock, par value $0.01; 1,000 shares authorized, 100 shares
   issued and outstanding                                            $  1.00
  Additional paid-in capital                                           99.00
                                                                     -------
                                                                     $100.00
                                                                     =======





                         See note to the balance sheet.

                  FRONTIERVISION HOLDINGS CAPITAL CORPORATION
                           NOTE TO THE BALANCE SHEET
                              SEPTEMBER 18, 1997

FrontierVision Holdings Capital Corporation ("Capital"), a Delaware corporation, is a wholly-owned subsidiary of FrontierVision Holdings, L.P., and was organized on August 22, 1997 ("inception") for the purpose of acting as co-issuer with FrontierVision Holdings, L.P. of $237,650,000 face value senior discount notes. Capital had no operations from inception through September 18, 1997.

             FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                      ------------------------
                                                       June 30,   December 31,
                                                         1997         1996
                                                      ----------- ------------
                                                      (Unaudited)
                       ASSETS
Cash and cash equivalents                              $  6,499     $  3,639
Accounts receivable, net of allowance for doubtful
 accounts of $205 and $322                                5,164        4,544
Other receivables                                           686          846
Prepaid expenses and other                                2,604        2,231
Investment in cable television systems, net:
  Property and equipment                                212,875      199,461
  Franchise cost and other intangible assets            349,659      324,905
                                                       --------     --------
    Total investment in cable television systems, net   562,534      524,366
                                                       --------     --------
Deferred financing costs, net                            12,165       13,042
Earnest money deposits                                    8,259          500
                                                       --------     --------
    Total assets                                       $597,911     $549,168
                                                       ========     ========
          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                       $  2,558     $  1,994
Accrued liabilities                                      12,372       10,825
Subscriber prepayments and deposits                       1,929        1,862
Accrued interest payable                                  5,692        6,290
Debt                                                    429,096      398,194
                                                       --------     --------
    Total liabilities                                   451,647      419,165
                                                       --------     --------
Partners' capital:
  FrontierVision Partners, L.P.                         146,118      129,874
  FrontierVision Operating Partners, Inc.                   146          129
                                                       --------     --------
    Total partners' capital                             146,264      130,003
Commitments
                                                       --------     --------
    Total liabilities and partners' capital            $597,911     $549,168
                                                       ========     ========


          See accompanying notes to consolidated financial statements.

             FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                 (In Thousands)

                         -----------------------------------------------------
                         For the Three For the Three For the Six  For the Six
                         Months Ended  Months Ended  Months Ended Months Ended
                           June 30,      June 30,      June 30,     June 30,
                             1997          1996          1997         1996
                         ------------- ------------- ------------ ------------
Revenue                    $ 34,081       $17,759      $ 65,636     $27,539
Expenses:
  Operating expenses         17,679         8,980        34,462      13,668
  Corporate administra-
   tive expenses              1,048           695         2,049       1,265
  Depreciation and amor-
   tization                  15,132        10,119        29,191      13,595
                           --------       -------      --------     -------
    Total expenses           33,859        19,794        65,702      28,528
                           --------       -------      --------     -------
Operating income/(loss)         222        (2,035)          (66)       (989)
Interest expense, net       (10,824)       (4,831)      (21,302)     (7,304)
Other income/(expense)            5           --            (47)        --
                           --------       -------      --------     -------
Net loss                   $(10,597)      $(6,866)     $(21,415)    $(8,293)
                           ========       =======      ========     =======



          See accompanying notes to consolidated financial statements.

             FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (In Thousands)

                                    --------------------------------------
                                                   FrontierVision
                                    FrontierVision   Operating
                                    Partners, L.P. Partners, Inc.
                                       (General       (Limited
                                       Partner)       Partner)     Total
                                    -------------- -------------- --------
Balance, December 31, 1995             $ 46,361         $ 46      $ 46,407
  Capital contributions                 107,289          108       107,397
  Net loss                              (23,776)         (25)      (23,801)
                                       --------         ----      --------
Balance, December 31, 1996              129,874          129       130,003
  Capital contributions (Unaudited)      37,638           38        37,676
  Net loss (Unaudited)                  (21,394)         (21)      (21,415)
                                       --------         ----      --------
Balance, June 30, 1997 (Unaudited)     $146,118         $146      $146,264
                                       ========         ====      ========



          See accompanying notes to consolidated financial statements.

             FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (In Thousands)

                                                   -------------------------
                                                   For the Six  For the Six
                                                   Months Ended Months Ended
                                                     June 30,     June 30,
                                                       1997         1996
                                                   ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                             $(21,415)   $  (8,293)
Adjustments to reconcile net loss to net cash
 flows from operating activities:
  Depreciation and amortization                        29,191       13,595
  Amortization of deferred debt issuance costs          1,020          --
  Interest expense deferred and included in long-
   term debt                                              472          --
  Changes in operating assets and liabilities, net
   of effect of acquisitions:
    Accounts receivable                                  (462)        (988)
    Prepaid expenses and other                           (352)        (536)
    Accounts payable and accrued liabilities            1,310        1,322
    Subscriber prepayments and deposits                   (66)        (129)
    Accrued interest payable                             (598)       2,195
                                                     --------    ---------
      Total adjustments                                30,515       15,459
                                                     --------    ---------
      Net cash flows from operating activities          9,100        7,166
                                                     --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                                   (9,881)      (3,369)
Pending acquisition costs                                (132)         (89)
Cash paid for franchise costs                            (437)         --
Earnest money deposits                                 (8,259)      (3,000)
Cash paid in acquisitions of cable television
 systems                                              (55,494)    (178,791)
                                                     --------    ---------
      Net cash flows from investing activities        (74,203)    (185,249)
                                                     --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt borrowings                                        41,500      124,100
Debt payments                                         (11,000)         --
Principal payments on capital lease obligations           (70)         (13)
Increase in deferred financing fees                      (143)      (3,112)
Partner capital contributions                          37,676       55,867
                                                     --------    ---------
      Net cash flows from financing activities         67,963      176,842
                                                     --------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                            2,860       (1,241)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD          3,639        2,650
                                                     --------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD             $  6,499    $   1,409
                                                     ========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                             $ 20,448    $   4,902
                                                     ========    =========

          See accompanying notes to consolidated financial statements.

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                            (Amounts in thousands)

(1) STATEMENT OF ACCOUNTING PRESENTATIONS AND OTHER INFORMATION

FrontierVision Operating Partners, L.P. (the "Company") is a Delaware limited partnership formed on July 14, 1995 for the purpose of acquiring and operating cable television systems. As of June 30, 1997, the Company owned and operated cable television systems in three primary operating clusters--New England, Ohio and Kentucky--with a fourth, smaller group of cable television systems in the Southeast. The Company was initially capitalized in November 1995 with approximately $38 from its sole limited partner, FrontierVision Operating Partners, Inc. ("FVOP Inc."), a Delaware corporation, and approximately $38,300 from its sole general partner, FrontierVision Partners, L.P. ("FVP"), a Delaware limited partnership. FVOP Inc. is a wholly owned subsidiary of FVP. During the period from January 1, 1997 to June 30, 1997, the Company received additional capital contributions of approximately $37,676 from its partners. FVP allocates certain administrative expenses to FVOP, which are included as capital contributions from its partners. Such expense allocations were approximately $255 for the six months ended June 30, 1997.

FrontierVision Capital Corporation ("Capital"), a Delaware corporation, is a wholly owned subsidiary of the Company, and was organized on July 26, 1996 for the sole purpose of acting as co-issuer with the Company of $200 million aggregate principal amount of 11% Senior Subordinated Notes due 2006 (the "Notes"). Capital has nominal assets and does not have any material operations.

Reference to Annual Report

These interim financial statements are presented in accordance with the requirements of Form 10-Q and consequently do not include all the disclosures required by generally accepted accounting principles. The accompanying financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1996 for additional disclosures, including a summary of the Company's accounting policies.

The following notes, insofar as they are applicable to the six months ended June 30, 1997, are not audited. In management's opinion, all adjustments considered necessary for a fair presentation of such financial statements are included and all such adjustments are of a normal and recurring nature. The results for the six-month period ended June 30, 1997 are not necessarily indicative of the results for the entire 1997 fiscal year.

Reclassifications

Certain 1996 amounts have been reclassified for comparative purposes.

(2) ACQUISITIONS

The Company has completed several acquisitions since its inception through June 30, 1997. All of the acquisitions have been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon fair values at the respective dates of acquisition. The following table lists the acquisitions and the purchase price allocation for each.

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
                            (Amounts in thousands)

(2) ACQUISITIONS (CONTINUED)

                          -------------------------------------------------------------
                             Primary Location
   Predecessor Owner            of Systems          Date Acquired   Acquisition Cost(a)
   -----------------      ----------------------- ----------------- -------------------
United Video
 Cablevision, Inc.
 ("UVC")                      Maine and Ohio      November 9, 1995       $121,800
Longfellow Cable
 Company, Inc.
 ("Longfellow")                    Maine          November 21, 1995      $  6,100
C4 Media Cable
 Southeast, Limited
 Partnership ("C4")       Virginia and Tennessee  February 1, 1996       $ 47,600
Americable International
 Maine, Inc.
 ("Americable")                    Maine           March 29, 1996        $  4,800
Cox Communications, Inc.
 ("Cox")                           Ohio             April 9, 1996        $135,900
Phoenix Grassroots Cable
 Systems, LLC
 ("Grassroots")           Maine and New Hampshire  August 29, 1996       $  9,700
Triax Southeast
 Associates, L.P.
 ("Triax")                   Kentucky and Ohio     October 7, 1996       $ 86,000
American Cable
 Entertainment of
 Kentucky-Indiana, Inc.
 ("ACE")                   Kentucky and Indiana    October 9, 1996       $147,500
SRW, Inc.'s Penn/Ohio
 Cablevision, L.P.
 ("Penn/Ohio")             Pennsylvania and Ohio  October 31, 1996       $  3,800
SRW, Inc.'s Deep Creek
 Cable TV, L.P.
 ("Deep Creek")                  Maryland         December 23, 1996      $  3,000
Bluegrass Cable
 Partners, L.P.
 ("Bluegrass")                   Kentucky          March 20, 1997        $ 10,300
Clear Cable T.V., Inc.
 and B&G Cable T.V.
 Systems, Inc.
 ("Clear/B&G")                   Kentucky          March 31, 1997        $  1,900*
Milestone Communications
 of New York, L.P.
 ("Milestone")                     Ohio            March 31, 1997        $  3,000
Triax Associates I, L.P.
 ("Triax I")                       Ohio             May 30, 1997         $ 34,700*
Phoenix Front Row
 Cablevision ("Front
 Row")                             Ohio             May 30, 1997         $  6,800*

---------
(a) Acquisition cost represents the purchase price allocation between tangible and intangible assets including certain purchase accounting adjustments as of June 30, 1997.
 *  Subject to adjustment.

The combined purchase price of these acquisitions which were consummated during the periods presented has been allocated to the acquired assets and liabilities as follows:

                              ---------------------------------
                                Acquisitions     Acquisitions
                                for the Six      for the Six
                                Months Ended     Months Ended
                              June 30, 1997(a) June 30, 1996(a)
                              ---------------- ----------------
   Property and equipment         $17,980          $ 68,845
   Franchise cost and other
    intangible assets              38,928           121,242
                                  -------          --------
     Subtotal                      56,908           190,087
                                  -------          --------
   Net working capital deficit       (914)           (1,794)
   Less--Earnest money de-
    posits applied                   (500)           (9,502)
                                  -------          --------
     Total cash paid for ac-
      quisitions                  $55,494          $178,791
                                  =======          ========

---------
(a) The combined purchase price includes certain purchase price adjustments for acquisitions consummated prior to the respective periods.

The Company has reported the operating results of its acquired cable systems from the dates of their respective acquisition. Unaudited pro forma summarized operating results of the Company for the six months ended June 30, 1996, assuming the C4, Cox, Triax and ACE acquisitions (the "Acquisitions") had been consummated on January 1, 1996, are as follows:

                                             ---------------------------------
                                              Six Months Ended June 30, 1996
                                             ---------------------------------
                                             Historical              Pro Forma
                                              Results   Acquisitions  Results
                                             ---------- ------------ ---------
   Revenue                                    $ 27,539    $ 32,484   $ 60,023
   Operating, selling, general and adminis-
    trative expenses                           (14,933)    (18,236)   (33,169)
   Depreciation and amortization               (13,595)    (16,580)   (30,175)
                                              --------    --------   --------
   Operating income (loss)                        (989)     (2,332)    (3,321)
   Interest and other expenses                  (7,304)    (14,040)   (21,344)
                                              --------    --------   --------
   Net loss                                   $ (8,293)   $(16,372)  $(24,665)
                                              ========    ========   ========

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
                            (Amounts in thousands)

(2) ACQUISITIONS (CONTINUED)

The pro forma financial information presented above has been prepared for comparative purposes only and does not purport to be indicative of the operating results which actually would have resulted had the Acquisitions been consummated on the dates indicated. Furthermore, the above pro forma financial information does not include the effect of certain acquisitions and dispositions of cable systems because these transactions were not material on an individual or aggregate basis.

On May 8, 1997, the Company entered into an asset purchase agreement with A-R Cable Services--ME, Inc., a wholly-owned subsidiary of Cablevision Systems Corporation, to acquire certain cable television assets in Maine, for a cash purchase price of approximately $78,160. As of June 30, 1997, the Company had advanced $7,816 as an earnest money deposit related to this transaction.

On May 12, 1997, the Company entered into an asset purchase agreement with TCI Cablevision of Vermont, Inc., and Westmarc Development Joint Venture to acquire certain cable television assets, in New Hampshire and Vermont, for a cash purchase price of $34,500.

On June 9, 1997, the Company entered into an asset purchase agreement with SRW, Inc.'s Blue Ridge Cable Systems, L.P. to acquire certain cable television assets, in Tennessee and North Carolina, for a cash purchase price of $4,050. As of June 30, 1997, the Company had advanced $100 as an earnest money related to this transaction.

On June 10, 1997, the Company entered into an asset purchase agreement with affiliates of Phoenix Cable ("Phoenix") to acquire certain cable television assets, in Maine, for a cash purchase price of $13,500. As of June 30, 1997, the Company had advanced $200 as an earnest money related to this transaction.

As of June 30, 1997, the Company had advanced $30 and $113 to Bluegrass and Phoenix, respectively, in the form of letters of credit in connection with the transfer of certain franchises in favor of the Company.

(3) DEBT

The Company's debt was comprised of the following:

                                                         ---------------------
                                                         June 30, December 31,
                                                           1997       1996
                                                         -------- ------------
   Bank Credit Facility(a)--
     Revolving credit loan, due June 30, 2004, interest
      based on various floating rate options (8.19%
      average at June 30, 1997), payable monthly         $ 30,500   $    --
     Term loans, due June 30, 2004, interest based on
      various floating rate options (8.55% and 8.60%
      weighted average at June 30, 1997 and December
      31, 1996, respectively), payable monthly            190,000    190,000
   11% Senior Subordinated Notes due 2006(b)              200,000    200,000
   Subordinated promissory note to UVC, due December
    31, 2004, with interest as described below(c)           8,596      8,124
   Capital lease obligations, monthly payments of $3,
    including average interest at 9.1%, due November
    1998 and May 1999                                         --          70
                                                         --------   --------
   Total debt                                            $429,096   $398,194
                                                         ========   ========

---------

(a) Bank Credit Facility

  The Company has an Amended and Restated Credit Facility (the "Senior Credit Facility") which includes a $75.0 million revolving credit facility ("Revolving Credit Facility"), a $100.0 million term loan ("Facility A Term Loan") and a $90.0 million term loan ("Facility B Term Loan"). The Facility A Term Loan and the Revolving Credit

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
                            (Amounts in thousands)

(3) DEBT (CONTINUED)

  Facility both mature on June 30, 2004. Escalating principal payments are due quarterly beginning September 30, 1998 under the Facility A Term Loan, with quarterly principal reductions of the Revolving Credit Facility also beginning September 30, 1998. The Facility B Term Loan matures June 30, 2005 with 91% of the principal being repaid in the last four quarters of the term of the facility.

  Under the terms of the Senior Credit Facility, with certain exceptions, the Company has a mandatory prepayment obligation upon any sale of new partnership interests and the sale of any of its operating systems. Further, beginning with the year ending December 31, 1998, the Company is required to make prepayments equal to 50% of its excess cash flow, as defined in the Senior Credit Facility. The Company also pays commitment fees of 1/2% per annum, on the average unborrowed portion of the total amount available for borrowings under the Senior Credit Facility.

  The Senior Credit Facility also requires the Company to maintain compliance with various financial covenants including, but not limited to, covenants relating to total indebtedness, debt ratios, interest coverage ratio, fixed charges ratio, and capital expenditures. In addition, the Senior Credit Facility has restrictions on certain partnership distributions by the Company. As of June 30, 1997, the Company was in compliance with the financial covenants of the Senior Credit Facility.

  All partnership interests in the Company and all assets of the Company and its subsidiary are pledged as collateral for the Senior Credit Facility.

  In order to convert certain of the interest payable at variable rates under the Senior Credit Facility to interest at fixed rates, the Company has entered into interest rate swap agreements for notional amounts totaling $170,000, and maturing between November 15, 1999 and October 7, 2000. According to these agreements, the Company pays or receives the difference between (1) an average fixed rate of 5.932% and (2) various available floating rate options applied to the same $170,000 notional amount every three months during the term of the interest rate swap agreement. For the six-month period ended June 30, 1997, the Company had recognized an increase in interest expense of approximately $232 as a result of these interest rate swap agreements.

(b) Senior Subordinated Notes

  On October 7, 1996, the Company issued, pursuant to a public offering (the "Offering"), $200,000 aggregate principal amount of the Notes. Net proceeds from the Offering of $192,500, after costs of approximately $7,500, were available to the Company on October 7, 1996.

  In connection with the anticipated issuance of the Notes in connection with the Offering, the Company entered into deferred interest rate setting agreements to reduce the Company's interest rate exposure in anticipation of issuing the Notes. The cost of such agreements, amounting to $1,390, will be recognized as a component of interest expense over the term of the Notes.

  The Notes are unsecured subordinated obligations of the Company (co-issued by Capital) that mature on October 15, 2006. Interest accrues at 11% per annum beginning from the date of issuance, and is payable each April 15 and October 15, commencing April 15, 1997.

  The Indenture for the Notes (the "Indenture") has certain restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of the Company.

(c) Subordinated Promissory Note to UVC

  The subordinated promissory issued by the Company note to UVC, dated November 9, 1995 (the "UVC Note"), bears interest at 9% for the first three years. At the end of each subsequent year, the annual interest rate increases 2% per year. Under the terms of the UVC Note, the Company may issue additional subordinated promissory notes rather than making cash interest payments. In this event, the UVC Note bears interest equal to the annual interest of

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
                            (Amounts in thousands)

(3) DEBT (CONTINUED)

  the original promissory note plus 2.5% for the first three years and 3% for each of the subsequent years. Further, in the event the Company's leverage ratio exceeds certain specified amounts, the interest rate also increases by 2%. Under the terms of the UVC Note, the Company can prepay the balance at any time.

The debt of the Company matures as follows:

       Year Ended
       December
       31--
       ----------
         1997        $    --
         1998           4,590
         1999          11,790
         2000          17,010
         2001          22,230
         Thereafter   373,476
                     --------
                     $429,096
                     ========

(4) COMMITMENTS AND CONTINGENCIES

The Company has annual commitments under lease agreements for office space, equipment, pole rental and land upon which certain of its towers and antennae are constructed. Rent expense for the six month periods ended June 30, 1997 and 1996 was $1,907 and $925, respectively.

Estimated future noncancelable lease payments under such lease obligations subsequent to June 30, 1997 are as follows:

       Year Ended
       December
       31--
       ----------
         1997        $  257
         1998           377
         1999           237
         2000           150
         2001           121
         Thereafter     202
                     ------
                     $1,344
                     ======

In October 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which greatly expanded federal and local regulation of the cable television industry. In April 1993, the Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and at the FCC level in response to complaints on rates for cable programming services. The FCC also adopted comprehensive and restrictive regulations allowing operators to modify their regulated rates on a quarterly or annual basis using various methodologies that account for the changes in the number of regulated channels, inflation, and increases in certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise related obligations. The FCC has also adopted regulations that permit qualifying small cable operators to justify their regulated service and equipment rates using a simplified cost-of-service formula. For a more detailed discussion of these matters, see "Legislation and Regulation" and Note 7 to the Company's consolidated financial statements in its Form 10-K for the fiscal year ended December 31, 1996.

As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. The Company believes that it has complied in all material respects with the rate regulation provisions of the federal law. However, the Company's

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
                            (Amounts in thousands)

(4) COMMITMENTS AND CONTINGENCIES (CONTINUED)

rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or by the appropriate franchise authority if it is certified by the FCC to regulate basic rates. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

The Company's agreements with franchise authorities require the payment of annual fees which approximate 5% of system franchise revenue. Such franchises are generally nonexclusive and are granted by local governmental authorities for a specified term of years, generally for extended periods of up to fifteen years.

(5) SUBSEQUENT EVENTS

As of August 14, 1997, the Company had entered into additional letters of intent to acquire certain cable television systems, primarily located in Ohio and Kentucky, in four separate transactions, for aggregate consideration of approximately $244,700.

                         INDEPENDENT AUDITORS' REPORT

To the Partners of
FrontierVision Operating Partners, L.P.:

We have audited the accompanying consolidated balance sheets of FrontierVision Operating Partners, L.P. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows and partners' capital for the year ended December 31, 1996 and the period from inception (April 17, 1995--see Note 1) through December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FrontierVision Operating Partners, L. P. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1996 and the period from inception (April 17, 1995--see Note 1) through December 31, 1995 in conformity with generally accepted accounting principles.

                                       KPMG Peat Marwick LLP

Denver, Colorado
March 12, 1997

             FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                  -------------------------
                                                  December 31, December 31,
                                                      1996         1995
                                                  ------------ ------------
                     ASSETS
Cash and cash equivalents                           $  3,639     $  2,650
Accounts receivable, net of allowance for doubt-
 ful accounts of $322 and $40                          4,544          358
Other receivables                                        846        1,667
Prepaid expenses and other                             2,231          201
Investment in cable television systems, net:
  Property and equipment                             199,461       42,917
  Franchise cost and other intangible assets         324,905       83,364
                                                    --------     --------
    Total investment in cable television systems,
     net                                             524,366      126,281
Deferred financing costs, net                         13,042        2,853
Earnest money deposits                                   500        9,502
                                                    --------     --------
    Total assets                                    $549,168     $143,512
                                                    ========     ========
        LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                    $  1,994     $  1,606
Accrued liabilities                                   10,825        1,558
Subscriber prepayments and deposits                    1,862          362
Accrued interest payable                               6,290          420
Debt                                                 398,194       93,159
                                                    --------     --------
    Total liabilities                                419,165       97,105
                                                    --------     --------
Partners' capital:
  FrontierVision Partners, L.P.                      129,874       46,361
  FrontierVision Operating Partners, Inc.                129           46
                                                    --------     --------
    Total partners' capital                          130,003       46,407
Commitments
                                                    --------     --------
    Total liabilities and partners' capital         $549,168     $143,512
                                                    ========     ========


          See accompanying notes to consolidated financial statements.

             FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In Thousands)

                                       --------------------------------------
                                                          For the Period From
                                                           Inception (April
                                       For the Year Ended     17, 1995--
                                          December 31,    see Note 1) through
                                              1996         December 31, 1995
                                       ------------------ -------------------
Revenue                                     $ 76,464            $ 4,369
Expenses:
  Operating expenses                          39,181              2,311
  Corporate administrative expenses            2,930                127
  Depreciation and amortization               35,336              2,308
  Pre-acquisition expenses                       --                 940
                                            --------            -------
    Total expenses                            77,447              5,686
                                            --------            -------
Operating loss                                  (983)            (1,317)
Interest expense, net                        (22,422)            (1,386)
Other expense                                   (396)               --
                                            --------            -------
Net loss                                    $(23,801)           $(2,703)
                                            ========            =======
Net loss allocated to:
FrontierVision Partners L.P. (General
 Partner)                                   $(23,776)           $(2,700)
FrontierVision Operating Partners,
 Inc.
 (Limited Partner)                               (25)                (3)
                                            --------            -------
                                            $(23,801)           $(2,703)
                                            ========            =======



          See accompanying notes to consolidated financial statements.

             FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (In Thousands)

                               --------------------------------------------
                                                  FrontierVision
                                FrontierVision       Operating
                                Partners, L.P.    Partners, Inc.
                               (General Partner) (Limited Partner)  Total
                               ----------------- ----------------- --------
Balance, at inception
  (April 17, 1995--see Note 1)     $    --             $--         $    --
  Capital contributions              49,061              49          49,110
  Net loss                           (2,700)             (3)         (2,703)
                                   --------            ----        --------
Balance, December 31, 1995           46,361              46          46,407
  Capital contributions             107,289             108         107,397
  Net loss                          (23,776)            (25)        (23,801)
                                   --------            ----        --------
Balance, December 31, 1996         $129,874            $129        $130,003
                                   ========            ====        ========



          See accompanying notes to consolidated financial statements.

             FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                               --------------------------------
                                                            For the Period from
                                               For the Year  Inception (April
                                                  Ended         17, 1995--
                                               December 31, see Note 1) through
                                                   1996      December 31, 1995
                                               ------------ -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                       $ (23,801)       $  (2,703)
 Adjustments to reconcile net loss to net cash
  flows from operating activities:
  Depreciation and amortization                    35,336            2,308
  Net loss on disposal of assets                      388              --
  Amortization of deferred debt issuance costs        999               69
  Interest expense deferred and included in
   long-term debt                                     924              --
  Changes in operating assets and liabilities,
   net of effect of acquisitions:
    Accounts receivable                            (1,946)            (261)
    Receivable from seller                          1,377              --
    Prepaid expenses and other                     (1,266)              75
    Accounts payable and accrued liabilities        3,423            1,637
    Subscriber prepayments and deposits            (2,393)             362
    Accrued interest payable                        5,870              420
                                                ---------        ---------
      Total adjustments                            42,712            4,610
                                                ---------        ---------
      Net cash flows from operating activities     18,911            1,907
                                                ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                              (9,304)            (573)
 Cash paid for franchise costs                     (2,009)             --
 Earnest money deposits                              (500)          (9,502)
 Proceeds from disposition of cable television
  systems                                          15,065              --
 Cash paid in acquisitions of cable television
  systems                                        (421,467)        (121,270)
                                                ---------        ---------
      Net cash flows from investing activities   (418,215)        (131,345)
                                                ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Debt borrowings                                  137,700           85,900
 Payments on debt borrowings                      (33,600)             --
 Proceeds of issuance of Senior Subordinated
  Notes                                           200,000              --
 Principal payments on capital lease obliga-
  tions                                               (16)             --
 Increase in deferred financing fees               (5,163)          (2,922)
 Offering costs related to Senior Subordinated
  Notes                                            (6,025)             --
 Partner capital contributions                    107,397           49,110
                                                ---------        ---------
      Net cash flows from financing activities    400,293          132,088
                                                ---------        ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS             989            2,650
CASH AND CASH EQUIVALENTS, AT BEGINNING OF
 PERIOD                                             2,650              --
                                                ---------        ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD        $   3,639        $   2,650
                                                =========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for interest                        $  15,195        $     957
                                                =========        =========

          See accompanying notes to consolidated financial statements.

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (Amounts in Thousands)

(1) THE COMPANY

Organization and Capitalization

FrontierVision Operating Partners, L.P. (the "Company") is a Delaware limited Partnership formed on July 14, 1995 for the purpose of acquiring and operating cable television systems. As of December 31, 1996, the Company owned and operated cable television systems in three primary operating clusters--Ohio, Kentucky and New England--with a fourth, smaller group of cable television systems in the Southeast. The Company was initially capitalized in November 1995 with approximately $38 from its sole limited partner, FrontierVision Operating Partners, Inc. ("FVOP Inc."), a Delaware corporation, and approximately $38,300 from its sole general partner, FrontierVision Partners, L.P. ("FVP"), a Delaware limited partnership. FVOP Inc. is a wholly owned subsidiary of FVP. During the period from January 1, 1996 to December 31, 1996, the Company received additional capital contributions of approximately $107,397 from its partners. FVP allocates certain administrative expenses to FVOP which are included as capital contributions from its partners. Such expense allocations were approximately $735 and $1,228 for the periods ended December 31, 1996 and 1995, respectively.

FrontierVision Capital Corporation ("Capital"), a Delaware corporation, is a wholly owned subsidiary of the Company, and was organized on July 26, 1996 for the sole purpose of acting as co-issuer with the Company of $200 million aggregate principal amount of the 11% Senior Subordinated Notes due 2006 (the "Notes"). Capital has nominal assets and does not have any material operations.

Allocation of Profits, Losses and Distributions

Generally, the Company's partnership agreement provides that profits, losses and distributions will be allocated to the general partner and the limited partner pro rata based on capital contributions.

Pre-Acquisition Expenses

The Company had no substantive operations of its own until the date of the acquisitions described in Note 3. However, FVP, which was formed on April 17, 1995, incurred certain general and administrative costs deemed attributable to FVOP prior to the Company's legal formation. Such expenditures have been reflected in the accompanying financial statements as pre-acquisition expenses as if the Company had incurred those costs directly. In addition, the accompanying balance sheet as of December 31, 1995 and 1996 reflects earnest money deposits paid by FVP on behalf of the Company related to planned acquisitions (see Note 3). All such amounts have been reflected as capital contributions in the accompanying financial statements.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the financial statements, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost and include the following: distribution facilities, support equipment and leasehold improvements. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            (Amounts in Thousands)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

are charged to expense when incurred. The Company capitalized direct labor and overhead related to installation activities of approximately $1,577 and $39 for the periods ended December 31, 1996 and 1995. Depreciation is computed on a straight-line basis using an estimated useful life of 8 years.

Franchise Costs, Covenants not to Compete, Subscriber Lists and Goodwill

Franchise costs, covenants not to compete, subscriber lists and goodwill result from the application of the purchase method of accounting to business combinations. Such amounts are amortized on a straight-line basis over the following periods: 15 years for franchise costs (which reflects the Company's ability to renew existing franchise agreements), 5 years for covenants not to compete, 7 years for subscriber lists and 15 years for goodwill.

Deferred Financing Costs

Deferred financing costs are being amortized using the straight-line method over the life of the loans. Accumulated amortization at December 31, 1996 and 1995 is $1,068 and $69, respectively.

Revenue Recognition

Revenue is recognized in the period in which the related services are provided to the subscribers.

Income Taxes

No provision has been made for federal, state or local income taxes related to the Company because they are the responsibility of the individual partners. The principal difference between results reported for financial reporting purposes and for income tax purposes results from differences in depreciable lives and amortization methods utilized for tangible and intangible assets.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted the principles of this statement on January 1, 1996. The provisions of SFAS 121 did not have an effect on the Company's reported results of operations or financial condition through December 31, 1996.

Reclassification

Certain amounts have been reclassified for comparability with the 1996 presentation.

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            (Amounts in Thousands)


(3) INVESTMENT IN CABLE TELEVISION SYSTEMS

The Company's investment in cable television systems is comprised of the following:

                              -------------------------
                              December 31, December 31,
                                  1996         1995
                              ------------ ------------
   Property and equipment       $217,148     $ 43,906
   Less--accumulated depre-
    ciation                      (17,687)        (989)
                                --------     --------
     Property and equipment,
      net                        199,461       42,917
                                --------     --------
   Franchise costs               258,453       50,834
   Covenants not to compete       14,934          --
   Subscriber lists               41,777       29,707
   Goodwill                       28,845        4,140
                                --------     --------
                                 344,009       84,681
   Less--accumulated amorti-
    zation                       (19,104)      (1,317)
                                --------     --------
     Franchise costs and
      other intangible as-
      sets, net                  324,905       83,364
                                --------     --------
   Total investment in cable
    television systems, net     $524,366     $126,281
                                ========     ========

(4) ACQUISITIONS AND DISPOSITIONS

Acquisitions

The Company has completed several acquisitions from its inception through December 1996. All of the acquisitions have been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon fair values at the respective dates of acquisition. The following table lists the acquisitions and the purchase price allocation for each.

                             Primary Location
   Predecessor Owner            of Systems          Date Acquired   Acquisition Cost(a)
   -----------------      ----------------------- ----------------- -------------------
United Video
 Cablevision, Inc.
 ("UVC")                      Maine and Ohio      November 9, 1995       $121,800
Longfellow Cable
 Company, Inc.
 ("Longfellow")                    Maine          November 21, 1995      $  6,100
C4 Media Cable
 Southeast, Limited
 Partnership ("C4")       Virginia and Tennessee  February 1, 1996       $ 47,600
Americable International
 Maine, Inc.
 ("Americable")                    Maine           March 29, 1996        $  4,800
Cox Communications, Inc.
 ("Cox")                           Ohio             April 9, 1996        $135,900
Phoenix Grassroots Cable
 Systems, LLC
 ("Grassroots")           Maine and New Hampshire  August 29, 1996       $  9,700
Triax Southeast
 Associates, L.P.
 ("Triax")                   Kentucky and Ohio     October 7, 1996       $ 85,900
American Cable
 Entertainment of
 Kentucky-Indiana, Inc.
 ("ACE")                   Kentucky and Indiana    October 9, 1996       $147,400
SRW, Inc.'s Penn/Ohio
 Cablevision, L.P.
 ("Penn/Ohio")             Pennsylvania and Ohio  October 31, 1996       $  3,800
SRW, Inc.'s Deep Creek
 Cable TV, L.P.
 ("Deep Creek")                  Maryland         December 23, 1996      $  3,000

---------
(a) Acquisition cost represents the purchase price allocation between tangible and intangible assets including certain purchase accounting adjustments as of December 31, 1996.

As of December 31, 1995, the Company had advanced $2,502 and $7,000 to C4 and Cox, respectively, as earnest money deposits related to the respective transactions.

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            (Amounts in Thousands)

(4) ACQUISITIONS AND DISPOSITIONS (CONTINUED)

The combined purchase price of these acquisitions has been allocated to the acquired assets and liabilities as follows:

                                                 ----------------------------
                                                      1996           1995
                                                 Acquisitions(a) Acquisitions
                                                 --------------- ------------
   Property, plant and equipment                    $169,240       $ 43,333
   Franchise costs and other intangible assets       268,836         84,595
                                                    --------       --------
     Subtotal                                        438,076        127,928
                                                    --------       --------
   Net working capital (deficit)                      (7,107)           542
   Less--Earnest money deposits applied               (9,502)           --
   Less--Subordinated promissory note to seller          --          (7,200)
                                                    --------       --------
     Total cash paid for acquisitions               $421,467       $121,270
                                                    ========       ========

---------
(a) The combined purchase price includes certain purchase price adjustments for acquisitions consummated prior to the respective periods.

The Company has reported the operating results of its acquired cable systems and disposed cable systems from the date of their respective acquisition and has reported the operating results of its disposed cable systems up to the respective disposal date. Unaudited pro forma summarized operating results of the Company, assuming the UVC, C4, Cox, Triax and ACE acquisitions had been consummated on January 1, 1995, are as follows:

                                        ------------------------------------
                                          Twelve Months Ended December 31,
                                                        1996
                                        ------------------------------------
                                        Historical                 Pro Forma
                                         Results   Acquisitions(a)  Results
                                        ---------- --------------- ---------
   Revenue                               $ 76,464     $ 44,627     $121,091
   Operating, selling, general and ad-
    ministrative expenses                 (42,111)     (23,412)     (65,523)
   Depreciation and amortization          (35,336)     (22,207)     (57,543)
                                         --------     --------     --------
   Operating income (loss)                   (983)        (992)      (1,975)
   Interest and other expenses            (22,818)     (20,769)     (43,587)
                                         --------     --------     --------
   Net loss                              $(23,801)    $(21,761)    $(45,562)
                                         ========     ========     ========
                                        ------------------------------------
                                          Twelve Months Ended December 31,
                                                        1995
                                        ------------------------------------
                                        Historical                 Pro Forma
                                         Results   Acquisitions(a)  Results
                                        ---------- --------------- ---------
   Revenue                               $  4,369     $106,204     $110,573
   Operating, selling, general and ad-
    ministrative expenses                  (2,438)     (60,100)     (62,538)
   Depreciation and amortization           (2,308)     (55,213)     (57,521)
   Pre-acquisition expenses                  (940)         --          (940)
                                         --------     --------     --------
   Operating income (loss)                 (1,317)      (9,109)     (10,426)
   Interest and other expenses             (1,386)     (39,001)     (40,387)
                                         --------     --------     --------
   Net loss                              $ (2,703)    $(48,110)    $(50,813)
                                         ========     ========     ========

---------
(a) Represents acquistions consummated on or before December 31, 1996 (UVC, C4, Cox, Triax and ACE).

The pro forma financial information presented above is not necessarily indicative of the operating results that would have occurred had the UVC, C4, Cox, Triax and ACE acquisitions actually been consummated on January 1, 1995. Furthermore, the above pro forma financial information does not include the effect of certain acquisitions or dispositions of cable systems because these transactions were not material on an individual or aggregated basis.

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            (Amounts in Thousands)

(4) ACQUISITIONS AND DISPOSITIONS (CONTINUED)

Dispositions

The Company has completed two dispositions from its inception through December 1996.

On July 24, 1996, the Company sold certain cable television system assets located primarily in Chatsworth, Georgia to an affiliate of Helicon Partners for an aggregate sales price of approximately $7,900.

On September 30, 1996, the Company sold certain cable television system assets located in Virginia to Shenandoah Cable Television Company, an affiliate of Shenandoah Telephone Company, for an aggregate sales price of approximately $7,100.

(5) DEBT

The Company's debt was comprised of the following:

                                                    -------------------------
                                                    December 31, December 31,
                                                        1996         1995
                                                    ------------ ------------
   Bank Credit Facility(a)--
     Revolving credit loan, due June 30, 2004,
      interest based on various floating rate
      options (8.69% weighted average on $50,000
      and 8.50% weighted average on $5,900 at
      December 31, 1995), payable monthly             $    --      $55,900
     Term loans, due June 30, 2004, interest based
      on various floating rate options (8.6% and
      8.69% weighted average at December 31, 1996
      and 1995, respectively), payable monthly         190,000      30,000
   11% Senior Subordinated Notes due 2006(b)           200,000         --
   Subordinated promissory notes to UVC, due
    December 31, 2004, with interest as described
    below(c)                                             8,124       7,200
   Capital lease obligations, monthly payments of
    $3, including average interest at 9.1%, due
    November 1998 and May 1999                              70          59
                                                      --------     -------
     Total debt                                       $398,194     $93,159
                                                      ========     =======

(a) Bank Credit Facility

  As of December 31, 1995, the Company had entered into a credit agreement (the "Senior Credit Facility") with a maximum availability of $130,000 of which $30,000 was available in term loans and $100,000 was available as a revolving line of credit. The Company had drawn $30,000 in term loans and $55,900 under the revolver as of December 31, 1995. On April 9, 1996, the Company entered into an Amended and Restated Credit Facility increasing the available Senior Debt by $135,000, for a total availability of $265,000. Under the Amended and Restated Credit Facility, the Company has $100,000 available under the Facility A Term Loan, $75,000 available under the Revolving Credit Loan and $90,000 available under the Facility B Term Loan. The Facility A Term Loan and the Revolving Credit Loan both mature on June 30, 2004. Escalating principal payments are due quarterly beginning September 30, 1998 under the Facility A Term Loan with quarterly principal reductions of the Revolving Credit Loan also beginning September 30, 1998. The Facility B Term Loan matures June 30, 2005 with 91% of the principal being repaid in the last four quarters of the term of the facility. On September 30, 1996, the Company amended the Amended and Restated Credit Facility primarily to allow for the issuance of the 11% Senior Subordinated Notes (the "Notes").

  Under the terms of the Amended and Restated Credit Facility, with certain exceptions, the Company has a mandatory prepayment obligation upon any sale of new partnership interests and the sale of any of its operating systems. Further, beginning with the year ended December 31, 1998, the Company is required to make prepayments equal to 50% of its excess cash flow, as defined in the credit agreement. The Company also pays commitment fees of 1/2% per annum, on the average unborrowed portion of the total amount available for borrowings under the bank credit facility.

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            (Amounts in Thousands)

(5) DEBT (CONTINUED)

  The Amended and Restated Credit Facility also requires the Company to maintain compliance with various financial covenants including, but not limited to, covenants relating to total indebtedness, debt ratios, interest coverage ratio, fixed charges ratio, and capital expenditures. In addition, the Senior Credit Facility has restrictions on certain Partnership distributions. As of December 31, 1996, the Company was in compliance with the financial covenants of the Amended and Restated Credit Facility.

  All partnership interests in the Company and all assets of the Company and its subsidiary are pledged as collateral for the Senior Credit Facility.

  In order to convert certain of the interests payable at variable rates under the Amended and Restated Credit Facility to interest at fixed rates, the Company has entered into interest rate swap agreements for notional amounts totaling $170,000, and maturing between November 15, 1999 and October 7, 2000. According to these agreements, the Company pays or receives the difference between (1) an average fixed rate of 5.932% and (2) various available floating rate options applied to the same $170,000 notional amount every three months during the term of the agreement. Through the year ended December 31, 1996, the Company had recognized an increase in interest expense of approximately $195 as a result of these interest rate swap agreements.

(b) Senior Subordinated Notes

  On October 7, 1996, the Company issued, pursuant to a public offering (the "Offering"), $200,000 aggregate principal amount of the Notes. Net proceeds from the Offering of $192,500, after costs of approximately $7,500, were available to the Company on October 7, 1996.

  In connection with the anticipated issuance of the Notes, the Partnership entered into deferred interest rate setting agreements to reduce the Partnership's interest rate exposure in anticipation of issuing the Notes. The cost of such agreements, amounting to $1,390, will be recognized as a component of interest expense over the term of the Notes.

  The Notes are unsecured subordinated obligations of the Company (co-issued by FrontierVision Capital Corporation) that mature on October 15, 2006. Interest accrues at 11% per annum beginning from the date of issuance, and is payable each April 15 and October 15, commencing April 15, 1997.

  The Indenture for the Notes (the "Indenture") also requires the Company to maintain compliance with covenants relating to total indebtedness. In addition, the Indenture has certain restrictions on distributions, mergers, asset sales and changes in control of the Company. As of December 31, 1996, the Company was in compliance with the financial covenants of the Indenture.

(c) Subordinated Promissory Note to UVC

  The subordinated promissory note to UVC (the "UVC Note") bears interest at 9% for the first three years. At the end of each subsequent year, the annual interest rate increases 2% per year. Under the terms of the UVC Note, the Company may issue additional subordinated promissory notes rather than making cash interest payments. In this event, the UVC Note bears interest equal to the annual interest of the original promissory note plus 2.5% for the first three years and 3% for each of the subsequent years. Further, in the event the Company's leverage ratio exceeds certain specified amounts, the interest rate also increases by 2%. Under the terms of the UVC Note, the Company can prepay the balance at any time.

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            (Amounts in Thousands)

(5) DEBT (CONTINUED)

The debt of the Company matures as follows:

       Year ended
       December
       31--
       ----------
         1997        $     33
         1998           3,709
         1999           9,353
         2000          13,350
         2001          17,350
         Thereafter   354,399
                     --------
                     $398,194
                     ========

(6) INCOME TAXES

Income taxes have not been recorded in the accompanying financial statements because they accrue directly to the partners. Taxable losses reported to the partners are different from those reported in the accompanying statements of operations due primarily to differences in depreciation and amortization methods and estimated useful lives under regulations prescribed by the Internal Revenue Service.

A reconciliation between the net loss reported for financial reporting purposes and the net loss reported for federal income tax purposes is as follows:

                                                             -----------------
                                                               1996     1995
                                                             --------  -------
   Net loss for financial reporting purposes                 $(23,801) $(2,703)
   Excess depreciation and amortization recorded for income
    tax purposes                                              (15,647)    (192)
   Other temporary differences                                    326      186
                                                             --------  -------
   Net loss for federal income tax purposes                  $(39,122) $(2,709)
                                                             ========  =======

(7) FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximate their fair value due to the nature and length of maturity of the investments.

The estimated fair value of the Company's debt instruments is based on the borrowing rates that approximate existing rates at December 31, 1996; therefore, there is no material difference in the fair market value and the carrying value of such debt instruments.

(8) COMMITMENTS AND CONTINGENCIES

The Company has annual commitments under lease agreements for office space, equipment, pole rental and land upon which certain of its towers and antennae are constructed. Rent expense for the year ended December 31, 1996 and for the period from inception (April 17, 1995) to December 31, 1995 was $2,365 and $194, respectively.

Estimated future noncancelable lease payments under such lease obligations subsequent to December 31, 1996 are as follows:

       Year ended
       December
       31--
       ----------
         1997        $  480
         1998           344
         1999           260
         2000           170
         2001           131
         Thereafter     288
                     ------
                     $1,673
                     ======

            FRONTIERVISION OPERATING PARTNERS, L.P. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            (Amounts in Thousands)

(8) COMMITMENTS AND CONTINGENCIES (CONTINUED)

In October 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which greatly expanded federal and local regulation of the cable television industry. In April 1993, the Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and to the FCC in response to complaints on rates for cable programming services.

On February 22, 1994, the FCC issued further regulations which modified the FCC's previous benchmark approach, adopted interim rules to govern cost of service proceedings initiated by cable operators, and lifted the stay of rate regulations for small cable systems, which were defined as all systems serving 1,000 or fewer subscribers.

On November 10, 1994, the FCC adopted "going forward" rules that provided cable operators with the ability to offer new product tiers priced as operators elect, provided certain limited conditions are met, permit cable operators to add new channels at reasonable prices to existing cable programming service tiers, and created an additional option pursuant to which small cable operators may add channels to cable programming service tiers.

In May 1995, the FCC adopted small company rules that provided small systems regulatory relief by implementing an abbreviated cost of service rate calculation method. Using this methodology, for small systems seeking to establish monthly rates no higher than $1.24 per subscriber per channel, the rates are deemed to be reasonable.

As a result of such actions, The Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act. However, the Company's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or if the appropriate franchise authority has certified the system. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

The Company's agreements with franchise authorities require the payment of annual fees which approximate 5% of system franchise revenue. Such franchises are generally nonexclusive and are granted by local governmental authorities for a specified term of years, generally for extended period of up to fifteen years.

(9) SUBSEQUENT EVENTS (UNAUDITED)

On March 11, 1997, FVP called an additional $15,000 of the equity offering commitment. As of March 26, 1997, substantially all of this capital call had been received by FVP.

On December 18, 1996, the Company entered into an asset purchase agreement with Bluegrass Cable Partners, Limited Partnership, to acquire certain cable television assets, primarily in Northern Kentucky, for a cash purchase price of $9,900. As of December 31, 1996, the Company had advanced $500 as an earnest money deposit related to this transaction. On March 20, 1997, the acquisition was consummated.

Subsequent to December 31, 1996, the Company entered into letters of intent or asset purchase agreements to acquire certain cable television systems, primarily located in Ohio and Kentucky, in seven separate transactions, for aggregate consideration of approximately $54.8 million. The transactions are expected to close by the third quarter of 1997.

                         INDEPENDENT AUDITORS' REPORT

To the Partners of FrontierVision Partners, L.P.:

We have audited the accompanying consolidated balance sheets of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1996 and 1995. These consolidated balance sheets are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated balance sheets based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the financial position of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

                                       KPMG Peat Marwick LLP

Denver, Colorado
March 19, 1997

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                  -------------------------
                                                  December 31, December 31,
                                                      1996         1995
                                                  ------------ ------------
                     ASSETS
Cash and cash equivalents                           $  7,560     $  5,906
Accounts receivable, net of allowance for doubt-
 ful accounts of $322 and $40                          4,544          358
Other receivables                                        846        1,667
Prepaid expenses and other                             2,231          201
Investment in cable television systems, net:
  Property and equipment                             199,461       42,917
  Franchise costs                                    248,055       50,270
  Covenant not to compete                             12,650           --
  Subscriber lists                                    36,321       29,000
  Goodwill                                            27,879        4,094
                                                    --------     --------
    Total investment in cable television systems,
     net                                             524,366      126,281
                                                    --------     --------
Deferred financing costs, net                         15,391        3,787
Organization costs, net                                  479          604
Earnest money deposits                                   500        9,502
                                                    --------     --------
    Total assets                                    $555,917     $148,306
                                                    ========     ========
                   LIABILITIES
Accounts payable                                    $  2,096     $  1,606
Accrued liabilities                                   10,969        1,563
Subscriber prepayments and deposits                    1,862          362
Accrued interest payable                               6,290          420
Senior Notes due to partners                         105,632        4,972
Junior Notes due to partners                          48,908       33,330
Other debt                                           398,194       93,159
                                                    --------     --------
    Total liabilities                                573,951      135,412
                                                    --------     --------
Partners' capital
  General partner                                       (182)         128
  Limited partners--
   Special Class A                                   (13,063)       9,361
   Class A                                            (4,789)       3,405
                                                    --------     --------
    Total partners' capital                          (18,034)      12,894
Commitments
                                                    --------     --------
    Total liabilities and partners' capital         $555,917     $148,306
                                                    ========     ========

                See accompanying notes to financial statements.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED BALANCE SHEETS
                            (Amounts in Thousands)

(1) THE PARTNERSHIP

Organization and Capitalization:

FrontierVision Partners, L.P. ("FVP" or the "Partnership") is a Delaware limited partnership formed April 17, 1995, for the purpose of acquiring and operating cable television systems. The Partnership was capitalized in August 1995 with approximately $16,600 of limited partner contributions, and approximately $168 from its sole general partner, FVP GP, L.P., a Delaware partnership. FVP's limited partners include individuals, corporations and partnerships. FVP allocates certain administrative expenses to FrontierVision Operating Partners, L.P. ("FVOP") which are included as capital contributions to FVOP from its partners. Such expense allocations were approximately $735 and $1,228 for the periods ended December 31, 1996 and 1995, respectively.

FVP's partners have committed to provide debt and equity capital commitments totaling approximately $199,400 through two limited partnership and note purchase agreements. As of December 31, 1996, FVP had received approximately $163,400 of these commitments. Of the total capital contributed to FVP by December 31, 1996, approximately $22,200 is in the form of general and limited partner capital contributions, approximately $43,200 in the form of 14% junior subordinated notes (the "Junior Notes") and approximately $98,000 in the form of 12% senior subordinated notes (the "Senior Notes"). On March 11, 1997, FVP called an additional $15,000 in capital contributions from its partners, approximately $2,040 in the form of general and limited partner capital contributions, approximately $3,960 in the form of Junior Notes and approximately $9,000 in the form of Senior Notes. Substantially all of the $15.0 million had been collected as of March 26, 1997.

Under the terms of the FVP partnership agreement and the limited and partnership interest note purchase agreement of $123,500, the Partnership agreed to issue partnership interests, Senior Notes and Junior Notes to a limited partner, in an amount equal to 3% of total limited partner debt and equity commitments (less that limited partner's debt and equity commitments) as a syndication fee. As of December 31, 1996, the Partnership has credited the capital account of the limited partner with $428 related to limited partner capital contributions received, and issued Senior Notes and Junior Notes totaling $2,604 related to this arrangement. The amount issued related to the Senior Notes and the Junior Notes is reflected as a deferred financing cost in the accompanying consolidated financial statements and the amount issued related to limited partnership interests is reflected as a partners' capital syndication fee.

Allocation of Profits, Losses and Distributions:

The Partnership may issue Class A, Special Class A, Class B, Special Class B and Class C limited partnership interests. As of December 31, 1996, the Partnership had only issued Class A, Special Class A and Class C limited partnership interests.

Net losses are allocated to the partners in proportion to their capital commitments until the limited partners have been allocated amounts equal to their capital contributions, except no losses shall be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than the limited partner's share of the Partnership's "minimum gain" (the excess of the Partnership's nonrecourse debt over its adjusted basis in the assets encumbered by nonrecourse debt). Thereafter, losses are allocated to the general partner.

Profits are allocated first to the general and limited partners to the extent of their negative capital accounts; then to the general and limited partners to the extent of their capital contributions; then to the general and limited partners until the Class A and Class B limited partners receive a 12% preferred return on their capital contributions; thereafter, 85% to the Class A and Class B limited partners and the general partner in proportion to their capital contributions, 7% to the general partner and Class C limited partners (the "General Partner Special Allocation"), and 8% to the Special Class A and Special Class B limited partners.

Distributions are made first, 99% to the Class A and Class B limited partners and 1% to the general partner until the Class A and Class B limited partners have received a return of their contributed capital; second, 99% to the Class A and Class B limited partners and 1% to the general partner until the Class A and Class B limited partners receive a 12%

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)
                            (Amounts in Thousands)

(1) THE PARTNERSHIP (CONTINUED)

preferred annual rate of return on their capital contributions; thereafter, 85% to the Class A and Class B limited partners and the general partner in proportion to their capital contributions, 7% to the general partner and Class C limited partners (the "general partner special allocation") and 8% to the Special Class A and Special Class B limited partners. Under the terms of the FVP partnership agreement, the general partner may issue Class C limited partnership interests to employees of the Partnership which entitle the holder to receive distributions from the Partnership. However, in no event shall the Class C limited partners be entitled to receive more than 1% of the aggregate distributions made. The percentage of the aggregate distributions made to the Class C limited partners shall result in a reduction to the General Partner's Special Allocation percentage. As of December 31, 1996, the Partnership had received total commitments of approximately $32,900 and $166,500 from its Class A limited partners and from its Special Class A limited partners, respectively.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of the Partnership and its direct and indirect wholly owned subsidiaries, FrontierVision Operating Partners, L.P. ("FVOP") and FrontierVision Operating Partners, Inc. ("FVOP Inc.") and FrontierVision Capital Corporation ("FCC"). All significant intercompany accounts and transactions have been eliminated in consolidation. FVOP Inc. holds a 0.01% limited partnership interest in FVOP as its only asset. FVOP owns and operates cable television properties, primarily in Maine and Ohio. FCC is a wholly owned subsidiary of FVOP.

Basis of Presentation:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents:

For purposes of the financial statements, the Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Property and Equipment:

Property and equipment are stated at cost and include the following: distribution facilities, support equipment and leasehold improvements. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged to expense when incurred. The Partnership capitalized a portion of salaries related to installation activities of approximately $1,577 and $39 for the periods ended December 31, 1996 and 1995, respectively. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

                                   ---------------------------------
                                   December 31, December 31,
                                       1996         1995      Life
                                   ------------ ------------ -------
   Property and equipment            $217,148     $43,906    8 years
   Less--Accumulated depreciation     (17,687)       (989)
                                     --------     -------
                                     $199,461     $42,917
                                     ========     =======

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)
                            (Amounts in Thousands)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Franchise Costs, Covenants not to Compete, Subscriber Lists and Goodwill

Franchise costs, covenants not to compete, subscriber lists and goodwill result from the application of the purchase method of accounting to business combinations. Amounts are being amortized using the straight-line method over the following periods, which for franchise costs consider the Partnership's ability to renew existing franchise agreements:

                                   -----------------------------------
                                   December 31, December 31,
                                       1996         1995       Life
                                   ------------ ------------ ---------
   Franchise costs                   $258,453     $50,834     15 years
   Less--Accumulated amortization     (10,398)       (564)
                                     --------     -------
                                     $248,055     $50,270
                                     ========     =======
   Covenant not to compete           $ 14,934     $    --      5 years
   Less--Accumulated amortization      (2,284)         --
                                     --------     -------
                                     $ 12,650     $    --
                                     ========     =======
   Subscriber lists                  $ 41,777     $29,707      7 years
   Less--Accumulated amortization      (5,456)       (707)
                                     --------     -------
                                     $ 36,321     $29,000
                                     ========     =======
   Goodwill                          $ 28,845     $ 4,140     15 years
   Less--Accumulated amortization        (966)        (46)
                                     --------     -------
                                     $ 27,879     $ 4,094
                                     ========     =======

Deferred Financing Costs and Organization Costs:

Deferred financing costs are being amortized using the straight-line method over the life of the loans. Organization costs are being amortized using the straight-line method over 5 years:

                                   -----------------------------------
                                   December 31, December 31,
                                       1996         1995       Life
                                   ------------ ------------ ---------
   Deferred financing costs          $ 16,714     $ 3,874    1-9 years
   Less--Accumulated amortization      (1,323)        (87)
                                     --------     -------
                                     $ 15,391     $ 3,787
                                     ========     =======
   Organization costs                $    625     $   625      5 years
   Less--Accumulated amortization        (146)        (21)
                                     --------     -------
                                     $    479     $   604
                                     ========     =======

Income Taxes

No provision has been made for federal, state or local income taxes related to the Partnership because they are the responsibility of the individual partners. The principal difference between results reported for financial reporting purposes and for income tax purposes results from differences in depreciable lives and amortization methods utilized for tangible and intangible assets.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)
                            (Amounts in Thousands)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Partnership be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership adopted the principles of this statement on January 1, 1996. The provisions of SFAS 121 did not have an effect on the Partnership's results of operations or financial condition through December 31, 1996.

(3) ACQUISITIONS AND DISPOSITIONS

Acquisitions

The Partnership has completed several acquisitions from its inception through December 1996. All of the acquisitions have been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon fair values at the respective dates of acquisition.

On November 9, 1995, the Partnership purchased certain cable television system assets, primarily in Maine and Ohio, from United Video Cablevision, Inc. ("UVC") for a purchase price of approximately $121,800, excluding working capital.

On November 21, 1995, the Partnership acquired certain cable television assets located in Maine from Longfellow Cable Company, Inc. and two of its affiliates for a purchase price of approximately $6,100, excluding working capital.

On February 1, 1996, the Partnership acquired certain cable television assets, primarily in Virginia and Tennessee, from C4 Media Cable Southeast L.P. ("C4"), for a purchase price of approximately $47,600 (subject to adjustment), excluding working capital. As of December 31, 1995, the Partnership had advanced $2,502 as an earnest money deposit related to this transaction.

On April 9, 1996, the Partnership acquired certain cable television system assets, primarily in Ohio, from affiliates of Cox Communications, Inc. ("Cox") for a purchase price of approximately $135,900, excluding working capital. As of December 31, 1995, the Partnership had advanced $7,000 as an earnest money deposit related to this transaction.

On October 7, 1996, the Partnership acquired certain cable television assets, primarily in Kentucky and Ohio, from Triax Southeast Associates, L.P. ("Triax"), for purchase price of approximately $85,900 (subject to adjustment), excluding working capital.

On October 9, 1996, the Partnership acquired certain cable television assets, primarily in Kentucky and Indiana, from American Cable Entertainment of Kentucky-Indiana, Inc. ("ACE") for a purchase price of approximately $147,400, excluding working capital.

During 1996, in addition to the transactions mentioned above, the Partnership acquired certain cable television assets, located in Maine, New Hampshire, Ohio, Pennsylvania, and Maryland for a purchase price of approximately $21,300, excluding working capital.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)
                            (Amounts in Thousands)

(3) ACQUISITIONS AND DISPOSITIONS (CONTINUED)

The combined purchase price of these acquisitions have been allocated to the acquired assets and liabilities as follows:

                                                 -------------------------
                                                     1996         1995
                                                 Acquisitions Acquisitions
                                                 ------------ ------------
   Property, plant and equipment                   $169,240     $ 43,333
   Franchise costs                                  215,329       50,748
   Subscriber lists                                  12,070       29,707
   Covenant not to compete                           16,041           --
   Goodwill                                          25,396        4,140
                                                   --------     --------
     Subtotal                                       438,076      127,928
                                                   --------     --------
   Net working capital (deficit)                     (7,107)         542
   Less--Earnest money deposits applied              (9,502)          --
   Less--Subordinated promissory note to seller          --       (7,200)
                                                   --------     --------
     Total cash paid for acquisitions              $421,467     $121,270
                                                   ========     ========

The Partnership has reported the operating results of its acquired cable systems and disposed cable systems from the date of their respective acquisition and has reported the operating results of its disposed cable systems up to the respective disposal date. Unaudited pro forma summarized operating results of the Partnership, assuming the UVC, C4, Cox, Triax and ACE acquisitions had been consummated on January 1, 1995, are as follows:

                                    -------------------------------------
                                    Twelve Months Ended December 31, 1996
                                    -------------------------------------
                                    Historical                  Pro Forma
                                     Results   Acquisitions (a)  Results
                                    ---------- ---------------- ---------
   Revenues                          $ 76,464      $ 44,627     $121,091
   Operating, selling, general and
    administrative expenses           (42,111)      (23,412)     (65,523)
   Depreciation and amortization      (35,461)      (22,207)     (57,668)
                                     --------      --------     --------
   Operating income (loss)             (1,108)         (992)      (2,100)
   Interest and other expenses        (35,260)      (20,769)     (56,029)
                                     --------      --------     --------
   Net loss                          $(36,368)     $(21,761)    $(58,129)
                                     ========      ========     ========
                                    -------------------------------------
                                    Twelve Months Ended December 31, 1995
                                    -------------------------------------
                                    Historical                  Pro Forma
                                     Results   Acquisitions (a)  Results
                                    ---------- ---------------- ---------
   Revenues                          $  4,369      $106,204     $110,573
   Operating, selling, general and
    administrative expenses            (2,443)      (60,100)     (62,543)
   Depreciation and amortization       (2,329)      (55,213)     (57,542)
   Pre-acquisition expenses              (940)           --         (940)
                                     --------      --------     --------
   Operating income (loss)             (1,343)       (9,109)     (10,452)
   Interest and other expenses         (2,112)      (39,001)     (41,113)
                                     --------      --------     --------
   Net loss                          $ (3,455)     $(48,110)    $(51,565)
                                     ========      ========     ========

---------
(a) Represents acquisitions consummated on or before December 31, 1996 (UVC, C4, Cox, Triax and ACE).

The pro forma financial information presented above is not necessarily indicative of the operating results that would have occurred had the UVC, C4, Cox, Triax and ACE acquisitions actually been consummated on January 1, 1995. Furthermore, the above pro forma financial information does not include the effect of certain acquisitions or dispositions of cable systems because these transactions were not material on an individual or aggregated basis.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)
                            (Amounts in Thousands)

(3) ACQUISITIONS AND DISPOSITIONS (CONTINUED)

Dispositions

The Partnership has completed two dispositions from its inception through December 1996.

On July 24, 1996, the Partnership sold certain cable television system assets, located primarily in Chatsworth, Georgia, to an affiliate of Helicon Partners for an aggregate sales price of approximately $7,900.

On September 30, 1996, the Partnership sold certain cable television system assets located in Virginia to Shenandoah Cable Television Company, an affiliate of Shenandoah Telephone Company, for an aggregate sales price of approximately $7,100.

(4) DEBT

The Partnership's debt was comprised of the following:

                                                     -------------------------
                                                     December 31, December 31,
                                                         1996         1995
                                                     ------------ ------------
   Bank Credit Facility (a)--
     Revolving credit loan, due June 30, 2004,
      interest based on various floating rate
      options (8.69% weighted average on $50,000
      and 8.50% weighted average on $5,900 at
      December 31, 1995), payable monthly              $     --     $ 55,900
     Term loans, due June 30, 2004, interest based
      on various floating rate options (8.6% and
      8.69% weighted averages at December 31, 1996
      and 1995, respectively), payable monthly          190,000       30,000
   11% Senior Subordinated Notes due 2006 (b)           200,000           --
   12% Senior Notes, due June 30, 2004 and 2007 (c)     105,632        4,972
   14% Junior Notes, due June 30, 2004 and 2007(c)       48,908       33,330
   Subordinated promissory notes to UVC, due
    December 31, 2004, with interest as described
    below (d)                                             8,124        7,200
   Capital lease obligations, monthly payments of
    $3, including interest at 9.1%, due November
    1998 and May 1999                                        70           59
                                                       --------     --------
   Total debt                                          $552,734     $131,461
                                                       ========     ========

(a)Bank Credit Facility

  As of December 31, 1995, the Partnership had entered into a credit agreement (the "Senior Credit Facility") with a maximum availability of $130,000 of which $30,000 was available in term loans and $100,000 was available as a revolving line of credit. The Partnership had drawn $30,000 in term loans and $55,900 under the revolver as of December 31, 1995. On April 9, 1996, the Partnership entered into an Amended and Restated Credit Facility increasing the available Senior Debt by $135,000, for a total availability of $265,000. Under the Amended and Restated Credit Facility, the Partnership has $100,000 available under the Facility A Term Loan, $75,000 available under the Revolving Credit Loan and $90,000 available under the Facility B Term Loan. The Facility A Term Loan and the Revolving Credit Loan both mature on June 30, 2004. Escalating principal payments are due quarterly beginning September 30, 1998 under the Facility A Term Loan with quarterly principal reductions of the Revolving Credit Loan also beginning September 30, 1998. The Facility B Term Loan matures June 30, 2005 with 91% of the principal being repaid in the last four quarters of the term of the facility. On September 30, 1996, the Partnership amended the Amended and Restated Credit Facility primarily to allow for the issuance of the 11% Senior Subordinated Notes (the "Notes").

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)
                            (Amounts in Thousands)

(4) DEBT (CONTINUED)

  Under the terms of the Amended and Restated Credit Facility, the Partnership has a mandatory prepayment obligation upon any sale of new partnership interests and the sale of any of its operating systems. Further, beginning with the year ended December 31, 1998, the Partnership is required to make prepayments equal to 50% of its excess cash flow, as defined in the credit agreement. The Partnership also pays commitment fees of 1/2% per annum, on the average unborrowed portion of the total amount available for borrowings under the bank credit facility.

  The Amended and Restated Credit Facility also requires the Partnership to maintain compliance with various financial covenants including, but not limited to, covenants relating to total indebtedness, debt ratios, interest coverage ratio, fixed charges ratio, and capital expenditures. In addition, the Senior Credit Facility has restrictions on certain Partnership distributions. As of December 31, 1996, the Partnership was in compliance with the financial covenants of the Amended and Restated Credit Facility.

  All partnership interests in the Company and all assets of the Company and its subsidiary are pledged as collateral for the Senior Credit Facility.

  In order to convert certain of the interests payable at variable rates under the Amended and Restated Credit Facility to interest at fixed rates, the Partnership has entered into interest rate swap agreements for notional amounts totaling $170,000, and maturing between November 15, 1999 and October 7, 2000. According to these agreements, the Partnership pays or receives the difference between (1) an average fixed rate of 5.932% and (2) various available floating rate options applied to the same $170,000 notional amount every three months during the term of the agreement. Through the year ended December 31, 1996, the Partnership had recognized an increase in interest expense of approximately $195 as a result of these interest rate swap agreements.

(b) Senior Subordinated Notes

  On October 7, 1996, the Partnership issued, pursuant to a public offering (the "Offering"), $200,000 aggregate principal amount of 11% Senior Subordinated Notes due 2006 (the "Notes"). Net proceeds from the Offering of $192,500, after costs of approximately $7,500, were available to the Partnership on October 7, 1996.

  In connection with the anticipated issuance of the Notes, the Partnership entered into deferred interest rate setting agreements to reduce the Partnership's interest rate exposure in anticipation of issuing the Notes. The cost of such agreements, amounting to $1,390, will be recognized as a component of interest expense over the term of the Notes.

  The Notes are unsecured subordinated obligations of the Partnership (co-issued by FrontierVision Capital Corporation) that mature on October 15, 2006. Interest accrues at 11% per annum beginning from the date of issuance, and is payable each April 15 and October 15, commencing April 15, 1997.

  The Indenture for the Notes (the "Indenture") also requires the Partnership to maintain compliance with covenants relating to total indebtedness. In addition, the Indenture has certain restrictions on distributions, mergers, asset sales and changes in control of the Company. As of December 31, 1996, the Partnership was in compliance with the financial covenants of the Indenture.

(c) Senior and Junior Notes

  The Senior Notes bear interest at a rate of 12% per annum, compounded annually, and are payable June 30, 2004 and 2007. The Junior Notes bear interest at a rate of 14% per annum, compounded annually, and are payable June 30, 2004 and 2007. Under the terms of the Senior Notes and the Junior Notes, no cash interest payments are required.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)
                            (Amounts in Thousands)

(4) DEBT (CONTINUED)

(d)Subordinated Promissory Note to UVC

  The subordinated promissory note to UVC bears interest at 9% for the first three years. At the end of each subsequent year, the annual interest rate increases 2% per year. Under the terms of the subordinated promissory note, the Partnership may issue additional subordinated promissory notes rather than making cash interest payments. In this event, the subordinated promissory note bears interest equal to the annual interest of the original promissory note plus 2.5% for the first three years and 3% for each of the subsequent years. Further, in the event the Partnership's leverage ratio exceeds certain specified amounts, the interest rate also increases by 2%. Under the terms of the subordinated promissory note, the Partnership can prepay the balance at any time.

  The debt of the Partnership matures as follows:

       Year ended December 31--
       ------------------------
         1997                     $     33
         1998                        3,709
         1999                        9,353
         2000                       13,350
         2001                       17,350
         Thereafter                508,939
                                  --------
                                  $552,734
                                  ========

(5) FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximate their fair value due to the nature and length of maturity of the investments.

The estimated fair value of the Partnership's debt instruments is based on the borrowing rates that approximate existing rates at December 31, 1996; therefore, there is no material difference in the fair market value and the carrying value of such debt instruments.

(6) COMMITMENTS AND CONTINGENCIES

The Partnership has annual commitments under lease agreements for office space, equipment, pole rental and land upon which certain of its towers and antennae are constructed. Rent expense for the year ended December 31, 1996 and for the period from inception (April 17, 1995) to December 31, 1995 was $2,365 and $194, respectively.

Estimated future noncancelable lease payments under such lease obligations subsequent to December 31, 1996 are as follows:

       Year ended December 31--
       ------------------------
         1997                     $  480
         1998                        344
         1999                        260
         2000                        170
         2001                        131
         Thereafter                  288
                                  ------
                                  $1,673
                                  ======

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED BALANCE SHEETS (CONTINUED)
                            (Amounts in Thousands)

(6) COMMITMENTS AND CONTINGENCIES (CONTINUED)

In October 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. In April 1993, the Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services, which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and to the FCC in response to complaints on rates for cable programming services.

On February 22, 1994, the FCC issued further regulations which modified the FCC's previous benchmark approach, adopted interim rules to govern cost of service proceedings initiated by cable operators, and lifted the stay of rate regulations for small cable systems, which were defined as all systems serving 1,000 or fewer subscribers.

On November 10, 1994, the FCC adopted "going forward" rules that provided cable operators with the ability to offer new product tiers priced as operators elect, provided certain limited conditions are met, permit cable operators to add new channels at reasonable prices to existing cable programming service tiers, and created an additional option pursuant to which small cable operators may add channels to cable programming service tiers.

In May 1995, the FCC adopted small company rules that provided small systems regulatory relief by implementing an abbreviated cost of service rate calculation method. Using this methodology, for small systems seeking to establish monthly rates per subscriber no higher than $1.24 per channel, the rates are deemed to be reasonable.

As a result of such actions, the Partnership's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. The Partnership believes that it has complied in all material respects with the provisions of the 1992 Cable Act. However, the Partnership's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or if the appropriate franchise authority has certified the system. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Services rates would be retroactive to one year prior to the implementation of the rate reductions.

The Partnership's agreements with franchise authorities require the payment of annual fees which approximate 5% of system franchise revenue. Such franchises are generally nonexclusive and are granted by local governmental authorities for a specified term of years, generally for extended period of up to fifteen years.

(7) SUBSEQUENT EVENTS (UNAUDITED)

On December 18, 1996, the Partnership entered into an asset purchase agreement with Bluegrass Cable Partners, Limited Partnership, to acquire certain cable television assets, primarily in Northern Kentucky for a cash purchase price of $9,900. As of December 31, 1996, the Partnership had advanced $500 as an earnest money deposit related to this transaction. The Partnership consummated the purchase of the systems on March 20, 1997.

Subsequent to December 31, 1996, the Partnership entered into letters of intent or asset purchase agreements to acquire certain cable television systems, located primarily in Ohio and Kentucky, in seven separate transactions, for aggregate consideration of approximately $54.8 million. The transactions are expected to close by the third quarter of 1997.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of United Video Cablevision, Inc.:

We have audited the accompanying divisional balance sheet of United Video Cablevision, Inc.--Maine and Ohio Divisions as of November 8, 1995 and December 31, 1994, and the related statements of divisional operations, cash flows and equity for the period of January 1, 1995 through November 8, 1995, and for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Divisions' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the divisional financial position of United Video Cablevision, Inc.--Maine and Ohio Divisions as of November 8, 1995 and December 31, 1994, and the results of its divisional operations and its cash flows for the period ending November 8, 1995, and the years ending December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

                                       Piaker & Lyons, P.C.

Vestal, NY
May 7, 1996

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                           DIVISIONAL BALANCE SHEETS

                                          --------------------------
                                          November 8,   December 31,
                                              1995          1994
                                          ------------  ------------
                 ASSETS
Current Assets
  Cash and Cash Equivalents               $     75,100  $     35,461
                                          ------------  ------------
Accounts Receivable(1)
  Accounts Receivable, Trade                   143,673       206,576
  Accounts Receivable, Other                    25,980        31,034
  Less: Allowance for Doubtful Accounts        (53,994)      (34,928)
                                          ------------  ------------
Net Accounts Receivable                        115,659       202,682
                                          ------------  ------------
  Prepaid Expenses                             165,080       108,045
                                          ------------  ------------
Total Current Assets                           355,839       346,188
                                          ------------  ------------
Property, Plant and Equipment--At Cost
  Land                                          61,556        61,223
  Buildings and Improvements                 1,586,150     1,570,888
  Vehicles                                   2,608,730     2,628,936
  Cable Television Distribution Systems     85,010,454    83,296,885
  Office Furniture, Tools and Equipment      1,386,288     1,363,828
  Less: Accumulated Depreciation(1)        (68,243,467)  (59,163,656)
                                          ------------  ------------
Net Property, Plant and Equipment           22,409,711    29,758,104
                                          ------------  ------------
Intangible Assets
  Franchise Rights                           1,994,336     1,984,349
  Non Compete Agreements                        71,753        71,753
  Other Intangible Assets                    1,943,836     1,943,836
  Less: Accumulated Amortization(1)         (2,930,019)   (2,550,708)
                                          ------------  ------------
Net Intangible Assets                        1,079,906     1,449,230
                                          ------------  ------------
Total Assets                              $ 23,845,456  $ 31,553,522
                                          ============  ============
    LIABILITIES AND DIVISIONAL EQUITY
Liabilities
  Accounts Payable                        $        --   $    684,264
  Subscriber Deposits and Unearned Income      341,263       401,606
  Accrued Franchise Fees                       424,312       469,578
  Accrued Programming Fees                     686,599       513,151
  Other Accrued Expenses                     1,596,134     1,154,024
                                          ------------  ------------
Total Current Liabilities                    3,048,308     3,222,623
Divisional Equity                           20,797,148    28,330,899
                                          ------------  ------------
Total Liabilities and Divisional Equity   $ 23,845,456  $ 31,553,522
                                          ============  ============

         See the accompanying notes to divisional financial statements.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                      STATEMENTS OF DIVISIONAL OPERATIONS

                                   ---------------------------------------
                                   Period from
                                   January 1,
                                      1995        For the       For the
                                     through     Year Ended    Year Ended
                                   November 8,  December 31,  December 31,
                                      1995          1994          1993
                                   -----------  ------------  ------------
Revenues(1)                        $25,417,064   $27,964,550   $27,917,090
                                   -----------   -----------   -----------
Operating Expenses
  Programming                        5,350,664     5,717,160     5,361,127
  Plant and Operation                3,741,207     4,185,894     3,902,847
  General and Administrative         3,754,474     4,415,919     4,628,442
  Marketing and Advertising            276,712       248,572       409,890
  Corporate Overhead(3)              1,270,072     1,327,127     1,470,702
  Depreciation and Amortization(1)   9,625,116    11,225,978     9,960,536
                                   -----------   -----------   -----------
Total Expenses                      24,018,245    27,120,650    25,733,544
                                   -----------   -----------   -----------
Operating Income                     1,398,819       843,900     2,183,546
                                   -----------   -----------   -----------
Other (Income) Expense
  Interest Expense(1)                4,086,738     4,892,250     4,960,032
  Gain on Sale of Fixed Assets         (25,034)      (33,835)      (33,810)
                                   -----------   -----------   -----------
Total Other (Income) Expense         4,061,704     4,858,415     4,926,222
                                   -----------   -----------   -----------
Net Loss                           $(2,662,885)  $(4,014,515)  $(2,742,676)
                                   ===========   ===========   ===========


         See the accompanying notes to divisional financial statements.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                        STATEMENTS OF DIVISIONAL EQUITY

                                      -------------------------------------
                                         1995         1994         1993
                                      -----------  -----------  -----------
Balance, January 1,                   $28,330,899  $32,700,089  $37,526,944
  Net Loss                             (2,662,885)  (4,014,515)  (2,742,676)
  Payments to Corporate Division, Net  (4,870,866)    (354,675)  (2,084,179)
                                      -----------  -----------  -----------
Balance, November 8, 1995             $20,797,148
                                      ===========
Balance, December 31,                              $28,330,899  $32,700,089
                                                   ===========  ===========



         See the accompanying notes to divisional financial statements.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                      STATEMENTS OF DIVISIONAL CASH FLOWS

                                       ---------------------------------------
                                       Period from
                                       January 1,
                                          1995        For the       For the
                                         through     Year Ended    Year Ended
                                       November 8,  December 31,  December 31,
                                          1995          1994          1993
                                       -----------  ------------  ------------
Increase (Decrease) in Cash and Cash
 Equivalents
Operating Activities
  Net Loss                             $(2,662,885) $(4,014,515)  $(2,742,676)
                                       -----------  -----------   -----------
Adjustments to Reconcile Net Loss to
 Net Cash Provided by Operations:
  Depreciation                           9,245,805   10,771,263     9,497,062
  Amortization of Intangibles              379,311      454,715       463,474
  Allowance for Doubtful Accounts           19,066        6,124        (3,077)
  Gain on Sale of Assets                   (25,034)     (33,835)      (33,810)
Changes in Operating Assets and
 Liabilities, Net of Effects from
 Acquisition of Corporate Entities:
  Accounts Receivable and Other
   Receivables                              67,957     (132,182)      122,248
  Prepaid Expenses                         (57,035)      13,897      (158,603)
  Accounts Payable and Accrued
   Expenses                               (113,972)    (846,244)      (52,046)
  Subscriber Deposits and Unearned
   Income                                  (60,343)     (45,895)      (72,253)
                                       -----------  -----------   -----------
Total Adjustments                        9,455,755   10,187,843     9,762,995
                                       -----------  -----------   -----------
Net Cash Provided by Operating
 Activities                              6,792,870    6,173,328     7,020,319
                                       -----------  -----------   -----------
Investing Activities
  Purchase of Property, Plant and
   Equipment                            (2,037,144)  (5,712,592)   (5,024,998)
  Acquisition of Intangible Assets          (9,987)    (216,154)       (1,928)
  Proceeds from Sale of Assets             164,766       41,789        37,660
                                       -----------  -----------   -----------
Net Cash Used in Investing Activities   (1,882,365)  (5,886,957)   (4,989,266)
                                       -----------  -----------   -----------
Financing Activities
  Payments to Corporate Division, Net   (4,870,866)    (354,675)   (2,084,179)
                                       -----------  -----------   -----------
Net Increase (Decrease) in Cash
 Equivalents                                39,639      (68,304)      (53,126)
  Cash and Cash Equivalents at
   Beginning of Period                      35,461      103,765       156,891
                                       -----------  -----------   -----------
Cash and Cash Equivalents at End of
 Period                                $    75,100  $    35,461   $   103,765
                                       ===========  ===========   ===========
Supplemental Disclosures of Cash Flow
 Information:
  Interest Paid                        $ 4,086,738  $ 4,892,250   $ 4,960,032
  Income Taxes Paid                            --           --            --

DISCLOSURE OF ACCOUNTING POLICY:

For purposes of the statement of cash flows, the Divisions consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         See the accompanying notes to divisional financial statements.

                        UNITED VIDEO CABLEVISION, INC.
                           MAINE AND OHIO DIVISIONS
                   NOTES TO DIVISIONAL FINANCIAL STATEMENTS
                               NOVEMBER 8, 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

The accompanying divisional financial statements include the Maine and Ohio Divisions of United Video Cablevision, Inc. (the "Divisions"). The Divisions are engaged in providing cable television programming services to subscribers in their franchised areas. The Corporate division allocates debt to the operating divisions based upon the respective acquisition and construction costs relative to the debt incurred. Accordingly, interest has been allocated to the operating divisions by the Corporate division in the same manner. For the purpose of the divisional financial statements, debt has been reflected as division equity in the accompanying financial statements under the terms of the agreement with FrontierVision Operating Partners, L.P., as no such debt will be assumed.

Concentrations of Credit Risk

The Divisions' trade receivables are comprised of amounts due from subscribers in varying regions throughout the states. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Divisions' customer base and geographic dispersion.

Revenue Recognition

The Divisions recognize service revenues on the accrual basis in the month in which the service is to be provided. Payments received in advance are included in deferred revenue until the month they become due at which time they are recognized as income.

Capitalization and Depreciation

In accordance with Statement No. #51 of the Financial Accounting Standards Board, the Divisions have adopted the policy of capitalizing certain expenses applicable to the construction and operating of a cable television system during the period while the cable television system is partially under construction and partially in service. For the period ended November 8, 1995, the total capitalized costs amounted to $314,347. During 1994 and 1993, the total capitalized costs amounted to $244,276 and $300,429, respectively.

The Divisions, for financial reporting purposes, provide depreciation on the straight-line method, which is considered adequate for the recovery of the cost of the properties over their estimated useful lives. For income tax purposes, however, the Divisions utilize both accelerated methods and the accelerated cost recovery system. For the period ended November 8, 1995, the provision for depreciation in the accompanying statements of operations amounted to $9,245,805. For the years ended December 31, 1994 and 1993, the provision amounted to $10,771,263 and $9,497,062, respectively.

Depreciation lives for financial statement purposes are as follows:

   Headend Equipment
     Tower                                      12 Years
     Antennae                                    7 Years
     Other Headend Equipment                     8 Years
   Trunk and Distribution Equipment
     Traps, Descramblers, Converters, Decoders   5 Years
     Other Trunk and Distribution Equipment      8 Years
   Test Equipment                                5 Years
   Local Origination Equipment                   8 Years
   Vehicles                                      3 Years
   Furniture and Fixtures                       10 Years
   Leasehold Improvements                        8 Years
   Computer and EDP Equipment                    5 Years

                        UNITED VIDEO CABLEVISION, INC.
                           MAINE AND OHIO DIVISIONS
             NOTES TO DIVISIONAL FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Amortization

The Divisions are amortizing various intangible assets acquired and incurred on a straight-line basis, generally from 5 to 40 years. For the period ended November 8, 1995, the provision for amortization in the accompanying statements of operations amounted to $379,311. For the years ended December 31, 1994 and 1993, the provision amounted to $454,715 and $463,474, respectively.

Income Taxes

The Divisions are a part of United Video Cablevision, Inc. which has elected to be taxed as a small business corporation under "Sub-Chapter S" of the Internal Revenue Code effective January 1, 1987, wherein the stockholders of United Video Cablevision, Inc. are taxed on any earnings or losses of the Company.

Bad Debts

The Divisions have adopted the reserve method for recognizing bad debts for financial statement purposes and continue to utilize the direct write-off method for tax purposes.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

(2) COMMITMENTS

The Divisions were committed to annual pole rentals of approximately $823,000 at November 8, 1995 and $830,000 and $832,000 at December 31, 1994 and 1993,
respectively, to various utilities. These agreements are subject to termination rights by both parties.

The Divisions lease in various systems the land upon which their towers and antennae are constructed. The annual rental payments under these leases amounted to approximately $37,000 at November 8, 1995, approximately $37,000 at December 31, 1994 and approximately $46,000 at December 31, 1993.

(3) MANAGEMENT AGREEMENT WITH RELATED PARTY

The Divisions are being provided with certain management and technical services by a related party by means of a management agreement. For the period ended November 8, 1995, the allocated billings amounted to $1,270,072, and for the years ended December 31, 1994 and 1993, billings amounted to $1,327,127 and $1,470,702, respectively.

(4) SALE OF DIVISIONS

On November 9, 1995, United Video Cablevision, Inc. consummated an agreement by which it sold substantially all of the net assets and associated current liabilities in its Maine and Ohio franchise areas (the Divisions) for approximately $120,500,000. Upon the completion of the transaction, United Video Cablevision, Inc. realized a gain of approximately $100,000,000.

                         INDEPENDENT AUDITORS' REPORT

Cox Communications, Inc.:

We have audited the accompanying combined statements of net assets of the combined operations of Cox Communications, Inc.'s ("CCI") cable television systems serving 57 communities in Ashland, Kentucky and Defiance, Ohio (collectively referred to as the "Ashland and Defiance Clusters" or "Successor") whose assets and certain liabilities were acquired by FrontierVision Operating Partners, L.P. on April 9, 1996, as of December 31, 1994 ("Predecessor") and 1995 ("Successor"), and the related combined statements of operations, changes in net assets, and cash flows for the years ended December 31, 1993 and 1994 (Predecessor), for the one-month period ended January 31, 1995 (Predecessor), and for the eleven-month period ended December 31, 1995 (Successor). These financial statements are the responsibility of the Ashland and Defiance Clusters' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Ashland and Defiance Clusters at December 31, 1994 (Predecessor) and 1995 (Successor), and the combined results of its operations and its cash flows for years ended December 31, 1993 and 1994 (Predecessor), for the one-month period ended January 31, 1995 (Predecessor), and for the eleven-month period ended December 31, 1995 (Successor), in conformity with generally accepted accounting principles.

As discussed in Note 1, effective February 1, 1995, CCI acquired the Ashland and Defiance Clusters in connection with the acquisition of Times Mirror Cable Television, Inc.

                                       Deloitte & Touche LLP

Atlanta, Georgia
April 10, 1996

                         ASHLAND AND DEFIANCE CLUSTERS
                       COMBINED STATEMENTS OF NET ASSETS
                                 (In Thousands)

                                                  -------------------------
                                                   Successor   Predecessor
                                                  ------------ ------------
                                                  December 31, December 31,
                                                      1995         1994
                                                  ------------ ------------
                     ASSETS
Cash                                                             $   188
Accounts Receivable--Less allowance for doubtful
 accounts of $43 and $37                            $  1,784       1,563
Amounts Due From Affiliate                             5,848
Intercompany Income Taxes Receivable                   1,182
Net Plant and Equipment                               25,621      18,096
Intangible Assets                                    110,796      51,210
Other Assets                                           1,149         580
                                                    --------     -------
                                                    $146,380     $71,637
                                                    ========     =======
           LIABILITIES AND NET ASSETS
Accounts Payable                                    $    580     $   692
Accrued Expenses                                         966         915
Intercompany Income Taxes Payable                                  2,160
Deferred Income                                        1,355       1,142
Deferred Income Taxes                                  7,644       3,147
Other Liabilities                                        146          99
Amounts Due to Affiliate                                          52,317
                                                    --------     -------
  Total liabilities                                   10,691      60,472
Net Assets                                           135,689      11,165
                                                    --------     -------
                                                    $146,380     $71,637
                                                    ========     =======


                  See notes to combined financial statements.

                         ASHLAND AND DEFIANCE CLUSTERS
                       COMBINED STATEMENTS OF OPERATIONS
                                 (In Thousands)

                            -------------------------------------------
                              Successor            Predecessor
                            -------------  ----------------------------
                            Eleven Months   One Month    Year Ended
                                Ended         Ended     December 31,
                            December 31,   January 31, ----------------
                                1995          1995      1994     1993
                            -------------  ----------- -------  -------
REVENUES                          $24,628       $2,096 $25,235  $24,679
COSTS AND EXPENSES
OPERATING                           8,035          689   7,188    6,773
  Selling, general, and
   administrative                   4,919          503   5,507    5,398
  Depreciation                      5,480          214   3,293    3,413
  Amortization                      2,727          128   1,830    2,129
                                  -------       ------ -------  -------
  Total costs and expenses         21,161        1,534  17,818   17,713
                                  -------       ------ -------  -------
OPERATING INCOME                    3,467          562   7,417    6,966
INTEREST INCOME--NET                                79     434      133
OTHER--NET                            (29)                  (3)      (4)
                                  -------       ------ -------  -------
INCOME BEFORE INCOME TAXES          3,438          641   7,848    7,095
INCOME TAXES                        3,749          248   3,982    3,559
                                  -------       ------ -------  -------
NET INCOME (LOSS)                 $  (311)      $  393 $ 3,866  $ 3,536
                                  =======       ====== =======  =======


                  See notes to combined financial statements.

                         ASHLAND AND DEFIANCE CLUSTERS
                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (In Thousands)

PREDECESSOR
-----------
BALANCE, JANUARY 1, 1993                                          $ 11,303
  Net income for the year ended December 31, 1993                    3,536
  Dividends to Affiliate                                            (1,570)
                                                                  --------
BALANCE, DECEMBER 31, 1993                                          13,269
  Net income for the year ended December 31, 1994                    3,866
  Dividends to Affiliate                                            (5,970)
                                                                  --------
BALANCE, DECEMBER 31, 1994                                          11,165
  Net income for the one month ended January 31, 1995                  393
                                                                  --------
BALANCE, JANUARY 31, 1995                                         $ 11,558
                                                                  ========
SUCCESSOR
---------
FAIR VALUE OF ASSETS ACQUIRED AND LIABILITIES ASSUMED FROM TIMES
 MIRROR CABLE TELEVISION, INC. ON FEBRUARY 1, 1995                $136,000
  Net loss for the eleven months ended December 31, 1995              (311)
                                                                  --------
BALANCE, DECEMBER 31, 1995                                        $135,689
                                                                  ========


                  See notes to combined financial statements.

                         ASHLAND AND DEFIANCE CLUSTERS
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                   ------------------------------------------
                                     Successor           Predecessor
                                   ------------- ----------------------------
                                   Eleven Months  One Month    Year Ended
                                       Ended        Ended     December 31,
                                   December 31,  January 31, ----------------
                                       1995         1995      1994     1993
                                   ------------- ----------- -------  -------
OPERATING ACTIVITIES:
Net income (loss)                     $  (311)      $ 393    $ 3,866  $ 3,536
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating activities:
  Depreciation and amortization         8,207         342      5,123    5,542
  Deferred income taxes                  (142)        (70)       298      293
  (Increase) decrease in accounts
   receivable                            (287)         66        114      (45)
  Increase (decrease) in accounts
   payable and accrued expenses           467        (360)      (214)     (92)
  Income taxes payable                 (1,182)         31      1,914     (906)
  Other, net                              274          45        162      (61)
                                      -------       -----    -------  -------
    Net cash provided by operating
     activities                         7,026         447     11,263    8,267
INVESTING ACTIVITIES:
Capital expenditures                   (1,362)        (65)    (3,795)  (6,075)
Advances to Affiliate                  (5,848)
                                      -------       -----    -------  -------
    Net cash used in investing
     activities                        (7,210)        (65)    (3,795)  (6,075)
FINANCING ACTIVITIES:
Net change in amounts due to
 Affiliate                                           (386)    (1,466)    (580)
Dividends paid                                                (5,970)  (1,570)
                                      -------       -----    -------  -------
    Net cash used in financing
     activities                                      (386)    (7,436)  (2,150)
                                      -------       -----    -------  -------
NET INCREASE (DECREASE) IN CASH          (184)         (4)        32       42
CASH AT BEGINNING OF PERIOD               184         188        156      114
                                      -------       -----    -------  -------
CASH AT END OF PERIOD                               $ 184    $   188  $   156
                                      -------       -----    -------  -------
CASH PAID DURING THE PERIOD FOR:
Interest                              $   --        $  79    $   434  $   133
                                      =======       =====    =======  =======


                  See notes to combined financial statements.

                         ASHLAND AND DEFIANCE CLUSTERS
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1993 AND 1994,
                     ONE MONTH ENDED JANUARY 31, 1995, AND
                     ELEVEN MONTHS ENDED DECEMBER 31, 1995

(1) ORGANIZATION AND BASIS OF PRESENTATION

These combined financial statements represent the combined operations of Cox Communications, Inc.'s ("CCI") cable television systems serving 57 communities in Ashland, Kentucky and Defiance, Ohio (collectively referred to as the "Ashland and Defiance Clusters") whose assets and certain liabilities were acquired by FrontierVision Operating Partners, L.P. on April 9, 1996. These cable television systems were acquired by CCI, a majority owned subsidiary of Cox Enterprises, Inc. ("CEI"), from The Times Mirror Company ("Times Mirror") in connection with CCI's acquisition of Times Mirror Cable Television, Inc. ("TMCT") on February 1, 1995. The operations of the Ashland and Defiance Clusters prior to February 1, 1995 are referred to as "Predecessor" and as "Successor" after February 1, 1995.

All significant intercompany accounts and transactions have been eliminated in combination. The acquisition of the Ashland and Defiance Clusters was accounted for by the purchase method of accounting, whereby the allocable share of the TMCT purchase price was pushed down to the assets acquired and liabilities assumed based on their fair values at the date of acquisition as follows (thousands of dollars):

   Net working capital                                     $ (2,836)
   Plant and equipment                                       30,022
   Deferred taxes related to plant and equipment write-up    (4,709)
   Intangible Assets                                        113,523
                                                           --------
                                                           $136,000
                                                           ========

The historical combined financial statements do not necessarily reflect the results of operations or financial position that would have existed had the Ashland and Defiance Clusters been an independent company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Ashland and Defiance Clusters bill their customers in advance; however, revenue is recognized as cable television services are provided. Receivables are generally collected within 30 days. Credit risk is managed by disconnecting services to customers who are delinquent generally greater than 60 days. Other revenues are recognized as services are provided. Revenues obtained from the connection of customers to the cable television systems are less than related direct selling costs; therefore, such revenues are recognized as received.

Plant and Equipment

Depreciation is computed using principally the straight-line method at rates based upon estimated useful lives of 5 to 20 years for buildings and building improvements, 5 to 12 years for cable television systems, and 3 to 10 years for other plant and equipment.

The costs of initial cable television connections are capitalized as cable plant at standard rates for the Ashland and Defiance Clusters' labor and at actual costs for materials and outside labor. Expenditures for maintenance and repairs are charged to operating expense as incurred. At the time of retirements, sales or other dispositions of property, the original cost and related accumulated depreciation are written off.

Intangible Assets

Intangible assets consist primarily of goodwill and franchise costs recorded in business combinations which is amortized on a straight-line basis over 40 years. The Ashland and Defiance Clusters assess on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value.

                         ASHLAND AND DEFIANCE CLUSTERS
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Through January 31, 1995, the accounts of the Ashland and Defiance Clusters were included in the consolidated federal income tax returns and certain state income tax returns of Times Mirror. Beginning on February 1, 1995, the accounts of the Ashland and Defiance Clusters were included in the consolidated federal income tax returns and certain state income tax returns of CEI. Current federal and state income tax expenses and benefits are allocated on a separate return basis to the Ashland and Defiance Clusters based on the current year tax effects of the inclusion of their income, expenses, and credits in the consolidated income tax returns of Times Mirror, CEI, or based on separate state income tax returns.

Deferred income taxes arise from temporary differences between income taxes and financial reporting and principally relate to depreciation and amortization.

Fees and Taxes

The Ashland and Defiance Clusters incur various fees and taxes in connection with the operation of their cable television systems, including franchise fees paid to various franchise authorities, copyright fees paid to the U.S. Copyright Tribunal, and business and franchise taxes paid to the States of Ohio and Kentucky. A portion of these fees and taxes are passed through to the Ashland and Defiance Clusters' subscribers. Amounts collected from subscribers are recorded as a reduction of operating expenses.

Pension and Postretirement Benefits

CCI generally provides defined pension benefits to all employees based on years of service and compensation during those years. CEI provides certain health care and life insurance benefits to substantially all retirees and employees. For employees and retirees of the Ashland and Defiance Clusters, these benefits are provided through the CCI plans. Expense related to these plans is allocated to the Ashland and Defiance Clusters through the intercompany account. The amount of the allocations is generally based on actuarial determinations of the effects of the Ashland and Defiance Clusters employees' participation in the plans.

Times Mirror Cable generally provides defined pension benefits to all employees based on years of service and the employee's compensation during the last five years of employment. Prior to December 31, 1992, these benefits were primarily provided under the Times Mirror Cable Television, Inc. Pension Plan (the "Times Mirror Cable Plan") in conjunction with the Times Mirror Employee Stock Ownership Plan. On December 31, 1992, the Times Mirror Cable Plan was merged with the Times Mirror Pension Plan.

Net periodic pension expense for 1993 and 1994 was estimated by an actuary under the assumption that the Times Mirror Cable Plan continued to be a stand-alone plan. This expense was allocated to the Ashland and Defiance Clusters based on its salary expense as a percentage of total TMCT salary expense.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of," was issued. This Statement requires that long-lived assets and certain intangibles be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, with any impairment losses being reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Long-lived assets and certain intangibles to be disposed of are required to be reported at the lower

                         ASHLAND AND DEFIANCE CLUSTERS
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

of carrying amount or fair value less cost to sell. CCI, including the Ashland and Defiance Clusters, adopted SFAS No. 121 in the first quarter of 1996. The effect on the combined financial statements upon adoption of SFAS No. 121 was not significant.

(3) CASH MANAGEMENT SYSTEM

The Ashland and Defiance Clusters participate in CEI's cash management system, whereby the bank sends daily notification of checks presented for payment. CEI transfers funds from other sources to cover the checks presented for payment. Prior to February 1, 1995, the Ashland and Defiance Clusters participated in a similar cash management system with Times Mirror.

(4) PLANT AND EQUIPMENT

Plant and equipment is summarized as follows (Thousands of Dollars):

                                        -------------------------
                                         Successor   Predecessor
                                        December 31, December 31,
                                            1995         1994
                                        ------------ ------------
   Land                                   $     5      $     10
   Buildings and building improvements        207           646
   Transmission and distribution plant     30,235        34,543
   Miscellaneous equipment                    343           472
   Construction in progress                     3            59
                                          -------      --------
       Plant and equipment, at cost        30,793        35,730
   Less accumulated depreciation           (5,172)      (17,634)
                                          -------      --------
       Net plant and equipment            $25,621      $ 18,096
                                          =======      ========

(5) INTANGIBLE ASSETS

Intangible assets are summarized as follows (Thousands of Dollars):

                                  -------------------------
                                   Successor   Predecessor
                                  December 31, December 31,
                                      1995         1994
                                  ------------ ------------
   Goodwill                         $113,523     $60,907
   Other                                             134
                                    --------     -------
       Total                         113,523      61,041
   Less accumulated amortization      (2,727)     (9,831)
                                    --------     -------
       Net intangible assets        $110,796     $51,210
                                    ========     =======

                         ASHLAND AND DEFIANCE CLUSTERS
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


(6) INCOME TAXES

Income tax expense (benefit) is summarized as follows (Thousands of Dollars):

                       ---------------------------------------
                         Successor          Predecessor
                       ------------- -------------------------
                       Eleven Months  One Month   Year Ended
                           Ended        Ended    December 31,
                       December 31,  January 31, -------------
                           1995         1995      1994   1993
                       ------------- ----------- ------ ------
Current:
  Federal                 $3,054        $248     $2,866 $2,614
  State                      837          70        818    652
                          ------        ----     ------ ------
    Total current          3,891         318      3,684  3,266
Deferred:
  Federal                   (113)        (68)       183    250
  State                      (29)         (2)       115     43
                          ------        ----     ------ ------
    Total deferred          (142)        (70)       298    293
                          ------        ----     ------ ------
    Total income taxes    $3,749        $248     $3,982 $3,559
                          ======        ====     ====== ======

The tax effects of significant temporary differences which comprise the net deferred tax liabilities are as follows (Thousands of Dollars):

                                   --------------
                                   December 31,
                                   --------------
                                    1995    1994
                                   ------  ------
   Plant and equipment             $7,942  $3,408
   Other                             (298)   (261)
                                   ------  ------
       Net deferred tax liability  $7,644  $3,147
                                   ======  ======

Income tax expense computed using the United States federal statutory rates is reconciled to the reported income tax provisions as follows:

                                    ----------------------------------------
                                      Successor          Predecessor
                                    ------------- --------------------------
                                    Eleven Months  One Month   Year Ended
                                        Ended        Ended    December 31,
                                    December 31,  January 31, --------------
                                        1995         1995      1994    1993
                                    ------------- ----------- ------  ------
Federal statutory income tax rate          35%         35%        35%     35%
Computed tax expense at federal
 statutory rates on income before
 income taxes                          $1,203        $224     $2,747  $2,483
State income taxes (net of federal
 tax benefit)                             534          33        560     424
Acquisition adjustments                 2,033          44        543     541
1% increase in enacted tax rate                                           76
Other, net                                (21)        (53)       132      35
                                       ------        ----     ------  ------
    Income tax provision               $3,749        $248     $3,982  $3,559
                                       ======        ====     ======  ======

                         ASHLAND AND DEFIANCE CLUSTERS
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


(7) RETIREMENT PLANS

As a result of the acquisition of TMCT by CCI, effective January 1, 1996, CEI established the Cox Communications, Inc. Pension Plan (the "CCI Plan"), a noncontributory defined benefit plan for substantially all of CCI's employees including Ashland and Defiance Clusters' employees. The Ashland and Defiance Clusters employees will become participants in the CCI Plan retroactive to the Merger date of February 1, 1995. The CCI Plan will be established with a transfer of plan assets from CEI and Times Mirror. The CCI Plan assets are expected to have an estimated fair value equal to or greater than the projected benefit obligation attributable to substantially all of the Ashland and Defiance Clusters employees. Prior to February 1, 1995, substantially all of the Ashland and Defiance Clusters' employees participated in a similar defined benefit plan provided by TMCT. Several of the Ashland and Defiance Clusters' employees were covered under a separate defined benefit plan funded by the Communication Workers of America.

Assumptions used in the actuarial computations were:

                                                ----------------
                                                 December 31,
                                                ----------------
                                                1995  1994  1993
                                                ----  ----  ----
   Discount rate                                7.25% 8.25% 7.50%
   Rate of increase in compensation levels      5.00  6.00  6.25
   Expected long-term rate of return on assets  9.00  9.50  9.75

Total pension expense allocated to the Ashland and Defiance Clusters was $53,000, $44,000, $0, and $64,000 for the years ended December 31, 1993 and
1994, for the one-month period ended January 31, 1995, and the eleven-month period ended December 31, 1995, respectively.

Beginning February 1, 1995, CEI provides certain health care and life insurance benefits to substantially all retirees of CEI and its subsidiaries, Postretirement expense allocated to the Ashland and Defiance Clusters by CEI was $14,000 for the eleven months ended December 31, 1995.

The funded status of the portion of the postretirement plan covering the employees of the Ashland and Defiance Clusters is not determinable. The accumulated postretirement benefit obligation for the postretirement plan of CEI substantially exceeded the fair value of assets held in the plan at December 31, 1995.

Beginning February 1, 1995, substantially all of the Ashland and Defiance Clusters employees were eligible to participate in the savings and investment plan of CEI. Under the terms of the plan, the Ashland and Defiance Clusters match 50% of employee contributions up to a maximum of 6% of the employee's base salary. Prior to February 1, 1995, the Ashland and Defiance Clusters employees were eligible to participate in a similar savings and investment plan with Times Mirror. The Ashland and Defiance Clusters' expense under the plan was $39,000, $43,000, $3,000, and $44,000 for the years ended December 31, 1993 and 1994, for the one-month period ended January 31, 1995, and the eleven-month period ended December 31, 1996, respectively.

(8) TRANSACTIONS WITH AFFILIATED COMPANIES

The Ashland and Defiance Clusters borrow funds for working capital and other needs from CEI. Certain management services are provided to the Ashland and Defiance Clusters by CCI and CEI. Such services include legal, corporate secretarial, tax, treasury, internal audit, risk management, benefits administration, and other support services. Prior to February 1, 1995, the Ashland and Defiance Clusters had similar arrangements with Times Mirror. The Ashland and Defiance Clusters were allocated expenses for the years ended December 31, 1993 and 1994, for the one-month period ended January 31, 1995, and the eleven-month period ended December 31, 1995 of approximately $1,040,000, $1,298,000, $117,000, and $1,513,000, respectively, related to these services. Such expenses are estimated by management and are generally allocated based on the number of customers served. Management believes that these allocations were made, on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Ashland and Defiance Clusters contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third-parties to determine what the cost of

                         ASHLAND AND DEFIANCE CLUSTERS
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(8) TRANSACTIONS WITH AFFILIATED COMPANIES (CONTINUED)

obtaining such services from third parties would have been. The fees and expenses to be paid by the Ashland and Defiance Clusters are subject to change.

The amounts due from affiliate represent the net of various transactions, including those described above. Prior to February 1, 1995, amounts due from/to Times Mirror bore interest at Times Mirror's estimated ten-year financing rate and ranged between 6% and 8% between 1993 and 1994. Interest income for 1993 and 1994 was $133,000 and $434,000, respectively. Effective February 1, 1995, advances to affiliate are noninterest-bearing.

In accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Ashland and Defiance Clusters have estimated the fair value of its intercompany advances. Given the short-term nature of these advances, the carrying amounts reported in the balance sheets approximate fair value.

(9) COMMITMENTS AND CONTINGENCIES

The Ashland and Defiance Clusters lease office facilities and various items of equipment under noncancelable operating leases. Rental expense under operating leases amounted to $119,000 and $122,000 for the years ended December 31, 1993 and 1994 and $163,000 for the eleven-month period ended December 31, 1995. Future minimum lease payments as of December 31, 1995 for all noncancelable operating leases are as follows (Thousands of Dollars),

   1996        $126
   1997         103
   1998          59
   1999          50
   2000          42
   Thereafter     4
               ----
       Total   $383
               ====

At December 31, 1995, the Ashland and Defiance Clusters had outstanding purchase commitments totaling approximately $2,000.

The Ashland and Defiance Clusters are a party to various legal proceedings that are ordinary and incidental to its business. Management does not expect that any legal proceedings currently pending will have a material adverse impact on the Ashland and Defiance Clusters' combined financial position or combined results of operations.

(10) RATE REGULATION AND OTHER DEVELOPMENTS

In 1993 and 1994, the FCC adopted rate regulations required by the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which utilized a benchmark price cap system, or alternatively a cost-of-service regime, for establishing the reasonableness of existing basic and cable programming service rates. The regulations resulted in, among other things, an overall reduction of up to 17% in basic rates and other charges in effect on September 30, 1992, before inflationary and other allowable adjustments, if those rates exceeded the revised per-channel benchmarks established by the FCC and could not otherwise be justified under a cost-of-service showing.

In September 1995, the FCC authorized a new, alternative method of implementing rate adjustments which will allow cable operators to increase rates for programming annually on the basis of projected increases in external costs rather than on the basis of cost increases incurred in the preceding quarter.

Many franchising authorities have become certified by the FCC to regulate rates charged by the Ashland and Defiance Clusters for basic cable service and associated basic cable service equipment. Some local franchising authority decisions have been rendered that were adverse to the Ashland and Defiance Clusters. In addition, a number of such franchising authorities and customers of the Ashland and Defiance Clusters filed complaints with the FCC regarding the rates charged for cable programming services.

                         ASHLAND AND DEFIANCE CLUSTERS
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


(10) RATE REGULATION AND OTHER DEVELOPMENTS (CONTINUED)

In September 1995, CCI and the Cable Services Bureau of the FCC reached a settlement in the form of a resolution of all outstanding rate complaints covering the CCI, the Ashland and Defiance Clusters, and the former Times Mirror cable television systems. In December 1995, the FCC approved the Resolution which, among other things, provided for refunds ($115,000 to the Ashland and Defiance Clusters' customers) in January 1996, and the removal of additional outlet charges for regulated services from all of the Times Mirror cable television systems, which accounts for a majority of the refund amounts. The resolution also finds that the Ashland and Defiance Clusters' cable programming services tier rates as of June 30, 1995 are not unreasonable. At December 31, 1995, refunds under the resolution were fully provided for in the Ashland and Defiance Clusters' financial statements.

On February 1, 1996, Congress passed the Telecommunications Competition and Deregulation Act of 1996 ("the 1996 Act") which was signed into law by the President on February 8, 1996, The 1996 Act is intended to promote substantial competition in the delivery of video and other services by local telephone companies (also known as local exchange carriers or "LECs") and other service providers, and permits cable television operators to provide telephone services.

Among other provisions, the 1996 Act deregulates the Cable Programming Services ("CPS") tier of large cable television operators on March 31, 1999 and upon enactment, the CPS rates of small cable television operators where a small cable operator serves 50,000 or fewer subscribers, revises the procedures for filing a CPS complaint, and adds a new effective competition test.

The 1996 Act establishes local exchange competition as a national policy by preempting laws that prohibit competition in the telephone local exchange and by establishing uniform requirements and standards for entry, competitive carrier interconnection, and unbundling of LEC monopoly services. Both the FCC and state commissions have substantial new responsibilities to promote the 1996 Act's competition policy. Depending on the degree and form of regulatory flexibility afforded the LECs as part of the 1996 Act's implementation, the Ashland and Defiance Clusters' ability to offer competitive telephony services may be adversely affected.

The 1996 Act repeals the cable television/telephone cross-ownership ban and allows LECs and other common carriers, as well as cable systems providing local exchange service, to provide video programming services as either cable operators or as open video system ("OVS") operators within their service areas upon certification from the FCC and pursuant to regulations which the FCC is required to adopt. The 1996 Act exempts OVS operators from many of the regulatory obligations that currently apply to cable operators such as rate regulation and franchise fees, although other requirements are still applicable. OVS operators, although not subject to franchise fees as defined by the 1992 Cable Act may be subject to fees charged by local franchising authorities or other governmental entities in lieu of franchise fees.

                         INDEPENDENT AUDITORS' REPORT

The Partners
C4 Media Cable Southeast, Limited Partnership
Lockney, Texas 79241

We have audited the consolidated balance sheets of C4 Media Cable Southeast, Limited Partnership and its subsidiary (the Partnership) as of December 31, 1995, and 1994, and the related consolidated statements of loss, partners' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C4 Media Cable Southeast Limited Partnership and its subsidiary as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, the Partnership sold substantially all assets on February 1, 1996. The sales price was not sufficient to satisfy the liabilities of the Partnership. The remaining unpaid principal and interest on Senior and Junior loans have been due and payable since September 30, 1990. These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 7. The historical consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       Williams, Rogers, Lewis & Co., P.C.

Plainview, Texas
March 11, 1996

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                            --------------------------
                                                1995          1994
                                            ------------  ------------
                  ASSETS
Current Assets
  Cash                                      $    203,955  $    204,255
  Accounts Receivable, Net                       168,823       141,025
  Prepaid Expense and Other                      211,289       201,952
                                            ------------  ------------
    Total Current Assets                         584,067       547,232
                                            ------------  ------------
Property, Plant and Equipment
  Plant and Equipment                         41,057,969    39,251,506
  Less: Accumulated Depreciation             (20,386,652)  (16,172,050)
                                            ------------  ------------
  Net Property, Plant and Equipment           20,671,317    23,079,456
                                            ------------  ------------
Other Assets
  Deposits and Other                              17,314        17,899
  Franchises, Net                              2,967,669     4,031,170
  Acquisition Costs, Net                         874,863     1,148,913
  Covenant Not to Compete                            -0-           -0-
                                            ------------  ------------
    Total Other Assets                         3,859,846     5,197,982
                                            ------------  ------------
    Total Assets                            $ 25,115,230  $ 28,824,670
                                            ============  ============
     LIABILITIES AND PARTNERS' DEFICIT
Current Liabilities
  Accounts Payable                          $    735,138  $    691,305
  Other Current Liabilities                      393,423       568,455
  Accrued Interest Payable                    30,022,386    24,315,384
  Notes Payable                               60,165,844    60,165,844
                                            ------------  ------------
    Total Current Liabilities                 91,316,791    85,740,988
                                            ------------  ------------
Minority Interest                               (371,926)     (268,729)
                                            ------------  ------------
Partners' Deficit
  General Partners                           (65,829,635)  (56,647,589)
                                            ------------  ------------
    Total Liabilities and Partners' Deficit $ 25,115,230  $ 28,824,670
                                            ============  ============


    The accompanying notes are an integral part of the financial statements.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                        CONSOLIDATED STATEMENTS OF LOSS
                           DECEMBER 31, 1995 AND 1994

                                          ------------------------
                                             1995         1994
                                          -----------  -----------
REVENUE
  Cable Service                           $11,755,860  $11,231,123
                                          -----------  -----------
EXPENSE
  Programming Costs                         3,003,682    2,602,692
  Salaries                                  1,124,203    1,046,895
  Other Operating Expenses                  2,607,023    2,642,777
  Management Fees                             545,641      561,114
  Depreciation                              4,214,602    4,113,809
  Amortization                              1,337,551    1,575,551
  Interest                                  8,208,401    7,447,251
                                          -----------  -----------
                                           21,041,103   19,990,089
                                          -----------  -----------
  Loss Before Minority Interest            (9,285,243)  (8,758,966)
  Minority Interest in Loss of Subsidiary     103,197      116,472
                                          -----------  -----------
NET LOSS                                  $(9,182,046) $(8,642,494)
                                          ===========  ===========



    The accompanying notes are an integral part of the financial statements.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                  CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                            ----------------------------------------------
                                         Class A
                             General     General     Limited
                            Partners     Partners    Partners    Total
                            ---------  ------------  -------- ------------
BALANCE, DECEMBER 31, 1993  $(539,910) $(47,465,185)   $-0-   $(48,005,095)
  Loss, 1994                  (86,425)   (8,556,069)    -0-     (8,642,494)
                            ---------  ------------    ----   ------------
BALANCE, DECEMBER 31, 1994   (626,335)  (56,021,254)    -0-    (56,647,589)
  Loss, 1995                  (91,820)   (9,090,226)    -0-     (9,182,046)
                            ---------  ------------    ----   ------------
BALANCE, DECEMBER 31, 1995  $(718,155) $(65,111,480)   $-0-   $(65,829,635)
                            =========  ============    ====   ============



    The accompanying notes are an integral part of the financial statements.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                ------------------------
                                                   1995         1994
                                                -----------  -----------
CASH FLOW FROM OPERATING ACTIVITIES:
Net Loss                                        $(9,182,046) $(8,642,494)
Adjustments to reconcile net loss to net cash:
  Minority interest in loss of subsidiary          (103,197)    (116,472)
  Depreciation                                    4,214,602    4,113,809
  Amortization                                    1,337,551    1,575,551
  Changes in Assets and Liabilities:
    Accounts receivable                             (27,798)       2,330
    Prepaid expenses and other                       (8,752)      (7,701)
    Accounts payable                                 43,833       20,388
    Other liabilities                              (175,032)      51,392
    Accrued interest                              5,707,002    3,928,106
                                                -----------  -----------
  Net cash provided by operating activities       1,806,163      924,909
                                                -----------  -----------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of plant, equipment and other assets  (1,806,463)    (854,999)
                                                -----------  -----------
    Net cash used in investing activities        (1,806,463)    (854,999)
                                                -----------  -----------
  Net Increase (Decrease) in Cash                      (300)      69,910
  Cash, Beginning of Year                           204,255      134,345
                                                -----------  -----------
  Cash, End of Year                             $   203,955  $   204,255
                                                ===========  ===========
Supplemental Disclosure for Statements of Cash
 Flows:
  Cash Paid for Interest                          2,470,936    3,519,145
Non-Cash Investing Activities:
  Deposit added to cost of plant and equipment          -0-       39,622


    The accompanying notes are an integral part of the financial statements.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Entities:

C4 Media Cable Southeast, Limited Partnership and its subsidiary (the "Partnership") is a Delaware limited partnership organized to own and operate cable television systems in various communities throughout Virginia, Tennessee, and Georgia. The Partnership provides basic and pay cable television service to approximately 40,500 subscribers in these states. General partners are C4 Media Cable, Inc. and C4 Media Cable Employees Investment Corporation. C4 Media Cable, Inc. also participates as a limited partner. Under a letter agreement dated May 9, 1992, Philips Credit Corporation ("Philips") has exercised its rights under certain pledge agreements to exercise voting control over all partnership interests. Accordingly, effective October 30, 1992, C4 Media Cable, Inc. was replaced by Southeast Cable, Inc., a corporate affiliate of Philips, as the managing general partner. The managing general partner utilized Doucette Management Company ("DMC") as the business manager for the Partnership until December 30, 1993 at which time the management agreement was assigned to Cablevision of Texas III, LP ("CAB III"). See note 4.

Principles of Consolidation:

The consolidated financial statements include the accounts of C4 Media Cable Southeast, Limited Partnership and County Cable Company, Limited Partnership of which the Partnership is an 80% owner and general partner. All significant intercompany transactions have been eliminated.

Revenue Recognition:

The Partnership recognizes cable service revenue on the accrual basis in the month the cable service is provided. Payments received in advance are included in deferred revenue until the month the service is provided at which time they are recognized as income.

Property, Plant, Equipment and Depreciation:

Property, plant and equipment used in the business are stated at cost and depreciated over estimated useful lives generally on the straight line method for financial statement purposes. Expenditures which significantly increase asset values or extend useful lives are capitalized, limited by projected recoverability of such current year expenditures in the ordinary course of business from expected future revenue.

The useful lives of property, plant and equipment for purposes of computing depreciation range from 3 to 10 years.

Franchises:

The company has been granted rights to operate within the locations wherein it has cable television systems. Such franchises grant certain operating rights and impose certain costs and restrictions. The Partnership pays its franchise fees annually on most of its locations based upon either gross or basic service revenues. Franchise fee expense for the years ended December 31, 1995 and 1994 was $327,088 and $303,375, respectively.

Such franchises have varying lives and are renewable at the discretion of the franchise's governing boards. For financial statement purposes, franchise costs acquired in connection with the purchase of cable systems are being amortized over the remaining average lives of the related cable television franchises at the date of acquisition, which approximates 7 to 13 years. Franchise amortization expense for the years ended December 31, 1995 and 1994 was $1,063,501 in each year.

Acquisition Costs:

Acquisition costs are those costs incurred related to the acquisition of new systems. For financial statement purposes, such costs are amortized by using the straight-line method over 10 years. Amortization expense for acquisition costs for the years ended December 31, 1995 and 1994 was $274,050, and $274,050, respectively.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)

Covenants Not to Compete:

The portion of the purchase price of systems allocated to non-competition agreements with former owners is capitalized and amortized by using the straight-line method over the life of the agreements. Amortization expense for non-competition agreements for the year ended December 31, 1994 was $238,000.

Income Taxes:

The partnership does not pay federal income tax, but is a pass through entity so that partners are taxed on their share of partnership earnings. Partnership net income or loss is allocated to each partner under a formula established in the partnership agreement.

Cash Equivalents:

For cash flow purposes, cash equivalents are cash and cash items with a maturity of less than 90 days.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(2) ACCOUNTS RECEIVABLE, NET

Following is a summary of accounts receivable at December 31, 1995 and 1994:

                                              ------------------
                                                1995      1994
                                              --------  --------
   Trade Accounts                             $175,671  $146,239
   Other                                           281       642
   Related Parties (4)                             -0-   194,873
   Less: Allowance for Doubtful Accounts (4)    (7,129) (200,729)
                                              --------  --------
                                              $168,823  $141,025
                                              ========  ========

(3) NOTES PAYABLE

Following is a summary of notes payable at December 31, 1995 and 1994:

                                                        -----------------------
                                                           1995        1994
                                                        ----------- -----------
Senior loan payable to Philips, due September 30,
 1990, interest due at prime +2.25%, secured by
 substantially all assets of the partnership and the
 pledge of partnership interests. In addition, the
 loan is collateralized by the pledge of all stock
 held in C4 Media Cable, Inc. and C4 Media Cable,
 Employees Investment Corporation by the President and
 Chairman of C4 Media Cable, Inc.                       $44,185,831 $44,185,831
Junior Loan payable to Philips, due September 30, 1990
 interest due at 20%, secured by substantially all
 assets of the partnership and the pledge of
 partnership interests. In addition, the loan is
 collateralized by the pledge of all stock held in C4
 Media Cable, Inc. and C4 Media Cable Employees
 Investment Corporation by the President and Chairman
 of C4 Media Cable, Inc.                                 15,980,013  15,980,013
                                                        ----------- -----------
    Total                                               $60,165,844 $60,165,844
                                                        =========== ===========

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) NOTES PAYABLE (CONTINUED)

The Philips notes contain performance covenants concerning homes passed, subscriber levels, miles of plant, etc., some of which the Partnership had violated as of December 31, 1995 and 1994. Philips has not waived compliance with these provisions.

All notes payable and accrued interest to Philips were due September 30, 1990. Philips has not extended the due date of the notes and has the right to demand payment at any time. A significant amount of accrued interest and principle was paid when substantially all operating assets of the Partnership were sold February 1, 1996. See note 7.

(4) RELATED PARTY TRANSACTIONS

Effective October 30, 1992, C4 Media Cable, Inc. was replaced by Southeast Cable, Inc., a corporate affiliate of Philips, as the managing general partner. Effective May 10, 1992 under the provisions of an agreement with Philips, the Partnership terminated its management agreement with C4 Media Cable, Inc. and entered into a management agreement with DMC for a term extending to December 30, 1993. At December 30, 1993 the management agreement was assigned to CAB III. The agreement provides for fixed fees and the reimbursement of direct expenses incurred on behalf of the Partnership as defined in the agreement. Management fees paid under these agreements for the years ended December 31, 1995 and 1994 were $545,641 and $550,214, respectively. Other fees and expense reimbursements paid under the agreements for the years ended December 31, 1995 and 1994 were $120,000 and are included in Other Operating Expenses.

Other related parties include Caribbean Cable TV ("CCTV") and MCT Cablevision ("MCT"). Related party lending was done without independent business judgment, terms, collateral or a method of settlement. Due to the manner in which this lending was done and questions surrounding the collectability of these accounts, all the related party receivables were reserved in the allowance for doubtful accounts prior to 1994 and were written off in 1995. See note 2. Related party receivables at December 31, 1994 were as follows:

                         --------
                           1994
                         --------
   CCTV                  $ 23,965
   MCT                     35,968
   C4 Media Cable, Inc.   134,940
                         --------
                         $194,873
                         ========

The Partnership purchased leasehold improvements from J-D Partnership, Ltd. ("J-D") for the Lockney, Texas office of $5,366 on April 24, 1995. J-D is a limited partnership 99% owned by James and Denise Doucette (Doucette). Doucette is also the managing general partner and owns 62% of CAB III, as well as being the sole stockholder of DMC, an S-Corporation. The Partnership paid a management fee to Doucette of $10,900 for the year ended December 31, 1994.

(5) COMMITMENTS

The Company has certain obligations under pole rental agreements, tower site leases, etc. for assets utilized in the operation of the systems. These are mostly short term agreements. Expenses charged to operations for the periods ended December 31, 1995 and 1994 were $536,368 and $518,837, respectively, and are included in Other Operating Expenses.

(6) CONTINGENCIES

The Company is to a significant degree self-insured for risks consisting primarily of physical loss to property and plant. The headend equipment is insured, but the plant itself is not and represents a potential exposure for the Company. Management is of the opinion that the various systems' distance from each other make the likelihood of a complete loss to the plant unlikely.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(7) SUBSEQUENT EVENT AND CONSIDERATION OF ABILITY TO CONTINUED AS A GOING
   CONCERN

The accompanying financial statements have been prepared assuming the Partnership will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

On February 1, 1996 substantially all assets of the Partnership were sold to FrontierVision Operating Partners, L.P. The agreement had a stated sales price of $48,000,000 and a net payment amount of $46,237,708 after escrow holdback of $1,375,200 and other adjustments. At the date of the auditors' report the Partnership was still liable for the remaining balance of the note payable to Philips with no significant assets to satisfy that liability, and the escrow items remain open.

An unaudited pro forma consolidated balance sheet is presented below giving effect to the sale as if it had occurred December 31, 1995 including escrowed items. The pro forma information is presented for the purpose of additional analysis and is not a required part of the basic consolidated financial statements.

                                                ------------
                                                 Pro Forma
                                                 Unaudited
                                                    1995
                                                ------------
   Current Assets                               $    685,773
   Other Assets                                    1,392,514
                                                ------------
       Total Assets                             $  2,078,287
                                                ============
   Current Liabilities                          $ 45,303,939
   Partners' Deficit                             (43,225,652)
                                                ------------
       Total Liabilities and Partners' Deficit  $  2,078,287
                                                ============

The Partnership has been unable to pay all of its principle and interest as required under its loan agreements since the loans matured September 30, 1990.

These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. The historical consolidated financial statements do not include any adjustments that might result from this sale of assets or this uncertainty. Management has not fully evaluated the options for the Partnership subsequent to the sale.

                         INDEPENDENT AUDITORS' REPORT

American Cable Entertainment of Kentucky-Indiana, Inc.

We have audited the accompanying balance sheets of American Cable Entertainment of Kentucky-Indiana, Inc. (the "Company") as of December 31, 1995 and 1994 and the related statements of operations, shareholders' deficiency and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of American Cable Entertainment of Kentucky-Indiana, Inc. as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that American Cable Entertainment of Kentucky-Indiana, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is unable to meet its scheduled debt maturity repayments which raises substantial doubt about the Company's ability to continue as a going concern. Consequently, the Company has entered into an agreement to sell substantially all of its assets, has entered into agreements with its creditors who have consented, under certain circumstances, to forbear taking any action against the Company pending the sale of the Company's assets and has filed a prepackaged bankruptcy under Chapter 11 of the Federal Bankruptcy Code. Management's plans in regard to these matters are described further in Note 1. The accompanying financial statements do not purport to reflect or provide for the consequences of the sale of the Company or the filing of the prepackaged bankruptcy. In particular, such financial statements do not purport to show the realizable value of assets or liabilities on a liquidation basis nor do they include any adjustments that might result from the outcome of these uncertainties.

The accompanying balance sheet as of September 30, 1996, and the statements of operations, cash flows and shareholders' deficiency for the nine-month period ended September 30, 1996 were not audited by us and, accordingly, we do not express an opinion on them. As described in Note 10, these unaudited financial statements have not been prepared in accordance with Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," which is required under generally accepted accounting principles for entities that have filed petitions with the Bankruptcy Court and expect to reorganize as going concerns under Chapter 11. Pre-petition liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date have not been segregated on the September 30, 1996 balance sheet or reported based on the expected amount of the allowed claims. Expenses directly related to the reorganization of the Company since the filing of the prepackaged bankruptcy have not been separately disclosed and interest on the Company's Step Coupon Senior Subordinated Notes and Junior Subordinated Debentures continued to be accrued during the bankruptcy period although such interest was not probable of being paid in the future.

DELOITTE & TOUCHE LLP
Stamford, CT
March 15, 1996 (Except for Note 1, as to which the date is August 1, 1996.)

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                                 BALANCE SHEETS

                                     -----------------------------------------
                                     September 30,  December 31,  December 31,
                                         1996           1995          1994
                                     -------------  ------------  ------------
                                       Unaudited
              ASSETS
Investment in Cable Television
 Systems:
Land and land improvements           $    247,561   $    247,561  $    247,561
Vehicles                                1,811,308      1,702,997     1,507,850
Buildings and improvements              1,007,624        998,414       967,794
Office furniture and equipment            812,985        802,377       733,465
CATV distribution systems and
 related equipment                     55,094,378     51,757,161    49,161,506
                                     ------------   ------------  ------------
Total Fixed Assets                     58,973,856     55,508,510    52,618,176
Less accumulated depreciation          32,840,157     28,897,790    23,683,730
                                     ------------   ------------  ------------
Total Fixed Assets--net                26,133,699     26,610,720    28,934,446
Franchise costs--net                      278,753      2,785,425     5,964,805
Subscriber lists--net                     154,331      1,543,307     3,531,021
Covenant not to compete--net                8,068         80,682       242,045
                                     ------------   ------------  ------------
Investment in cable television
 systems--net                          26,574,851     31,020,134    38,672,317
Goodwill--net                           3,499,898      3,579,784     3,686,299
Deferred Charges--net                     134,767        371,691       963,949
Cash and Cash Equivalents                 907,718      3,704,823     3,427,849
Accounts Receivable--less allowance
 for doubtful accounts of $313,661
 in 1996, $240,212 in 1995 and
 $195,736 in 1994                         859,836        304,734       276,709
Prepaid and Other                         387,763        197,802       194,514
                                     ------------   ------------  ------------
Total Assets                         $ 32,364,833   $ 39,178,968  $ 47,221,637
                                     ============   ============  ============
   LIABILITIES AND SHAREHOLDERS'
             DEFICIENCY
Liabilities:
Notes and loans payable              $187,404,112   $182,430,902  $167,707,411
Accrued interest--Senior debt                   0      1,314,032       329,004
Accrued interest--Senior/Junior
 Subordinated Debentures               10,537,714      3,068,862     4,345,047
Accounts payable and accrued
 expenses                               5,019,665      4,244,348     3,973,224
Unearned income                           146,702        124,109       124,344
Converter deposits                        126,852        134,366       136,588
                                     ------------   ------------  ------------
Total Liabilities                     203,235,045    191,316,619   176,615,618
                                     ------------   ------------  ------------
Commitments (See Note 7)
Shareholders' Deficiency:
Capital stock--all series                  10,000         10,000            26
Additional paid-in capital              1,490,000      1,490,000     1,499,974
Deficit                              (172,370,212)  (153,637,651) (130,893,981)
                                     ------------   ------------  ------------
Total shareholders' deficiency       (170,870,212)  (152,137,651) (129,393,981)
                                     ------------   ------------  ------------
Total Liabilities and Shareholders'
 Deficiency                          $ 32,364,833   $ 39,178,968  $ 47,221,637
                                     ============   ============  ============

                       See notes to financial statements.

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                            STATEMENTS OF OPERATIONS

                          -------------------------------------------------------
                             For the
                           Nine Months   For the Year  For the Year  For the Year
                              Ended         Ended         Ended         Ended
                          September 30,  December 31,  December 31,  December 31,
                              1996           1995          1994          1993
                          -------------  ------------  ------------  ------------
                            Unaudited
Revenue                   $ 22,911,386   $ 28,088,127  $ 25,879,525  $ 24,976,818
                          ------------   ------------  ------------  ------------
COSTS AND EXPENSES:
Operating expenses           8,681,583     10,880,854     9,388,813     8,699,878
Selling, general and
 administrative expenses     3,884,865      4,948,493     4,912,150     4,743,783
Management fees                696,942        842,644       819,095       749,305
Depreciation and
 amortization                8,265,739     11,284,315    18,054,371    18,231,734
Expenses incurred in
 connection with
 override and
 forbearance agreements        912,865        557,664             0             0
                          ------------   ------------  ------------  ------------
Total costs and expenses    22,441,994     28,513,970    33,174,429    32,424,700
                          ------------   ------------  ------------  ------------
Operating income (loss)        469,392       (425,843)   (7,294,904)   (7,447,882)
Interest expense--net       19,201,953     22,366,189    20,241,202    18,410,503
Net gain on sale of
 cable television system
 and marketable
 securities                          0         48,362     1,266,020             0
                          ------------   ------------  ------------  ------------
Net Loss                  $(18,732,561)  $(22,743,670) $(26,270,086) $(25,858,385)
                          ============   ============  ============  ============




                       See notes to financial statements.

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                     STATEMENTS OF SHAREHOLDERS' DEFICIENCY
             FOR THE NINE MONTHS ENDED SEPTEMBER, 1996 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                          --------------------------------------------------------------------
                                      Common Stock
                          --------------------------------------
                           Number of
                             Shares                   Additional                     Total
                           Issued and       Par        Paid-in                   Shareholders'
                          Outstanding      Value       Capital       Deficit      Deficiency
                          ------------- ------------- ----------  -------------  -------------
                             Class         Class
                          ------------- -------------
                            A      D     A       D
                          -----  ------ ----  -------
Balance at January 1,
 1993                       255         $ 26          $1,499,974  $ (78,765,510) $ (77,265,510)
  Net Loss                                                          (25,858,385)   (25,858,385)
                          -----  ------ ----  ------- ----------  -------------  -------------
Balance at December 31,
 1993                       255           26           1,499,974   (104,623,895)  (103,123,895)
  Net Loss                                                          (26,270,086)   (26,270,086)
                          -----  ------ ----  ------- ----------  -------------  -------------
Balance at December 31,
 1994                       255           26           1,499,974   (130,893,981)  (129,393,981)
  Net Loss                                                          (22,743,670)   (22,743,670)
Recapitalization of
 Common Stock              (254) 99,999  (26) $10,000     (9,974)
                          -----  ------ ----  ------- ----------  -------------  -------------
Balance at December 31,
 1995                         1  99,999    0   10,000  1,490,000   (153,637,651)  (152,137,651)
  Net Loss Unaudited                                                (18,732,561)   (18,732,561)
                          -----  ------ ----  ------- ----------  -------------  -------------
Balance at September 30,
 1996 Unaudited               1  99,999 $  0  $10,000 $1,490,000  $(172,370,212) $(170,870,212)
                          =====  ====== ====  ======= ==========  =============  =============


                       See notes to financial statements

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                            STATEMENTS OF CASH FLOWS

                          -------------------------------------------------------
                             For the       For the       For the
                           Nine Months       Year          Year      For the year
                              Ended         Ended         Ended         Ended
                          September 30,  December 31,  December 31,  December 31,
                              1996           1995          1994          1993
                          -------------  ------------  ------------  ------------
                            Unaudited
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net loss                  $(18,732,561)  $(22,743,670) $(26,270,086) $(25,858,385)
Adjustments to reconcile
 net loss to net cash
 (used in) provided by
 operating activities:
  Depreciation               3,980,667      5,257,085     6,397,956     5,452,940
  Amortization               4,285,072      6,027,230    11,656,415    12,778,794
  Accretion of discount
   on step coupon senior
   subordinated notes        8,583,143     10,171,124     9,519,095     8,189,478
  Accretion of discount
   on junior
   subordinated
   debentures                4,429,619      5,416,469     4,820,269     4,231,918
  Net gain on sale of
   cable television
   system, marketable
   securities, and other
   assets                            0        (48,362)   (1,266,020)
  Change in assets and
   liabilities:
    Decrease (increase)
     in accounts
     receivable               (555,102)       (28,025)      (94,868)       23,917
    Decrease (increase)
     in prepaid and
     other assets             (189,961)        (3,288)       51,799       (59,414)
    (Decrease) increase
     in accounts payable
     and accrued
     expenses                  775,317        271,124      (414,333)      169,808
    (Decrease) increase
     in accrued
     interest-senior
     debt                   (1,314,032)       985,028       129,505
    Increase (decrease)
     in converter
     deposits                   (7,514)        (2,222)         (237)       (9,384)
    Increase (decrease)
     in unearned income         22,593           (235)      (91,827)        9,518
                          ------------   ------------  ------------  ------------
Net cash provided by
 operating activities        1,277,241      5,302,258     4,437,668     4,929,190
                          ------------   ------------  ------------  ------------
CASH FLOWS USED IN
 INVESTING ACTIVITIES:
  Additions to reception
   and distribution
   facilities and
   equipment                (3,471,098)    (2,933,359)   (3,605,498)   (5,083,401)
  Net proceeds from sale
   of assets                         0         48,362     1,523,137
                          ------------   ------------  ------------  ------------
Net cash used in
 investing activities       (3,471,098)    (2,884,997)   (2,082,361)   (5,083,401)
                          ------------   ------------  ------------  ------------
CASH FLOWS USED IN
 FINANCING ACTIVITIES:
  Payments on senior
   bank loan                  (229,016)    (1,262,542)     (309,165)
  Payments on senior
   revolving credit
   facility                    (55,862)      (131,616)       (3,668)
  Payments on senior
   secured notes              (315,121)      (742,447)      (20,712)
  Increase in deferred
   Charges                           0                     (186,563)         (598)
  (Decrease) increase in
   obligations under
   capital lease                (3,249)        (3,682)        7,281
                          ------------   ------------  ------------  ------------
Net cash used in
 financing activities         (603,248)    (2,140,287)     (512,827)         (598)
                          ------------   ------------  ------------  ------------
Net (decrease) increase
 in cash and cash
 equivalents                (2,797,105)       276,974     1,842,480      (154,809)
Cash and cash
 equivalents at
 beginning of period         3,704,823      3,427,849     1,585,369     1,740,178
                          ------------   ------------  ------------  ------------
Cash and cash
 equivalents at end of
 period                   $    907,718   $  3,704,823  $  3,427,849  $  1,585,369
                          ============   ============  ============  ============
Supplemental disclosures
 of cash flow
 information:
Cash paid during the
 period for interest      $  6,002,809   $  6,900,613  $  5,952,791  $  6,038,557
                          ============   ============  ============  ============
Cash paid for
 restructuring costs           912,865              0             0             0
                          ============   ============  ============  ============

                       See notes to financial statements

            AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                         NOTES TO FINANCIAL STATEMENTS
                      Unaudited as to September 30, 1996

(1) DEBT MATURITIES AND THE SALE OF THE COMPANY

During the fourth quarter of 1995 the Company's senior debt obligations matured without being paid. In addition, the Company failed to make the full payment of interest on the Step Coupon Senior Subordinated Notes which became due in 1995.

Prompted by these payment defaults, effective December 31, 1995, the Company, its shareholders, and Kentucky-Indiana Management Company, Inc. ("KYMC"), which acts as manager for the Company, entered into two agreements: a "Forbearance Agreement" with its senior lenders; and an "Override Agreement" with the holders of its Senior Subordinated and Junior Subordinated Notes.

Under the terms of the Forbearance Agreement the senior lenders have agreed to forebear in the exercise of their rights and remedies with respect to the payment default described above as well as defaults with respect to certain specified financial covenants, through September 30, 1996 which allows the Company time to sell its assets in an orderly manner. It contains certain financial covenants as well as procedures that the Company and KYMC have agreed to follow during the sales process. Subsequent to September 30, 1996, certain financial covenants, which the Company is currently in default upon, revert back to the terms in the original agreements.

The Override Agreement requires that the Company undertake to sell substantially all of its assets, and to enter into a contract for sale and to consummate that sale in accordance with an agreed upon time schedule. It also contains certain financial covenants and procedures to be followed.

Effective July 15, 1996, the Company entered into an asset purchase agreement with FrontierVision Operating Partners, L.P. ("FrontierVision") for the sale of substantially all of the assets of the Company for $146 million, subject to certain purchase price adjustments. Due to the expected shortfall of payments to existing creditors from the sale proceeds, the Company filed a prepackaged bankruptcy under Chapter 11 of the Federal Bankruptcy code with the Federal Bankruptcy court on August 1, 1996. Management anticipates the sale to FrontierVision to be consummated in the fourth quarter of 1996, subject to the required regulatory approvals and the approval of the bankruptcy court.

As a result of the matters discussed above, Management does not believe that it is practical to estimate the fair value of the Company's debt facilities.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not reflect adjustments or provide for the potential consequences of the sale of the Company's assets. In particular, the financial statements do not purport to show the realizable value of assets on a liquidation basis or their availability to satisfy liabilities.

The accompanying balance sheet as of September 30, 1996, the statements of operations, and cash flows for the nine months ended September 30, 1996 and the statement of shareholders' deficiency for the nine months ended September 30, 1996 are unaudited but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for these interim periods in accordance with Generally Accepted Accounting Principles, except as disclosed in Note 10. The interim financial information as of and for the years ended September 30, 1996 included within the notes to the financial statements is also unaudited.

Formation of Company

On November 7, 1989 cable systems were purchased from Centel Cable Television Company to form Simmons Cable TV of Kentucky-Indiana, Inc. (the "Company"). The Company owns and operates cable systems in Kentucky and Indiana. On April 12, 1994 the Company changed its name to American Cable Entertainment of Kentucky-Indiana, Inc.

            AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                      Unaudited as to September 30, 1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Investment in Cable Television Systems

Reception and distribution facilities and equipment additions are stated at cost. Depreciation is provided using the straight-line method over the useful lives of the assets (four to ten years for CATV distribution facilities and related equipment, vehicles, building improvements and office furniture and equipment; forty years for buildings). Included in depreciation expense for the year ended December 31, 1994 were write-offs related to a rebuilt cable system of $942,850.

Franchise acquisition costs are amortized over the average remaining term of the franchises as of November 7, 1989 of seven years using the straight-line method, Accumulated amortization of franchise costs at September 30, 1996 and at December 31, 1995 and 1994 aggregated $21,976,905, $19,470,233 and
$16,290,853, respectively.

Covenants not to compete are amortized over the life of the agreements (five years). Accumulated amortization of such covenants at September 30, 1996 and at December 31, 1995, and 1994 aggregated $798,749, $726,315 and $564,772, respectively.

Subscriber lists are amortized over seven years. Accumulated amortization of subscriber lists at September 30, 1996, December 31, 1995 and 1994 aggregated $13,759,669, $12,370,693 and $10,382,979, respectively.

Deferred charges consist of $882,408 of organizational costs and $3,616,230 of loan acquisition costs at September 30, 1996. The loan acquisition costs are amortized over the average life of the related debt, and organizational costs are amortized over five years. Accumulated amortization at September 30, 1996 and at December 31, 1995 and 1994 was $4,363,871, $4,126,947 and $3,534,689,
respectively.

Goodwill is amortized over forty years. Accumulated amortization of goodwill at September 30, 1996, December 31, 1995 and 1994 aggregated $760,711, $680,825 and $574,310, respectively.

Valuation of Intangible Assets

The Company, on an annual basis, undertakes a review and valuation of the net carrying value, recoverability and write-off of all categories of its intangible assets. The Company in its valuation considers current market values of its properties, competition, prevailing economic conditions, government policy including taxation, and the Company's and the industry's historical and current growth patterns, as well as the recoverability of the cost of its intangible assets based on a comparison of estimated undiscounted operating cash flows.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and liquid investments with a maturity of three months or less from the date of purchase.

Income Taxes

The Company has elected to be taxed as an S Corporation under the Internal Revenue Code and, accordingly, pays no federal income taxes. The income or loss of the Company for its tax year is passed through to its shareholder(s) and reported in the income tax returns of the shareholder(s).

            AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                      Unaudited as to September 30, 1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Subscription Revenues

Subscription revenues received in advance of services rendered are deferred and recorded in income in the period in which the related services are provided.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations or credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

Disclosure of Fair Value of Financial Instruments

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. Management does not believe it is practicable to estimate the fair value of the Company's debt facilities. (See Note 4).

(3) DISPOSITIONS

On June 30, 1994 the Company sold its cable television system serving Jackson County, Kentucky. The carrying value of the assets sold at the date of sale, net of accumulated depreciation and amortization was as follows:

   Reception and distribution facilities and equipment  $69,527
   Franchise cost                                        55,714
   Goodwill and other intangible assets                  50,300

The net loss on this transaction was $157,630, recognized in 1994. Additional proceeds of $48,362 were received in 1995 and recorded as a gain.

On October 17, 1994, the Company tendered all of its holding in QVC, Inc., which resulted in a gain of $1,423,650.

These transactions are reflected in the statements of operations for the years ended December 31, 1995 and 1994.

(4) NOTES AND LOANS PAYABLE

Notes and loans payable at September 30, 1996 and at December 31, 1995 and 1994 are comprised of the following:

                                    ---------------------------------------
                                    September 30, December 31, December 31,
                                        1996          1995         1994
                                    ------------- ------------ ------------
   Senior Debt
     Bank Credit Agreement (a)      $ 23,199,277  $ 23,428,293 $ 24,690,835
     Revolving Credit Facility (b)     5,658,854     5,714,716    5,846,332
     Senior Secured Notes (c)         31,921,720    32,236,841   32,979,288
   Step Coupon Senior Subordinated
    Notes (d)                         83,593,122    78,016,664   66,137,000
   Junior Subordinated Debentures
    (e)                               43,030,789    43,030,789   38,046,675
   Capitalized lease obligation              350         3,599        7,281
                                    ------------  ------------ ------------
                                    $187,404,112  $182,430,902 $167,707,411
                                    ============  ============ ============

            AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                      Unaudited as to September 30, 1996

(4) NOTES AND LOANS PAYABLE (CONTINUED)

  (a) The Company has a credit agreement with Crestar Bank providing for total borrowings of $25,000,000. This agreement provided for interest up to
  1.5 percentage points over the bank's prime rate (or from 1.0 to 2.5 percentage points over LIBOR). Interest only was payable quarterly in arrears on the last day of March, June, September and December, and at the end of any LIBOR borrowing period. The total commitment terminated at its maturity date of October 31, 1995. Upon the payment default at maturity, the default rate of prime plus 4% was charged. Upon the effective date of the Override Agreement, interest is payable monthly at the rate of 11.75% per annum.

  (b) The Company has a revolving credit facility with Sanwa Business Credit Corporation which originally provided for borrowings of up to $15,000,000. The total commitment was reduced to $7,000,000 in early 1994, and in December 1994, the balance of the unused commitment was terminated. The agreement provided for interest of up to 1.5 points over the Sanwa's prime rate (or from 1.0 to 2.5 percentage points over LIBOR). Interest was payable quarterly in arrears on the last day of March, June, September and December, and at the end of any LIBOR borrowing period. The total commitment terminated at its maturity date of October 31, 1995. Upon the payment default at maturity, the default rate of prime plus 4% was charged. Upon the effective date of the Override Agreement, interest is payable monthly at the rate of 11.75% per annum.

  (c) Senior Secured Notes were issued on November 7, 1989 bearing interest at 10.125% and matured November 7, 1995. The interest rate increased to 10.225% effective January 1, 1991. Interest only was payable quarterly in arrears on the last day of March, June, September and December. Upon the payment default at maturity, interest was charged at 12.25%. Upon the effective date of the Override Agreement, interest is payable monthly at the rate of 11.75% per annum.

  (d) Step Coupon Senior Subordinated Notes due April 30, 1996 were issued on November 7, 1989 in the principal amount of $66,137,000 with a stated interest rate of 15.7472%. Interest accreted and compounded semi- annually through October 31, 1994. Although interest payments of $5,125,618 were payable semi-annually beginning April 30, 1995 until maturity, only $1,300,000 of interest has been paid. These notes were issued with warrants to purchase up to 150 shares of Class C Non-voting Common Stock for an aggregate exercise price of $330,000. As a result of the recapitalization (See Note 5), the number of shares the warrant holders were entitled to purchase was increased to 58,531 shares of the Class C stock. There are certain restrictions as to when the warrants may be exercised, and they expire on November 7, 2001. Total proceeds from the issuance of these warrants amounted to $200,000. Accreted interest was $17,456,122, $11,879,664 and $1,708,540 at September 30, 1996, December 31, 1995 and
  December 31, 1994, respectively.

  (e) Junior Subordinated Debentures due October 31, 1997, were issued on November 7, 1989 for $20,800,000, bearing interest at 13.1%. Interest is deferred and compounds annually on September 30 of each year and is payable on the maturity date. On the maturity date, the Company shall pay as additional interest on the Notes, an amount equal to the greater of 4% of net operating income of the Company from November 7, 1989 through and including the maturity date, or 15% of the fair market value of the Company, but in no event shall the amount exceed $2,153,000. Accreted and accrued interest was $29,729,270, $25,299,651 and $19,883,183 at September
  30, 1996, December 31, 1995 and December 31, 1994, respectively. These notes were issued with warrants to purchase up to 595 shares of common stock and up to 1,000 shares of 6% non-cumulative preferred stock. These warrants are exercisable in whole or in part through November 7, 1999 for an aggregate exercise price of $2,000,000. Upon exercise, the warrants can be converted into either Class A Voting Stock or Class B Non-Voting Stock at the option of the warrant holder. Shares will be issued in the ratio of .595 shares of common stock to each share of preferred stock. As a result of the recapitalization (See Note 5), the number of shares the warrant holders were entitled to purchase was increased to 233,359 shares of common stock, in the ratio of 233.359 shares of common stock to each share of preferred stock. Total proceeds from the issuance of these warrants amounted to $1,200,000.

The Senior Subordinated and Junior Subordinated Notes will continue to earn interest at the rate of 15.5% and 13.1%, respectively, although, unless any of certain specified defaults occur, net proceeds of a sale will be distributed as provided for in the Override Agreement. The Company leased equipment under a lease agreement which is classified as a capital lease. The lease term is 3 years and expires in December, 1996.

            AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                      Unaudited as to September 30, 1996

(4) NOTES AND LOANS PAYABLE (CONTINUED)

In 1989 the Company entered into an interest cap agreement and an interest floor agreement covering $25,000,000 of borrowings which expired November 1, 1994. Under the cap agreement, Fleet Bank, (as successor to Bank of New England), made payments to the Company on a quarterly basis in an amount equal to $25,000,000 multiplied by the excess of the then current three month LIBOR rate over 9%. Under the floor agreement, the Company made payments to Crestar Bank on a quarterly basis in an amount equal to $25,000,000 multiplied by the difference between the then current three month LIBOR rate and 8%, to the extent that the three month LIBOR rate is less than 8%. Approximately $793,000 was charged to interest expense and paid in 1994 relating to the floor agreement.

The Senior Debt and Senior Subordinated Notes are secured by substantially all the assets of the Company. The Company's debt agreements contain certain restrictive covenants requiring the maintenance of minimum subscriber levels and certain financial ratios. The Company has not been in compliance with certain covenants in its debt agreements, including the timely payment of principal and interest. (See Note 1).

Debt Maturities

All of the Company's debt is due upon the consummation of the sale of the Company in accordance with the Forbearance and Override Agreements. (see Note
1).

(5) CAPITAL STOCK

The Company's Board of Directors adopted a resolution on December 31, 1995 which, among other things, established a new class of common stock (Class D), and authorized the exchange of the outstanding Class A shares for one share of Class A and 99,999 shares of Class D. Additional shares of Class B and Class C stock were authorized as well. The Company's Certificate of Incorporation was amended on February 29, 1996 to reflect these changes.

Capital stock of the Company at December 31, 1994 and prior to the December 31, 1995 resolution noted above, consisted of the following:

                                                         ----------------------
                                                            Number of Shares
                                                         ----------------------
                                                                    Issued and
                                                         Authorized Outstanding
                                                         ---------- -----------
   Common Stock
     Class A--$.10 par value                                 850        255
     Class B--$.10 par value                                 595
     Class C--$.10 par value                                 150
     6% Non-cumulative Preferred Stock $1,000 par value    1,000

Capital stock of the Company after the recapitalization consists of the following at September 30, 1996 and December 31, 1995:

                                                         ----------------------
                                                            Number of Shares
                                                         ----------------------
                                                                    Issued and
                                                         Authorized Outstanding
                                                         ---------- -----------
   Common Stock
     Class A--$.10 par value                              233,360          1
     Class B--$.10 par value                              231,940
     Class C--$.10 par value                               58,531
     Class D--$.10 par value                               99,999     99,999
     6% Non-cumulative Preferred Stock $1,000 par value     1,000

            AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                      Unaudited as to September 30, 1996

(5) CAPITAL STOCK (CONTINUED)

The Class A common stock is voting. The Class B, Class C and Class D shares are non-voting. Class B shares are convertible into Class A shares at a rate of one for one. See Note 4 for disclosure of warrants for unissued capital stock at September 30, 1996, December 31, 1995 and 1994.

(6) TRANSACTIONS WITH RELATED PARTIES

KYMC acts as manager for the Company. In accordance with the management agreement, KYMC is paid a management fee equal to 3% of total revenue (as defined in the management agreement) plus out-of-pocket expenses not to exceed 1% of total revenue. The management fee for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993 was $696,942,
$842,644, $819,095 and $749,305 respectively.

Included in accounts payable and accrued expenses at December 31, 1994 is a payable in the amount of $151,190 to Scott Cable Communications, Inc. ("Scott"), an affiliated Company, for certain administrative costs paid by Scott on behalf of the Company.

(7) COMMITMENTS

The Company rents pole space, office space and equipment under operating leases. Future minimum payments, by year and in the aggregate, under noncancelable operating leases with terms of one year or more are as follows:

   1996        $132,081
   1997         104,417
   1998          59,412
   1999          56,006
   2000          45,182
   Thereafter    53,675
               --------
   Total       $450,773
               ========

Rent expense for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993 was $165,497, $202,652, $204,164 and $207,901
respectively.

(8) 401K RETIREMENT/SAVINGS PLAN

The Company's employees are covered by a 401(k) retirement/savings plan covering all employees who meet service requirements. Total plan expenses for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993 was $5,049, $7,660, $5,769 and $7,099, respectively.

(9) REGULATORY MATTERS

On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") which regulates the cable television industry. Pursuant to the 1992 Cable Act, the Federal Communications Commission (the "FCC") has issued numerous regulations which include provisions regarding rates and other matters. As a result of these rules, the Company was required to reduce many of its basic service rates effective September 1, 1993, and again on August 1, 1994.

On June 5, 1995, the FCC extended regulatory relief to small cable operators. All of the Company's cable systems qualified for this regulatory relief, which allows for greater flexibility in establishing rates (including increases). On February 8, 1996, Congress enacted the 1996 Telecommunications Act which, among other things, immediately deregulated all levels of service except broadcast basic service for small cable operators for which all of the Company's cable systems qualified.

            AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                      Unaudited as to September 30, 1996


(10) SALE OF THE COMPANY'S CABLE TELEVISION SYSTEMS AND EMERGENCE FROM BANKRUPTCY (CONTINUED)

As described in Note 1, the Company filed a prepackaged bankruptcy under Chapter 11 of the Federal Bankruptcy Code on August 1, 1996. The prepackaged bankruptcy, which was agreed to by the Company, the Company's Step Coupon Senior Subordinated Noteholders and the Company's Junior Subordinated Noteholders, called for, among other things: the sale of the Company's cable television systems to FrontierVision; the payment in full of the Senior Debtholders from the proceeds of the sale; the payment in full of trade creditors in the ordinary course of business; and the allocation of the remaining sale proceeds among the Step Coupon Senior Subordinated Noteholders, the Junior Subordinated Noteholders and KYMC.

On October 9, 1996, the Company consummated the sale of its cable television systems to FrontierVision for $146 million, subject to certain purchase price adjustments and effectively emerged from the prepackaged bankruptcy. Senior Debtholders and trade creditors were paid in full as a result of the prepackaged bankruptcy. Step Coupon Senior Subordinated Noteholders, Junior Subordinated Noteholders and KYMC, with aggregate debt of $137,161,625, at September 30, 1996 were paid $78,343,097, as a result of the prepackaged bankruptcy. During the nine months ended September 30, 1996, the Company incurred expenses totaling $912,865 in connection with the Forbearance Agreement, the Override Agreement and in connection with the reorganization of the Company under Chapter 11.

Under Generally Accepted Accounting Principles, entities in reorganization under the bankruptcy code are required to comply with the provisions of Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), which requires, among other things: a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date; the reporting of prepetition liabilities on the basis of the expected amount of the allowed claims; and separate disclosure of expenses directly related to the reorganization of the Company. Given the sale of the Company's cable television systems and the Company's emergence from bankruptcy on October 9, 1996, the Company's unaudited financial statements as of and for the nine months ended September 30, 1996 have not been prepared in accordance with SOP 90-7. These unaudited interim financial statements have been prepared in accordance with the basis of presentation indicated in Note 2.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Triax Southeast Associates, L.P.:

We have audited the accompanying balance sheets of Triax Southeast Associates, L.P. (a Delaware limited partnership) as of December 31, 1995 and 1994, and the related statements of operations, partners' capital and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triax Southeast Associates, L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

                                       Arthur Andersen LLP

Denver, Colorado,
February 27, 1996.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                                 BALANCE SHEETS

                                     --------------------------------------
                                                        December 31,
                                     September 30, ------------------------
                                         1996         1995         1994
                                     ------------- -----------  -----------
                                       Unaudited
              ASSETS
Cash                                  $   852,907  $ 3,380,723  $   699,077
Receivables, net of allowance of
 $7,747, $29,985 and $52,302 at
 September 30, 1996 and December
 31, 1995 and 1994, respectively          703,356      600,866      542,832
Prepaid expenses                          100,628      167,908      174,821
Inventory                                     --       346,274      444,624
Property, plant and equipment, net     35,966,591   38,761,227   36,496,820
Purchased intangibles, net              8,292,119    9,542,002   10,105,115
Other assets, net                         959,186      933,591    1,118,718
                                      -----------  -----------  -----------
    Total Assets                      $46,874,787  $53,732,591  $49,582,007
                                      ===========  ===========  ===========
 LIABILITIES AND PARTNERS' CAPITAL
Accrued interest expense              $    24,924  $   258,223  $   168,559
Accounts payable and other accrued
 expenses                               1,611,149    1,710,636    1,962,757
Subscriber prepayments and deposits        58,724       71,105       42,470
Payable to affiliates                     274,686      239,021      227,355
Debt                                   37,242,965   42,546,539   35,787,218
                                      -----------  -----------  -----------
    Total liabilities                  39,212,448   44,825,524   38,188,359
Partners' capital:
  General partner                         (63,376)     (50,929)     (26,063)
  Limited partners                      7,725,715    8,957,996   11,419,711
                                      -----------  -----------  -----------
    Total liabilities and partners'
     capital                          $46,874,787  $53,732,591  $49,582,007
                                      ===========  ===========  ===========


  The accompanying notes to financial statements are an integral part of these balance sheets.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                            STATEMENTS OF OPERATIONS

                          ---------------------------------------------------
                           Nine Months
                              Ended                 December 31,
                          September 30,  ------------------------------------
                              1996          1995         1994         1993
                          -------------  -----------  -----------  ----------
                            Unaudited
REVENUES                    $14,520,733  $17,780,041  $15,057,652  $7,810,891
                            -----------  -----------  -----------  ----------
Expenses:
  Programming                 2,892,862    3,400,604    2,661,058   1,128,730
  Operating, selling,
   general and
   administrative             3,953,135    5,104,803    4,489,003   2,268,325
  Overhead expenses paid
   to affiliate                 221,847      211,993      176,705      74,393
  Management fees paid to
   affiliate                    726,036      888,996      752,882     390,545
  Depreciation and
   amortization               5,505,387    7,344,035    6,252,573   3,307,310
                            -----------  -----------  -----------  ----------
                             13,299,267   16,950,431   14,332,221   7,169,303
Operating income              1,221,466      829,610      725,431     641,588
Other expenses                  244,180          --           --          --
Interest expense, net         2,222,014    3,316,191    2,359,980   1,056,256
                            -----------  -----------  -----------  ----------
    Net loss                $(1,244,728) $(2,486,581) $(1,634,549) $ (414,668)
                            ===========  ===========  ===========  ==========




  The accompanying notes to financial statements are an integral part of these statements.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                        STATEMENTS OF PARTNERS' CAPITAL

                                        ----------------------------------
                                        General     Limited
                                        Partner    Partners       Total
                                        --------  -----------  -----------
Balances, December 31, 1992             $ (5,571) $ 6,448,436  $ 6,442,865
  Contributions                              --     7,000,000    7,000,000
  Net loss                                (4,147)    (410,521)    (414,668)
                                        --------  -----------  -----------
Balances, December 31, 1993               (9,718)  13,037,915   13,028,197
  Net loss                               (16,345)  (1,618,204)  (1,634,549)
                                        --------  -----------  -----------
Balances, December 31, 1994              (26,063)  11,419,711   11,393,648
  Net loss                               (24,866)  (2,461,715)  (2,486,581)
                                        --------  -----------  -----------
Balances, December 31, 1995              (50,929)   8,957,996    8,907,067
  Net loss unaudited                     (12,447)  (1,232,281)  (1,244,728)
                                        --------  -----------  -----------
Balances, September 30, 1996 unaudited  $(63,376) $ 7,725,715  $ 7,662,339
                                        ========  ===========  ===========



  The accompanying notes to financial statements are an integral part of these statements.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                            STATEMENTS OF CASH FLOWS

                           ----------------------------------------------------
                               Nine
                              Months
                               Ended           Years Ended December 31,
                           September 30, --------------------------------------
                               1996         1995         1994          1993
                           ------------- -----------  -----------  ------------
                            (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net loss                    $(1,244,728) $(2,486,581) $(1,634,549) $   (414,668)
Adjustments to reconcile
 net loss to net cash
 flows from operating
 activities:
  Depreciation and
   amortization               5,505,387    7,344,035    6,252,573     3,307,310
  Write-off of assets             9,111
  (Increase) decrease in
   receivables, net            (102,490)     (58,034)       6,042      (345,197)
  (Increase) decrease in
   prepaid expenses              67,280        6,913     (128,309)      (20,657)
  (Decrease) increase in
   accrued interest
   expense                     (233,299)      89,664       26,923       (45,894)
  (Decrease) increase in
   accounts payable and
   other accrued expenses       (99,487)    (252,121)     803,714       274,125
  (Decrease) increase in
   subscriber prepayments
   and deposits                 (12,381)      28,635       (3,886)       17,495
  (Decrease) increase in
   payable to affiliates         35,665       11,666       72,286        30,849
                            -----------  -----------  -----------  ------------
    Net cash flows from
     operating activities     3,925,058    4,684,177    5,394,794     2,803,363
                            -----------  -----------  -----------  ------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
Acquisition of
 properties, including
 purchased intangibles         (184,000)  (6,065,116)     (74,203)  (25,342,487)
Purchase of property,
 plant and equipment         (1,420,160)  (2,369,183)  (3,643,894)   (1,269,346)
Proceeds from sale of
 property, plant and
 equipment                      108,043          --           --            --
(Increase) decrease in
 inventory                      346,274       98,350      263,815      (610,502)
Increase in franchise
 costs and other assets        (183,457)     (10,387)    (121,663)          --
                            -----------  -----------  -----------  ------------
    Net cash flows from
     investing activities    (1,333,300)  (8,346,336)  (3,575,945)  (27,222,335)
                            -----------  -----------  -----------  ------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Proceeds from borrowings            --     9,400,000    1,000,000    19,400,000
Repayment of borrowings      (5,020,000)  (2,880,000)  (2,500,000)   (1,400,000)
Partners' contributions             --           --           --      7,000,000
Cash paid for loan costs            --       (66,520)    (117,107)     (340,789)
Repayment of capital
 lease obligations              (99,574)    (109,675)     (60,007)      (24,725)
                            -----------  -----------  -----------  ------------
    Net cash flows from
     financing activities    (5,119,574)   6,343,805   (1,677,114)   24,634,486
                            -----------  -----------  -----------  ------------
Net increase in cash         (2,527,816)   2,681,646      141,735       215,514
Cash, beginning of period     3,380,723      699,077      557,342       341,828
                            -----------  -----------  -----------  ------------
Cash, end of period         $   852,907  $ 3,380,723  $   699,077  $    557,342
                            ===========  ===========  ===========  ============
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
Cash paid during the
 period for interest        $ 2,549,048  $ 3,268,546  $ 2,333,057  $  1,102,150
                            ===========  ===========  ===========  ============
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES:
Acquisitions with capital
 leases                     $       --   $   164,996  $   233,047  $     66,236
                            ===========  ===========  ===========  ============
Note issued for
 acquisition of
 properties                 $       --   $   184,000  $       --   $        --
                            ===========  ===========  ===========  ============

  The accompanying notes to financial statements are an integral part of these statements.

                       TRIAX SOUTHEAST ASSOCIATES, L.P.
                         NOTES TO FINANCIAL STATEMENTS

(1) THE PARTNERSHIP

Organization and Capitalization

Triax Southeast Associates, L.P. (the "Partnership") is a Delaware limited partnership formed on January 23, 1992 for the purpose of acquiring, constructing, owning, and operating cable television systems, located primarily in Kentucky, North Carolina, West Virginia and Ohio. The Partnership was capitalized and commenced operations on July 28, 1992, with $7,000,000 of limited partner contributions and a $70,000 demand non-interest bearing note from its general partner, Triax Southeast General Partner, L.P. ("Southeast, G.P."). Triax Investors Southeast, L.P. ("Investors"), a limited partnership in which Triax Southeast Associates, Inc. ("Southeast Inc."), a Delaware corporation, is the general partner, contributed $1,000,000 to the Partnership.

Southeast Inc. is a wholly owned subsidiary of Triax Communications Corporation ("TCC"), a Delaware corporation. Southeast Inc. contributed capital of $1,000,000 and a $59,500 demand non-interest bearing note to Investors for a general partnership interest. In addition, Southeast Inc. contributed a $700 demand non-interest bearing note to Southeast, G.P. for a general partnership interest. Investors contributed a $59,500 demand non-interest bearing note for a limited partner interest in Southeast, G.P.

On December 15, 1993, the Partnership Agreement was amended to reflect additional capital contributions of $7,000,000 by certain limited partners. Southeast Inc. contributed $1,250,000 to Investors, which in turn contributed an additional $1,250,000 to the Partnership.

The Partnership Agreement, as amended, provides that at any time after April 30, 1997, upon notice from a majority of the limited partners that they desire to cause a sale of the Partnership's assets and business (or all of the interests in the Partnership), TCC may purchase all of the Partnership's assets and business (or all of the interests in the Partnership), subject to the approval of the majority of limited partners. In addition, after July 31, 1998, each limited partner who has made capital contributions in excess of $1,000,000 may cause the sale of the Partnership's assets and business and liquidation of the Partnership. The above dates may be extended to 1998 or 1999 to coincide with the revised termination date of one of the limited partner's partnership agreement, if and when the limited partner extends the termination date.

Allocation of Profits, Losses and Distributions

Profits

The Partnership Agreement, as amended, provides that profits will be allocated as follows: (i) 1% to the general partner and 99% to the limited partners until profits allocated to them equal losses previously allocated; (ii) to the limited partners until the limited partners have been allocated profits equal to a 12% per annum cumulative preferred return on their capital contributions plus the amount of losses previously allocated; then, (iii) 20% to the general partner and 80% to the limited partners.

Losses

The Partnership Agreement, as amended, provides that losses will be allocated 1% to the general partner and 99% to the limited partners, except no losses shall be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than the limited partner's share of the Partnership's "minimum gain" (the excess of the Partnership's nonrecourse debt over its adjusted basis in the assets encumbered by nonrecourse debt), as defined, plus any amount of Partnership debt assumed by the limited partner or any amount the limited partner is obligated to contribute to the Partnership; then 100% to the general partner.

Distributions

The Partnership Agreement, as amended, provides that Distributable Cash, as defined, will be distributed as follows: (i) to the partners in proportion to their Capital Contribution Accounts, as defined, until the balances are reduced to zero; (ii) to the limited partners until the limited partners have received a 12% per annum cumulative preferred return on their capital contributions and then, (iii) 20% to the general partner and 80% to the limited partners.

                       TRIAX SOUTHEAST ASSOCIATES, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Financial Statements

The financial statements and related footnote disclosures as of September 30, 1996 and for the nine months ended September 30, 1996 are unaudited. In management's opinion, the unaudited financial statements as of September 30, 1996 and for the nine months ended September 30, 1996 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

Revenue Recognition

Revenues are recognized in the period the related services are provided to the subscribers.

Income Taxes

No provision has been made for federal, state or local income taxes because they are the responsibility of the individual partners. The principal difference between net income or loss for income tax and financial reporting purposes results from the use of accelerated depreciation for tax purposes.

Inventory

Inventory is carried at historical cost, which approximates market value, and consists primarily of installation materials and addressable trap changers.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged directly to expense when incurred. The Partnership capitalized a portion of technician and installer salaries to property, plant, and equipment which amounted to approximately $299,692 for the nine months ended September 30, 1996 and $283,000 and $422,000 for the years ended December 31, 1995 and 1994, respectively. Depreciation and amortization are computed using the straightline method over the following estimated useful lives:

                        ----------------------------------------------------
                        September 30,        December 31,
                            1996       -------------------------
                          Unaudited        1995         1994         Life
                        -------------  ------------  -----------  ----------
   Property, plant and
    equipment           $ 52,400,285   $ 51,188,466  $43,704,363  5-10 years
   Less: Accumulated
    depreciation         (16,433,694)   (12,427,239)  (7,207,543)
                        ------------   ------------  -----------
                        $ 35,966,591   $ 38,761,227  $36,496,820
                        ============   ============  ===========

                       TRIAX SOUTHEAST ASSOCIATES, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Purchased Intangibles

Purchased intangibles are being amortized using the straight-line method over the following estimated useful lives:

                          ------------------------------------------------
                          September 30,      December 31,
                              1996      ------------------------
                            Unaudited      1995         1994        Life
                          ------------- -----------  -----------  --------
   Franchise costs         $13,026,848  $13,026,720  $11,832,807  10 years
   Noncompete agreements       850,000      850,000    1,700,000   3 years
                           -----------  -----------  -----------  --------
                            13,876,848   13,876,720   13,532,807
   Less: Accumulated
    amortization            (5,584,729)  (4,334,718)  (3,427,692)
                           -----------  -----------  -----------
                           $ 8,292,119  $ 9,542,002  $10,105,115
                           ===========  ===========  ===========

During 1995, the Partnership wrote-off approximately $1,000,000 of noncompete agreements, and the associated accumulated amortization, as the noncompete agreements had expired.

Impairment of Long-Lived Assets

The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is required to be adopted by the Company in fiscal 1996. Management believes the adoption of SFAS 121 will not have a material impact on the financial statements.

Other Assets

Other assets are being amortized using the straight-line method over the following estimated useful lives:

                       ----------------------------------------------
                       September 30,     December 31,
                           1996      ----------------------
                         Unaudited      1995        1994       Life
                       ------------- ----------  ----------  --------
   Loan costs           $1,111,608   $1,111,608  $1,084,999   5 years
   Organization costs      441,435      441,435     441,435   5 years
   Other                   187,204        3,875          --  10 years
                        ----------   ----------  ----------
                         1,740,247    1,556,918   1,526,434
   Less: Accumulated
    amortization          (781,061)    (623,327)   (407,716)
                        ----------   ----------  ----------
                        $  959,186   $  933,591  $1,118,718
                        ==========   ==========  ==========

(3) ACQUISITIONS

On February 28, 1995, the Partnership acquired certain cable television systems and related assets of Rodgers Cable TV, Inc. ("Rodgers"). The purchase price of approximately $5,700,000, including closing costs, was accounted for by the purchase method of accounting and allocated as follows:

   Property, plant and equipment  $4,580,000
   Franchise costs                 1,019,400
   Non-compete                       100,600
                                  ----------
   Total cash paid                $5,700,000
                                  ==========

                       TRIAX SOUTHEAST ASSOCIATES, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(3) ACQUISITIONS (CONTINUED)

On March 31, 1995, the Partnership acquired cable television systems and related assets of Green Tree Cable T.V., Inc. The purchase price of approximately $570,000, including closing costs, was accounted for by the purchase method of accounting and allocated as follows:

   Property, plant and equipment  $4,580,000
   Franchise costs                 1,019,400
   Non-compete                       100,600
                                  ----------
   Total cash paid                $5,700,000
                                  ==========

On December 15, 1993, the Partnership acquired cable television systems and related assets of C4 Media Cable South, L.P. for approximately $17 million, and on December 21, 1993, acquired additional cable television system assets and related liabilities of Charter Cable, Inc. for approximately $6.5 million. Acquisition-related fees totaled approximately $700,000. The acquisitions were financed by additional limited partners' contributions of $7 million, the drawdown by the Partnership of $17.6 million under its amended Revolving Credit and Term Loan and available cash of $750,000. The acquisitions were accounted for by the purchase method of accounting and allocated as follows:

   Property, plant and equipment  $20,144,000
   Franchise costs                  2,756,000
   Non-compete                        600,000
                                  -----------
   Total cash paid                $23,500,000
                                  ===========

(4) DEBT

Debt consisted of the following at September 30, 1996, and December 31, 1995 and 1994, respectively.

                                         -------------------------------------
                                                            December 31,
                                         September 30, -----------------------
                                             1996         1995        1994
                                         ------------- ----------- -----------
                                           Unaudited
   Revolving Credit and Term Loan,
    interest payable quarterly based on
    varying interest rate options         $37,000,000  $42,020,000 $35,500,000
   Note Payable to seller                          --      184,000          --
   Vehicle leases                             242,965      342,539     287,218
                                          -----------  ----------- -----------
                                          $37,242,965  $42,546,539 $35,787,218
                                          ===========  =========== ===========

The Revolving Credit and Term Loan Agreement, as amended through February 28, 1995 (the "Revolver"), is collateralized by all property, plant and equipment, inventory and accounts receivable of the Partnership and all rights under present and future permits, licenses and franchises. On September 30, 1995, the outstanding principal was converted into a term loan with quarterly payments from December 31, 1995 through June 30, 2002. Commencing in 1996, within 120 days after the close of the fiscal year, the Partnership must make a mandatory prepayment in an amount equal to 50% of the excess cash flow, as defined, for the prior year. A commitment fee of 1/2% per annum is charged on the daily unused portion of the commitment amount.

The Partnership entered into LIBOR interest rate agreements with the banks related to the Revolver. The Partnership fixed the interest rate on $40 million at 7.21% for the period from June 4, 1996 to August 5, 1996. The remaining outstanding balance bears interest at prime plus 1%.

On July 1, 1994 the Partnership paid $135,000 for an interest rate cap of 7% on the LIBOR rate on $18 million effective July 1, 1994 through July 1, 1996, and on March 27, 1995, paid $62,000 for an interest rate cap of 7.5% on the LIBOR rate on $10 million effective March 27, 1995 through March 27, 1997.

                       TRIAX SOUTHEAST ASSOCIATES, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) DEBT (CONTINUED)

The loan agreement contains certain covenants, the more significant of which include leverage and interest coverage ratios and limitations on capital expenditures.

Debt maturities required as of December 31, 1995 are as follows:

               -----------
   Year          Amount
   ----        -----------
   1996        $ 3,174,759
   1997          4,731,241
   1998          5,578,235
   1999          6,842,304
   2000          7,920,000
   Thereafter   14,300,000
               -----------
               $42,546,539
               ===========

(5) RELATED PARTY TRANSACTIONS

TCC provides management services to the Partnership for a fee equal to 5% of gross revenues, as defined. The Partnership incurred management fees totaling $726,036 for the nine months ended September 30, 1996, and $888,996, $752,882 and $390,545 in 1995, 1994 and 1993, respectively.

TCC also allocates certain overhead expenses to the Partnership, based on proportionate subscriber revenues, which primarily relate to employment costs, which expenses are limited to 1.25% of gross revenues. These overhead expenses amounted to $168,609 for the nine months ended September 30, 1996, and $211,993, $176,705 and $74,393 in 1995, 1994 and in 1993, respectively.

TCC was paid acquisition fees of $235,000 in 1993 related to the acquisition of certain assets. Such fees are included in purchased intangibles in the accompanying balance sheets. TCC may be paid a disposition fee of 1% of the sales price of the Partnership after certain approvals of the limited partners, and after certain other conditions are met.

The Partnership purchases programming from TCC at TCC's cost, which includes volume discounts TCC might earn.

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximates fair value because of the nature of the investments and the length of maturity of the investments.

The estimated fair value of the Partnership's debt instruments are based on borrowing rates that would be equal to existing rates; therefore, there is no material difference in the fair market value and the current value.

(7) REGULATORY MATTERS

In October 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which greatly expanded federal and local regulation of the cable television industry. In April 1993, the Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services (other than programming offered on a per-channel or per-program basis). The FCC implemented regulation which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and to the FCC in response to complaints on rates for cable programming services.

On February 22, 1994, the FCC issued further regulations which modified the FCC's previous benchmark approach, adopted interim rules to govern cost of service proceedings initiated by cable operators, and lifted the stay of rate regulations for small cable systems, which were defined as all systems serving 1,000 or fewer subscribers.

                       TRIAX SOUTHEAST ASSOCIATES, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(7) REGULATORY MATTERS (CONTINUED)

On November 10, 1994, the FCC adopted "going forward" rules that provided cable operators with the ability to offer new product tiers priced as operators elect, provided certain limited conditions are met, permit cable operators to add new channels at reasonable prices to existing cable programming service tiers, and created an additional option pursuant to which small cable operators may add channels to cable programming service tiers.

In May 1995, the FCC adopted small company rules that provided small systems regulatory relief by implementing an abbreviated cost of service rate calculation method. Using this methodology, for small systems seeking to establish rates no higher than $1.24 per channel, the rates are deemed to be reasonable.

In February 1996, the Telecommunications Act of 1996 was enacted which, among other things, deregulated cable rates for small systems on their programming tiers.

To date, the FCC's regulations have not had a material adverse effect on the Partnership due to the lack of certifications by the local franchising authorities.

                         INDEPENDENT AUDITORS' REPORT

The Partners
FrontierVision Operating Partners, L.P.:

We have audited the accompanying balance sheets of A-R Cable Services--ME, Inc., (a wholly-owned subsidiary of A-R Cable Services, Inc.) as of December 31, 1996 and 1995, and the related statements of income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A-R Cable Services--ME, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                       KPMG Peat Marwick LLP

Jericho, New York
July 7, 1997

                          A-R CABLE SERVICES--ME, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF A-R CABLE SERVICES, INC.)
                                 BALANCE SHEETS
                                 (In Thousands)

                                         -------------------------------------
                                          June 30,   December 31, December 31,
                                            1997         1996         1995
                                         ----------- ------------ ------------
                                         (unaudited)
                ASSETS
Cash and cash equivalents                  $    53     $    54      $    72
Accounts receivable--subscribers (less
 allowance for doubtful accounts of
 $38, $45 and $28)                             368         435          328
Accounts receivable--parent and affili-
 ates, net                                  42,640      41,204       37,474
Prepaid expenses and other assets              250         235          267
Property, plant and equipment--net          12,086      11,793       11,438
Excess cost over fair value of net
 assets acquired, net of accumulated
 amortization of $12,583, $11,923 and
 $10,603                                    13,809      14,469       15,789
                                           -------     -------      -------
    Total assets                           $69,206     $68,190      $65,368
                                           =======     =======      =======
 LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Accounts payable                             531         559          530
  Accrued liabilities                          624       1,273        1,444
  Capital lease obligations                    --          --             7
                                           -------     -------      -------
    Total liabilities                        1,155       1,832        1,981
                                           -------     -------      -------
Commitments
Stockholder's equity:
  Common stock: $10 par value, 150,000
   shares authorized, 54,499 shares is-
   sued and outstanding                        545         545          545
  Additional paid-in capital                67,407      67,407       67,407
  Accumulated deficit                           99      (1,594)      (4,565)
                                           -------     -------      -------
    Total stockholder's equity              68,051      66,358       63,387
                                           -------     -------      -------
Total liabilities and stockholder's eq-
 uity                                      $69,206     $68,190      $65,368
                                           =======     =======      =======


                See accompanying notes to financial statements.

                          A-R CABLE SERVICES--ME, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF A-R CABLE SERVICES, INC.)
                              STATEMENTS OF INCOME
                                 (In Thousands)

                           -------------------------------------------------
                           Six Months  Six Months      Year         Year
                              Ended       Ended       Ended        Ended
                            June 30,    June 30,   December 31, December 31,
                              1997        1996         1996         1995
                           ----------- ----------- ------------ ------------
                           (unaudited) (unaudited)
Revenues                     $9,262      $8,684      $17,584      $16,823
Operating expenses:
  Technical expenses          3,639       3,471        7,209        6,360
  Selling, general and
   administrative expenses    2,206       2,033        4,048        3,808
  Depreciation and
   amortization               1,534       1,502        3,057        6,489
                             ------      ------      -------      -------
Operating income              1,883       1,678        3,270          166
Other expense:
  Interest expense             (176)       (128)        (272)        (190)
  Miscellaneous, net            (14)        (20)         (27)         (12)
                             ------      ------      -------      -------
Net income (loss) before
 income tax benefit           1,693       1,530        2,971          (36)
Income tax benefit              --          --           --         1,046
                             ------      ------      -------      -------
Net income                   $1,693      $1,530      $ 2,971      $ 1,010
                             ======      ======      =======      =======



                See accompanying notes to financial statements.

                          A-R CABLE SERVICES--ME, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF A-R CABLE SERVICES, INC.)
                            STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                              -------------------------------------------------
                              Six Months  Six Months      Year         Year
                                 Ended       Ended       Ended        Ended
                               June 30,    June 30,   December 31, December 31,
                                 1997        1996         1996         1995
                              ----------- ----------- ------------ ------------
                              (unaudited) (unaudited)
Cash flows from operating
 activities:
  Net income                    $ 1,693     $ 1,530     $ 2,971      $ 1,010
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Income tax benefit              --          --          --        (1,046)
    Loss on sale of equipment         6         --            3           11
    Depreciation and
     amortization                 1,534       1,502       3,057        6,489
    Changes in assets and
     liabilities:
      Accounts receivable--
       subscribers, net              67          44        (107)        (117)
      Accounts receivable--
       parent and affiliates     (1,436)     (1,959)     (3,730)      (3,561)
      Prepaid expenses and
       other assets                 (15)         80          32          (63)
      Accounts payable--trade       (28)         85          29           72
      Accrued expenses             (649)       (136)       (171)        (711)
                                -------     -------     -------      -------
        Net cash provided by
         operating activities     1,172       1,146       2,084        2,084
                                -------     -------     -------      -------
Cash flows from investing
 activities:
  Proceeds from sale of
   equipment                          9         --            8           13
  Capital expenditures           (1,182)     (1,193)     (2,103)      (2,050)
                                -------     -------     -------      -------
        Net cash used in
         investing activities    (1,173)     (1,193)     (2,095)      (2,037)
                                -------     -------     -------      -------
Cash flows from financing
 activities:
  Principal payments under
   capital lease obligations        --           (7)         (7)         (17)
                                -------     -------     -------      -------
        Net cash used in
         financing activities       --           (7)         (7)         (17)
                                -------     -------     -------      -------
Net increase (decrease) in
 cash and cash equivalents           (1)        (54)        (18)          30
Cash and cash equivalents at
 beginning of year                   54          72          72           42
                                -------     -------     -------      -------
Cash and cash equivalents at
 end of year                    $    53     $    18     $    54      $    72
                                =======     =======     =======      =======


                See accompanying notes to financial statements.

                         A-R CABLE SERVICES--ME, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF A-R CABLE SERVICES, INC.)
                         NOTES TO FINANCIAL STATEMENTS
                            (Dollars in thousands)

(1) THE COMPANY AND RELATED MATTERS

A-R Cable Services--ME, Inc. (the "Company"), a wholly-owned subsidiary of A-R Cable Services, Inc. ("A-R Cable"), owns and operates cable television systems in Maine (the "Maine Systems"). The Company's revenues are derived principally from the provision of cable television services, which include recurring monthly fees paid by subscribers. A-R Cable is a wholly-owned subsidiary of Cablevision Systems Corporation ("CSC").

The Company entered into an agreement as of May 8, 1997 with FrontierVision Operating Partners, L.P. ("FrontierVision") pursuant to which FrontierVision agreed to purchase the Maine Systems for approximately $78,000 in cash. Certain assets and liabilities, principally accounts receivable--parent and affiliates (net) will not be purchased by FrontierVision. The cash proceeds of the transaction with FrontierVision and the net assets not purchased by FrontierVision will be dividended to A-R Cable following the transaction.

A-R Cable operates other cable television systems in addition to the Maine Systems of the Company. The accompanying financial statements contain the assets, liabilities, revenues and expenses of the Company, for all periods presented, as if the Company had operated as a separate entity. An allocation of the cost of corporate administrative and financial services provided by CSC to A-R Cable and ultimately the Company is included in selling, general and administrative expenses. These expenses are generally allocated based on employee headcount for payroll related expenses, and for other expenses, on relative number of subscribers. Management believes that the allocated expenses are reasonable; however, such allocated expenses may not necessarily be indicative of what such expenses would have been had the Company actually operated as an unaffiliated entity.

(2) SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company recognizes revenues as cable television services are provided to subscribers.

Long-Lived Assets

Property, plant and equipment, including construction materials, are recorded at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems and the costs of new subscriber installations. Property, plant and equipment are being depreciated over their estimated useful lives using the straight-line method for financial reporting purposes. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases.

The costs assigned to subscriber lists were amortized on the straight-line basis over varying periods during which subscribers were expected to remain connected to the system. The costs assigned to franchises were amortized on the straight-line basis over the average remaining term of the franchises. Subscriber lists and franchises became fully amortized during 1995. Excess costs over fair value of net assets acquired are being amortized over 20 years on the straight-line basis.

The Company implemented the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective January 1, 1996. The Company reviews its long-lived assets (property, plant and equipment, and related intangible assets that arose from business combinations accounted for under the purchase method) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. The adoption of Statement No. 121 had no impact on the Company's financial position or results of operations.

                         A-R CABLE SERVICES--ME, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF A-R CABLE SERVICES, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            (Dollars in thousands)

(2) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

A-R Cable files a separate federal income tax return on behalf of itself and its consolidated subsidiaries, including the Company. Due to significant losses incurred by A-R Cable, A-R Cable has provided a valuation allowance for the entire amount of its net deferred tax assets since realization of these assets was not assured. The Company has similarly provided a valuation allowance for the entire amount of its net deferred tax assets as it has not received the benefits of any prior losses reported on A-R Cable's consolidated returns.

Cash Flows

For purposes of the statements of cash flows, the Company considers all short term investments with a maturity at date of purchase of three months or less to be cash equivalents.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Financial Information

The accompanying interim combined financial statements as of June 30, 1997 and for the six-month periods ending on June 30, 1997 and 1996 are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the results for such periods. The results of any interim period are not necessarily indicative of results for the full year.

(3) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31, 1996 and 1995 consist of the following items which are depreciated over the estimated useful lives shown below:

                                                -------------------------------
                                                                    Estimated
                                                 1996     1995    Useful Lives
                                                -------  -------  -------------
Cable television transmission and distribution
 systems:
  Converters                                    $ 3,070  $ 2,774        5 years
  Headends                                        2,522    2,473        7 years
  Distribution systems                           16,410   15,080       15 years
  Program, service and test equipment             1,063      975      5-7 years
  Microwave equipment                               322      322      7-9 years
  Construction in progress (including material
   and supplies)                                     77      111
                                                -------  -------
                                                 23,464   21,735
Buildings                                           320      300       25 years
Leasehold improvements                              409      343  Term of Lease
Furniture and fixtures                              258      230        7 years
Vehicles                                          1,710    1,526        4 years
                                                -------  -------
                                                 26,161   24,134
Less accumulated depreciation and amortization  (14,368) (12,696)
                                                -------  -------
                                                $11,793  $11,438
                                                =======  =======

                         A-R CABLE SERVICES--ME, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF A-R CABLE SERVICES, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            (Dollars in thousands)


(4) OPERATING LEASES

The Company leases certain office, production, satellite transponder, and transmission facilities under terms of operating leases expiring at various dates. Rent expense for the years ended December 31, 1996 and 1995 amounted to approximately $207 and $210 respectively.

In addition, the Company rents space on utility poles for use in its operations. The Company's pole rental agreements are for varying terms, and management anticipates renewals as they expire. Pole rental expense for the years ended December 31, 1996 and 1995 was approximately $444 and $479, respectively.

The minimum future annual rental payments for all operating leases, including pole rentals from January 1, 1997 through December 31, 2001, at rates presently in force are approximately: 1997, $631; 1998, $528; 1999, $493; 2000, $493; and 2001, $493.

(5) RELATED PARTY TRANSACTIONS

CSC has an interest in several companies engaged in providing cable television programming services to the cable television industry including the Company. During the years ended December 31, 1996 and 1995, the Company was charged approximately $373 and $390, respectively, by these companies primarily for programming services. At December 31, 1996 and 1995, the Company owed approximately $96 and $86, respectively, to these companies for such programming services which amounts are included in accounts receivable--parent and affiliates, net in the accompanying balance sheets.

A-R Cable has an agreement with CSC whereby CSC provides management services in exchange for a management fee of 3- 1/2% of gross receipts, as defined. The agreement can be renewed indefinitely at the option of CSC. Interest accrues on unpaid management fees at 10% per annum. During the years ended December 31, 1996 and 1995, the fees allocated to the Company amounted to approximately $618 and $592, respectively. Interest expense in the accompanying statements of income represents interest on unpaid management fees.

The Company is allocated a share of certain selling, general and administrative expenses of CSC. For the years ended December 31, 1996 and 1995, these expenses totalled approximately $652 and $675, respectively.

(6) INCOME TAXES

A-R Cable's tax returns for the years 1984 through 1989 have been examined by the Internal Revenue Service and certain issues related to the amortization of intangible assets are being appealed by A-R Cable. Management believes that any settlement arising out of this examination will not have a material adverse effect on the financial position of the Company.

The sale to FrontierVision described in note 1 is a net asset purchase. Accordingly, net operating losses available at December 31, 1996 will be retained by the Company.

In connection with the acquisition of A-R Cable by CSC in January 1988, the Company recorded certain fair value adjustments net of their tax effects. In accordance with SFAS 109, these assets have been adjusted to their remaining pre- tax amounts at January 1, 1993, the date SFAS 109 was adopted. Amortization of these amounts in 1995 resulted in the recognition of income tax benefits of $1,046. These amounts were fully amortized in 1995.

(7) BENEFIT PLAN

CSC maintains a pension and Section 401(k) savings plan (collectively, the "Plan") pursuant to which the Company contributes 1- 1/2% of eligible employees' annual compensation, as defined, to the defined contribution portion of the Plan and an equivalent amount to the Section 401(k) portion of the Plan. The Company also makes matching contributions for employee voluntary contributions to the Section 401(k) portion of the Plan. For the years ended December 31, 1996 and 1995, the cost associated with this Plan was approximately $66 and $58, respectively. The Company does not provide any postretirement or postemployment benefits for any of its employees.

                          A-R CABLE SERVICES--ME, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF A-R CABLE SERVICES, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             (Dollars in thousands)


(8) COMMITMENTS

CSC and its cable television affiliates (including the Company) have an affiliation agreement with a program supplier whereby CSC and its cable television affiliates are obligated to make Base Rate Annual Payments, as defined and subject to certain adjustments pursuant to the agreement, through 2004. The Company is contingently liable for its proportionate share of Base Rate Annual Payments, based on subscriber usage, of approximately $1,434 in 1997; $1,484 in 1998; $1,535 in 1999; and for the years 2000 through 2004, such payments would increase by percentage increases in the Consumer Price Index, or five percent, whichever is less, over the prior year's Base Annual Payment.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
TCI Communications, Inc.:

We have audited the accompanying combined balance sheets of the New Hampshire/Vermont Systems (as defined inNote 1 to the combined financial statements) as of December 31, 1996 and 1995, and the related combined statements of operations and retained earnings and cash flows for the years then ended. These combined financial statements are the responsibility of the New Hampshire/Vermont Systems management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the New Hampshire/Vermont Systems as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                       KPMG Peat Marwick LLP

Denver, Colorado
July 11, 1997

                         NEW HAMPSHIRE/VERMONT SYSTEMS
             (INDIRECTLY WHOLLY-OWNED BY TCI COMMUNICATIONS, INC.)
                            COMBINED BALANCE SHEETS
                              amounts in thousands

                                           ----------------------------
                                                        December 31,
                                            June 30,   ----------------
                                              1997      1996     1995
                                           ----------- -------  -------
                                           (unaudited)
                  ASSETS
Cash                                         $    64   $   136  $   --
Trade and other receivables, net                 144       172      168
Prepaid expenses and other assets                 29        13       14
Property and equipment, at cost:
  Land                                            29        29       29
  Cable distribution systems                  14,715    14,618   14,377
  Support equipment and buildings              1,273     1,301      960
                                             -------   -------  -------
                                              16,017    15,948   15,366
  Less accumulated depreciation               (6,735)   (6,168)  (5,158)
                                             -------   -------  -------
                                               9,282     9,780   10,208
                                             -------   -------  -------
Franchise costs                               27,266    27,266   27,266
  Less accumulated amortization               (5,746)   (5,399)  (4,705)
                                             -------   -------  -------
                                              21,520    21,867   22,561
                                             -------   -------  -------
                                             $31,039   $31,968  $32,951
                                             =======   =======  =======
   LIABILITIES AND PARENT'S INVESTMENT
Cash overdraft                               $   --    $   --   $    45
Accounts payable and accrued liabilities         174       251      297
Deferred income taxes (note 3)                10,009     9,919    9,374
                                             -------   -------  -------
    Total liabilities                         10,183    10,170    9,716
                                             -------   -------  -------
Parent's investment:
  Due to TCI Communications, Inc. ("TCIC")     2,870     4,454    6,705
  Retained earnings                           17,986    17,344   16,530
                                             -------   -------  -------
    Total parent's investment                 20,856    21,798   23,235
                                             -------   -------  -------
Commitments (note 4)                         $31,039   $31,968  $32,951
                                             =======   =======  =======


            See accompanying notes to combined financial statements.

                         NEW HAMPSHIRE/VERMONT SYSTEMS
             (INDIRECTLY WHOLLY-OWNED BY TCI COMMUNICATIONS, INC.)
            COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                              amounts in thousands

                                            ---------------------------------
                                            Six months ended    Years ended
                                                June 30,       December 31,
                                            ------------------ --------------
                                              1997     1996     1996    1995
                                            --------  -------- ------  ------
                                              (unaudited)
Revenue                                     $  4,278    4,015   8,440   8,732
Operating costs and expenses:
  Operating (note 2)                           1,638    1,739   3,545   3,396
  Selling, general and administrative (note
   2)                                            642      709   1,632   1,272
  Depreciation                                   587      574   1,158   1,142
  Amortization                                   347      347     694     674
                                            --------  -------  ------  ------
                                               3,214    3,369   7,029   6,484
                                            --------  -------  ------  ------
    Operating income                           1,064      646   1,411   2,248
Other, net                                       (34)      (3)     (2)    --
                                            --------  -------  ------  ------
    Earnings before income taxes               1,030      643   1,409   2,248
Income tax expense (note 3)                     (388)    (272)   (595)   (958)
                                            --------  -------  ------  ------
    Net earnings                                 642      371     814   1,290
Retained earnings:
  Beginning of period                         17,344   16,530  16,530  15,240
                                            --------  -------  ------  ------
  End of period                             $ 17,986   16,901  17,344  16,530
                                            ========  =======  ======  ======


            See accompanying notes to combined financial statements.

                         NEW HAMPSHIRE/VERMONT SYSTEMS
             (INDIRECTLY WHOLLY-OWNED BY TCI COMMUNICATIONS, INC.)
                       COMBINED STATEMENTS OF CASH FLOWS
                              amounts in thousands

                                              ---------------------------------
                                                Six months
                                                  ended          Years ended
                                                 June 30,       December 31,
                                              ---------------  ----------------
                                               1997     1996    1996     1995
                                              -------  ------  -------  -------
                                               (unaudited)
Cash flows from operating activities:
  Net earnings                                $   642  $  371  $   814  $ 1,290
  Adjustments to reconcile net earnings to
   net cash provided by operating activities:
    Depreciation and amortization                 934     921    1,852    1,816
    Deferred income tax expense                    90     231      545    1,064
    Changes in operating assets and
     liabilities:
      Receivables                                  28      53       (4)    (128)
      Prepaid expenses and other assets           (16)    (14)       1      (10)
      Accounts payable and accrued
       liabilities                                (77)   (150)     (46)      96
                                              -------  ------  -------  -------
        Net cash provided by operating
         activities                             1,601   1,412    3,162    4,128
                                              -------  ------  -------  -------
Net cash used in investing activities--
 capital expended for property and equipment      (89)   (362)    (730)    (542)
                                              -------  ------  -------  -------
Cash flows from financing activities:
  Change in cash overdraft                        --      (45)     (45)      45
  Change in amounts due to TCIC                (1,584)   (464)  (2,251)  (3,711)
                                              -------  ------  -------  -------
        Net cash used in financing activities  (1,584)   (509)  (2,296)  (3,666)
                                              -------  ------  -------  -------
        Net increase (decrease) in cash           (72)    541      136      (80)
        Cash at beginning of period               136     --       --        80
                                              -------  ------  -------  -------
        Cash at end of period                 $    64  $  541  $   136  $   --
                                              =======  ======  =======  =======


            See accompanying notes to combined financial statements.

                         NEW HAMPSHIRE/VERMONT SYSTEMS
             (INDIRECTLY WHOLLY-OWNED BY TCI COMMUNICATIONS, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The combined financial statements include the accounts of the cable television systems, indirectly wholly-owned by TCIC through its subsidiaries Westmarc Communications, Inc. ("Westmarc") and TCI East, Inc., in and around Lebanon, New Hampshire; Newport, New Hampshire; Morrisville, Vermont and St. Albans, Vermont. Such systems are collectively referred to herein as the "New Hampshire/Vermont Systems." TCIC is a subsidiary of Tele-Communications, Inc. ("TCI"). The New Hampshire/Vermont Systems are principally engaged in the development and operation of cable television systems.

These combined financial statements include an allocation of certain purchase accounting adjustments, including the related deferred tax effects, from TCIC's original acquisition of Westmarc. This allocation and the related franchise cost amortization is based on the number of subscribers in these cable television systems relative to the total number of subscribers in all of Westmarc's cable television systems. In addition, certain operating costs that are recorded at the corporate level are charged to the New Hampshire/Vermont Systems based on its number of subscribers (see note 2). Although such allocations are not necessarily indicative of the costs that would have been incurred by the New Hampshire/Vermont Systems on a stand alone basis, management believes that the resulting allocated amounts are reasonable. All significant inter-entity accounts and transactions have been eliminated in combination.

It is contemplated that during 1997, TCIC will sell the New Hampshire/Vermont Systems. See note 5.

Receivables

Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1996 and 1995 was not material.

Long-Lived Assets

(a)Property and Equipment

  Property and equipment is stated at cost, including acquisition costs allocated to tangible assets of the cable television system acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. Interest capitalized during the years ended December 31, 1996 and 1995 was not material.

  Depreciation is calculated on a straight-line basis over the estimated remaining useful lives, which are 3 to 15 years for cable distribution systems and 3 to 40 years for support equipment and buildings.

  Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of systems in their entirety.

(b)Franchise Costs

  Franchise costs include the difference between the cost of acquiring cable television systems and amounts allocated to the tangible assets. Such amounts are amortized on a straight-line basis over 40 years. Costs incurred by the New Hampshire/Vermont Systems in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years. The periods used for amortization consider the Company's ability to renew existing franchise agreements.

In March of 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("Statement No. 121"), effective for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future

                         NEW HAMPSHIRE/VERMONT SYSTEMS
             (INDIRECTLY WHOLLY-OWNED BY TCI COMMUNICATIONS, INC.)
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The New Hampshire/Vermont Systems adopted Statement No. 121 effective January 1, 1996. Such adoption did not have an effect on the financial position or results of operations of the New Hampshire/Vermont Systems.

Pursuant to Statement No. 121, the New Hampshire/Vermont Systems periodically review the carrying amounts of its long-lived assets, including franchise costs, to determine whether current events or circumstances warrant adjustments to such carrying amounts. The New Hampshire/Vermont Systems consider historical and expected future net operating losses to be its primary indicators of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets ("Assets"). The New Hampshire/Vermont Systems deem Assets to be impaired if the New Hampshire/Vermont Systems are unable to recover the carrying value of such Assets over their expected remaining useful life through a forecast of undiscounted future operating cash flows directly related to the Assets. If Assets are deemed to be impaired, the loss is measured as the amount by which the carrying amount of the Assets exceeds their fair value. The New Hampshire/Vermont Systems generally measure fair value by considering sales prices for similar assets or by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

Combined Statements of Cash Flows

Transactions effected through the intercompany account with TCIC have been considered constructive cash receipts and payments for purposes of the combined statements of cash flows.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Interim Financial Information

The accompanying interim combined financial statements as of June 30, 1997 and for the six-month periods ending on June 30, 1997 and 1996 are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the results for such periods. The results of any interim period are not necessarily indicative of results for the full year.

(2) TRANSACTIONS WITH AFFILIATES

The amounts due to TCIC consist of various non-interest bearing intercompany advances and expense allocations. There is no agreement that requires such advances and expense allocations to be repaid.

The New Hampshire/Vermont Systems purchase, at TCICs cost, certain pay television and other programming through a subsidiary of TCIC. Charges for such programming are included in operating expenses in the accompanying combined statements of operations.

Certain subsidiaries of TCIC provide administrative services to the New Hampshire/Vermont Systems and have assumed managerial responsibility of the New Hampshire/Vermont Systems' cable television operations and construction. As compensation for these services, the New Hampshire/Vermont Systems pay a monthly fee to such subsidiaries based on the number of the New Hampshire/Vermont Systems' subscribers. Charges for such administrative services are included in selling, general, and administrative expenses in the accompanying combined statements of operations.

                         NEW HAMPSHIRE/VERMONT SYSTEMS
             (INDIRECTLY WHOLLY-OWNED BY TCI COMMUNICATIONS, INC.)
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(2) TRANSACTIONS WITH AFFILIATES (CONTINUED)

The intercompany advances and expense allocation activity in amounts due to TCIC consist of the following:

                              -------------------------------
                                 June 30,      December 31,
                              ---------------  --------------
                               1997     1996    1996    1995
                              -------  ------  ------  ------
                               (unaudited)
   amounts in thousands
   Beginning of period        $ 4,454   6,705   6,705  10,416
     Programming charges          872     854   1,691   1,355
     Administrative services      124     133     430     331
     Tax allocations              298      41      50    (106)
     Cash repayments           (2,878) (1,492) (4,422) (5,291)
                              -------  ------  ------  ------
   End of period              $ 2,870   6,241   4,454   6,705
                              =======  ======  ======  ======

(3) INCOME TAXES

The New Hampshire/Vermont Systems are included in the consolidated federal income tax return of TCI. Income tax expense for the New Hampshire/Vermont Systems is based on those items in the consolidated calculation applicable to the New Hampshire/Vermont Systems as if filed as a separate return. Intercompany tax allocation represents an apportionment of tax expense or benefit (other than deferred taxes) among subsidiaries of TCI in relation to their respective amounts of taxable earnings or losses. The payable or receivable arising from the intercompany tax allocation is recorded as an increase or decrease in amounts due from TCIC.

Income tax benefit (expense) for the years ended December 31, 1996 and 1995 consists of:

                                  -----------------------
                                  Current Deferred  Total
                                  ------- --------  -----
   amounts in thousands
   Year ended December 31, 1996:
     Intercompany allocation       $(50)  $   --    $ (50)
     Federal                        --       (440)   (440)
     State and local                --       (105)   (105)
                                   ----   -------   -----
                                   $(50)  $  (545)  $(595)
                                   ====   =======   =====
   Year ended December 31, 1995:
     Intercompany allocation       $106   $   --    $ 106
     Federal                        --       (851)   (851)
     State and local                --       (213)   (213)
                                   ----   -------   -----
                                   $106   $(1,064)  $(958)
                                   ====   =======   =====

                         NEW HAMPSHIRE/VERMONT SYSTEMS
             (INDIRECTLY WHOLLY-OWNED BY TCI COMMUNICATIONS, INC.)
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(3) INCOME TAXES (CONTINUED)

Income tax expense attributable to net earnings differs from the amount computed by applying the federal income tax rate of 35% as a result of the following:

                                                            --------------
                                                             Years ended
                                                            December 31,
                                                            --------------
                                                             1996    1995
                                                            ------  ------
   amounts in thousands
   Computed "expected" tax expense                          $ (493) $ (787)
   Amortization not deductible for tax purposes                (29)    (29)
   State and local income taxes, net of federal income tax
    benefit                                                    (68)   (138)
   Other                                                        (5)     (4)
                                                            ------  ------
                                                            $ (595) $ (958)
                                                            ======  ======

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities at December 31, 1996 and 1995 are presented below:

                                                                -------------
                                                                December 31,
                                                                -------------
                                                                 1996   1995
                                                                ------ ------
   amounts in thousands
   Deferred tax liabilities:
     Property and equipment, principally due to differences in
      depreciation                                              $2,850 $2,544
     Franchise costs, principally due to differences in
      amortization                                               7,069  6,830
                                                                ------ ------
       Deferred tax liability                                   $9,919 $9,374
                                                                ====== ======

(4) COMMITMENTS

The New Hampshire/Vermont Systems have entered into pole rental agreements and use certain equipment under lease arrangements. Rental expense under such arrangements amounted to $183,000 and $174,000 for 1996 and 1995, respectively. It is expected that in the normal course of business, expiring leases will be renewed or replaced. Accordingly, it is anticipated that annual commitments after 1996 will not decrease.

(5) SUBSEQUENT EVENT

On May 12, 1997, TCIC entered into an agreement to sell the New
Hampshire/Vermont Systems to a third party for $34,500,000 subject to certain adjustments. Consummation is subject to regulatory approvals. There is no assurance that such transaction will be consummated.

The Board of Directors and Shareholders
Cox Communications, Inc.

We have audited the accompanying combined statements of net assets of Cox Communications, Inc.'s ("CCI") Central Ohio Cluster as of December 31, 1996, and the related combined statements of income, changes in net assets, and cash flows for the year then ended. These financial statements are the responsibility of CCI's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Cox Communications, Inc.'s Central Ohio Cluster at December 31, 1996, and the combined results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Note 1, CCI entered into a letter of intent to sell the assets and certain liabilities of the Central Ohio Cluster.

                                       DELOITTE & TOUCHE LLP
August 29, 1997
Atlanta, Georgia

                              CENTRAL OHIO CLUSTER
                       COMBINED STATEMENTS OF NET ASSETS

                                                  ------------------------
                                                   June 30,   December 31,
                                                     1997         1996
                                                  ----------- ------------
                                                  (Unaudited)
                                                   (Thousands of Dollars)
                     ASSETS
Cash                                               $    --      $    239
Accounts receivable, less allowance for doubtful
 accounts of $79 and $66                              2,295        2,310
Net plant and equipment                              24,091       24,512
Intangible assets                                   149,277      151,263
Other assets                                            980        1,448
                                                   --------     --------
  Total assets                                     $176,643     $179,772
                                                   ========     ========
           LIABILITIES AND NET ASSETS
Accounts payable and accrued expenses              $  1,070     $  1,245
Deferred income                                       1,364        1,430
Deferred income taxes                                62,636       63,442
Other liabilities                                       429          191
Amounts due to affiliates                            30,735       35,107
                                                   --------     --------
  Total liabilities                                  96,234      101,415
Net assets                                           80,409       78,357
                                                   --------     --------
  Total liabilities and net assets                 $176,643     $179,772
                                                   ========     ========




                  See notes to combined financial statements.

                              CENTRAL OHIO CLUSTER
                         COMBINED STATEMENTS OF INCOME

                                  ----------------------------------------------
                                  Six Months Ended Six Months Ended  Year Ended
                                      June 30,         June 30,     December 31,
                                        1997             1996           1996
                                  ---------------- ---------------- ------------
                                    (Unaudited)      (Unaudited)
                                              (Thousands of Dollars)
REVENUES                              $16,743          $15,495        $31,749
COSTS AND EXPENSES:
 Operating                              5,549            5,054         10,132
 Selling, general and
  administrative                        2,225            2,367          5,143
 Depreciation                           2,524            2,378          4,846
 Amortization                           1,986            1,986          3,972
                                      -------          -------        -------
OPERATING INCOME                        4,459            3,710          7,656
Interest expense with affiliates         (970)          (1,322)        (2,346)
Other, net                                (12)               4              5
                                      -------          -------        -------
INCOME BEFORE INCOME TAXES              3,477            2,392          5,315
Income taxes                            1,425              979          2,176
                                      -------          -------        -------
NET INCOME                            $ 2,052          $ 1,413        $ 3,139
                                      =======          =======        =======



                  See notes to combined financial statements.

                              CENTRAL OHIO CLUSTER
                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS

                                      ----------------------
                                      (Thousands of Dollars)
                                      ----------------------
BALANCE AT DECEMBER 31, 1995                 $75,218
 Net income                                    3,139
                                             -------
BALANCE AT DECEMBER 31, 1996                 $78,357
 Net income (Unaudited)                        2,052
                                             -------
BALANCE AT JUNE 30, 1997 (Unaudited)         $80,409
                                             =======




                  See notes to combined financial statements.

                              CENTRAL OHIO CLUSTER
                       COMBINED STATEMENTS OF CASH FLOWS

                                  ----------------------------------------------
                                  Six Months Ended Six Months Ended  Year Ended
                                      June 30,         June 30,     December 31,
                                        1997             1996           1996
                                  ---------------- ---------------- ------------
                                    (Unaudited)      (Unaudited)
                                       (Thousands of Dollars)
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income                            $ 2,052           $1,413        $ 3,139
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
 Depreciation                           2,524            2,378          4,846
 Amortization                           1,986            1,986          3,972
 Deferred income taxes                   (806)            (867)        (1,849)
(Increase) decrease in accounts
 receivable                                15              273           (120)
Decrease in other assets                  468              946            206
Increase (decrease) in accounts
 payable and accrued expenses            (358)             256            803
Other, net                                238               (6)           (42)
                                      -------           ------        -------
  Net cash provided by operating
   activities                           6,119            6,379         10,955
                                      -------           ------        -------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Capital expenditures                   (2,103)          (2,059)        (2,939)
                                      -------           ------        -------
  Net cash used in investing
   activities                          (2,103)          (2,059)        (2,939)
                                      -------           ------        -------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Decrease in amounts due to
 Affiliates                            (4,372)          (3,692)        (7,777)
Increase in bank overdrafts               117              --             --
                                      -------           ------        -------
  Net cash used in financing
   activities                          (4,255)          (3,692)        (7,777)
                                      -------           ------        -------
Net increase (decrease) in cash          (239)             628            239
Cash at beginning of period               239              --             --
                                      -------           ------        -------
Cash at end of period                 $   --            $  628        $   239
                                      =======           ======        =======
Cash paid during the period for:
  Interest                            $    10           $    7        $    14
  Income taxes                            788              856            905


                  See notes to combined financial statements.

                             CENTRAL OHIO CLUSTER
                    NOTES TO COMBINED FINANCIAL STATEMENTS
  (Information as of June 30, 1997 and for the Six Months Ended June 30, 1997
                            and 1996 is unaudited)

(1) ORGANIZATION AND BASIS OF PRESENTATION

The combined financial statements represent the combined operations of Cox Communications, Inc.'s ("CCI") cable television systems serving eight communities in Central Ohio (collectively referred to as the "Central Ohio Cluster"). These cable television systems were acquired by CCI, an indirect 75.3% owned subsidiary of Cox Enterprises, Inc. ("CEI"), from the Times Mirror Company ("Times Mirror") in connection with CCI's acquisition of Times Mirror Cable Television, Inc. ("TMCT") on February 1, 1995. On July 1, 1997, CCI entered into a letter of intent to sell the assets and certain liabilities of the Central Ohio Cluster to FrontierVision Operating Partners, L.P. No losses are expected upon completion of the sale. The historical combined financial statements do not necessarily reflect the results of operations or financial position that would have existed had the Central Ohio Cluster been an independent company. All significant intercompany accounts and transactions have been eliminated in the combined financial statements of the Central Ohio Cluster.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Central Ohio Cluster bills its customers in advance; however, revenue is recognized as cable television services are provided. Receivables are generally collected within 30 days. Credit risk is managed by disconnecting services to customers who are delinquent generally for more than 75 days. Other revenues are recognized as services are provided. Revenues obtained from the connection of customers to the cable television systems are less than related direct selling cost; therefore, such revenues are recognized as services are provided.

Plant and Equipment

Depreciation is computed using principally the straight-line method at rates based upon estimated useful lives of five to 20 years for building and building improvements, five to 12 years for cable television systems and three to 10 years for other plant and equipment.

The costs of initial cable television connections are capitalized as cable plant at standard rates for the Central Ohio Cluster's labor and at actual cost for materials and outside labor. Expenditures for maintenance and repairs are charged to operating expense as incurred. At the time of retirement, sale or other disposition of property, the original cost and related accumulated depreciation are written off.

Intangible Assets

Intangible assets consist of goodwill and cable television franchise rights recorded in connection with the acquisition of the Central Ohio Cluster from TMCT and are amortized on a straight-line basis over 40 years. The Central Ohio Cluster assesses on an ongoing basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. The Central Ohio Cluster also evaluates the amortization period of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives.

Impairment of Long-Lived Assets

Effective January 1, 1996, the Central Ohio Cluster adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain intangibles be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, with any impairment losses being reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Long-lived assets and certain intangibles to be disposed of are required to be reported at the lower of carrying amounts or fair value less cost to sell.

                             CENTRAL OHIO CLUSTER
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
  (Information as of June 30, 1997 and for the Six Months Ended June 30, 1997
                            and 1996 is unaudited)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The accounts of the Central Ohio Cluster are included in the consolidated federal income tax return and certain state income tax returns of CEI. Current federal and state income tax expenses and benefits have been allocated on a separate return basis to the Central Ohio Cluster based on the current year tax effects of the inclusion of its income, expenses and credits in the consolidated income tax returns of CEI or based on separate state income tax returns.

Deferred income tax assets and liabilities arise from temporary differences in the financial reporting and income tax bases of assets and liabilities. These differences primarily result from property and intangible assets.

Fees and Taxes

The Central Ohio Cluster incurs various fees and taxes in connection with the operations of its cable television systems, including franchise fees paid to various franchise authorities, copyright fees paid to the U.S. Copyright Tribunal and business and franchise taxes paid to the State of Ohio. A portion of these fees and taxes are passed through to the Central Ohio Cluster's subscribers. Amounts collected from subscribers are recorded as a reduction of operating expenses.

Pension, Postretirement and Postemployment Benefits

CCI generally provides defined pension benefits to substantially all employees based on years of service and compensation during those years. CCI also provides certain health care and life insurance benefits to substantially all retirees and employees through certain CEI plans. Expense related to the CCI and CEI plans is allocated to the Central Ohio Cluster through the intercompany account. The amount of the allocations is generally based on actuarial determinations of the effects of the Central Ohio Cluster employees' participation in the plans.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Statements

The unaudited combined financial statements as of June 30, 1997 and for the six months ended June 30, 1997 and 1996, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for six months ended June 30, 1997 and 1996 are not necessarily indicative of the results that may be expected for the entire year.

(3) CASH MANAGEMENT SYSTEM

The Central Ohio Cluster participates in CEI's cash management system, whereby the bank sends daily notification of checks presented for payment. CEI transfers funds from other sources to cover the checks presented for payment.

A book overdraft of $117,000 existed on June 30, 1997 as a result of checks outstanding. This book overdraft was classified as accounts payable and accrued expenses in the accompanying combined statement of net assets and is considered a financing activity in the accompanying combined statement of cash flows.

                              CENTRAL OHIO CLUSTER
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
(Information as of June 30, 1997 and for the Six Months Ended June 30, 1997 and
                               1996 is unaudited)


(4) PLANT AND EQUIPMENT

                                        ----------------------
                                        June 30,  December 31,
                                          1997        1996
                                        --------  ------------
                                            (Thousands of
                                              Dollars)
   Land                                 $    311    $    311
   Buildings and building improvements       982       1,033
   Transmission and distribution plant    41,874      41,329
   Miscellaneous equipment                 1,835       1,478
   Construction in progress                1,250         825
                                        --------    --------
     Plant and equipment, at cost         46,252      44,976
   Less accumulated depreciation         (22,161)    (20,464)
                                        --------    --------
     Net plant and equipment            $ 24,091    $ 24,512
                                        ========    ========

(5) INTANGIBLE ASSETS

                                  ----------------------
                                  June 30,  December 31,
                                    1997        1996
                                  --------  ------------
                                      (Thousands of
                                        Dollars)
   Goodwill                       $158,876    $158,876
   Less accumulated amortization    (9,599)     (7,613)
                                  --------    --------
     Net intangible assets        $149,277    $151,263
                                  ========    ========

(6) INCOME TAXES

Current and deferred income tax expenses (benefits) are as follows:

                               -----------------------------
                               Six months ended  Year ended
                                   June 30,     December 31,
                                     1997           1996
                               ---------------- ------------
                                  (Thousands of Dollars)
   Current:
     Federal                        $1,905         $3,289
     State                             326            736
                                    ------         ------
       Total current                $2,231         $4,025
                                    ------         ------
   Deferred:
     Federal                          (729)        (1,385)
     State                             (77)          (464)
                                    ------         ------
       Total deferred                 (806)        (1,849)
                                    ------         ------
       Net income tax expense       $1,425         $2,176
                                    ======         ======

                             CENTRAL OHIO CLUSTER
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
  (Information as of June 30, 1997 and for the Six Months Ended June 30, 1997
                            and 1996 is unaudited)


(6) INCOME TAXES (CONTINUED)

Income tax expense differs from the amount computed by applying the U.S. statutory federal income tax rate (35%) to income before income taxes as a result of the following items:

                                              -----------------------------
                                              Six months ended  Year ended
                                                  June 30,     December 31,
                                                    1997           1996
                                              ---------------- ------------
                                                 (Thousands of Dollars)
   Computed tax expense at federal statutory
    rates on income before income taxes            $1,217         $1,860
   State income taxes, net of federal tax
    benefit                                           162            177
   Other, net                                          46            139
                                                   ------         ------
     Net income tax expense                        $1,425         $2,176
                                                   ======         ======

Significant components of the net deferred tax liability consist of the following:

                                 ----------------------
                                 June 30,  December 31,
                                   1997        1996
                                 --------  ------------
                                     (Thousands of
                                       Dollars)
   Plant and equipment           $ (5,660)   $ (5,787)
   Franchise rights               (57,926)    (58,638)
   Other                              950         983
                                 --------    --------
     Net deferred tax liability  $(62,636)   $(63,442)
                                 ========    ========

(7) RETIREMENT PLANS

Qualified Pension Plan

Effective January 1, 1996, CCI established the Cox Communications, Inc. Pension Plan (the "CCI Plan"), a qualified noncontributory defined benefit pension plan for substantially all of CCI's employees including the Central Ohio Cluster's employees. Plan assets consist primarily of common stock, investment-grade corporate bonds, cash and cash equivalents and U.S. government obligations. The CCI Plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with CCI and compensation rates near retirement. The funded status of the portion of the CCI Plan covering the employees of the Central Ohio Cluster is not determinable. The fair value of the CCI Plan assets was greater than the projected benefit obligation as of December 31, 1996.

Total pension expense attributable to the Central Ohio Cluster employees' participation in the CCI Plan was $74,000 for the six-month period ended June 30, 1997 and $158,000 for the year ended December 31, 1996.

The assumptions used in the actuarial computations at December 31, 1996 were:

      Discount rate                                     7.75%
      Rate of increase in compensation levels           5.50%
      Expected long-term rate of return on plan assets  9.00%

Other Retirement Plans

CEI provides certain health care and life insurance benefits to substantially all retirees of CEI and its subsidiaries. Postretirement expense allocated to the Central Ohio Cluster by CEI was $8,000 for the six-month period ended June 30, 1997 and $15,000 for the year ended December 31, 1996. CEI has been contributing additional amounts to the Cox Pension Plan Trust to fund health care benefits pursuant to Section 401(h) of the Internal Revenue Code. CEI is funding benefits to the extent contributions are tax deductible. In general, retiree health benefits are paid as covered expenses are incurred. The funded status of the postretirement plan covering the employees of the Central Ohio Cluster is not

                             CENTRAL OHIO CLUSTER
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
  (Information as of June 30, 1997 and for the Six Months Ended June 30, 1997
                            and 1996 is unaudited)

(7) RETIREMENT PLANS (CONTINUED)

determinable. The accumulated postretirement benefit obligation for the postretirement plan of CEI substantially exceeded the fair value of assets held in the Cox Pension Plan Trust at December 31, 1996.

In addition, substantially all of the Central Ohio Cluster's employees are eligible to participate in the savings and investment plan of CEI. Under the terms of the plan, the Central Ohio Cluster matches 50% of employee contributions up to a maximum of 6% of the employee's base salary. The Central Ohio Cluster's expense under the plan was $39,000 for the six-month period ended June 30, 1997 and $83,000 for the year ended December 31, 1996.

(8) TRANSACTIONS WITH AFFILIATED COMPANIES

The Central Ohio Cluster borrows funds for working capital and other needs from CCI. Certain management services are provided to the Central Ohio Cluster by CCI and CEI. Such services include legal, corporate secretarial, tax, treasury, internal audit, risk management, benefits administration and other support services. The Central Ohio Cluster was allocated expenses for the six months ended June 30, 1997 and for the year ended December 31, 1996 of approximately $405,000 and $1,320,000, respectively, related to these services. Allocated expenses are based on management's estimate of expenses related to the services provided to the Central Ohio Cluster in relation to those provided to other divisions of CCI and CEI. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Central Ohio Cluster contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses to be paid by the Central Ohio Cluster are subject to change. The amounts due to affiliates are generally due on demand and represent the net of various transactions, including those described above. At June 30, 1997 and December 31, 1996, outstanding amounts due to affiliates bear interest at fifty basis points above CCI's commercial paper borrowings. This rate as of June 30, 1997 and December 31, 1996 was 6.38% and 6.6%, respectively.

In accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Central Ohio Cluster has estimated the fair value of its intercompany advances and notes payable. Given the short-term nature of these advances, the carrying amounts reported in the statements of net assets approximate fair value.

(9) COMMITMENTS AND CONTINGENCIES

The Central Ohio Cluster leases office facilities and various items of equipment under noncancellable operating leases. Rental expense under operating leases amounted to $179,000 for the six-month period ended June 30, 1997 and $331,000 for the year ended December 31, 1996. Future minimum lease payments as of June 30, 1997 for all noncancellable operating leases are as follows:

      1997     $ 60
      1998       31
      1999       31
      2000       31
      2001       22
               ----
        Total  $175
               ====

The FCC has adopted rate regulations required by the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). Beginning in September 1995, the FCC authorized a method of implementing rate adjustments which allows cable operators to increase rates for programming annually on the basis of proposed increases in external costs rather than on the basis of cost increases incurred in the preceding quarter. Local franchising authorities have the ability to obtain certification from the FCC to regulate rates charged by the Central Ohio Cluster for basic cable services and associated basic cable services equipment. In addition, the rates charged by the Central Ohio Cluster for cable programming services ("CPS") can be regulated by the FCC should cable customers of the Central Ohio Cluster file rate complaints with the FCC. To date, the local franchising authorities for the Central Ohio Cluster have not become certified by the FCC to regulate rates for basic cable service and associated basic cable services equipment and no complaints have been filed by customers with the FCC regarding rates charged for CPS. Though rates

                             CENTRAL OHIO CLUSTER
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
  (Information as of June 30, 1997 and for the Six Months Ended June 30, 1997
                            and 1996 is unaudited)


(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)

for basic and CPS are presently not regulated, management of the Central Ohio cluster believes the rates charged for basic and CPS comply in all material respects with the 1992 Cable Act and that should such rates become regulated in the future the impact on the combined financial position and combined results of operation of the Central Ohio Cluster would not be material.

On February 1, 1996, Congress passed the Telecommunications Competition and Deregulation Act of 1996 (the "1996 Act"), which was signed into law by the President on February 8, 1996. Among other provisions, the 1996 Act deregulates the CPS tier of large cable television operators on March 31, 1999 and upon enactment, the CPS rates of small cable television operators, where a small cable operator serves 50,000 or fewer subscribers, revises the procedures for filing a CPS complaint and adds a new effective competition test.

             [LOGO OF FRONTIERVISION HOLDINGS, L.P. APPEARS HERE]

                         FRONTIERVISION HOLDINGS, L.P.